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As filed with the Securities and Exchange Commission on September 21, 2001.

Registration No. 333-64788

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APPLERA CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3826	06-1534213
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

301 Merritt 7
Norwalk, Connecticut 06851-1070
(203) 840-2000
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

William B. Sawch, Esq.
Senior Vice President and General Counsel
Applera Corporation
301 Merritt 7
Norwalk, Connecticut 06851-1070
(203) 840-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Richard Capelouto, Esq.	Ora T. Fisher, Esq.
Simpson Thacher & Bartlett	Latham & Watkins
3330 Hillview Avenue	135 Commonwealth Drive
Palo Alto, California 94304	Menlo Park, California 94025
(650) 251-5000	(650) 328-4600

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective time of the merger of a wholly owned subsidiary of the registrant with Axys Pharmaceuticals, Inc., which shall occur as soon as practicable after the effective date of this registration statement and the satisfaction of all conditions to the closing of the merger.

   If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Applera Corporation—Celera Genomics Group Common Stock, par value $0.01 per share (including the rights associated with those shares pursuant to Applera Corporation's Stockholder Protection Rights Agreement)(4)	6,563,414 shares	Not applicable	$200,050,921(2)	$50,013

(1)
Represents the maximum number of shares of Applera Corporation—Celera Genomics Group Common Stock, par value $0.01 per share ("Applera—Celera stock"), including the rights associated with those shares pursuant to Applera Corporation's Stockholder Protection Rights Agreement, issuable upon consummation of the merger based upon a maximum exchange ratio of 0.1355 shares of Applera—Celera stock to be exchanged for each share of common stock, par value $.001 per share, of Axys Pharmaceuticals, Inc., that would be outstanding if all Axys Pharmaceuticals, Inc. stock options and warrants that may be exercisable prior to the merger were exercised, and all Axys Pharmaceuticals, Inc. 8% Senior Secured Convertible Notes due 2004 outstanding on June 12, 2001 were converted.
(2)
Pursuant to Rule 457(f)(1) of the Securities Act, this amount represents the maximum aggregate offering price which would be computed by using the average of the high and low prices of Axys common stock reported by the Nasdaq National Market on July 5, 2001. This amount is estimated solely for the purpose of calculating the registration fee.
(3)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(f) and (c) under the Securities Act based on (i) $4.13, the average of the high and low sales prices for shares of Axys common stock on the Nasdaq National Market on July 5, 2001, (ii) the number of shares of Axys common stock outstanding as of the close of business on July 5, 2001, (iii) the number of shares of Axys common stock issuable upon conversion of all outstanding Axys Pharmaceuticals, Inc. 8% Senior Secured Convertible Notes due 2004, and (iv) the estimated maximum number of options to acquire shares of Axys common stock exercisable prior to the merger. The Registration Fee was previously paid with an accompanying overpayment on or about July 9, 2001.
(4)
Includes associated rights to purchase 1/1000th of a share of Applera Corporation's Series B participating junior preferred stock. Until the occurrence of prescribed events, the rights are not exercisable, are evidenced by the certificates representing Applera—Celera stock and will be transferred only with shares of Applera—Celera stock.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[Axys Pharmaceuticals, Inc. Letterhead]

[October 1], 2001

Dear Stockholder:

    You are cordially invited to attend our special meeting of stockholders on [October 31], 2001, at 10:00 a.m., Pacific Time, at Axys' headquarters located at 180 Kimball Way, South San Francisco, California 94080. [NOTE: Axys has not yet declared a meeting date; a date of October 31, 2001 has been assumed solely for purposes of disclosure in this proxy statement/prospectus.]

    At the special meeting, we will ask you to vote on the merger of Axys and Applera Corporation. In the merger, you will receive shares of Applera Corporation—Celera Genomics Group Common Stock (NYSE: CRA). The exact number of shares of Applera—Celera stock that you will receive will be determined by an exchange ratio that will be calculated based on the average closing price of Applera—Celera stock over the 10 trading days immediately preceding (but excluding) the second trading day prior to the closing of the merger as described in the accompanying proxy statement/prospectus. For each of your shares of Axys common stock, you will receive no less than 0.0813 share of Applera—Celera stock and no more than 0.1355 share of Applera—Celera stock. The merger has been structured to be tax-free to you for United States federal income tax purposes, except for cash received in place of fractional shares.

    If the merger had closed on August 31, 2001, for each of your shares of Axys common stock you would have received 0.1355 share of Applera—Celera stock having a market value of $3.65 based on the closing price of $26.55 per share of Applera—Celera stock on August 31, 2001. At the time of the special meeting, you will not necessarily know the exact number of shares or the exact market price of the Applera—Celera stock that will be issued in connection with the merger. The maximum number of shares of Applera—Celera stock that could be issued in exchange for shares of Axys common stock under the merger agreement is a total of 6,563,414 shares of Applera—Celera stock, based upon the maximum exchange ratio of 0.1355 and the number of shares of Axys common stock outstanding on the date the merger agreement was signed and the number of shares of Axys common stock issuable upon exercise of stock options, warrants and convertible notes that may be exercisable prior to the merger. We urge you to obtain current market quotations for Applera—Celera stock and Axys common stock prior to making any decision with respect to the merger.

    Applera conducts its business through two operating groups: the Celera Genomics group and the Applied Biosystems group. The Applied Biosystems group and the Celera Genomics group are not separate legal entities, and holders of these stocks are stockholders of a single company, Applera. Applera—Celera stock is a "tracking stock" which is issued by Applera and is intended to reflect the relative performance of the Celera Genomics group. Holders of Applera—Celera stock will be stockholders of Applera only and will not have an ownership interest in the Celera Genomics group. As a result, holders of Applera—Celera stock will be subject to the risks associated with an investment in Applera and all of its businesses, assets and liabilities. Applera—Celera stock is redeemable and convertible at Applera's option as described in this proxy statement/prospectus.

    We cannot complete the merger unless holders of a majority of the outstanding shares of Axys common stock vote for the approval and adoption of the merger agreement. Only stockholders who hold shares of Axys common stock at the close of business on [September 27], 2001 will be entitled to vote at the special meeting. [NOTE: Axys has not yet declared a record date; a date of September 27, 2001, has been assumed solely for purposes of disclosure in this proxy statement/prospectus.]

    The enclosed proxy statement/prospectus gives you detailed information about the proposed merger and includes the merger agreement as an annex. We encourage you to read carefully the proxy statement/prospectus, including its annexes. You should also consider the matters discussed under "Risk Factors" on page 22 of the accompanying proxy statement/prospectus before voting.

    After careful consideration, the Axys board of directors has unanimously approved the merger agreement, has unanimously determined that the merger is advisable and fair to you and in your best interests and unanimously recommends that you vote "FOR" the approval and adoption of the merger agreement and the approval of the merger.

    Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                        Sincerely,

                        Paul J. Hastings
                        President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in the accompanying proxy statement/prospectus or the Applera—Celera stock to be issued in connection with the merger, or determined if the accompanying proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

    This proxy statement/prospectus is dated [October 1], 2001, and is first being mailed to the stockholders of Axys Pharmaceuticals, Inc. on or about [October 2], 2001. [NOTE: This proxy statement-prospectus has not yet been dated or mailed; a date of October 1, 2001 has been assumed solely for purposes of disclosure in this proxy statement/prospectus.]

AXYS PHARMACEUTICALS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [OCTOBER 31], 2001

    A special meeting of stockholders of Axys Pharmaceuticals, Inc. will be held at Axys' headquarters located at 180 Kimball Way, South San Francisco, California 94080 on [October 31], 2001 at 10:00 a.m. Pacific Time [NOTE: Axys has not yet declared a meeting date; a date of October 31, 2001 has been assumed solely for purposes of disclosure in this proxy statement/prospectus.], to consider and vote on the following matters described in the accompanying proxy statement/prospectus:

  1.
  A proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 12, 2001, among Axys, Applera Corporation and Angel Acquisition Sub, Inc., a subsidiary of Applera Corporation, and to approve the merger contemplated by that agreement; and

  2.
  Such other and further business as may properly come before the special meeting or before any adjournment or postponement of the special meeting.

    The board of directors of Axys has fixed the close of business on [September 27], 2001 as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting. [NOTE: Axys has not yet declared a record date; a date of September 27, 2001 has been assumed solely for purposes of disclosure in this proxy statement/prospectus.] A list of the stockholders entitled to vote will be open to the examination of stockholders at the offices of Axys at 180 Kimball Way, South San Francisco, California 94080, during ordinary business hours for 10 days prior to the date of the meeting.

    Axys cannot complete the merger unless the holders of a majority of the outstanding shares of Axys common stock vote to adopt the merger agreement. Holders of Axys common stock will not have appraisal rights under Delaware law in connection with the merger.

    The board of directors of Axys has unanimously approved the merger agreement and the merger and recommends that you vote FOR approval and adoption of the merger agreement and approval of the merger. The proposal is described in more detail in the accompanying proxy statement/prospectus, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

                      By Order of the Board of Directors,

                      Paul Hastings
                      President and Chief Executive Officer

South San Francisco, California
[October 1], 2001 [NOTE: This notice has not yet been dated; a date of October 1, 2001 has been assumed solely for purposes of disclosure in this proxy statement/prospectus.]

Your Vote Is Important!

    To be sure your shares are represented at the meeting, please complete, date, sign and return your proxy card in the enclosed postage-paid envelope as soon as possible. You may vote in person at the meeting even if you send in your proxy card.

REFERENCE TO ADDITIONAL INFORMATION

    This proxy statement/prospectus "incorporates by reference" important business and financial information about Applera that is not included or delivered with this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from Applera at the following address:

    Applera Corporation
    301 Merritt 7
    Norwalk, Connecticut 06851-1070
    (203) 840-2000
    Attn.: Secretary

    If you would like to request any documents, please do so by [October 24], 2001 in order to receive them before the special meeting. [NOTE: this date has not yet been determined; a date of October 24, 2001 has been assumed solely for purposes of disclosure in this proxy statement/prospectus.]

    For a more detailed description of the information incorporated by reference by Applera into this proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information" on page 143.

i

Fractional Shares	63
Effect on Axys Convertible Notes and Warrants	63
Representations and Warranties	63
Covenants	64
Conditions to the Merger	69
Stock Exchange Listings	70
Regulatory Approvals Required	70
Termination of the Merger Agreement	70
Amendment and Waiver of the Merger Agreement	72
Expenses	72
Effect on Employee Benefits and Related Agreements	72
Material United States Federal Income Tax Consequences	73
Accounting Treatment	75
Interests of Certain Persons in the Merger	75
Resale of Applera—Celera Stock	80
Dissenters' Rights	80
INFORMATION ABOUT AXYS	81
MANAGEMENT OF AXYS	106
INFORMATION ABOUT APPLERA AND ANGEL ACQUISITION	115
Applera	115
Angel Acquisition	115
Management Following the Acquisition	115
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS	116
DESCRIPTION OF APPLERA CAPITAL STOCK	126
General	126
Applera—Celera Stock	126
Applera—Celera Genomics Designated Shares	135
Applera—Applied Biosystems Stock	136
Rights Agreement	137
COMPARISON OF STOCKHOLDER RIGHTS	140
EXPERTS	142
LEGAL OPINIONS	142
SUBMISSION OF STOCKHOLDER PROPOSALS	143
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	143
WHERE YOU CAN FIND MORE INFORMATION	143
INDEX TO FINANCIAL STATEMENTS OF AXYS PHARMACEUTICALS, INC.	F-1
REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS	F-2

ANNEXES

Annex A  Agreement and Plan of Merger

Annex B  Opinion of JPMorgan H&Q

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote upon?
A:
You are being asked to vote to approve and adopt the merger agreement entered into between Axys and Applera and to approve the merger contemplated by the merger agreement. In the merger, a wholly owned subsidiary of Applera will be merged with and into Axys. After the merger is completed, Axys, which will be the company surviving the merger, will be a wholly owned subsidiary of Applera. After the merger, the operations of Axys will be integrated into the research and development and business operations of the Celera Genomics group of Applera, which is one of the two operating groups through which Applera conducts its business.
Q:	What will I receive in the merger for my shares of Axys common stock?
A:
If the merger is completed, you will receive shares of Applera Corporation—Celera Genomics Group Common Stock (NYSE: CRA) (which we refer to in this proxy statement/prospectus as Applera—Celera stock) in exchange for your shares of Axys common stock. Applera—Celera stock is a "tracking stock" issued by Applera that is designed to reflect the performance of the business conducted by the Celera Genomics group.

The exact number of shares of Applera—Celera stock that you will receive will be determined by an exchange ratio that will fluctuate with the market price of Applera—Celera stock and be subject to a version of a mechanism commonly referred to as a "collar" that reduces your exposure to losses and gains from market price fluctuation within specified market price ranges. The exchange ratio is calculated based on the average closing price of Applera—Celera stock over the 10 trading days immediately preceding (but excluding) the second trading day prior to the closing of the merger. The actual number of shares of Applera—Celera stock that you will receive in exchange for your shares of Axys common stock will be calculated at the time of the closing of the merger. A more complete description of this exchange ratio is included later in this proxy statement/prospectus beginning on page 58. We encourage you to read that section carefully.

If the closing of the merger were to have occurred on August 31, 2001, for each of your shares of Axys common stock you would have received 0.1355 shares of Applera—Celera stock having a market value of $3.65 based on the closing price of $26.55 per share of Applera—Celera stock on August 31, 2001, and the total consideration paid to all holders of outstanding Axys common stock would have been Applera—Celera stock with an approximate total price of $147 million, based on the average closing price of Applera—Celera stock during the calculation period. You will receive cash instead of fractional shares, as described in this proxy statement/prospectus under "The Merger—Fractional Shares."
Q:	What is a "tracking stock"?
A:
Applera—Celera stock is a "tracking stock" which is issued by Applera and is intended to reflect the relative performance of the Celera Genomics group. It is listed on the New York Stock Exchange under the ticker symbol "CRA." If the merger is completed, the business of Axys will be conducted as part of the Celera Genomics group.

A "tracking stock" is a class of stock of a corporation designed to "track" the performance of a specific business within the larger corporation. Although holders of a "tracking stock" are equity holders of the larger corporation, "tracking stock" is intended to reflect or "track" the performance of a group of assets or division within the larger corporation. Investors commonly refer to this type of common stock as "tracking stock," "targeted stock" or "letter stock." Holders of Applera—Celera stock do not have the same rights as typical common stockholders of a corporation without "tracking stock."

Applera conducts its business through two operating groups: the Celera Genomics group and the Applied Biosystems group. Applera Corporation—Applied Biosystems Group Common Stock (NYSE: ABI) (which we refer to in this proxy statement/prospectus as Applera—Applied Biosystems stock) is a "tracking stock" intended to reflect the relative performance of the Applied Biosystems group of Applera. The Applied Biosystems group and the Celera Genomics group are not separate legal entities, and holders of these stocks are stockholders of a single company, Applera. This means that the assets Applera attributes to one group could be subject to the liabilities of the other group. Holders of Applera—Celera stock will be subject to all of the risks relating to an investment in Applera, including the Applied Biosystems group. For more information about "tracking stock," see "Risk Factors—Risks Related to a Capital Structure with Two Separate Classes of Common Stock" in this proxy statement/prospectus.
Q:	How does the Applera—Celera stock "track" or reflect the performance of the Celera Genomics group?
A:	Applera believes that Applera—Celera stock will reflect the separate performance of the Celera Genomics group. Applera's belief is based in part on the following:

• upon the sale of 80% or more of the assets attributed to the Applera—Celera stock, Applera's board of directors is required to take action that returns the value of the net proceeds of those assets to the holders of Applera—Celera stock;

• the amount available for payment of dividends to the holders of Applera—Celera stock may not exceed the amount that would be available for payment of dividends if the businesses tracked by Applera—Celera stock were a separate corporation;

• if Applera decides to spin-off the assets attributed to the Celera Genomics group, Applera can redeem shares of Applera—Celera stock with stock of one or more wholly-owned subsidiaries that hold all of the assets and liabilities attributed to the Celera Genomics group; and
• the availability of separate, more detailed and specific public information about the Celera Genomics group and more focused coverage of the Celera Genomics group by research analysts.
Applera also believes that there are factors that may cause Applera—Celera stock to not fully reflect the separate performance of the Celera Genomics group, including:

• the complex nature of the terms of Applera—Celera stock, such as the convertibility of Applera—Celera stock into Applera-Applied Biosystems stock or vice versa, and the potential difficulties investors may have understanding these terms;
• the fact that holders of Applera—Celera stock generally do not have separate class voting rights with respect to significant matters affecting the Celera Genomics group;

• the fact that, upon a liquidation or dissolution of Applera, holders of Applera—Celera stock will not have specific rights against the assets of the Celera Genomics group and will not be entitled to receive liquidation proceeds which are proportional to the relative performance of the Celera Genomics group;

• the assets attributed to the Celera Genomics group could be subject to the liabilities of the Applied Biosystems group, and vice versa, even if these liabilities arise from lawsuits, contracts or indebtedness that are attributed to the other group; and
• any potential adverse investor reaction, by association, to earning announcements or other developments concerning the Applied Biosystems group.

Q:	Will I be able to sell the shares of Applera—Celera stock I receive in the merger?
A:
Yes. All stockholders of Axys, other than those deemed to be affiliated with or controlling stockholders of Axys, will generally be free to sell their shares of Applera—Celera stock received in the merger. Affiliates of Axys will be able to sell their shares of Applera—Celera stock within the limits permitted by Rule 145 under the Securities Act.
Q:	What tax basis will holders of Axys common stock have in the Applera—Celera stock they receive in the merger?
A:
Your tax basis in your shares of Applera—Celera stock will equal your current tax basis in your Axys common stock reduced by the amount of basis allocable to fractional shares for which you receive a cash payment.
Q:	What will happen to options to purchase shares of Axys common stock?
A:
Each option to purchase Axys common stock outstanding at the time of the merger will be assumed by Applera and converted into an option to purchase shares of Applera—Celera stock. The option will be exercisable for a number of shares of Applera—Celera stock equal to the number of shares of Axys common stock subject to the option multiplied by the exchange ratio (rounded down to the nearest whole share) and the exercise price per share will equal the existing option exercise price divided by the exchange ratio (rounded up to the nearest whole cent). However, in no event will the option exercise price for stock options held by Axys employees and consultants be higher than the closing price of a share of Applera—Celera stock on the date immediately prior to the closing of the merger.
Q:	What if the merger is not completed?
A:
If the merger is not completed, Axys will continue to operate as an independent company, and neither Applera nor Axys will be under any obligation to purchase your Axys common stock. Axys may be required to pay a termination fee if the merger is not completed for reasons described under "The Merger—Termination of the Merger Agreement—Termination Fee" in this proxy statement/prospectus.
Q:	How do I vote?
A:
After carefully reading and considering the information contained in, or incorporated by reference in, this proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of approval and adoption of the merger agreement and approval of the merger. If you abstain from voting or do not vote your shares by proxy or in person, it will have the same effect as a vote against approval and adoption of the merger agreement and approval of the merger.

The special meeting will be held at Axys' headquarters located at 180 Kimball Way, South San Francisco, California 94080 on [October 31], 2001 at 10:00 a.m. Pacific Time. [NOTE: Axys has not yet declared a meeting date; a date of October 31, 2001 has been assumed solely for purposes of disclosure in this proxy statement/prospectus.] You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy.
Q:	If my shares are held in a brokerage account or in "street name" by my broker, how do I vote?
A:
Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker on how to instruct your broker to vote your shares. If you do not instruct your broker, your shares will not be voted, which will have the same effect as a vote against adoption of the merger agreement.

Q:	Can I change my vote after I have mailed my proxy card?
A:
Yes. You can change your vote at any time before your proxy is voted at Axys' special meeting. You can do this in one of three ways. First, you can send a written notice to the Secretary of Axys, William J. Newell, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card by following the instructions on the proxy card. Third, you can attend Axys' special meeting and vote in person.
Q:	Should I send in my stock certificates now?
A:	No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.
Q:	When do you expect the merger to be completed?
A:
We are working to complete the merger as quickly as possible. We expect the merger to be completed in [October] of 2001. The merger agreement requires that the merger be completed by December 31, 2001.
Q:	Who can help answer my questions?
A:	If you have more questions about the merger or need assistance in voting your shares, you should contact:
MacKenzie Partners, Inc. 156 Fifth Avenue New York, New York 10010 212-929-5500 or 1-800-322-2885

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

    We are sending this proxy statement/prospectus to holders of Axys common stock. This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger, you should read this entire document carefully, including the agreement and plan of merger attached as Annex A, the opinion of JPMorgan H&Q, a division of J.P. Morgan Securities, Inc., attached as Annex B, and the other documents to which we refer. In addition, we incorporate by reference in this proxy statement/prospectus important business and financial information about Applera. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 143. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

APPLERA CORPORATION (see page 115)
301 Merritt 7
Norwalk, Connecticut 06851-1070
(203) 840-2000

    Applera Corporation was incorporated in Delaware in 1998 and succeeded by recapitalization to the business of PE Corporation (NY) (formerly The Perkin-Elmer Corporation) in May 1999. Applera conducts its business through two operating groups: the Celera Genomics group and the Applied Biosystems group. Applera has two classes of common stock, Applera—Celera stock and Applera—Applied Biosystems stock, that are intended to reflect the relative performance of these groups. For more information about Applera's two classes of common stock, see "Description of the Applera Capital Stock" and "Risk Factors—Risks Related to a Capital Structure with Two Separate Classes of Common Stock" in this proxy statement/prospectus.

    The Celera Genomics group is engaged principally in integrating advanced technologies to create therapeutic discovery and development capabilities for internal use and for its customers and collaborators. The Celera Genomics group's businesses are its online information business and its therapeutics discovery business. The online information business is a leading provider of information based on the human genome and related biological and medical information. Pharmaceutical, biotechnology, and academic customers use this information, along with customized information technology solutions provided by the Celera Genomics group, to enhance their capabilities in the fields of life science research and pharmaceutical and diagnostic discovery and development. The Celera Genomics group recently expanded its focus to include therapeutic discovery and development. The Celera Genomics group intends to leverage its capabilities in the study of genes and proteins and their relationship to diseases, both in internal programs and through collaborations, to identify drug targets and diagnostic markers, and to discover and develop novel therapeutic candidates. Initially, the Celera Genomics group intends to focus its therapeutic discovery efforts in the field of oncology.

    The Applied Biosystems group is a world leader in the development, manufacture, sale and service of instrument systems and associated consumable products for life science research and related applications. Its products are used in various applications including the synthesis, amplification, purification, isolation, analysis and sequencing of nucleic acids, proteins and other biological molecules.

    Applera has formed Celera Diagnostics as a joint venture between the Celera Genomics group and the Applied Biosystems group in the field of diagnostics. Applera expects that Celera Diagnostics will be focused on the discovery, development, and commercialization of novel diagnostic tests.

    The information contained on Applera's website is not incorporated by reference in this proxy statement/prospectus.

AXYS PHARMACEUTICALS, INC. (see page 81)
180 Kimball Way
South San Francisco, California 94080
(650) 829-1000

    Axys, a Delaware corporation, is an integrated drug discovery and development company that has a broad pipeline of product candidates for chronic therapeutic applications that are partnered with world-class pharmaceutical companies, or for which Axys is seeking partners, and a portfolio of proprietary cancer related therapeutic products. Axys also has investments in affiliated businesses that use the Axys technologies. Currently, these companies include Discovery Partners International, Inc. (Nasdaq: DPII), a chemistry services company, DNA Sciences, Inc., a genetics company and Akkadix Corporation, an agricultural biotechnology company.

    The information contained on Axys' website is not incorporated by reference in this proxy statement/prospectus.

ANGEL ACQUISITION SUB, INC. (see page 115)
c/o Applera Corporation
301 Merritt 7
Norwalk, Connecticut 06851-1070
(203) 840-2000

    Angel Acquisition, a Delaware corporation, is a wholly owned subsidiary of Applera that was organized solely for purposes of completing the merger.

The Special Meeting (see page 41)

    The special meeting of stockholders of Axys will be held at 10:00 a.m. Pacific Time, on [October 31], 2001, at Axys' headquarters located at 180 Kimball Way, South San Francisco, California 94080. [NOTE: Axys has not yet declared a meeting date; a date of October 31, 2001 has been assumed solely for purposes of disclosure in this proxy statement/prospectus.]

    At the special meeting, we will ask the holders of shares of Axys common stock to:

  •
  approve and adopt the merger agreement and approve the merger; and

  •
  conduct any other business properly brought before the meeting.

Record Date; Vote Required (see page 41)

    You can vote, or submit a proxy to vote, at the special meeting if you were a record holder of Axys common stock at the close of business on [September 27], 2001, the record date for determining which holders of Axys common stock are entitled to vote at the special meeting. [NOTE: Axys has not yet declared a record date; a date of September 27, 2001 has been assumed solely for purposes of disclosure in this proxy statement/prospectus.] At the record date, there were [            ] shares of Axys common stock entitled to vote at the special meeting.

    Holders of Axys common stock as of the record date are entitled to one vote per share on each matter to be voted on at the special meeting.

    The merger will be approved only if the holders of a majority of the outstanding shares of Axys common stock entitled to vote at the special meeting vote for the proposal to approve and adopt the merger agreement and approve the merger.

Reasons of Axys for the Merger (see page 49)

    Since its inception, Axys has been focused on developing a state-of-the-art drug discovery system. Axys believes that the effectiveness of this system has been demonstrated in its partnerships with Merck, Bayer and Aventis. To more fully take advantage of the potential of its technologies as well as the expertise of Axys' scientific teams, Axys has determined that it needs a source of new targets for drug therapies. The delivery of potential targets for drug discovery has been at the core of the work of the Celera Genomics group in the human genome, and remains so in its future plans. Hence, Axys believes that Axys and the Celera Genomics group have complementary strengths which are expected to enable the combined company to move forward more quickly and effectively in the research and development of innovative drug candidates. In addition, holders of Axys common stock will have the opportunity to participate in a larger and better capitalized organization and to benefit from potential appreciation in Applera—Celera stock. Axys believes that these and other factors should provide a greater opportunity for increased value for the stockholders of Axys than could be achieved on a stand-alone basis.

Reasons of Applera for the Merger (see page 51)

    Applera believes that the merger will enable the combined company to compete more effectively and achieve a number of strategic objectives, particularly the expansion of the business of the Celera Genomics group into therapeutic drug discovery and development. In addition, Applera believes that the culture and employees of Axys and the Celera Genomics group, as well as their respective capabilities, technology, programs and products, will be both complementary and compatible, which will facilitate integration of Axys with the Celera Genomics group.

Recommendation of the Axys Board of Directors (see page 51)

    The Axys board of directors has unanimously approved the merger agreement and the merger and has determined that the merger is advisable and fair to, and in the best interests of, Axys and its stockholders. The board of directors of Axys unanimously recommends that holders of Axys common stock vote FOR the approval and adoption of the merger agreement and the approval of the merger.

Opinion of Financial Advisor to the Axys Board of Directors (see page 51)

    The board of directors of Axys received an opinion dated as of June 12, 2001 from its financial advisor, JPMorgan H&Q, a division of J.P. Morgan Securities Inc., that, as of the date of the opinion and subject to the assumptions and limitations in the opinion, the "exchange ratio" specified in the merger agreement was fair, from a financial point of view, to the holders of Axys common stock.

    This opinion is attached as Annex B to this proxy statement/prospectus. We encourage you to read this opinion in its entirety.

Terms of the Merger Agreement

    We have attached the merger agreement, which is the legal document that governs the merger, as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement in its entirety.

Conversion of Shares and Options (see page 58)

    In the merger, each share of Axys common stock will be exchanged for a fraction of a share of Applera—Celera stock as determined in accordance with the merger agreement and as described in this proxy statement/prospectus. The exact number of shares of Applera—Celera stock will be determined by an exchange ratio that will be calculated based on the average closing price of

Applera—Celera stock over the 10 trading days immediately preceding (but excluding) the second trading day prior to the closing of the merger as follows:

  •
  if this 10-day average closing price is greater than $60.27, the fraction will be fixed at 0.0813 share;

  •
  if this 10-day average closing price is greater than $48.23 and less than or equal to $60.27, the fraction will be $4.90 divided by this 10-day average closing price;

  •
  if this 10-day average closing price is equal to or greater than $45.77 and less than or equal to $48.23, the fraction will be 0.1016 share;

  •
  if this 10-day average closing price is less than $45.77 and greater than or equal to $34.32, the fraction will be $4.65 divided by this 10-day average closing price; and

  •
  if this 10-day average closing price is less than $34.32, the fraction will be fixed at 0.1355 share.

    Holders will receive only whole shares of Applera—Celera stock, and will receive cash instead of fractional shares, as described in this proxy statement/prospectus under "The Merger—Fractional Shares."

Conditions to the Completion of the Merger (see page 69)

    Several conditions must be satisfied or waived before the merger will be completed. These include:

  •
  the approval of the merger and approval and adoption of the merger agreement by the Axys stockholders;

  •
  the absence of any injunction, temporary restraining order, or other legal restraint that prohibits the merger;

  •
  the absence of any suit or other proceeding by any government entity which seeks to prohibit the merger, limit Applera's ownership or operation of any material portion of Axys, or impose limitations on the ability of Applera to exercise ownership rights of any shares of Axys as the surviving corporation after the merger;

  •
  the accuracy, in all material respects, of the representations and warranties of Applera and Axys in the merger agreement;

  •
  the fulfillment of the obligations of Axys, Applera and Angel Acquisition under the merger agreement; and

  •
  receipt of legal opinions from counsel to the effect that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Non-Solicitation Covenant (see page 67)

    Axys has agreed, subject to limited exceptions, not to initiate or engage in discussions with another party about a business combination with the other party prior to the termination of the merger agreement.

Termination (see page 70)

    Applera and Axys may mutually agree to terminate the merger agreement at any time. In addition, either Applera or Axys may terminate the merger agreement if specified events do or do not occur. These include:

  •
  if a court or government regulator permanently prohibits the merger;

  •
  if the merger is not completed on or before December 31, 2001, other than as a result of the failure by the party proposing to terminate the merger agreement to perform its obligations;

  •
  if the holders of Axys common stock fail to approve and adopt the merger agreement and approve the merger at the special meeting; or

  •
  if the other party breaches its representations or agreements so that a closing condition would not be satisfied and the breach, if curable, remains uncured 30 days following notice to the breaching party.

    Applera may also terminate the merger agreement if:

  •
  the Axys board of directors withdraws or modifies, in a manner adverse to Applera, its recommendation of the merger agreement and the merger, or approves or recommends another acquisition proposal; or

  •
  the Axys board of directors fails to recommend rejection of any tender offer or exchange offer for more than 15% of the outstanding shares of Axys common stock.

    The merger agreement may also be terminated by Axys if the Axys board of directors concludes in good faith after consultation with outside legal counsel that in order to avoid violating its fiduciary duties in connection with a proposal for an alternative transaction that meets specified standards, it must withdraw or modify its recommendation of the merger agreement and the merger and it withdraws or modifies its recommendation. For more information with respect to Axys' ability to terminate the merger agreement because of the fiduciary duties of its board of directors, see "The Merger—Termination of the Merger Agreement" in this proxy statement/prospectus.

Termination Fee (see page 71)

    Axys will pay Applera a fee of $5.6 million and up to $900,000 in out-of-pocket expenses if the merger agreement is terminated under circumstances including a withdrawal of or change in the recommendation of the Axys board of directors in a manner that is adverse to Applera or the completion of an alternative transaction that was publicly announced prior to the termination of the merger agreement. These circumstances are described in detail in "The Merger—Termination of the Merger Agreement—Termination Fee" in this proxy statement/prospectus.

Regulatory Matters (see page 70)

    The merger is subject to the requirements of the Hart-Scott-Rodino Act. On June 29, 2001, Applera and Axys filed the requisite Pre-Merger Notification and Report Forms with the United States Federal Trade Commission and the United States Department of Justice. The waiting period under the Hart-Scott-Rodino Act expired on July 30, 2001.

Accounting Treatment (see page 75)

    For accounting and financial reporting purposes, the merger will be treated as a purchase by Applera under generally accepted accounting principles.

NYSE Listing (see page 70)

    Applera will list the Applera—Celera stock to be issued in the merger on the New York Stock Exchange.

Material United States Federal Income Tax Consequences (see page 73)

    Applera has received an opinion from Simpson Thacher & Bartlett and Axys has received an opinion from Latham & Watkins to the effect that, if the merger is completed as contemplated, the merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that holders of Axys common stock will not recognize any gain or loss for United States federal income tax purposes on the exchange of their common stock for Applera—Celera stock, except to the extent they receive cash in lieu of fractional shares. These opinions are subject to certain assumptions and qualifications, as described under "The Merger—Material United States Federal Income Tax Consequences."

    Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Interests of Axys' Officers and Directors in the Merger (see page 75)

    When considering the recommendation of the Axys board of directors, you should be aware that Axys officers and directors have interests in the merger that may be different from, or in addition to, your interests as stockholders. These interests exist in part because of rights they may have under Axys employment agreements and benefits plans. In addition, the merger agreement requires that after completion of the merger Applera must cause Axys, as the company surviving the merger, to indemnify the directors and officers of Axys for events occurring before the merger, including events that are related to the merger.

Dissenters' Rights (see page 80)

    Under Delaware law, stockholders of Axys will not be entitled to exercise dissenters' appraisal rights in connection with the merger.

Comparison of Rights of Holders of Applera—Celera Stock and Axys Common Stock (see page 140)

    Applera's certificate of incorporation and bylaws and Axys' certificate of incorporation and bylaws are different. In particular, Applera—Celera stock is a "tracking stock" and Axys common stock is not. As a result, the holders of Axys common stock will have different rights as holders of Applera—Celera stock, since holders of a "tracking stock" do not have the same rights as typical common stockholders of a corporation without "tracking stock." Applera conducts its business through two operating groups: the Celera Genomics group and the Applied Biosystems group. The Applied Biosystems group and the Celera Genomics group are not separate legal entities, and holders of these stocks are stockholders of a single company, Applera. This means that the assets Applera attributes to one group could be subject to the liabilities of the other group. Holders of Applera—Celera stock will be subject to all of the risks relating to an investment in Applera, including the Applied Biosystems group. Axys is a separate legal entity and holders of its common stock are subject to the benefits and risks associated with its consolidated businesses, assets and liabilities. This is not the only difference between the rights of Applera—Celera stock and Axys common stock. For more information, see "Description of Applera Capital Stock" and "Risk Factors—Risks Related to a Capital Structure with Two Separate Classes of Common Stock" in this proxy statement/prospectus.

Comparative Market Price and Dividend Information (see page 20)

    Shares of Applera—Celera stock are listed on the New York Stock Exchange under the symbol "CRA." On June 12, 2001, the last full trading day prior to the public announcement of the proposed merger, Applera—Celera stock closed at $41.75 per share. On [September 28, 2001], the last full trading day prior to the date of this proxy statement/prospectus, Applera—Celera stock closed at

$[      ] per share. [NOTE: this proxy statement/prospectus has not yet been dated; a date of September 28, 2001 has been assumed solely for purposes of disclosure in this proxy statement/prospectus.]

    Shares of Axys common stock are traded on the Nasdaq National Market under the symbol "AXPH." On June 12, 2001, the last full trading day prior to the public announcement of the proposed merger, Axys' common stock closed at $3.45 per share. On [September 28, 2001], the last full trading day prior to the date of this proxy statement/prospectus, Axys' common stock closed at $[      ] per share. [NOTE: this proxy statement/prospectus has not yet been dated; a date of September 28, 2001 has been assumed solely for purposes of disclosure in this proxy statement/prospectus.]

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL INFORMATION
AND SELECTED UNAUDITED PRO FORMA CONSOLIDATED AND
COMBINED FINANCIAL INFORMATION

Applera Selected Historical Consolidated Financial Information

    The following selected consolidated financial information has been derived from the consolidated financial statements of Applera for each of the five fiscal years in the period ended June 30, 2000, and the nine month periods ended March 31, 2000 and 2001. The information set forth below should be read in conjunction with the Applera (formerly PE Corporation) consolidated financial statements and notes thereto contained in the Applera Annual Report to Stockholders for the year ended June 30, 2000, and in the Applera Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, each incorporated herein by reference. The data for the nine month periods ended March 31, 2000 and 2001 has been derived from unaudited financial statements that, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for the periods covered. The operating results for the nine months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year.

    On May 6, 1999, Applera recapitalized and issued two new classes of common stock, the Applera—Celera stock and the Applera—Applied Biosystems stock, to the stockholders of Applera's predecessor. Effective November 30, 2000, Applera, which was named "PE Corporation" at the time of the recapitalization, was renamed "Applera Corporation," and the Applied Biosystems group, which was named the "PE Biosystems" group at the time of the recapitalization, was renamed the "Applied Biosystems" group. Therefore, neither the Applera—Celera stock nor the Applera—Applied Biosystems stock was issued or outstanding at any time prior to May 6, 1999.

    All share and per share amounts have been restated to reflect all prior stock splits of Applera—Applied Biosystems stock and Applera—Celera stock.

    A number of items impact the comparability of this information. Before-tax amounts include:

  •
  Restructuring, other merger costs, and acquisition-related costs of $17.5 million for fiscal 1996, $48.1 million for fiscal 1998, $6.1 million for fiscal 1999, and $2.1 million for fiscal 2000;

  •
  A restructuring reserve adjustment of $9.2 million for fiscal 1999 relating to excess fiscal 1998 restructuring liabilities;

  •
  Gains on investments of $11.7 million for fiscal 1996, $64.9 million for fiscal 1997, $1.6 million for fiscal 1998, $6.1 million for fiscal 1999, $48.6 million for fiscal 2000, $25.8 million for the nine months ended March 31, 2000, and $15.0 million for the nine months ended March 31, 2001;

  •
  Acquired research and development charges of $33.9 million for fiscal 1996, $26.8 million for fiscal 1997, and $28.9 million for fiscal 1998;

  •
  Charges for the impairment of assets of $9.9 million for fiscal 1996, $0.7 million for fiscal 1997, and $14.5 million for fiscal 1999;

  •
  Tax benefit and valuation allowance reductions of $22.2 million for fiscal 1999;

  •
  A charge of $3.5 million for a donation to Applera's charitable foundation for fiscal 1999;

  •
  Foreign currency hedge contract-related gain of $2.3 million for fiscal 1999;

  •
  Charges of $9.2 million for fiscal 1999 relating to the recapitalization of Applera;

  •
  Charges relating to the acceleration of some of Applera's long-term compensation programs as a result of the attainment of performance targets of $10.1 million for fiscal 1999, $45.0 million for fiscal 2000, and $21.6 million for the nine months ended March 31, 2000; and

  •
  A gain of $8.2 million on the sale of real estate for fiscal 2000.

	Fiscal Years Ended June 30,					Nine Months Ended March 31,
	1996	1997	1998	1999	2000	2000	2001
	(Dollar amounts in thousands except per share amounts)
Financial Operations
Net revenues	$642,218	$768,368	$944,306	$1,216,897	$1,371,035	$979,337	$1,227,765
Income from continuing operations	1,310	102,492	15,694	96,797	95,496	62,105	80,256
Per share of common stock:
Basic	.03	2.16	.32
Diluted	.03	2.07	.31
Income (loss) from discontinued operations (net of income taxes)	(37,833)	27,906	40,694	79,058
Net income (loss)	(36,523)	130,398	56,388	175,855	95,496	62,105	80,256
Per share of common stock:
Basic	(.80)	2.74	1.16
Diluted	(.77)	2.63	1.12
Dividends per share	.68	.68	.68	.51
Applied Biosystems Group
Income from continuing operations	$3,899	$132,739	$24,009	$148,365	$186,247	$129,608	$164,767
Per share of common stock:
Basic				.74	.90	.63	.78
Diluted				.72	.86	.60	.74
Income (loss) from discontinued operations (net of income taxes)	(37,833)	27,906	40,694	79,058
Net income (loss)	(33,934)	160,645	64,703	227,423	186,247	129,608	164,767
Per share of common stock:
Basic				1.13	.90	.63	.78
Diluted				1.10	.86	.60	.74
Dividends per share				.0425	.17	.17	.17
Celera Genomics Group
Net loss	$(2,589)	$(30,247)	$(8,315)	$(44,894)	$(92,737)	$(67,783)	$(84,480)
Per share of common stock:
Basic and diluted				(.89)	(1.73)	(1.29)	(1.40)
Other Information
Cash and cash equivalents and short-term investments	$121,145	$217,222	$84,091	$308,021	$1,505,642	$1,286,184	$1,374,851
Working capital	229,639	354,742	287,991	471,350	1,479,027	1,445,501	1,457,818
Capital expenditures	28,198	58,057	71,820	176,035	125,815	94,379	140,808
Total assets	809,856	1,006,793	1,135,276	1,519,307	3,083,315	2,754,401	3,025,864
Long-term debt	33,694	59,152	33,726	31,452	82,115	82,039	30,715
Total debt	89,801	89,068	45,825	35,363	97,808	117,454	51,130
Stockholders' equity	373,727	504,270	564,248	821,525	2,220,492	1,956,116	2,217,229

Celera Genomics Group Selected Historical Combined Financial Information

    The following selected combined financial information has been derived from the combined financial statements of the Celera Genomics group for each of the five fiscal years in the period ended June 30, 2000, and the nine month periods ended March 31, 2000 and 2001. The information set forth below should be read in conjunction with the Celera Genomics group combined financial statements and notes thereto contained in the Applera (formerly PE Corporation) Annual Report to Stockholders for the year ended June 30, 2000, and in the Applera Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, each incorporated herein by reference. The data for the nine month periods ended March 31, 2000 and 2001 has been derived from unaudited financial statements that, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for the periods covered. The operating results for the nine months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year.

    On May 6, 1999, Applera recapitalized and issued two new classes of common stock, the Applera—Celera stock and the Applera—Applied Biosystems stock, to the stockholders of Applera's predecessor. Effective November 30, 2000, Applera, which was named "PE Corporation" at the time of the recapitalization, was renamed "Applera Corporation," and the Applied Biosystems group, which was named the "PE Biosystems" group at the time of the recapitalization, was renamed the "Applied Biosystems" group. Therefore, neither the Applera—Celera stock nor the Applera—Applied Biosystems stock was issued or outstanding at any time prior to May 6, 1999.

    All share and per share amounts have been restated to reflect the prior stock split of Applera—Celera stock.

    Items impacting the comparability of information included acquired research and development charges of $2.1 million for fiscal 1996 and $26.8 million for fiscal 1997, and $5.6 million of charges for fiscal 1999 relating to the recapitalization and transformation of Applera.

	Fiscal Years Ended June 30,					Nine Months Ended March 31,
	1996	1997	1998	1999	2000	2000	2001
	(Dollar amounts in thousands)
Financial Operations
Net revenues	$159	$903	$4,211	$12,541	$42,747	$27,666	$61,947
Net loss	(2,589)	(30,247)	(8,315)	(44,894)	(92,737)	(67,783)	(84,480)
Other Information
Cash and cash equivalents and short-term investments	$—	$—	$—	$71,491	$1,111,034	$991,107	$1,035,056
Note receivable from the Applied Biosystems group				150,000		150,000
Working capital (deficit)	(340)	(421)	(1,160)	192,803	1,081,039	1,118,023	985,433
Capital expenditures	1,073	411	3,648	94,541	30,673	24,442	21,419
Total assets	977	2,983	6,339	344,720	1,413,257	1,283,393	1,323,650
Total allocated debt					46,000	46,000
Group equity (deficit)	611	(3,464)	(1,259)	293,867	1,290,816	1,186,389	1,214,829

Selected Unaudited Pro Forma Consolidated Financial Information of Applera and Axys

    The following selected unaudited pro forma consolidated financial information is derived from unaudited pro forma consolidated financial statements and the notes thereto, which are included elsewhere in this proxy statement/prospectus and should be read in conjunction with those statements and related notes. See "Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements" in this proxy statement/prospectus.

    The unaudited pro forma consolidated balance sheet assumes that the merger took place on March 31, 2001 and combines Applera's March 31, 2001 unaudited consolidated balance sheet with Axys' March 31, 2001 unaudited balance sheet. The unaudited pro forma consolidated statements of operations for the nine months ended March 31, 2001 and the year ended June 30, 2000 give effect to the merger as if it occurred on July 1, 1999. Because Applera and Axys have two different fiscal years, and the combined company will adopt the fiscal year of Applera, pro forma operating results are presented on a June 30 fiscal year basis.

    The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods.

Applera Corporation
Selected Unaudited Pro Forma Consolidated Financial Information

	Year Ended June 30, 2000	Nine Months Ended March 31, 2001
(Dollar amounts in thousands except per share amounts)
Financial Operations
Net revenues	$1,384,636	$1,234,903
Income from continuing operations	49,474	36,124
Applied Biosystems Group
Net income	$186,247	$164,767
Per share of common stock
Basic	0.90	0.78
Diluted	0.86	0.74
Dividends per share	0.17	0.17
Celera Genomics Group
Loss from continuing operations	$(138,759)	$(128,612)
Per share of common stock
Basic and diluted	(2.37)	(1.97)
		March 31, 2001
Other Information
Cash and cash equivalents and short-term investments		$1,404,281
Working capital		1,471,624
Total assets		3,284,905
Long-term debt		56,715
Total debt		77,130
Stockholders' equity		2,426,517

Selected Unaudited Pro Forma Combined Financial Information of the Celera Genomics Group and Axys

    The following selected unaudited pro forma combined financial information is derived from unaudited pro forma combined financial statements and the notes thereto, which are included elsewhere in this proxy statement/prospectus and should be read in conjunction with those statements and related notes. See "Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements."

    The unaudited pro forma combined balance sheet assumes that the merger took place on March 31, 2001 and combines the Celera Genomics group's March 31, 2001 unaudited combined balance sheet with Axys' March 31, 2001 unaudited balance sheet. The unaudited pro forma combined statements of operations for the nine months ended March 31, 2001 and the year ended June 30, 2000 give effect to the merger as if it occurred on July 1, 1999. Because the Celera Genomics group and Axys have two different fiscal years, and the combined company will adopt the fiscal year end of the Celera Genomics group, pro forma operating results are presented on a June 30 fiscal year basis.

    The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods.

Celera Genomics Group
Selected Unaudited Pro Forma Combined Financial Information

	Year Ended June 30, 2000	Nine Months Ended March 31, 2001
	(Dollar amounts in thousands)
Financial Operations
Net revenues	$56,348	$69,085
Loss from continuing operations	(138,759)	(128,612)
		March 31, 2001
Other Information
Cash and cash equivalents and short-term investments		$1,064,486
Working capital		999,239
Total assets		1,582,691
Long-term debt		26,000
Total debt		26,000
Group equity		1,424,117

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF AXYS

    The following selected consolidated financial information has been derived from the consolidated financial statements of Axys (and its predecessor company) for each of the five fiscal years in the period ended December 31, 2000, and the six month period ended June 30, 2001. The operating results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year. The information set forth below should be read in conjunction with the Axys audited financial statements and notes thereto which are included in this proxy statement/prospectus commencing on page F-1, and "Axys Management's Discussion and Analysis of Financial Condition and Result of Operations" commencing on page 96 of this proxy statement/prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1996	1997(1)	1998(1)(2)	1999(1)	2000	2000	2001
	(in thousands, except per share amounts)
						(unaudited)
Consolidated Statements of Operations:
Revenues	$21,560	$20,499	$35,760	$24,084	$6,990	$2,922	$3,890
Operating costs and expenses:
Research and development	24,319	27,062	57,502	55,174	36,575	15,899	17,020
General and administrative	5,409	7,153	13,411	10,872	9,999	5,722	6,618
Restructuring charge	—	—	—	5,175	(592)	(625)	—
Acquired in-process research and development	230	—	124,888	—	—	—	—

Total operating costs and expenses	29,958	34,215	195,801	71,221	45,982	20,996	23,638

Operating loss	(8,398)	(13,716)	(160,041)	(47,137)	(38,992)	(18,074)	(19,748)
Interest income (expense), net	2,470	2,422	2,317	341	(4,105)	440	(1,659)
Equity in losses of joint venture	—	—	(2,393)	(836)	(3,208)	—	(9,397)
Other income/expense, net	—	—	—	(852)	889	79	(1,635)

Net loss from continuing operations	(5,928)	(11,294)	(160,117)	(48,484)	(45,416)	(17,555)	(32,439)
Discontinued operations	—	327	3,993	(279)	(5,941)	—	—
Cumulative effect of change in accounting principle	—	—	—	—	—	32,987	972
Gain on disposal of segments	—	—	—	—	61,213	(2,529)	—

Net income (loss)	$(5,928)	$(10,967)	$(156,124)	$(48,763)	$9,856	$12,903	$(31,467)

Net loss per share, basic and diluted from continuing operations	$(0.45)	$(0.75)	$(5.38)	$(1.59)	$(1.29)	$(0.52)	$(0.87)
Net income (loss) per share, basic and diluted	$(0.45)	$(0.73)	$(5.25)	$(1.60)	$0.28	$0.38	$(0.84)
Weighted average number of shares used in computing basic and diluted net loss per share	13,177	15,025	29,758	30,385	35,281	33,678	37,480
	December 31,					June 30,
	1996	1997	1998	1999	2000	2000	2001
						(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable investments	$66,720	$53,408	$72,717	$26,657	$41,776	$39,510	$20,827
Total assets	80,832	73,584	107,262	55,734	118,696	98,444	99,244
Long-term obligations	10,676	15,331	16,816	57	27,889	8	29,549
Accumulated deficit	(62,804)	(73,771)	(229,895)	(277,211)	(267,355)	(264,308)	(298,821)
Total stockholders' equity	52,900	43,890	60,512	14,047	79,565	64,340	59,695

(1)
Reclassified results of operations in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" in connection with the sale of Axys Advanced Technologies and PPGx, Inc. during 2000.

(2)
Includes the results of operations of Sequana Therapeutics, Inc. from January 8, 1998 through December 31, 1998, including a one-time charge for acquired in-process research and development. Excluding this one-time charge, net loss and net loss per share would have been $31,236,000 and $1.05 per share, respectively.

COMPARATIVE PER SHARE INFORMATION (UNAUDITED)

    The following table summarizes per share information for Applera and Axys on a historical and unaudited pro forma consolidated basis for Applera and a historical and equivalent pro forma basis for Axys. The following information should be read in conjunction with the audited consolidated financial statements of Applera, which are incorporated herein by reference, the audited financial statements of Axys, the unaudited interim consolidated financial statements of Applera and Axys, the selected historical consolidated financial information of Applera and Axys, the selected unaudited pro forma consolidated and combined financial information and the unaudited pro forma condensed consolidated and combined financial statements included elsewhere in this proxy statement/prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

	Year Ended June 30, 2000	Nine Months Ended March 31, 2001
Applera Corporation:
Applied Biosystems Group
Net income:
Historical:
Basic	$0.90	$0.78
Diluted	0.86	0.74
Pro forma:
Basic	$0.90	$0.78
Diluted	0.86	0.74
Dividends:
Historical	$0.17	$0.17
Pro forma	0.17	0.17
Book Value:
Historical	$4.48	$4.78
Pro forma	4.48	4.78
Celera Genomics Group
Loss from continuing operations:
Historical:
Basic and diluted	$(1.73)	$(1.40)
Pro forma
Basic and diluted(1)	$(2.37)	$(1.97)
Dividends:
Historical	$—	$—
Pro forma
Book Value:
Historical	$21.75	$19.83
Pro forma(1)	23.24	21.52

Axys Pharmaceuticals, Inc.:
Loss from continuing operations:
Historical:
Basic and diluted	$(1.33)	$(1.27)
Equivalent pro forma:
Basic and diluted(1)	$(0.29)	$(0.24)
Dividends:
Historical	$—	$—
Equivalent pro forma
Book Value:
Historical	$1.82	$1.91
Equivalent pro forma(1)	$2.84	$2.63

(1)
The Axys per share equivalent pro forma information is calculated by multiplying the per share amounts for the Celera Genomics group by 0.1220, which is the exchange ratio that would have been applied to the Axys common stock under the merger agreement had the merger occurred on July 9, 2001. If the merger had occurred on July 9, 2001, the average closing price of
Applera—Celera stock during the calculation period that would have been used in the determination of the exchange ratio was $38.108. Provided below is a sensitivity analysis of the pro forma per share information based on a 20% increase in the average closing price of Applera—Celera stock during the calculation period, which would result in an exchange ratio of 0.1017, and a 20% decrease in the average closing price of Applera—Celera stock during the calculation period, which would result in an exchange ratio of 0.1355.
	Year Ended June 30, 2000	Nine Months Ended March 31, 2001
20% increase in price of Applera—Celera stock
Applera Corporation:
Celera Genomics Group
Loss from continuing operations:
Pro forma basic and diluted	$(2.40)	$(1.99)
Book Value:
Pro forma	$23.54	$21.79
Axys Pharmaceuticals, Inc.
Loss from continuing operations:
Equivalent pro forma basic and diluted	$(0.24)	$(0.20)
Book Value:
Equivalent pro forma	$2.39	$2.22
20% decrease in price of Applera—Celera stock
Applera Corporation:
Celera Genomics Group
Loss from continuing operations:
Pro forma basic and diluted	$(2.26)	$(1.89)
Book Value:
Pro forma	$22.67	$20.98
Axys Pharmaceuticals, Inc.
Loss from continuing operations:
Equivalent pro forma basic and diluted	$(0.31)	$(0.26)
Book Value:
Equivalent pro forma	$3.07	$2.84

  Given the possible volatility of the price of Applera—Celera stock prior to closure and its effects on the exchange ratio amounts, the pro forma values could vary between these ranges.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

    Applera—Celera stock is listed on the New York Stock Exchange under the symbol: "CRA."

    The following table sets forth the range of high and low sale prices of Applera—Celera stock as reported by the New York Stock Exchange Composite Tape since May 6, 1999. On May 6, 1999, Applera recapitalized and issued two new classes of stock, the Applera—Celera stock and the Applera—Applied Biosystems stock, to the stockholders of Applera's predecessor. Effective November 30, 2000, Applera, which was named "PE Corporation" at the time of the recapitalization, was renamed "Applera Corporation," and the Applied Biosystems group, which was named the "PE Biosystems" group at the time of the recapitalization, was renamed the "Applied Biosystems" group. Therefore, neither the Applera—Celera stock nor the Applera—Applied Biosystems stock was issued or outstanding at any time prior to May 6, 1999. The table gives effect to the two-for-one stock split of Applera—Celera stock effected in the form of a 100% stock dividend distributed on February 18, 2000. Applera has not paid any cash dividends with respect to Applera—Celera stock and does not anticipate paying any cash dividends on Applera—Celera stock in the foreseeable future.

	High	Low
FISCAL YEAR ENDED JUNE 30, 1999
Fourth Quarter (from May 6, 1999)	$11.2500	$7.0938
FISCAL YEAR ENDED JUNE 30, 2000
First Quarter	$26.9063	$7.8750
Second Quarter	$96.4063	$15.1875
Third Quarter	$276.0000	$73.0000
Fourth Quarter	$151.0000	$50.1875
FISCAL YEAR ENDED JUNE 30, 2001
First Quarter	$118.5625	$80.1875
Second Quarter	$100.5000	$29.2500
Third Quarter	$54.9000	$24.0000
Fourth Quarter	$49.9000	$26.2000
FISCAL YEAR ENDING JUNE 30, 2002
First Quarter (through September 18, 2001)	$39.9500	$19.8100

    Axys common stock is traded on the Nasdaq National Market under the symbol "AXPH."

    The following table sets forth the range of high and low sale prices of Axys common stock as reported on the Nasdaq National Market since January 7, 1998, the date when Arris Pharmaceuticals Corporation and Sequana Therapeutics merged to form Axys. Axys has not paid any cash dividends since its inception and does not anticipate paying any cash dividends in the foreseeable future.

	High	Low
FISCAL YEAR ENDED DECEMBER 31, 1998
First Quarter (from January 7, 1998)	$10.75	$7.66
Second Quarter	$8.75	$6.50
Third Quarter	$7.75	$3.38
Fourth Quarter	$7.06	$3.69
FISCAL YEAR ENDED DECEMBER 31, 1999
First Quarter	$8.13	$3.75
Second Quarter	$4.50	$3.00
Third Quarter	$5.97	$3.56
Fourth Quarter	$4.97	$2.69
FISCAL YEAR ENDED DECEMBER 31, 2000
First Quarter	$20.25	$3.88
Second Quarter	$9.00	$3.53
Third Quarter	$8.88	$5.00
Fourth Quarter	$7.13	$3.56
FISCAL YEAR ENDING DECEMBER 31, 2001
First Quarter	$6.75	$2.50
Second Quarter	$4.40	$2.19
Third Quarter (through September 18, 2001)	$4.25	$2.51

    The following table sets forth the closing price per share of Applera—Celera stock on the New York Stock Exchange and of Axys common stock on the Nasdaq National Market on June 12, 2001, the last full trading day prior to the announcement of the merger agreement; on [September 28], 2001, the last full trading day before the date of this proxy statement/prospectus; and the equivalent per share prices for Axys common stock based on Applera—Celera stock prices using an exchange ratio calculated under the merger agreement as if the closing of the merger had occurred on those dates.

	Celera Genomics Common Stock		Axys Common Stock		Estimated Equivalent Axys Per Share Price
June 12, 2001		$41.75		$3.45		$4.65
[September 28], 2001	$	[ ]	$	[ ]	$	[ ]

    The actual equivalent per share price of a share of Axys common stock that holders of Axys common stock will receive if the merger is completed may increase or decrease from that noted in the table above due to continuous fluctuations in the per share price of Applera—Celera stock on the New York Stock Exchange and application of the applicable exchange ratio as further discussed in this proxy statement/prospectus under "The Merger—Consideration to be Received in the Merger".

    We urge Axys stockholders to obtain current market quotations for Applera—Celera stock and Axys common stock prior to making any decision with respect to the merger. We cannot give any assurance as to the future prices or markets for Applera—Celera stock. Following the merger, Applera—Celera stock will continue to be traded on the New York Stock Exchange, and there will be no further market for Axys common stock.

RISK FACTORS

    By voting in favor of approving and adopting the merger agreement and approving the merger, you will be choosing to invest in Applera—Celera stock. You should carefully consider the following factors before voting on the proposal to approve and adopt the merger agreement and the merger.

Risks Related to the Merger

The number of shares of Applera—Celera stock to be received in the merger by holders of Axys common stock may vary due to the formula for calculating the exchange ratio.

    In the merger, each share of Axys common stock will be converted into the right to receive a number of shares of Applera—Celera stock equal to the exchange ratio. The exchange ratio, or the number of shares of Applera—Celera stock into which each share of Axys common stock will be converted, will fluctuate, within specified limits, depending upon the 10-day average closing price of a share of Applera—Celera stock immediately preceding (but excluding) the second trading day prior to the closing date of the merger. See "The Merger—Consideration to be Received in the Merger" in this proxy statement/prospectus for a discussion of the determination of the exchange ratio. In addition, the volatility of the market price of Applera—Celera stock directly affects the exchange ratio calculation, as described in this proxy statement/prospectus. See "Summary—Comparative Per Share Market Price and Dividend Information" in this proxy statement/prospectus for more detailed Applera—Celera stock share price information. Variations in the Applera—Celera stock share price may be the result of various factors including:

  •
  changes in the business, operations or prospects of the Celera Genomics group;

  •
  changes in the business, operations or prospects of Applera (including the Applied Biosystems group);

  •
  general market and economic conditions; and

  •
  other factors described under "—Risks Related to the Celera Genomics Group—Applera—Celera Stock Price is Highly Volatile" in this proxy statement/prospectus.

    At the time of the special meeting, holders of Axys common stock will not necessarily know the exact number of shares or the exact market price of the Applera—Celera stock that will be issued in connection with the merger. The number of shares that will be received for each share of Axys common stock will be calculated using the exchange ratio described in this proxy statement/prospectus, and may vary accordingly based on the trading price of Applera—Celera stock after the special stockholders meeting. Stockholders of Axys are urged to obtain current market quotations for Applera—Celera stock prior to the date of the special stockholders meeting.

Axys' executive officers and board of directors have interests in the merger that are different from, or in addition to, those of holders of Axys common stock.

    These interests include agreements with Axys that entitle its executive officers and its board of directors to receive severance or termination pay or to accelerated stock option vesting upon completion of the merger. See "The Merger—Interests of Certain Persons in the Merger" beginning on page 75 in this proxy statement/prospectus for more information.

The Celera Genomics group may encounter difficulties in the integration and development of the business of Axys and in attracting and retaining employees of Axys.

    The Celera Genomics group's strategy to integrate and develop the combined businesses of the Celera Genomics group and Axys following the merger involves a number of elements that management may not be able to implement as expected. For example, the Celera Genomics group may encounter operational difficulties in the integration of facilities and employees of the two companies. In addition, the Celera Genomics group's expansion into the drug discovery area as a result of the integration of the capabilities of the Celera Genomics group and Axys may not be achieved as successfully or as rapidly as currently anticipated, if at all, and may require the acquisition or development of additional technologies and capabilities. The consolidation of operations and scientific teams presents significant managerial challenges. There can be no assurance that these actions will be accomplished as successfully or as rapidly as currently anticipated, if at all. There can also be no assurance that the employees of Axys will be willing to continue their employment with Axys after the merger. There is no assurance that after the merger the Celera Genomics group will be able to maintain all of the existing commercial relationships of Axys or the Celera Genomics group.

Risks Related to the Celera Genomics Group

The Celera Genomics group has incurred net losses to date and may not achieve profitability.

    The Celera Genomics group has accumulated net losses of $365.0 million as of June 30, 2001, and expects that it will continue to incur additional net losses for the foreseeable future. These losses are expected to increase as the Celera Genomics group increases its investments in new technology and product development, including investments for the development of its therapeutics discovery and development business and investments in Celera Diagnostics, its joint venture with the Applied Biosystems group, for the development of Celera Diagnostics' diagnostics business. As an early stage business, the Celera Genomics group faces significant challenges in simultaneously expanding its operations, pursuing key scientific goals and attracting customers for its information products and services. As a result, there is a high degree of uncertainty that the Celera Genomics group will be able to achieve profitable operations.

The Celera Genomics group's business plan depends heavily on continued assembly and annotation of the human and mouse genomes.

    In June 2000, the Celera Genomics group and the Human Genome Project each announced the "first assembly" of the human genome, and in April 2001, the Celera Genomics group announced the assembly of the mouse genome. Assembly is the process by which individual fragments of DNA, the molecule that forms the basis of the genetic material in virtually all living organisms, are pieced together into their appropriate order and place on each chromosome within the genome. The Celera Genomics group's first assembly of the human genome covered approximately 95% of that genome, and its assembly of the mouse genome covered approximately 99% of that genome. The Celera Genomics group intends to continue updating its assembly of the human and mouse genomes as it continues to annotate these genomes. Annotation is the process of assigning features or characteristics to each chromosome. Each gene on each chromosome is given a name, its structural features are described, and proteins encoded by genes are classified into possible or known function.

    The Celera Genomics group's ability to retain its existing customers and attract new customers for its genome database business is heavily dependent upon the continued assembly and annotation of these genomes. This information is also essential to the therapeutics discovery and development components of the Celera Genomics group's business strategy in which the Celera Genomics group intends to make substantial investments in the near future. As a result, failure to update the assembly and annotation efforts in a timely manner may have a material adverse effect on the Celera Genomics group's business.

The Celera Genomics group's revenue growth depends on retaining existing customers and adding new customers.

    The revenues that the Celera Genomics group expects to receive from its existing customers will offset only a portion of its expenses. In order to generate significant additional revenues, the Celera Genomics group must obtain additional customers and retain its existing customers. The Celera Genomics group's ability to retain existing customers and add new customers depends upon customers' continued belief that the Celera Genomics group's products can help accelerate their drug discovery and development efforts and fundamental discoveries in biology. Although customer agreements typically have multiple year terms, there can be no assurance that any will be renewed upon expiration. The Celera Genomics group's future revenues are also affected by the extent to which existing customers expand their agreements to include new services and database products. In some cases, the Celera Genomics group may accept milestone payments or future royalties on products developed by its customers as consideration for access to the Celera Genomics group's databases and products in lieu of a portion of subscription fees. These arrangements are unlikely to produce revenue for the Celera Genomics group for a number of years, if ever, and depend heavily on the research and product development, sales and marketing and intellectual property protection abilities of the customer.

Use of genomics information to develop or commercialize products is unproven.

    The development of new drugs and the diagnosis of disease based on information derived from the study of the genetic material of organisms, or genomics, is unproven. Few therapeutic or diagnostic products based on genomic discoveries have been developed and commercialized and to date no one has developed or commercialized any therapeutic or diagnostic products based on the Celera Genomics group's technologies. If the Celera Genomics group or its customers are unsuccessful in developing and commercializing products based on the group's databases or other products or services, customers and the Celera Genomics group may be unable to generate sufficient revenues and the Celera Genomics group's business may suffer as a result. Development of these products will be subject to risks of failure, including that these products will be found to be toxic, be found to be ineffective, fail to receive regulatory approvals, fail to be developed prior to the successful marketing of similar products by competitors or infringe on proprietary rights of third parties.

The industry in which the Celera Genomics group operates is intensely competitive and evolving.

    There is intense competition among entities attempting to interpret segments of the human genome and identify genes associated with specific diseases and develop products, services and intellectual property based on these discoveries. The Celera Genomics group faces competition in these areas from genomic, pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government or other publicly-funded agencies, both in the United States and abroad. A number of companies, other institutions and government-financed entities are engaged in gene and protein analysis, and some of them are developing databases containing gene, protein, and related biological information and are marketing or plan to market their data to pharmaceutical and biotechnology companies and academic and research institutions. Additional competitors may attempt to establish databases containing this information in the future. In addition, some pharmaceutical and biotechnology companies may choose to develop or acquire competing technologies to meet their needs rather than purchase products or services from the Celera Genomics group. The Celera Genomics group has licensed some of its key technology on a non-exclusive basis from third parties and therefore this technology may be available for license by competitors of the Celera Genomics group or pharmaceutical or biotechnology companies seeking to develop their own databases for their own use. Also, a customer of the Celera Genomics group may use the products or services of the Celera Genomics group to develop products or services that compete with products or services separately developed by the Celera Genomics group or its customers.

    Competitors may also discover and characterize genes or proteins involved in disease processes, potential candidates for new therapeutics, drug discovery and development technologies, or drugs in advance of the Celera Genomics group or its customers, or which are more effective than those developed by the Celera Genomics group or its customers, or may obtain regulatory approvals of their drugs more rapidly than the Celera Genomics group or its customers do, any of which could have a material adverse effect on any of the similar programs of the Celera Genomics group or its customers. Moreover, these competitors may obtain patent protection or other intellectual property rights that would limit the Celera Genomics group's rights or its customers' ability to use the Celera Genomics group's products to commercialize therapeutic, diagnostic or agricultural products. In addition, a customer may use the Celera Genomics group's services to develop products that compete with products separately developed by the group or its other customers.

    The Celera Genomics group also faces competition from software providers. A number of companies have announced their intent to develop and market software to assist pharmaceutical and biotechnology companies and academic researchers in managing and analyzing their own genomic data and publicly available data.

The Celera Genomics group's current and potential customers are primarily from, and are subject to risks faced by, the pharmaceutical and biotechnology industries.

    The Celera Genomics group derives a substantial portion of its revenues from fees for its information products and services paid by pharmaceutical companies and biotechnology companies engaged in drug discovery and development. These fees accounted for approximately 70% of the Celera Genomics group's revenue in fiscal year 2001. The Celera Genomics group expects that these companies will continue to be the Celera Genomics group's primary source of revenues for the foreseeable future. As a result, the Celera Genomics group is subject to risks and uncertainties that affect the pharmaceutical and biotechnology industries and to reduction and delays in research and development expenditures by companies in these industries.

    In addition, the Celera Genomics group's future revenues may be adversely affected by mergers and consolidation in the pharmaceutical and biotechnology industries, which may reduce the number of the group's existing and potential customers. Large pharmaceutical and biotechnology customers could also decide to conduct their own genomics programs or seek other providers instead of using the Celera Genomics group's products and services.

The Celera Genomics group relies on its strategic relationship with the Applied Biosystems group.

    The Celera Genomics group believes that its strategic relationship with the Applied Biosystems group has provided it with a significant competitive advantage in its efforts to date to sequence the human and other genomes. The Applied Biosystems group leases instruments, sells consumables and project materials and provides research and development services to the Celera Genomics group. The Celera Genomics group paid the Applied Biosystems group $17.3 million in fiscal year 1999, $54.4 million in fiscal year 2000 and $60.1 million in fiscal year 2001 for these products and services. The Celera Genomics group's continued development of its database business and successful extension of its business into therapeutics discovery and development will depend on the Applied Biosystems group's ability to continue to provide leading edge, proprietary technology and products, including advanced technologies for gene and protein analysis. If the Applied Biosystems group is unable to supply these technologies, the Celera Genomics group will need to obtain access to alternative technologies, which may not be available, or may only be available on unfavorable terms. Any change in the relationship with the Applied Biosystems group that adversely affects the Celera Genomics group's access to the Applied Biosystems group's technology or failure by the Applied Biosystems group to continue to develop new technologies or protect its proprietary technology could adversely affect the Celera Genomics group's business.

Introduction of new products may expose the Celera Genomics group to product liability claims.

    New products developed by the Celera Genomics group could expose the Celera Genomics group to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic and diagnostic products. Product liability claims or product recalls, regardless of the ultimate outcome, could require the Celera Genomics group to spend significant time and money in litigation and to pay significant damages.

The Celera Genomics group could incur liabilities relating to hazardous materials that it uses in its research and development activities.

    The Celera Genomics group's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. In the event of an accidental contamination or injury from these materials, the Celera Genomics group could be held liable for damages in excess of its resources.

The Celera Genomics group's sales cycle is lengthy and it may spend considerable resources on unsuccessful sales efforts or may not be able to complete deals on the schedule anticipated.

    The Celera Genomics group's sales cycle is typically lengthy because the group needs to educate potential customers and sell the benefits of its products and services to a variety of constituencies within those companies. In addition, each agreement involves the negotiation of unique terms. The Celera Genomics group's ability to obtain new customers for genomic information products, collaborative services, and licenses to intellectual property depends on its customers' belief that the Celera Genomics group can help accelerate their drug discovery efforts. The Celera Genomics group may expend substantial funds and management effort with no assurance that an agreement will be reached with a potential customer. Actual and proposed consolidations of pharmaceutical and biotechnology companies have affected and may in the future affect the timing and progress of the Celera Genomics group's sales efforts.

Scientific and management staff has unique expertise which is key to the Celera Genomics group's commercial viability and which would be difficult to replace.

    The Celera Genomics group is highly dependent on the principal members of its scientific and management staff, particularly J. Craig Venter, its President and Chief Scientific Officer. Additional members of the Celera Genomics group's medical, scientific and information technology staff are important to the implementation of its business plan. The loss of any of these persons' expertise would be difficult to replace and could have a material adverse effect on the Celera Genomics group's ability to achieve its goals.

The Celera Genomics group's competitive position may depend on patent and copyright protection and licenses to the important intellectual property patented by others, which may not be sufficiently available.

    The Celera Genomics group's ability to compete and to achieve profitability may be affected by its ability to protect its proprietary technology and other intellectual property. While the Celera Genomics group's business is currently primarily dependent on revenues from access fees to its on-line information system, the Celera Genomics group expects that obtaining patent protection may become increasingly important to its business as it moves beyond the on-line database business. The Celera Genomics group would be able to prevent competitors from making, using or selling any of its technology for which it obtains a patent. However, patent law affecting the Celera Genomics group's business, particularly gene sequences, gene function and genetic variations, or polymorphisms, is uncertain. As a result, the Celera Genomics group is uncertain as to its ability to obtain intellectual property protection covering its information discoveries sufficient to prevent competitors from developing similar subject matter. The United States Patent and Trademark Office has recently adopted new guidelines for use in the review of the utility of inventions, particularly biotechnology inventions. These guidelines increased the amount of evidence required to illustrate utility in order to obtain a patent in the biotechnology field, making patent protection more difficult to obtain. Although others have been successful in obtaining patents to biotechnology inventions, since the adoption of these guidelines these patents have been issued with increasingly less frequency. As a result, patents may not issue from patent applications that the Celera Genomics group may own or license if the applicant is unable to satisfy the new guidelines. In addition, because patent applications in the United States are maintained in secrecy until patents issue, third parties may have filed patent applications for technology used by the Celera Genomics group or covered by the Celera Genomics group's pending patent applications without the Celera Genomics group being aware of those applications. No patents have been issued to the Celera Genomics group to date.

    The United States Patent and Trademark Office has issued several patents to third parties covering inventions involving single nucleotide polymorphisms (SNPs), naturally occurring genetic variations that scientists believe can be correlated with susceptibility to disease, disease prognosis, drug efficiency, and drug toxicity. These inventions are subject to the same new guidelines as other biotechnology inventions. In addition, the Celera Genomics group may need to obtain rights to patented SNPs in order to develop, use and sell analyses of the overall human genome or particular full-length genes. These licenses may not be available to the Celera Genomics group on commercially acceptable terms, or at all.

    Moreover, the Celera Genomics group may be dependent on protecting, through copyright law or otherwise, its databases to prevent other organizations from taking information from those databases and copying and reselling it. Copyright law currently provides uncertain protection regarding the copying and resale of factual data. As such, the Celera Genomics group is uncertain whether it could prevent that copying or resale. Changes in copyright and patent law could either expand or reduce the extent to which the Celera Genomics group and its customers are able to protect their intellectual property.

The Celera Genomics group's position may depend on its ability to protect trade secrets.

    The Celera Genomics group relies on trade secret protection for its confidential and proprietary information and procedures, including procedures related to sequencing genes and to searching and identifying important regions of genetic information. The Celera Genomics group currently protects its information and procedures as trade secrets. The Celera Genomics group protects its trade secrets through recognized practices, including access control, confidentiality and nonuse agreements with employees, consultants, collaborators, and customers, and other security measures. These confidentiality and nonuse agreements may be breached, however, and the Celera Genomics group may not have adequate remedies for a breach. In addition, the Celera Genomics group's trade secrets may otherwise become known or be independently developed by competitors.

Public disclosure of genomics sequence data could jeopardize the Celera Genomics group's intellectual property protection and have an adverse effect on the value of its products and services.

    The Celera Genomics group, the federally funded Human Genome Project and others engaged in similar research have made and are expected to continue making available to the public basic human sequence data. These disclosures might limit the scope of the Celera Genomics group's claims or make subsequent discoveries related to full-length genes and proteins unpatentable. While the Celera Genomics group believes that the publication of sequence data will not preclude it or others from being granted patent protection on genes and proteins, there can be no assurance that the publication has not affected and will not affect the ability to obtain patent protection. Customers may conclude that uncertainties of that protection and the fact that the basic human sequence data is available for free decrease the value of the Celera Genomics group's information products and services and as a result, it may be required to reduce the fees it charges for its products and services.

The Celera Genomics group may infringe the intellectual property rights of third parties and may become involved in expensive intellectual property litigation.

    The intellectual property rights of biotechnology companies, including the Celera Genomics group, are generally uncertain and involve complex legal, scientific and factual questions. The Celera Genomics group's success in the therapeutics discovery and development fields may depend, in part, on its ability to operate without infringing on the intellectual property rights of others and to prevent others from infringing on its intellectual property rights.

    There has been substantial litigation regarding patents and other intellectual property rights in the genomics industry. The Celera Genomics group may become a party to patent litigation or proceedings at the United States Patent and Trademark Office to determine its patent rights with respect to third parties, which may include subscribers to the Celera Genomics group's database information services. Interference proceedings may be necessary to establish which party was the first to discover the intellectual property. The Celera Genomics group may become involved in patent litigation against third parties to enforce the Celera Genomics group's patent rights, to invalidate patents held by the third parties, or to defend against these claims. The cost to the Celera Genomics group of any patent litigation or similar proceeding could be substantial, and it may absorb significant management time. If an infringement litigation against the Celera Genomics group is resolved unfavorably to the Celera Genomics group, the Celera Genomics group may be enjoined from manufacturing or selling its products or services without a license from a third party. The Celera Genomics group may not be able to obtain a license on commercially acceptable terms, or at all.

The Celera Genomics group's business is dependent on the continuous, effective, reliable and secure operation of its computer hardware, software and internet applications and related tools and functions.

    Because the Celera Genomics group's business requires manipulating and analyzing large amounts of data, and communicating the results of the analysis to its internal research personnel and to its customers via the Internet, the Celera Genomics group depends on the continuous, effective, reliable and secure operation of its computer hardware, software, networks, Internet servers and related infrastructure. To the extent that the Celera Genomics group's hardware or software malfunctions or access to the Celera Genomics group's data by the Celera Genomics group's internal research personnel or customers through the Internet is interrupted, its business could suffer.

    The Celera Genomics group's computer and communications hardware is protected through physical and software safeguards. However, it is still vulnerable to fire, storm, flood, power loss, earthquakes, telecommunications failures, physical or software break-ins, and similar events. In addition, the Celera Genomics group's database products are complex and sophisticated, and as such, could contain data, design or software errors that could be difficult to detect and correct. Software defects could be found in current or future products. If the Celera Genomics group fails to maintain and further develop the necessary computer capacity and data to support its computational needs and its customers' drug discovery efforts, it could result in loss of or delay in revenues and market acceptance. In addition, any sustained disruption in Internet access provided by third parties could adversely impact the Celera Genomics group's business.

The Celera Genomics group's research and product development depends on access to tissue samples and other biological materials.

    The Celera Genomics group will need access to normal and diseased human and other tissue samples, other biological materials and related clinical and other information, which may be in limited supply. The Celera Genomics group may not be able to obtain or maintain access to these materials and information on acceptable terms. In addition, government regulation in the United States and foreign countries could result in restricted access to, or use of, human and other tissue samples. If the Celera Genomics group loses access to sufficient numbers or sources of tissue samples, or if tighter restrictions are imposed on its use of the information generated from tissue samples, its business may be harmed.

Ethical, legal and social issues related to the use of genetic information and genetic testing may cause less demand for the Celera Genomics group's products.

    Genetic testing has raised issues regarding confidentiality and the appropriate uses of the resulting information. For example, concerns have been expressed towards insurance carriers and employers using these tests to discriminate on the basis of this information, resulting in barriers to the acceptance of these tests by consumers. This could lead to governmental authorities calling for limits on or regulation of the use of genetic testing or prohibiting testing for genetic predisposition to certain diseases, particularly those that have no known cure. Any of these scenarios could reduce the potential markets for products of the Celera Genomics group.

Expected rapid growth in the number of its employees could absorb valuable management resources and be disruptive to the development of the Celera Genomics group's business.

    The Celera Genomics group expects to increase its employee base significantly, including the addition of Axys' employees. This growth will require substantial effort to hire new employees and train and integrate them in the Celera Genomics group's business and to develop and implement management information systems, financial controls and facility plans. The Celera Genomics group's inability to manage growth effectively would have a material adverse effect on its future operating results.

Products and services developed using Celera Genomics group's databases, and the therapeutics discovery and development business of the Celera Genomics group, may be subject to government regulation.

    The Celera Genomics group and its pharmaceutical and biotechnology customers use the Celera Genomics group's databases for drug discovery and development, which is subject to regulation by the United States Food and Drug Administration. Any new drug developed must undergo an extensive regulatory review and approval process. This process can take many years and require substantial expense. The Celera Genomics group and its customers may also use its databases to develop products or services in the field of personalized health/medicine. However, current and future patient privacy and health care laws and regulations issued by the United States Food and Drug Administration may limit the use of data concerning an individual's genetic information. To the extent that such regulations restrict or discourage the Celera Genomics group or its customers from developing these products and services, the Celera Genomics group's business may be adversely affected.

Future acquisitions may absorb significant resources and may be unsuccessful.

    As part of the Celera Genomics group's strategy, it expects to pursue acquisitions (in addition to the Axys acquisition), investments and other strategic relationships and alliances. Acquisitions, investments and other strategic relationships and alliances may involve significant cash expenditures, debt incurrence, additional operating losses, dilutive issuances of equity securities, and expenses that could have a material effect on the Celera Genomics group's financial condition and results of operations. For example, to the extent that it elects to pay the purchase price for acquisitions in shares of Celera Genomics common stock, the issuance of additional shares of Celera Genomics common stock will be dilutive to holders of Celera Genomics common stock. Acquisitions involve numerous other risks, including:

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  difficulties integrating acquired technologies and personnel into the business of the Celera Genomics group;

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  diversion of management from daily operations;

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  inability to obtain required financing on favorable terms;

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  entry into new markets in which the Celera Genomics group has little previous experience;

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  potential loss of key employees or customers of acquired companies or of the Celera Genomics group; and

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  assumption of the liabilities and exposure to unforeseen liabilities of acquired companies.

    It may be difficult for the Celera Genomics group to complete these transactions quickly and to integrate these businesses efficiently into its current business. Any acquisitions, investments or other strategic relationships and alliances by the Celera Genomics group may ultimately have a negative impact on its business and financial condition.

Applera—Celera stock price is highly volatile.

    The market price of Applera—Celera stock has been and may continue to be highly volatile due to the risks and uncertainties described in this section of this proxy statement/prospectus, as well as other factors, including:

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  conditions and publicity regarding the genomics, biotechnology, pharmaceutical, or life sciences industries generally;

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  price and volume fluctuations in the stock market at large which do not relate to the Celera Genomics group's operating performance; and

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  comments by securities analysts or government officials, including with regard to the viability or profitability of the biotechnology sector generally or with regard to intellectual property rights of biotechnology companies, or the Celera Genomics group's failure to meet market expectations.

    The stock market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. In the past, companies that have experienced volatility have sometimes been the subject of securities class action litigation. If litigation was instituted on this basis, it could result in substantial costs and a diversion of management's attention and resources.

Applera is subject to a purported class action lawsuit relating to its 2000 offering of shares of Applera—Celera stock that may be expensive and time consuming.

    Applera and some of its officers have been served in five lawsuits purportedly on behalf of purchasers of Applera—Celera stock in Applera's follow-on public offering of Applera—Celera stock completed on March 6, 2000. In the offering, Applera sold an aggregate of approximately 4.4 million shares of Applera—Celera stock at a public offering price of $225 per share. All of these lawsuits have been consolidated into a single case and an amended consolidated complaint was filed on August 21, 2001. The consolidated complaint generally alleges that the prospectus used in connection with the offering was inaccurate or misleading because it failed to adequately disclose the alleged opposition of the Human Genome Project and two of its supporters, the governments of the United States and the United Kingdom, to providing patent protection to Applera's genomic-based products. The consolidated complaint seeks unspecified money damages, rescission, costs and expenses, and other relief as the court deems proper. Although Applera believes the asserted claims are without merit and intends to defend the case vigorously, the outcome of this or any other litigation is inherently uncertain. The defense of this case will require management attention and resources.

The Celera Genomics group's ability to develop proprietary therapeutics and the Celera Genomics/Applied Biosystems Joint Venture's ability to develop proprietary diagnostic products is unproven.

    The development and commercialization of new drugs by determining the causes of diseases through the study of genes, variations in genes, and the proteins expressed by genes is unproven. As the Celera Genomics group expands its efforts into this new business area, it faces the difficulties inherent in developing and commercializing therapeutic products, and it has limited experience in operating a commercial research and development program. In addition, Applera has announced the formation of Celera Diagnostics, a joint venture between the Applied Biosystems group and the Celera Genomics group in the field of diagnostics. Celera Diagnostics faces the difficulties inherent in developing and commercializing diagnostic tests and in building and operating a commercial research and development program. Given the Celera Genomics group's unproven ability to develop proprietary therapeutics and Celera Diagnostics' unproven ability to develop proprietary diagnostic products, it is possible that the Celera Genomics group's and Celera Diagnostics' discovery processes will not result in any commercial products or services. Even if the Celera Genomics group or Celera Diagnostics is able to develop products and services, it is possible that these products and services may not be commercially viable or successful due to a variety of reasons, including difficulty obtaining regulatory approvals, competitive conditions, the inability to obtain necessary intellectual property protection, the need to build distribution channels, failure to get adequate reimbursement for these products from insurance or government payors, or the inability of the Celera Genomics group or Celera Diagnostics to recover its development costs in a reasonable period.

Risks Related to a Capital Structure with Two Separate Classes of Common Stock

You will be stockholders of Applera and, therefore, financial effects on either the Celera Genomics group or the Applied Biosystems group could adversely affect the other.

    The Celera Genomics group and the Applied Biosystems group are not separate legal entities. As a result, stockholders will continue to be subject to all of the risks of an investment in Applera, including the Applied Biosystems group. The risks and uncertainties that may affect the operations, performance, development, and results of the Applied Biosystems group's businesses are described below. The assets attributed to the Celera Genomics group could be subject to the liabilities of the Applied Biosystems group, even if these liabilities arise from lawsuits, contracts or indebtedness that are attributed to the Applied Biosystems group. If Applera is unable to satisfy the Applied Biosystems group's liabilities out of the assets attributed to that group, Applera may be required to satisfy those liabilities with assets attributed to the Celera Genomics group.

    Financial effects from the Applied Biosystems group that affect Applera's consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the Celera Genomics group and the market price of Applera—Celera stock. In addition, net losses of the Applied Biosystems group and dividends or distributions on, or repurchases of, Applera—Applied Biosystems stock or repurchases of preferred stock will reduce the funds Applera can pay as dividends on Applera—Celera stock under Delaware law. For these reasons, you should read Applera's consolidated financial information with the financial information it provides for each group.

The market price of Applera—Celera stock may not reflect the separate performance of the Celera Genomics group business.

    The market price of Applera—Celera stock may not reflect the separate performance of the Celera Genomics group business. The market price of Applera—Celera stock could simply reflect the performance of Applera as a whole, or the market price of Applera—Celera stock could move independently of the performance of our Celera Genomics group business. Investors may discount the value of Applera—Celera stock because it is part of a common enterprise rather than a stand-alone company.

The market price of Applera—Celera stock may be affected by factors that do not affect traditional common stock.

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  The complex nature of the terms of Applera—Celera stock may adversely affect the market price of Applera—Celera stock. The complex nature of the terms of Applera—Celera stock, such as the convertibility of Applera—Celera stock into Applera—Applied Biosystems stock or vice versa, and the potential difficulties investors may have understanding these terms, may adversely affect the market price of Applera—Celera stock.

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  The market price of Applera—Celera stock may be adversely affected by the fact that holders have limited legal interests in the Celera Genomics group as a separate legal entity. For example, as described in greater detail in the subsequent risk factors, holders of Applera—Celera stock generally do not have separate class voting rights with respect to significant matters affecting the Celera Genomics group. In addition, upon a liquidation or dissolution of Applera, holders of Applera—Celera stock will not have specific rights to the assets of the Celera Genomics group and will not be entitled to receive proceeds that are proportional to the relative performance of the Celera Genomics group.

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  The market price of Applera—Celera stock may be adversely affected by events involving the Applied Biosystems group or the performance of Applera—Applied Biosystems stock. Events, such as earnings announcements or other developments concerning the Applied Biosystems group that the market does not view favorably and which thus adversely affect the market price of Applera—Applied Biosystems stock, may adversely affect the market price of Applera—Celera stock. Because both classes are common stock of Applera, an adverse market reaction to Applied Biosystems stock may, by association, cause an adverse reaction to Applera—Celera stock. This reaction may occur even if the triggering event was not material to Applera as a whole.

Limits exist on the voting power of group common stock.

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  Applera—Celera stock may not have any influence on the outcome of stockholder voting. Applera—Applied Biosystems stock currently has a substantial majority of the voting power of the common stock of Applera and had approximately 74.7% of the voting power as of August 24, 2001, the record date for Applera's 2001 annual meeting of stockholders. Except in limited circumstances where there is separate class voting, the relative voting power of the two classes of common stock fluctuates based on their relative market values. Therefore, except in cases of separate class voting, either class of common stock that is entitled to more than the number of votes required to approve any stockholder action could control the outcome of the vote even if the matter involves a divergence or conflict of the interests of the holders of Applera—Celera stock and Applera—Applied Biosystems stock. These matters may include mergers and other extraordinary transactions.

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  A class of group common stock with less than majority voting power can block action if a class vote is required. If Delaware law, stock exchange rules or the Applera board of directors requires a separate vote on a matter by the holders of either Applera—Celera stock or Applera—Applied Biosystems stock, those holders could prevent approval of the matter even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as a class, were to vote in favor of it. As a result, in cases where Applera—Celera stockholders and Applera—Applied Biosystems stockholders vote as separate classes on a proposal, the affirmative vote of shares representing a majority of the Applera—Celera stock will not prevent the Applera—Applied Biosystems stockholders from defeating the proposal.

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  Holders of Applera—Celera stock cannot ensure that their voting power will be sufficient to protect their interests. Since the relative voting power per share of Applera—Celera stock and Applera—Applied Biosystems stock will fluctuate based on the market values of the two classes of common stock, the relative voting power of Applera—Celera stock could decrease. As a result, holders of shares of Applera—Celera stock cannot ensure that their voting power will be sufficient to protect their interests.

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  You will not have some of the stockholder rights traditionally associated with common stock. The Celera Genomics group will not have a separate board of directors to represent solely your interests as holders of Applera—Celera stock. Consequently, there will be no board of directors that owes any separate duties to you. Applera's board of directors will act in accordance with its good faith business judgment of the best interests of Applera, taking into consideration the interests of all common stockholders regardless of class or series, which may be detrimental to you.

Stockholders may not have any remedies for breach of fiduciary duties if any action by directors and officers has a disadvantageous effect on either class of common stock.

    Stockholders may not have any remedies if any action or decision of Applera's board of directors or officers has a disadvantageous effect on Applera—Celera stock or Applera—Applied Biosystems stock compared to the other class of common stock. Cases in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of tracking stocks are judged under the principle known as "the business judgment rule" unless self-interest is shown.

    In addition, principles of Delaware law established in cases involving differing treatment of two classes of common stock or two groups of holders of the same class of common stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series. Absent abuse of discretion, a good faith business decision made by a disinterested and adequately informed board of directors, board of directors' committee or officer of Applera with respect to any matter having different effects on holders of Applera—Celera stock and holders of Applera—Applied Biosystems stock would be a defense to any challenge to the determination made by or on behalf of the holders of either class of common stock.

Stock ownership could cause directors and officers to favor one group over the other.

    As a policy, Applera's board of directors periodically monitors the ownership of shares of Applera—Celera stock and shares of Applera—Applied Biosystems stock by Applera's directors and senior officers as well as their option holdings and other benefits so that their interests are not misaligned with the two classes of common stock and with their duty to act in the best interests of Applera and its stockholders as a whole. However, because the actual stock market value of their interests in Applera—Celera stock and Applera—Applied Biosystems stock could vary significantly, it is possible that they could favor one group over the other as a result of their common stock holdings, options and other benefits. As of August 31, 2001, Applera's directors and senior officers held shares of Applera—Celera stock and shares of Applera—Applied Biosystems stock representing approximately equal percentages of the total shares outstanding of Applera—Celera stock and Applera—Applied

Biosystems stock. The stock market value of these shares will vary with fluctuations in the market price of Applera—Celera stock and Applera—Applied Biosystems stock. However, the market capitalization of the Applied Biosystems group is substantially greater than that of the Celera Genomics group and, therefore, the market value of the Applera—Applied Biosystems stock held by Applera's directors and senior officers was significantly higher than the market value of the Applera—Celera Genomics stock held by them on that date.

Numerous potential conflicts of interest exist between the classes of common stock that may be difficult to resolve by Applera's board or may be resolved adversely to one of the classes.

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  Allocation of corporate opportunities could favor one group over the other. Applera's board of directors may be required to allocate corporate opportunities between the groups. In some cases, Applera's directors could determine that a corporate opportunity, such as a business that it is acquiring or a new business, should be shared by the groups or be allocated to one group over the other. Any decisions could favor one group to the detriment of the other.

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  The groups may compete with each other to the detriment of their businesses. The existence of two separate classes of common stock will not prevent the Applied Biosystems group and the Celera Genomics group from competing with each other. Any competition between the groups could be detrimental to businesses of either or both of the groups. Under a board of directors' policy, the groups will generally not engage in the principal businesses of the other, except for joint transactions with each other. However, Applera's Chief Executive Officer or board of directors will permit indirect competition between the groups, such as one group doing business with a competitor of the other group, based on his or its good faith business judgment that the competition is in the best interests of Applera and all of Applera's stockholders as a whole. In addition, the groups may compete in a business that is not a principal business of the other group.

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  Applera's board of directors may pay more or less dividends on group common stock than if that group were a separate company. Subject to the limitations referred to below, Applera's board of directors has the authority to declare and pay dividends on Applera—Celera stock and Applera—Applied Biosystems stock in any amount and could, in its sole discretion, declare and pay dividends exclusively on Applera—Celera stock, exclusively on Applera—Applied Biosystems stock, or on both, in equal or unequal amounts. Applera's board of directors is not required to consider the amount of dividends previously declared on each class, the respective voting or liquidation rights of each class or any other factor. The performance of one group may cause Applera's board of directors to pay more or less dividends on the common stock relating to the other group than if that other group were a stand-alone company. In addition, Delaware law and Applera's certificate of incorporation impose limitations on the amount of dividends that may be paid on each class of common stock.

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  Proceeds of mergers or consolidations may be allocated unfavorably. Applera's board of directors will determine how consideration to be received by holders of common stock in connection with a merger or consolidation involving Applera is to be allocated among holders of each class of common stock. This percentage may be materially more or less than that which might have been allocated to the holders had Applera's board of directors chosen a different method of allocation.

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  Holders of either class of common stock may be adversely affected by a conversion of group common stock. Applera's board of directors could, in its sole discretion and without stockholder approval, determine to convert shares of Applera—Applied Biosystems stock into shares of Applera—Celera stock, or vice versa, at any time, including when either or both classes of common stock may be considered to be overvalued or undervalued. If Applera's board of directors chose to issue Applera—Celera stock in exchange for Applera—Applied Biosystems stock, the conversion would dilute the interests in Applera of the holders of Applera—Celera stock. If the board of directors were to choose to issue Applera—Celera stock in exchange for Applera—Applied Biosystems stock, or vice versa, the conversion could give holders of shares of the class of common stock being converted a greater or lesser premium than any premium that was paid or might be paid by a third-party buyer of all or substantially all of the assets of the group whose stock is converted.

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  Cash proceeds of newly issued Applera—Celera stock in the future could be allocated to the Applied Biosystems group. If and to the extent the Applied Biosystems group holds "Applera—Celera Genomics Designated Shares" at the time of any future sale of Applera—Celera stock, Applera's board of directors could allocate some or all of the proceeds of that sale to the Applied Biosystems group in consideration of a reduction in the number of these shares. Applera—Celera Genomics Designated Shares are a type of authorized shares of Applera—Celera stock that is described under "Description of Applera Capital Stock" in this proxy statement/prospectus. Any decision could favor one group over the other group. For example, the decision to allocate the proceeds of that sale to the Applied Biosystems group could adversely affect the Celera Genomics group's ability to obtain funds to finance its growth strategies. The Applied Biosystems group does not currently hold any Applera—Celera Genomics Designated Shares. Applera—Celera Genomics Designated Shares could be issued in the future if Applera's board of directors determines that the Celera Genomics group requires additional capital to finance its business and that the Applied Biosystems group should supply that capital.

Applera's board of directors may change its management and allocation policies without stockholder approval to the detriment of either group.

    Applera's board of directors may modify or rescind Applera's policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies, in its sole discretion without stockholder approval. A decision to modify or rescind these policies, or adopt additional policies, could have different effects on holders of Applera—Celera stock and holders of Applera—Applied Biosystems stock or could result in a benefit or detriment to one class of stockholders compared to the other class. Applera's board of directors will make any decision in accordance with its good faith business judgment that the decision is in the best interests of Applera and all of its stockholders as a whole.

Either the Celera Genomics group or the Applied Biosystems group may finance the other group on terms unfavorable to either group.

    From time to time, Applera anticipates that it will transfer cash and other property between groups to finance their business activities. When this occurs, the group providing the financing will be subject to the risks relating to the group receiving the financing. Applera will account for those transfers in one of the following ways:

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  as a reallocation of pooled debt or preferred stock;

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  as a short-term or long-term loan between groups or as a repayment of a previous borrowing;

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  as an increase or decrease in Applera—Celera Genomics Designated Shares; or

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  as a sale of assets between groups.

    Applera's board of directors has not adopted specific criteria for determining when it will account for the transfer of cash or other property as a reallocation of pooled debt or preferred stock, a loan or repayment, an increase or decrease in interest or a sale of assets. These determinations, including the terms of any transactions accounted for as debt, may be unfavorable to either the group transferring or receiving the cash or other property. Applera's board of directors expects to make these determinations, either in specific instances or by setting generally applicable policies, after considering the financing requirements and objectives of the receiving group, the investment objectives of the transferring group and the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

    Applera cannot assure you that any terms that it fixes for debt will approximate those that could have been obtained by the borrowing group if it were a stand-alone company.

The Celera Genomics group could incur a higher tax liability than if it were a stand-alone taxpayer.

    The Applera tax allocation policy provides that some tax benefits that cannot be used by the group generating those benefits but can be used on a consolidated basis are to be transferred, without reimbursement, to the group that can use the benefits. Any tax benefits that are transferred from the Celera Genomics group to the Applied Biosystems group will not be carried forward to reduce the Celera Genomics group's future tax liability. Accordingly, future use by the Applied Biosystems group, without reimbursement, of tax benefits generated by the Celera Genomics group will result in the Celera Genomics group paying a greater portion of the total corporate tax liability than would have been the case if the Celera Genomics group were a stand-alone taxpayer.

Holders of Applera—Celera stock may receive less consideration upon a sale of assets than if the Celera Genomics group were a separate company.

    Applera's certificate of incorporation provides that if a disposition of all or substantially all of the assets of the Celera Genomics group occurs, Applera must, subject to certain exceptions:

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  distribute to holders of Applera—Celera stock an amount equal to the net proceeds of the disposition; or

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  convert at a 10% premium shares of Applera—Celera stock into shares of Applera—Applied Biosystems stock.

    If the Celera Genomics group were a separate, independent company and its shares were acquired by another person, some of the costs of that disposition, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of the Celera Genomics group as a stand-alone company might receive a greater amount than the net proceeds that would be received by holders of Applera—Celera stock if the assets of the Celera Genomics group were sold and the proceeds distributed to Applera—Celera stockholders. In addition, Applera cannot assure you that the net proceeds per share of Applera—Celera stock will be equal to or more than the market value per share of Applera—Celera stock prior to or after announcement of a disposition.

Applera's capital structure and variable vote per share may discourage acquisitions of the Celera Genomics group or Applera—Celera stock.

    A potential acquiror could acquire control of Applera by acquiring shares of common stock having a majority of the voting power of all shares of common stock outstanding. This majority could be obtained by acquiring a sufficient number of shares of both classes of common stock or, if one class of common stock has a majority of the voting power, only shares of that class since the relative aggregate voting power of the two classes of common stock fluctuates based on their relative aggregate market values. Currently, Applera—Applied Biosystems stock has a substantial majority of the voting power. As a result, it might be possible for an acquiror to obtain control by purchasing only shares of Applera—Applied Biosystems stock.

Decisions by Applera's board of directors and officers that affect market values could adversely affect voting and conversion rights.

    The relative voting power per share of each class of common stock and the number of shares of one class of common stock issuable upon the conversion of the other class of common stock will vary depending upon the relative market values of Applera—Celera stock and Applera—Applied Biosystems stock. The market value of either or both classes of common stock could be adversely affected by market reaction to decisions by Applera's board of directors or Applera's management that investors perceive as affecting differently one class of common stock compared to the other. These decisions could involve changes to Applera's management and allocation policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between groups and changes in dividend policies.

Provisions governing common stock could discourage a change of control and the payment of a premium for stockholders' shares.

    Applera's stockholder rights plan could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Applera by delaying or preventing a change in control. The existence of two classes of common stock could also present complexities and may pose obstacles, financial and otherwise, to an acquiring person. In addition, provisions of Delaware law and Applera's certificate of incorporation and bylaws may also deter hostile takeover attempts.

Legislative proposals could have adverse tax consequences for Applera and holders of Applera—Celera stock and Applera—Applied Biosystems stock.

    The Clinton Administration Budget Proposals in 1999 and 2000 proposed legislation that would have adversely affected holders of tracking stock such as Applera—Celera stock and Applera—Applied Biosystems stock. The 1999 proposal would have required corporate-level gain recognition on the issuance of tracking stock, while the 2000 proposal would have required that the stockholders of the issuing corporation be taxed upon the receipt of tracking stock in specified circumstances. Although Congress did not act on either proposal and the recent Bush Administration Budget Proposal does not contain a similar provision, it is impossible to predict whether any proposals relating to tracking stock will be made in the future, and to what extent Congress would act upon any proposals.

    Applera may convert Applera—Celera stock or Applera—Applied Biosystems stock into shares of the other class without any premium if, based on the legal opinion of its tax counsel, it is more likely than not as a result of the enactment of legislative changes or administrative proposals or changes that Applera or its stockholders will be subject to tax upon issuance of Applera—Celera stock or Applera—Applied Biosystems stock or that the stock will not be treated as stock of Applera.

Risks Related to the Applied Biosystems Group

Rapidly changing technology in life sciences could make the Applied Biosystems group's product line obsolete unless it continues to improve existing products, develop new products, and pursue new market opportunities.

    A significant portion of the net revenues for the Applied Biosystems group each year is derived from products that did not exist in the prior year. The Applied Biosystems group's future success depends on its ability to continually improve its current products, develop and introduce, on a timely and cost-effective basis, new products that address the evolving needs of its customers, and pursue new market opportunities that develop as a result of technological and scientific advances in life sciences. The Applied Biosystems group's products are based on complex technology which is subject to rapid change as new technologies are developed and introduced in the marketplace. Unanticipated difficulties or delays in replacing existing products with new products could adversely affect the Applied

Biosystems group's future operating results. The pursuit of new market opportunities will add further complexity and require additional management attention and resources as these markets are addressed.

A significant portion of sales depends on customers' capital spending policies that may be subject to significant and unexpected decreases.

    A significant portion of the Applied Biosystems group's instrument product sales are capital purchases by its customers. The Applied Biosystems group's customers include pharmaceutical, environmental, research, biotechnology, and chemical companies, and the capital spending policies of these companies can have a significant effect on the demand for the Applied Biosystems group's products. These policies are based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of research equipment, and policies regarding capital expenditures during recessionary periods. Any decrease in capital spending or change in spending policies of these companies could significantly reduce the demand for the Applied Biosystems group's products.

A substantial portion of the Applied Biosystems group's sales is to customers at universities or research laboratories whose funding is dependent on both the level and timing of funding from government sources.

    As a result, the timing and amount of revenues from these sources may vary significantly due to factors that can be difficult to forecast. Although research funding has increased during the past several years, grants have, in the past, been frozen for extended periods or otherwise become unavailable to various institutions, sometimes without advance notice. Budgetary pressures may result in reduced allocations to government agencies that fund research and development activities. If government funding necessary to purchase the Applied Biosystems group's products were to become unavailable to researchers for any extended period of time, or if overall research funding were to decrease, the business of the Applied Biosystems group could be adversely affected.

The Applied Biosystems group is currently and could in the future be subject to claims for infringement of patents and other intellectual property rights.

    The Applied Biosystems group's products are based on complex, rapidly developing technologies. These products could be developed without knowledge of previously filed but unpublished patent applications that cover some aspect of these technologies. In addition, there are relatively few decided court cases interpreting the scope of patent claims in these technologies, and the Applied Biosystems group's belief that its products do not infringe the technology covered by valid patents could be successfully challenged by third parties. Also, in the course of its business, the Applied Biosystems group may from time to time have access to confidential or proprietary information of third parties, and these parties could bring a theft of trade secret claim against the Applied Biosystems group asserting that the Applied Biosystems group's products improperly use technologies which are not patented but which are protected as trade secrets. The Applied Biosystems group has been made a party to litigation regarding intellectual property matters, including the patent litigation described in the next paragraph, some of which, if determined adversely, could have a material adverse effect on the Applied Biosystems group. Due to the fact that the Applied Biosystems group's business depends in large part on rapidly developing and dynamic technologies, there remains a constant risk of intellectual property litigation affecting the group. The Applied Biosystems group has from time to time been notified that it may be infringing patents and other intellectual property rights of others. It may be necessary or desirable in the future to obtain licenses relating to one or more products or relating to current or future technologies, and the Applied Biosystems group cannot be assured that it will be able to obtain these licenses or other rights on commercially reasonable terms.

    Applera is currently subject to patent litigation with Amersham Pharmacia Biotech, Inc. and Molecular Dynamics, Inc. In the litigation, Amersham and Molecular Dynamics allege that the Applied Biosystems group has infringed four Amersham patents as a result of the Applied Biosystems group's sale of DNA sequencing instrumentations and reagents. Also in the litigation, Applera has brought suit against Amersham and Molecular Dynamics alleging that they have infringed two of Applera's patents as a result of their sale of their DNA sequencing instrumentations and reagents. At present, these lawsuits are not scheduled for trial. The sale of DNA sequencing instrumentation and reagents is an important part of the Applied Biosystems group's business. If these lawsuits proceed to trial, the cost of the litigation, and the amount of management time that will be devoted to the litigation, will be significant. There can be no assurance that this litigation will be resolved favorably to Applera or either the Celera Genomics group or the Applied Biosystems group, that Applera and both of its groups will not be enjoined from selling the products in question or other products as a result, or that any monetary or other damages assessed against Applera will not have a material adverse effect on the financial condition of Applera, the Celera Genomics group, or the Applied Biosystems group.

Since the Applied Biosystems group's business is dependent on foreign sales, fluctuating currencies will make revenues and operating results more volatile.

    Approximately 50% of the Applied Biosystems group's net revenues during fiscal 2001 were derived from sales to customers outside of the United States. The majority of these sales were based on the relevant customer's local currency. A significant portion of the related costs for the Applied Biosystems group are based on the U.S. dollar. As a result, the Applied Biosystems group's reported and anticipated operating results and cash flows are subject to fluctuations due to material changes in foreign currency exchange rates that are beyond the Applied Biosystems group's control.

Integrating acquired technologies may be costly and may not result in technological advances.

    The future growth of the Applied Biosystems group depends in part on its ability to acquire complementary technologies through acquisitions and investments. The consolidation of employees, operations, and marketing and distribution methods could present significant managerial challenges. For example, the Applied Biosystems group may encounter operational difficulties in the integration of manufacturing or other facilities. In addition, technological advances resulting from the integration of technologies may not be achieved as successfully or rapidly as anticipated, if at all.

Electricity shortages and earthquakes could disrupt operations in California.

    The headquarters and principal operations of the Applied Biosystems group are located in Foster City, California. The State of California and its principal electrical utility companies have recently indicated that there is a statewide electricity shortage and that these utility companies are in poor financial condition. As a result, California has experienced temporary localized electricity outages, or rolling blackouts, which may continue or worsen into blackouts of longer duration in the future. Blackouts in Foster City, even of modest duration, could impair or cause a temporary suspension of the group's operations, including the manufacturing and shipment of new products. Power disruptions of an extended duration or high frequency could have a material adverse effect on operating results. In addition, Foster City is located near major California earthquake faults. The ultimate impact of earthquakes on the Applied Biosystems group, its significant suppliers, and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake.

The Celera Genomics/Applied Biosystems Joint Venture's ability to develop proprietary diagnostic products is unproven.

    Applera has announced the formation of Celera Diagnostics, a joint venture between the Applied Biosystems group and the Celera Genomics group in the field of diagnostics. Celera Diagnostics faces the difficulties inherent in developing and commercializing diagnostic tests and in building and operating a commercial research and development program. Celera Diagnostics' ability to develop proprietary diagnostic products is unproven, and it is possible that Celera Diagnostic's discovery process will not result in any commercial products or services. Even if Celera Diagnostics is able to develop products and services, it is possible that these products and services may not be commercially viable or successful due to a variety of reasons, including difficulty obtaining regulatory approvals, competitive conditions, the inability to obtain necessary intellectual property protection, the need to build distribution channels, failure to get adequate reimbursement for these products from insurance or government payors, or the inability of Celera Diagnostics to recover its development costs in a reasonable period.

THE SPECIAL MEETING

    This proxy statement/prospectus is being furnished to stockholders of Axys in connection with the solicitation of proxies by the board of directors of Axys for use at the special meeting of its stockholders.

Date, Time and Place

    The special meeting will be held at Axys' headquarters located at 180 Kimball Way, South San Francisco, California 94080, at 10:00 a.m. Pacific Time, on [October 31], 2001. [NOTE: Axys has not yet declared a meeting date; a date of October 31, 2001 has been assumed solely for purposes of disclosure in this proxy statement/prospectus.]

Purpose of the Special Meeting

    At the special meeting, holders of Axys common stock will be asked to consider and vote upon the approval and adoption of the merger agreement and the approval of the merger and such other matters as may properly be brought before the special meeting.

    The Axys board of directors has, by unanimous vote, approved the merger agreement and the merger and the transactions contemplated thereby, and recommends a vote FOR approval and adoption of the merger agreement and approval of the merger.

Record Date; Stock Entitled to Vote

    Only holders of record of Axys common stock at the close of business on [September 27], 2001, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. [NOTE: Axys has not yet declared a record date; a date of September 27, 2001 has been assumed solely for purposes of disclosure in this proxy statement/prospectus.] Axys common stock constitutes the only issued and outstanding class of voting securities of Axys.

    On the record date, [            ] shares of Axys common stock were issued and outstanding and were held by [      ] holders of record. Holders of record of shares of Axys common stock on the record date are each entitled to one vote per share on each matter to be considered at the special meeting.

Quorum

    The presence at the special meeting, either in person or by proxy, of a majority of the shares of Axys common stock outstanding on the record date is necessary to constitute a quorum to transact business at the special meeting. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed in order to solicit additional proxies.

    Abstentions and "broker non-votes" will be counted for the purpose of determining whether a quorum is present. Broker non-votes are shares held by brokers or nominees on behalf of customers that are represented at the meeting but with respect to which the broker or nominee has not been instructed how to vote. Brokers holding shares of Axys common stock in street name for customers are prohibited from voting those customers' shares regarding the merger agreement and the merger in the absence of specific instructions from those customers.

Vote Required

    The approval and adoption of the merger agreement and the approval of the merger requires the affirmative vote of holders of a majority of the shares of Axys common stock issued and outstanding and entitled to vote on the record date for the special meeting. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect of a vote against adoption and approval of the merger agreement and approval of the merger.

Share Ownership of Management and Others

    At the close of business on the record date, directors and executive officers of Axys and their affiliates beneficially owned and were entitled to vote approximately [            ] shares of Axys common stock, representing approximately [  ]% of the shares of Axys common stock issued and outstanding on the record date. Each of those directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the Axys common stock owned by him FOR the approval and adoption of the merger agreement and approval of the merger.

Voting of Proxies

    Shares represented by all properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders thereof. Except for the broker non-votes, properly executed proxies that do not contain voting instructions will be voted in favor of the approval and adoption of the merger agreement and approval of the merger.

    For voting purposes at the special meeting, only shares voted in favor of approval and adoption of the merger agreement and approval of the merger (which includes properly executed proxies without voting instructions but not broker non-votes) will be counted as favorable votes for the approval and adoption. The failure to submit a proxy (or to vote in person) or the abstention from voting or submission of a broker non-vote with respect to the approval and adoption will have the same effect as a vote against approval and adoption of the merger agreement and approval of the merger.

    It is not expected that any matter other than those referred to in this proxy statement/prospectus will be brought before the special meeting. If, however, other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to those matters. The persons named as proxies by a holder of Axys common stock may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval and adoption of the merger agreement and approval of the merger; however, no proxy which is voted against the approval and adoption of the merger agreement and approval of the merger will be voted in favor of an adjournment.

Revoking Proxies

    Holders of Axys common stock on the record date may revoke their proxies at any time prior to the time their proxies are voted at the special meeting. Proxies may be revoked by written notice, including by telegram or facsimile, to the Secretary of Axys, by a later-dated proxy signed and returned by mail, or by attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the special meeting as follows:

    Axys Pharmaceuticals, Inc.
    180 Kimball Way
    South San Francisco, CA 94080
    Facsimile: (650) 829-1147
    Attention: William J. Newell

Adjournments

    The special meeting may be adjourned for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made at any time by stockholders representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting.

    If a motion to adjourn or postpone the special meeting to another time or place is made because a quorum is not present at the time the special meeting is convened or for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions of the merger, the persons named as proxies will have the discretion to vote on these matters in accordance with their best judgment. However, proxies to be voted against a specific proposal may not be used to vote in favor of an adjournment of the special meeting for the purpose of soliciting additional votes in favor of that proposal or allowing additional time for the satisfaction of conditions of the merger.

Proxy Solicitation

    Axys will bear the cost of the solicitation of proxies from its stockholders, except that Applera will pay 75% of the cost of filing, printing and distributing the registration statement and this proxy statement/prospectus and Axys will be responsible for 25% of these costs. In addition to solicitation by mail, the directors, officers and employees of Axys may solicit proxies from stockholders of Axys by telephone or telegram or by other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

    Axys has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies by Axys. Axys will pay $6,000, plus reimbursement of some out-of-pocket expenses, to MacKenzie Partners for its services. Axys will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those persons. Axys will reimburse any of these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

    Do not send in any stock certificates with your proxy cards. Applera will instruct its exchange agent to send transmittal forms with instructions for the surrender of certificates representing shares of Axys common stock in exchange for the issuance of certificates representing shares of Applera—Celera stock to former holders of Axys common stock shortly after the merger is completed.

THE MERGER

Background of the Merger

    In January 2000, Axys' management and board of directors concluded that Axys should explore opportunities for a strategic combination with a company in the life sciences industry. Axys was concerned that its limited financial resources and limited access to novel drug targets would constrain Axys' long-term ability to capitalize on its core scientific assets, primarily its highly skilled scientific employee base. At that time, Axys' cash was running low; it was lower than historical levels as a result of a strategic decision in early 1999 to internally develop a number of its drug discovery programs, rather than seeking a partner and on-going funding for these programs that would provide immediate revenue to Axys. In addition, in January 2000 Axys believed it would have difficulty raising additional capital due to adverse capital market conditions facing the biotech sector generally. This concern was heightened by Axys' challenges in realizing near-term value from any of its affiliated businesses through the sale or equity financing of these businesses. In early 2000, discussions regarding the potential sale of one of these affiliated businesses had been terminated and the other two affiliated businesses were believed to be inadequately developed to attract potential buyers or investors. Consequently, Axys engaged Lehman Brothers as its financial advisor and, through Lehman Brothers, Axys held preliminary discussions with various potential strategic parties during the first two quarters of 2000. None of these discussions progressed beyond the preliminary stage, and on or about August 2000, Axys terminated its relationship with Lehman Brothers.

    In addition to exploring the opportunities for strategic combinations during the first half of 2000, Axys also sought additional financing for its operations, and engaged in a series of transactions in 2000 to provide Axys with further funding. In March 2000, when investor interest in the biotech sector was strong, Axys raised approximately $31.5 million in gross proceeds through a private placement of Axys common stock. In April 2000, Axys merged its subsidiary Advanced Technologies with Discovery Partners and acquired 7,425,000 shares of Discovery Partners stock. Discovery Partners subsequently went public in July 2000; however, the Discovery Partners shares owned by Axys, which represented approximately 33% of Discovery Partners' outstanding shares, were subject to an underwriters' lock up until January 2001 and continue to be subject to various restrictions on resale. In July 2000, Axys put in place an equity line of credit for up to $50 million and made an initial draw down of $10 million. In September 2000, Axys raised an additional $26 million by selling convertible notes with warrants, which notes were collateralized by most of Axys' Discovery Partners shares. Based on the closing price of Discovery Partners common stock on the Nasdaq National Market on September 1, 2000, Axys' 33% stake in Discovery Partners had a market value in excess of $145 million. In December 2000, Axys agreed to merge its subsidiary PPGx with another private company, DNA Sciences. Although DNA Sciences filed for an initial public offering in January 2001, it subsequently withdrew that offering. Axys' other spinout business, Akkadix, sought but failed to secure additional funding in late 2000, and in early 2001, laid off a substantial portion of its workforce and was forced to substantially reduce its operations.

    In Axys' view during late 2000, the following factors were important to its continuing ability to fund its programs for the next several years: (1) the ability to sell its Discovery Partners shares and the amount that could be realized from that sale, since their market value had declined substantially since the convertible note transaction in which $26 million had been borrowed, (2) the ability to sell its shares in privately-held DNA Sciences and the amount that could be realized from that sale, (3) the ability to raise additional funding through the equity line or other sources in light of the current difficult biotech funding environment and (4) the entry into additional research and development collaborations to further reduce Axys' operating expenditures.

    In January 2001, Axys received an unsolicited invitation from an interested party in the life sciences industry to discuss a possible strategic combination that did not convey specific terms or structure. In February, in response to the overture from this interested party, Axys requested JPMorgan

H&Q, a division of J.P. Morgan Securities Inc., to assist Axys in identifying potential merger partners, exploring other strategic and financial transactions for Axys and reviewing publicly available information regarding possible merger partners. In identifying potential merger partners, Axys and JPMorgan H&Q focused on parties that had a potential strategic fit with Axys' expertise in the discovery, design and development of small molecule drugs. Axys and JPMorgan H&Q did not openly solicit indications of interest for a merger or other business combination with Axys but targeted and contacted strategic parties that could facilitate the growth of Axys' business. JPMorgan H&Q was not formally engaged by Axys until May 7, 2001. The initial interested party did not deliver a firm proposal to Axys and ended discussions about a potential business combination at an early stage.

    During the course of the ensuing months, JPMorgan H&Q and/or Axys engaged in discussions with approximately 10 other potential strategic parties, including Applera, which were potential merger partners for Axys and/or which Axys believed might have the potential to provide Axys with novel targets and other valuable resources. Preliminary discussions with these potential strategic parties about the possibility of a business combination transaction were initiated in a variety of ways. Some of the parties were contacted by JPMorgan H&Q at the request of Axys, others were contacted by Axys during the course of discussions of potential research and development relationships and others approached Axys directly with indications of interest in a potential business combination. Five of the strategic parties contacted by JPMorgan H&Q and/or Axys, including Applera, had preliminary meetings with Axys about potential business combination transactions and commenced preliminary due diligence reviews of Axys' business. Of these five parties with which Axys held preliminary meetings, Applera and one other strategic party expressed interest in further pursuing a potential business combination.

    On April 2, Paul Hastings, Axys' President and Chief Executive Officer, Dr. Michael Venuti, Senior Vice President, Research and Preclinical Development and Chief Technical Officer and William Newell, Senior Vice President, Corporate & Business Development, met with Dr. Peter Barrett, Chief Business Officer of the Celera Genomics group, to discuss a possible transaction in general terms. On that same date, Axys and Applera entered into a confidentiality agreement. Executives of both companies, as well as their respective financial advisors, met periodically over the ensuing weeks to explore a potential strategic combination. Commencing in mid-April, Applera began a preliminary due diligence review of Axys' operations.

    On May 2 and 3, a team from the Celera Genomics group led by Dr. Barrett met with Axys management to further discuss the Axys business. After that meeting and throughout the remainder of May, Applera conducted a more thorough due diligence review of Axys' business, scientific, legal and financial affairs and engaged in more in depth discussions with Axys' senior management team. Additional information was exchanged during these discussions about company strategies and potential synergies. Additionally, the importance of retaining Axys' skilled scientific work force was discussed, as well as various possible methods of providing incentives to that work force to remain after the conclusion of the potential transaction. During the month of May, Axys and Applera and their respective financial advisors also commenced preliminary negotiations regarding the possible financial terms for a merger.

    On May 31, representatives of Applera informed Axys that Applera was considering a stock transaction in which each share of Axys stock would be exchanged for $4.50 in Applera—Celera stock. In addition, Applera indicated that it was considering providing additional stock options to some Axys employees after the closing of the potential transaction as well as providing that no Applera—Celera stock options received by Axys employees upon conversion of their Axys stock options would have an exercise price in excess of the trading price of Applera—Celera stock immediately prior to the closing.

    The board of directors of Axys held meetings on May 14, May 17, May 23 and June 1 with Axys' management and legal advisors and, except with respect to the May 23 meeting, representatives of JPMorgan H&Q, concerning the progress of the Applera negotiations and related matters. During these meetings, the board of directors instructed management and Axys' legal and financial advisors to continue negotiations with Applera.

    Beginning in the week of June 3, the respective financial advisors and legal counsel for Axys and Applera reviewed and negotiated the detailed terms of a definitive merger agreement to govern the strategic combination of the parties and Applera continued to conduct its due diligence review of Axys' business throughout the week. On June 6, Applera's financial advisor, Morgan Stanley, confirmed with Axys' financial advisor, JPMorgan H&Q, that Applera was willing to pay $4.50 in Applera—Celera stock for each share of Axys stock, but that the $4.50 would be subject to a 15% collar mechanism which would subject the Axys stockholders to the risk of receiving less than $4.50 per share of Axys stock if the stock price of Applera—Celera stock decreased by more than 15% prior to the closing and the opportunity to receive more than $4.50 per share if the stock price of Applera—Celera stock increased by more than 15% prior to the closing. In subsequent conversations, Axys' senior management informed representatives of Applera that a stock transaction at a higher price per share, without a collar mechanism, would be more attractive.

    Tony L. White, Applera's Chairman and Chief Executive Officer, and Peter Chambré, Chief Operating Officer of the Celera Genomics group, met with Mr. Hastings on June 7, and Dr. Venuti met with Dr. Craig Venter, President and Chief Scientific Officer of the Celera Genomics group on June 10, to discuss the possible strategic transaction. On June 11, Mr. Hastings and Mr. Newell informed Dr. Barrett and Mr. Chambré that Applera would have to increase its offer price and widen the collar in order to provide more downside protection for the Axys stockholders. On the evening of June 11, representatives of JPMorgan H&Q informed the Axys board of directors and management that Applera had increased its offer to $4.65 per share of Axys common stock payable in Applera—Celera stock based on the 10-day average trading price prior to the closing. In addition, Applera was willing to widen the collar mechanism to provide that the Axys stockholders would receive $4.65 per share so long as the stock price did not decrease by more than 25% and that Axys stockholders would be able to participate in increases in the Applera—Celera stock price until the value reached $4.90 per share, with the ability to participate in any increases in the average price of Applera—Celera stock during the calculation period that were more than 25% above the level corresponding to $4.90 per share. Axys was informed that the new collar mechanism was designed to address Axys' concerns about protecting the Axys stockholders from a decrease of up to 25% in the market price of Applera—Celera stock while enabling them to participate in increases in the average market price of Applera—Celera stock during the calculation period.

    The board of directors of Axys discussed the proposed terms of the merger, including the exchange ratio and other material terms, with legal counsel and representatives from JPMorgan H&Q at special meetings held on the evenings of June 10 and 11. During each of these meetings, members of the law firm of Latham & Watkins, outside counsel to Axys, reviewed with the directors their fiduciary duties. At the conclusion of each meeting, the board of directors instructed management to continue proceeding toward reaching a final definitive agreement with Applera.

    During the period that Axys was providing due diligence materials to Applera, and Applera and Axys were negotiating a potential strategic combination, Axys was also providing due diligence information to the one other potential strategic party which remained interested in a potential business combination with Axys. This other potential strategic party was a large pharmaceutical company that had approached Axys on April 11 about the possibility of a strategic combination. Axys had had previous discussions with this party in January 2001 regarding a possible research and development collaboration. On April 23, Axys and the other strategic party executed a confidentiality agreement and, on the next day, Mr. Hastings, Mr. Newell and Dr. Venuti met with representatives of the other party to discuss a possible transaction, in general terms. Executives of both companies, and JPMorgan H&Q, met periodically over the next few weeks to discuss preliminary transaction structures and the other party commenced a preliminary due diligence review of Axys' business and operations. On May 23, Mr. Hastings and Mr. Newell met with representatives of the other party who indicated that it was considering a stock for stock merger in which each share of Axys common stock would be exchanged for $4.50 in shares of common stock of the other party, based on the average trading price of the other party's common stock for the 20 trading days prior to the closing of the proposed transaction. On May 31, Mr. Hastings and Mr. Newell had additional discussions with the other party regarding due diligence and the possible merger. At that meeting Axys informed the other party that a higher per share price in the proposed merger would be more attractive, and the parties determined to commence drafting and negotiating a definitive agreement for the proposed transaction.

    During the first week of June the respective legal counsel for Axys and the other party reviewed and negotiated the detailed terms of a definitive merger agreement and had numerous discussions about the terms of the possible merger; in particular, the parties discussed Axys' ability to continue to operate its business during the pre-closing period and concerns that Axys had with the other party's requirement that the potential transaction be contingent on retaining 17 of 20 identified members of Axys' senior scientific staff through the closing of the potential transaction. On June 10, the other party increased its offer to $4.75 per share of Axys common stock, payable in shares of common stock of the other party based on the twenty-day average trading price prior to the closing of the proposed transaction, but indicated that the employee retention condition was an integral part of its offer that it would not be prepared to eliminate. On June 11, the other party indicated that it would be willing to reduce the employee retention condition from 17 of 20, to 14 of 20 identified scientific personnel and to permit Axys to provide limited cash incentives to Axys employees. The cash incentives that the other party agreed to permit Axys to provide totaled an aggregate amount of $750,000, only one-half of which could be paid by Axys to those employees who remained employed through the closing of the proposed transaction. The remaining half could be paid to Axys employees following the closing of the proposed transaction upon the achievement of specified performance objectives.

    The status and terms of this alternative merger proposal were reviewed and discussed by the Axys board members during the board meetings held on May 14, May 17, May 23, June 1, June 10 and June 11, and during each of the meetings, the Axys board of directors instructed management to continue to pursue this potential merger transaction concurrently with their discussions with Applera.

    The Axys board of directors believes that Axys' success to date and ongoing value are attributable to Axys' base of highly-qualified and experienced scientific employees. The Axys board of directors had significant concerns regarding Axys' ability to retain these very talented and sought after employees through the closing of a potential merger with this second party, and failing this retention, concerns that the potential merger might fail to close because the other party was requiring that the closing of the merger be contingent on Axys retaining a significant number of its scientific employees. Concern further deepened when the Axys board of directors was informed by Axys management that they were not confident that Axys could retain key scientific employees if a merger with a large pharmaceutical company were consummated, as it was believed that some might leave Axys in order to remain in the biotechnology industry rather than join a large pharmaceutical company. In this regard, Axys believed that the limited cash retention incentives that the other party would permit Axys to make available to its employees would not be sufficient to retain key scientific personnel. Although terms of the proposed transaction with Applera did not include cash retention incentives, the closing of the transaction was not conditioned upon retaining employees through the closing. In addition, Axys believed that it would have an increased ability to retain its employees through the closing of the merger with the Applera affiliate. This belief was based on the current business practices of Applera, which encouraged collaborations for drug discovery and development, and its position within the biotechnology industry. This belief was also based on Applera's willingness to provide that all Axys stock options held by Axys employees that would be converted to Applera—Celera stock options in the proposed merger would have an exercise price not exceeding the trading price of Applera—Celera stock immediately prior to the merger and to consider the issuance of additional stock options to Axys employees following the merger. In addition, the second party wanted to limit strictly Axys' ability to amend and extend its existing collaboration agreements and enter into similar agreements for non-sponsored research and development programs prior to the closing of a merger. Although the terms of the proposed transaction with Applera required that, except in limited specified circumstances, Axys obtain the consent of Applera prior to amending or extending its existing collaboration agreements or entering into new collaboration agreements, senior management of Applera had indicated that Applera expected to be receptive to Axys's requests to enter into agreements as continued partnering has been and was expected to be generally consistent with the business practices of the Celera Genomics group. In contrast, the other party had a business strategy that focused on internal development for its own benefit rather than through collaboration. The board of directors noted that Axys' existing and planned collaboration agreements were an integral part of Axys' financial planning, and the elimination of these initiatives would meaningfully jeopardize Axys' sources of revenue and liquidity. The board of directors concluded that if the merger with this second party failed to close due to a failure to retain employees or some other reason, Axys' ability to continue its operations would be hampered significantly if it could not pursue its collaboration initiatives during the pre-closing period. At its meetings on June 1, June 10 and June 11, the board of directors discussed the differences between the terms of the two proposed transactions, including discussions about the closing conditions and the restrictions on Axys' ability to operate its business prior to the closing being required by Applera and the other party, as well as the differences between the Applera—Celera stock and the common stock being offered by the other party. Concerns about the certainty of closing the merger due primarily to the other party requiring that the transaction be conditioned on retaining scientific personnel, in addition to concerns about the ongoing financial strength of Axys in the event the merger did not close, led the board of directors to conclude in its June 11 meeting that the Applera transaction, which was not contingent on retaining employees and offered Axys greater flexibility to continue partnering and collaboration initiatives, was superior to the proposal from the second party.

    Immediately following the board meeting on June 11, and again during the afternoon and evening of June 12, Axys and its financial advisor invited the second party to revise its proposal to address Axys' concerns about its limited ability to operate its business during the pre-closing period and the employee retention condition. To date, Axys has not received a new proposal from the second party.

    At a special meeting of the Axys board of directors held on the evening of June 12, 2001 and attended by JPMorgan H&Q and Axys' legal counsel, Latham & Watkins and Richards, Layton & Finger, the board of directors reviewed and discussed the final definitive Applera merger agreement. Axys' legal counsel reviewed with the members of the Axys board of directors their fiduciary duties relating to the proposed transaction with Applera. Also at this meeting, JPMorgan H&Q reviewed its financial analysis of the exchange ratio provided for in the transaction and delivered to the Axys board of directors its oral opinion (which opinion was confirmed by a written opinion dated June 12, 2001) to the effect that, as of the date provided in the opinion, and based on and subject to the matters described in the opinion, the exchange ratio provided for in the transaction was fair, from a financial point of view, to holders of Axys' common stock. See "The Merger—Opinion of the Financial Advisor to the Axys Board of Directors" in this proxy statement/prospectus for more information about the opinion delivered by JPMorgan H&Q. The opinion is attached as Annex B to this proxy statement/prospectus. JPMorgan H&Q expressed no opinion as to the fairness of the offer from the second party nor did it make a recommendation to pursue one transaction over any other. At the conclusion of the meeting, the board of directors unanimously determined that the Applera merger was fair to and in the best interests of Axys' stockholders and approved the definitive merger agreement.

    At a special meeting of the board of directors of Applera held by telephone on the afternoon of June 12, 2001 and attended by Morgan Stanley & Co. Incorporated, financial advisor to Applera, and Applera's legal counsel, Simpson Thacher & Bartlett, the board of directors reviewed and discussed the proposed terms of the merger transaction with Axys. The Applera board of directors approved the terms of the merger and delegated authority to members of senior management to finalize and enter into a definitive merger agreement.

    The merger agreement was executed the night of June 12, 2001, and the transaction was announced in a joint press release on the morning of June 13, 2001.

Reasons of Axys for the Merger

    The Axys board of directors carefully considered the terms and conditions of the merger agreement and the proposed merger. The Axys board of directors unanimously determined that the merger of Axys pursuant to the terms of the merger agreement is in the best interests of Axys' stockholders, unanimously approved the merger agreement and the merger and unanimously recommended that the stockholders of Axys vote to approve and adopt the merger agreement and approve the merger.

    In reaching its unanimous decision to approve the merger agreement, the Axys board of directors considered a number of positive factors, including the following:

  •
  the combination of the Celera Genomics group's strong capabilities in the areas of genomics; proteomics, which is the study of proteins encoded by genes; information technology; and high throughput computation, which is the study of multiple genes and their expressions simultaneously; and Axys' complementary strengths in the areas of medicinal, structural and combinatorial chemistry and biology, would enable the combined company to more effectively pursue the research and development of innovative small molecule drugs;

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  the combined company's enhanced ability to identify a high volume of new therapeutic targets, select the best targets from among them and develop new drugs to intervene with the targets;

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  the opportunity for Axys' stockholders to participate in a larger and better capitalized organization and to benefit from the potential appreciation in Applera—Celera stock;

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  the opportunity for holders of Axys common stock to receive a significant premium of approximately 35% over the existing market price for shares of Axys' common stock prior to the announcement of the merger based on the Axys closing price on June 11, 2001 and the average closing price of Applera—Celera stock for the 10 trading days preceding the announcement, and a greater premium if the average closing price of Applera—Celera stock during the calculation period for the exchange ratio rose above $45.77;

  •
  the greater liquidity of Applera—Celera stock illustrated by the average daily trading volume of Applera—Celera stock of 723,830 shares over the 10 trading days preceding the announcement of the merger as compared to 82,120 shares of Axys common stock over the same period;

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  Access to analyst coverage, as Applera—Celera stock was covered by approximately 13 analysts, while Axys had no analyst coverage at the time the merger was announced.

  •
  the increased ability of Axys to access capital for research and development;

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  the scientific renown of the Celera Genomics group and its access to cutting-edge technologies, including technologies from the Applied Biosystems group;

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  the opinion of the financial advisor to the Axys board of directors that, as of June 12, 2001, and subject to the assumptions and limitations set forth in the fairness opinion, the exchange ratio was fair, from a financial point of view, to the holders of the outstanding shares of Axys' common stock, and the financial presentation made by Axys' financial advisor to the board of directors in connection with the delivery of its opinion;

  •
  the fact that with the assistance of its financial advisor Axys had engaged in a review of the available alternatives for strategic and financial transactions, and the fact that the Axys board of directors had concluded that Applera was the best available alternative for Axys for a strategic combination;

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  the ability of Axys to terminate the merger agreement upon receipt of a superior acquisition proposal, subject to the payment of specified customary termination fees;

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  the fact that the parties intended for the merger to qualify as a tax-free transaction for United States federal income tax purposes (except for tax resulting from any cash received for fractional shares by the holders of Axys common stock) which would permit Axys' stockholders to receive Applera—Celera stock in a tax-free exchange;

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  the belief that Axys would have an increased ability to retain its employees through the closing of the merger due to the willingness of Applera to permit Axys to provide incentives to Axys' employees;

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  if Axys were to remain as a stand-alone company, there was a substantial possibility it would need to undertake significant cost savings measures to continue its business operations, including termination of a large number of its employees;

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  the belief that Axys and the Celera Genomics group have complementary cultures, which would assist Axys in the retention of its scientific employees through the closing of the transaction;

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  the limited conditions to closing and likelihood of closing the transaction;

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  the extensive negotiation process undertaken before the signing of the merger agreement;

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  the expectation that Axys' existing relationships with third-party collaborators would not be harmed by the merger since the Celera Genomics group actively seeks collaborative relationships and is not currently a direct competitor of Axys' major collaborators; and

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  the fact that Axys' strategy of extending existing collaboration agreements as well as pursuing additional collaboration agreements was consistent with the strategy of the Celera Genomics group.

    The Axys board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

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  the risk that the merger would not be completed in a timely manner or at all, or, if completed, that the benefits sought in the merger would not be achieved;

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  the risk that the average closing price of Applera—Celera stock during the 10-day period ending two business days prior to closing will decline below $34.32, the level below which there will be no further adjustment to the exchange ratio, so that the market price of the Applera—Celera stock to be received by holders of Axys common stock will be less than $4.65 per share of Axys common stock;

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  that the market value of Applera—Celera stock may decline after the closing of the merger;

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  the substantial management time and effort that will be required to consummate the merger and integrate the operations of the two companies;

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  the possibility that provisions in the merger agreement would likely have the effect of discouraging other persons potentially interested in merging with Axys from pursuing the opportunity; and

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  the other risks and uncertainties discussed above under "Risk Factors."

    The Axys board of directors believes that these negative risks are outweighed by the potential benefits to be gained by the merger.

    The foregoing discussion of the information and factors considered by the board of directors of Axys is not intended to be exhaustive. In view of the wide variety of the factors considered by the board of directors in evaluating the merger and the complexity of these matters, the board of directors of Axys did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In considering the factors described above, individual members of the board of directors of Axys may have given different weight to different factors.

Recommendation of the Axys Board of Directors

    After careful consideration, and in light of the factors described under the heading "—Reasons for the Merger—Axys," the Axys board of directors has unanimously determined that the merger agreement is advisable, and that the merger and the consideration to be paid to the holders of Axys' common stock in the merger are fair to, and in the best interests of, the holders of Axys' common stock. Accordingly, the Axys board of directors has unanimously approved the merger agreement and the merger, and unanimously recommends that the holders of Axys' common stock entitled to vote at the special meeting vote FOR the proposal to approve and adopt the merger agreement and approve the merger.

Reasons of Applera for the Merger

    In reaching its determination to approve the merger agreement and the transactions contemplated thereby, the Applera board of directors considered a number of factors, including the factors listed below.

  •
  The board of directors' belief that the technology, expertise and infrastructure that would be acquired in the proposed acquisition of Axys would assist the Celera Genomics group in achieving its strategic goal of expanding its business in drug discovery and development and accelerate the ability of the Celera Genomics group to identify innovative new therapies. Specifically, the board of directors believes that combining the Celera Genomics group's target discovery programs with Axys' small molecule lead identification and optimization capabilities could lead to the development of new therapeutic products.

  •
  The board of directors' belief that Axys' highly-qualified and experienced scientific employees would be complementary with those of the Celera Genomics group and that the two organizations have complementary cultures.

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  The board of directors' belief that the combination of capabilities of Axys and the Celera Genomics group would provide increased opportunities for revenue growth through new and accelerated internal and collaborative therapeutic discovery and development programs.

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  The board of directors' belief that a business combination with Axys would provide opportunities beyond those available in a reasonable time frame through internal growth by permitting the Celera Genomics group to acquire technical capabilities, capacity infrastructure, people and expertise that will provide a base from which the combined business could accelerate development of therapeutics.

  •
  The board of directors' determination that the terms and conditions of the merger agreement, including the form and amount of consideration and the representations, warranties, covenants and conditions contained in the agreement, are in the best interests of Applera.

    None of the foregoing factors or groups of factors had particular prominence in the decision of the Applera board of directors to approve the merger agreement and the transactions contemplated thereby, and none was assigned any specific or relative weight.

Opinion of the Financial Advisor to the Axys Board of Directors

    The board of directors of Axys retained JPMorgan H&Q, a division of J.P. Morgan Securities Inc., as its financial advisor in connection with the proposed merger.

    The full text of the definitive written JPMorgan H&Q opinion, dated June 12, 2001, which sets forth the assumptions made, the procedures followed, the matters considered and the limitations on the scope of the review undertaken by JPMorgan H&Q in rendering its opinion is attached as Annex B to this proxy statement/prospectus. Holders of Axys common stock are urged to read the JPMorgan H&Q opinion carefully and in its entirety. The JPMorgan H&Q opinion only addresses the fairness of the exchange ratio provided in the merger agreement, from a financial point of view, to the holders of common stock of Axys as of the date of the JPMorgan H&Q opinion, and does not constitute a recommendation to any stockholder of Axys as to how the stockholder should vote at the special meeting.

    At the meeting of the board of directors of Axys on June 12, 2001, JPMorgan H&Q rendered its oral opinion to the board of directors of Axys that, as of such date, the exchange ratio provided in the merger agreement, as defined in the merger agreement, was fair, from a financial point of view, to the holders of common stock of Axys. JPMorgan H&Q has confirmed its June 12, 2001 oral opinion by delivering its written opinion, dated June 12, 2001, to the board of directors of Axys, that, as of such date, the exchange ratio provided in the merger agreement was fair, from a financial point of view, to the holders of common stock of Axys. No limitations were imposed by the board of directors of Axys upon JPMorgan H&Q with respect to the investigations made or procedures followed by it in rendering its opinion.

    In arriving at its opinion, JPMorgan H&Q (1) reviewed a draft of the merger agreement, dated June 11, 2001, which was not materially different from the final agreement; (2) reviewed publicly available business and financial information concerning Axys and the Celera Genomics group, and the industries in which they operate; (3) compared the proposed financial terms of the merger with the publicly available financial terms of transactions involving companies JPMorgan H&Q deemed relevant and the consideration received for these companies; (4) reviewed the potential impact of a relevant range of prices of Applera—Celera stock on the number of shares of Applera—Celera stock that each holder of Axys common stock would receive based on the effect of the collar; (5) compared the financial and operating performance of Axys and the Celera Genomics group with publicly available information concerning other companies it deemed relevant and reviewed the current and historical market prices of the common stock of Axys and Applera—Celera stock and publicly traded securities of these other companies; (6) reviewed internal financial analyses and forecasts prepared by the management of Axys relating to its business; and (7) performed other financial studies and analyses and considered other information as it deemed appropriate for the purposes of its opinion.

    In giving its opinion, JPMorgan H&Q relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to it by Axys and Applera or otherwise reviewed by it, and JPMorgan H&Q has not assumed any responsibility or liability for the accuracy and completeness of such information. JPMorgan H&Q has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to it. In relying on financial analyses and forecasts provided to it, JPMorgan H&Q has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management and its representatives as to the expected future results of operations and financial condition of Axys and the Celera Genomics group to which these analyses or forecasts relate. JPMorgan H&Q has also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, that the merger will be accounted for as a purchase, and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. JPMorgan H&Q has relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan H&Q has also assumed that the definitive merger agreement did not differ in any material respects from the draft thereof furnished to it. JPMorgan H&Q has further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Axys, the Celera Genomics group or the Applera or on the contemplated benefits of the merger.

    JPMorgan H&Q also held discussions with members of the management of Axys with respect to aspects of the merger, and the past and current business operations of Axys and the Celera Genomics group, the financial condition and future prospects and operations of Axys and the Celera Genomics group, the effects of the merger on the financial condition and future prospects of Axys and the Celera Genomics group, and other matters it believed necessary or appropriate to its inquiry.

    The opinion of JPMorgan H&Q is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of June 12, 2001. It should be understood that subsequent developments may affect this opinion and that JPMorgan H&Q does not have any obligation to update, revise, or reaffirm this opinion. For purposes of its opinion, JPMorgan H&Q was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategy that might exist for Axys or of the effect of any other business combinations in which Axys might engage. The opinion of JPMorgan H&Q is limited to the fairness, from a financial point of view, to the holders of common stock of Axys of the exchange ratio in the proposed merger, and it expresses no opinion as to the underlying decision by Axys to engage in the merger. JPMorgan H&Q expressed no opinion therein as to the price at which Celera Genomics common stock will trade at any future time.

    The projections furnished to JPMorgan H&Q for Axys were prepared by the management of Axys. Axys does not publicly disclose internal management projections of the type provided to JPMorgan H&Q in connection with JPMorgan H&Q's analysis of the transaction, and these projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in these projections.

    In accordance with customary investment banking practice, JPMorgan H&Q employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan H&Q in connection with providing its opinion.

Analysis of Axys

    Historical Price and Premium Analysis.  JPMorgan H&Q calculated the implied premium over the closing price of the common stock of Axys as of June 11, 2001 of the consideration to be paid in the proposed merger.

Period of Sales Price Comparison	Implied Premium at $4.65
June 11, 2001	42.6%
5 Day Average	38.6%
10 Day Average	41.5%
20 Day Average	41.0%
60 Day Average	50.2%
90 Day Average	28.2%

    Premiums Paid Analysis.  JPMorgan H&Q compared the implied premium as of June 11, 2001 of the consideration to be paid in the proposed merger to implied premiums paid in comparable transactions. The transactions used for this analysis were:

  •
  Johnson & Johnson / Inverness

  •
  Vertex / Aurora

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  Antigenics Inc. / Aronex Pharmaceuticals

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  Johnson & Johnson / Alza Corp.

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  Johnson & Johnson / Heartport

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  Lion Bioscience AG / Trega Biosciences Inc.

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  Shire Pharmaceuticals / BioChem Pharma

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  Corixa Corp. / Coulter Pharmaceuticals

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  Genzyme General / GelTex Pharmaceuticals

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  Elan Corp. / Dura Pharmaceuticals

  •
  Antigenics Inc. / Aquila Biopharmaceuticals

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  Chiron Corporation / Pathogenesis

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  Evotec Biosystems / Oxford Asymmetry

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  Cephalon / Anesta

  •
  Molecular Devices / LJL BioSystems

  •
  Elan Corp. / Liposome Company

  •
  Johnson & Johnson / Centocor

    Applying the median premiums paid to the corresponding closing price of the common stock of Axys as of June 11, 2001, JPMorgan H&Q calculated the following implied equity values per share.

Period of Price Comparison	Median Premium Paid	Implied Equity Value per share
One day prior spot price	27.5%	$4.16
10 day trailing average	31.9%	$4.33
30 day trailing average	35.4%	$4.43

    JPMorgan H&Q compared the range from $4.16 to $4.43 to the offer price in the proposed merger, as of June 11, 2001, of $4.65 and found the offer price in the proposed merger to be above this range.

    Exchange Ratio Analysis.  JPMorgan H&Q reviewed the ratios of the closing prices of the common stock of Axys to the corresponding closing prices of the common stock of the Celera Genomics group over various periods ending June 11, 2001. The resulting ratios are referred to as average exchange ratios.

Period Ending June 11, 2001	Average Implied Exchange Ratio
90 Day	0.0932x
60 Day	0.0831x
20 Day	0.0749x
10 Day	0.0719x
5 Day	0.0699x
1 Day	0.0710x

    JPMorgan H&Q compared these ratios with the implied natural exchange ratio of 0.1012x as of June 11, 2001, and found the implied natural exchange ratio to be above these ratios.

    Public Trading Multiples.  Using publicly available information, JPMorgan H&Q compared selected employee data of Axys with similar data for comparable companies which JPMorgan H&Q judged to be of a similar employee business to Axys. The companies selected by JPMorgan H&Q were Array BioPharma, Inc., Medichem Life Sciences, Inc. and Albany Molecular Research, Inc. These companies were selected, among other reasons, because of their operational and organizational similarities with Axys. For each comparable company, JPMorgan H&Q determined the number of chemists and Ph.D.'s as of June 2001. JPMorgan H&Q calculated the multiples of enterprise value (enterprise value equals market value plus net debt) to the number of chemists and Ph.D.'s at each comparable company. These resulting median multiples were then applied to Axys' number of chemists and Ph.D.'s, yielding implied enterprise values that were then used to calculate implied equity values per share for Axys. JPMorgan H&Q, in its judgment, used the following results of these calculations:

Metric	Multiples	Implied Equity Value Per Share for Axys
Chemists	1.6x	$3.52
Ph.D.'s	2.7x	$5.36

    JPMorgan H&Q compared the range from $3.52 to $5.36 to the offer price in the proposed merger, as of June 11, 2001, of $4.65 and found the offer price in the proposed merger to be located within this range.

    Discounted Future Value Analysis.  Using publicly available information, JPMorgan H&Q compared selected financial data of Axys with similar data for selected publicly traded healthcare companies with near-term sales engaged in businesses which JPMorgan H&Q judged to be similar to Axys' business. The companies selected by JPMorgan H&Q were Aviron, ImClone Systems Incorporated, The Medicines Company, Praecis Pharmaceuticals Incorporated and Scios Inc. These companies were selected, among other reasons, because of their operational, organizational and overall business similarities with Axys and because each company is expected to have near-term sales. For each comparable company, Wall Street projections for CY2002 and CY2003 revenues were measured as well as current equity values. JPMorgan H&Q calculated the current enterprise values for each company and used these values to calculate multiples of enterprise value to CY2002 and CY2003 revenues. JPMorgan H&Q selected the applicable median multiple and applied it to the projected CY2007 and CY2008 revenues for Axys as provided by management of Axys in order to calculate the future enterprise value of Axys. The resulting enterprise values were discounted back to the current year. JPMorgan H&Q then calculated equity values per share for Axys. JPMorgan H&Q, in its judgment, used the following results of these calculations:

	Multiple	Implied Equity Value per Share for Axys
CY2007	9.7x	$4.15
CY2008	7.3x	$4.25

    JPMorgan H&Q then calculated the average of these implied equity values per share as $4.20.

    JPMorgan H&Q also compared selected financial data of Axys with similar data for selected publicly traded healthcare companies with current sales engaged in businesses which JPMorgan H&Q judged to be similar to Axys' business. The companies selected by JPMorgan H&Q were Celgene, Cephalon, COR Therapeutics and QLT Inc. These companies were selected, among other reasons, because of their operational, organizational and overall business similarities with Axys and because each company has current sales. For each comparable company, Wall Street projections for CY2001 and CY2002 revenues were measured as well as current equity values. JPMorgan H&Q calculated the current enterprise values for each company and used these values to calculate multiples of enterprise value to CY2001 and CY2002 revenues. JPMorgan H&Q selected the applicable median multiple and applied it to the projected CY2008 and CY2009 revenues for Axys as provided by management of Axys in order to calculate the future enterprise value of Axys. The resulting enterprise values were discounted back to the current year. JPMorgan H&Q then calculated equity values per share for Axys. JPMorgan H&Q, in its judgment, used the following results of these calculations:

	Multiple	Implied Equity Value per Share for Axys
CY2008	16.1x	$4.87
CY2009	9.9x	$4.27

    JPMorgan H&Q then calculated the average of these implied equity values per share as $4.57. JPMorgan H&Q then observed that the range of average implied equity values per share for Axys based on the near-term sales comparable companies and current sales comparable companies was $4.20 to $4.57, and found the offer price in the proposed merger, as of June 11, 2001, of $4.65, to be above this range.

    Historical Trading Price Analysis.  JPMorgan H&Q reviewed and analyzed the historical closing prices for the common stock of Axys for the 12 month period ending June 11, 2001. JPMorgan H&Q observed the following values for the trading price of the common stock of Axys:

Metric	Price
Period High	$8.06
Period Low	$2.19

    JPMorgan H&Q compared the range from $2.19 to $8.06 to the offer price in the proposed merger, as of June 11, 2001, of $4.65. JPMorgan H&Q also considered in its analysis the historical closing prices for the common stock of Axys for the six months ended June 11, 2001. JPMorgan H&Q compared the six month range of $2.19 to $6.47 to the offer price in the proposed merger, as of June 11, 2001, of $4.65.

Analysis of the Celera Genomics Group of Applera

    Selected Public Company Analysis.  JPMorgan H&Q compared selected financial data of the Celera Genomics group with similar data for selected publicly traded companies engaged in businesses which JPMorgan H&Q judged to be similar to the business of the Celera Genomics group. These companies included two publicly traded genomics-based discovery companies, Human Genome Sciences and Millenium, and nine publicly traded genomics/technology companies, Affymetrix, Caliper, Curagen, Deltagen, Exelixis, Gene Logic, Incyte, Lexicon Genetics and Luminex. For each comparable company, Wall Street projections for CY2001 and CY2002 revenues were measured as well as current equity values. JPMorgan H&Q calculated current enterprise values for each comparable company and used these values to calculate multiples of enterprise value to CY2001 and CY2002 revenues for the nine genomics/technology companies. JPMorgan H&Q found the median and average to be as follows:

	Enterprise Value/ Estimated 2001 Revenue	Enterprise Value/ Estimated 2002 Revenue
Median	16.1x	7.5x
Average	20.9x	11.7x

    JPMorgan H&Q then calculated the current enterprise value for the Celera Genomics group and used this value to calculate multiples of enterprise value to CY2001 and CY2002 revenues for the Celera Genomics group, based on Wall Street projections for CY2001 and CY2002, as follows:

Enterprise Value/ Estimated 2001 Revenue	Enterprise Value/ Estimated 2002 Revenue
16.9x	10.1x

    JPMorgan H&Q compared the multiples of enterprise value to revenue for the Celera Genomics group to those for the nine comparable genomics/technology companies and found the multiples for the Celera Genomics group to be above the median and below the average.

    Historical Trading Price Analysis.  JPMorgan H&Q reviewed and analyzed the historical closing prices for the Applera—Celera stock for the 12 month period ending June 11, 2001. JPMorgan H&Q observed the following values for the trading price of Applera—Celera stock:

Metric	Price
Period High	$138.00
Period Low	$27.50

    JPMorgan H&Q compared the range from $27.50 to $138.00 to the price of Applera—Celera stock as of June 11, 2001 of $45.94.

Pro Forma Combined Company Analysis

    Accretion (Dilution) Analysis.  JPMorgan H&Q analyzed the potential pro forma financial effect of the merger on the estimated earnings per share of Applera—Celera stock for CY2002. This analysis was based on information provided by the management of Axys and on Wall Street projections for the Celera Genomics group. JP Morgan H&Q found that the effect of the proposed merger would be dilutive to, or represent a decrease in, estimated earnings per share for the combined company in CY2002.

    Relative Contribution Analysis.  JPMorgan H&Q analyzed the relative contribution in CY2002 of each of the Celera Genomics group and Axys to revenues of the pro forma combined company based on information provided by the management of Axys and on Wall Street projections for the Celera Genomics group. This analysis indicated that the revenue contribution of the Celera Genomics group would be 93.1% and of Axys would be 6.9%, and that the pro forma ownership of the Celera Genomics group would be 94.75% and of Axys would be 5.25%.

    The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan H&Q. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan H&Q believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan H&Q based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan H&Q based its analyses are set forth above under the description of each analysis. JPMorgan H&Q's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan H&Q's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

    As a part of its investment banking business, JPMorgan H&Q and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan H&Q was selected to advise the board of directors of Axys with respect to the merger on the basis of this experience and its familiarity with Axys.

    For services rendered in connection with the merger, Axys has agreed to pay JPMorgan H&Q a customary fee of which $1,700,000 is contingent upon consummation of the proposed merger. In addition, Axys has agreed to reimburse JPMorgan H&Q for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan H&Q against specified liabilities, including liabilities arising under the federal securities laws. Previously, JPMorgan H&Q has provided investment banking and other financial advisory services to Axys, including as a manager in a public offering of securities in 1996, and has received fees for rendering these services.

    In the ordinary course of their businesses, JPMorgan H&Q and its affiliates may actively trade the debt and equity securities of Axys, or Applera for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in these securities.

The Merger Agreement

    The following is a description of the proposed merger, including the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete merger agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated in this proxy statement/prospectus by reference. All stockholders of Axys are urged to read the merger agreement in its entirety.

Structure of the Merger

    If all conditions to the merger are satisfied or waived in accordance with the merger agreement, Angel Acquisition, a direct, wholly owned subsidiary of Applera, will merge with and into Axys, with Axys continuing as the surviving corporation. Following the merger, Axys will be a wholly owned subsidiary of Applera. After the merger, Axys will be integrated into the research and development and business operations of the Celera Genomics group.

Closing Matters

    Closing.  The closing of the merger will take place on the second business day after all closing conditions have been satisfied or waived, unless the merger agreement has been terminated or another time or date is agreed to in writing by the parties. See "—Conditions to the Merger" for a more complete description of the conditions that must be satisfied prior to closing.

    Effective Time.  On the closing date of the merger, Applera and Axys will file a certificate of merger agreement in accordance with the Delaware General Corporation Law and make all other required filings or recordings. The merger will become effective when the certificate of merger is duly filed or at such later time as is permissible in accordance with the Delaware General Corporation Law and as Axys and Applera agree and specify in the certificate of merger.

    Certificate of Incorporation and Bylaws.  The merger agreement provides that the restated certificate of incorporation of Axys will be the certificate of incorporation of the surviving corporation, and the bylaws of Angel Acquisition will be the bylaws of the surviving corporation.

    Directors and Officers.  The merger agreement provides that the directors of Angel Acquisition at the effective time of the merger will be the directors of the surviving corporation, and that the officers of Axys at the effective time will be the officers of the surviving corporation.

Consideration to Be Received in the Merger

    Holders of Axys common stock will receive shares of Applera—Celera stock in exchange for their shares of Axys common stock. The exact number of shares of Applera—Celera stock that each holder of Axys common stock will receive will be determined by an exchange ratio.

    The actual exchange ratio will not be determined until the closing of the merger, with the final exchange ratio based on a mechanism commonly referred to as a collar. Under this mechanism, the holders of Axys common stock will receive a fraction of a share of Applera—Celera stock for each of their shares of Axys common stock, based on the 10-day average closing price of a share of Applera—Celera stock immediately preceding (but excluding) the second trading day prior to the closing date of the merger and determined as follows:

  •
  if this 10-day average closing price is greater than $60.27, the fraction will be fixed at 0.0813 share. This fixed ratio is intended to allow the holders of Axys common stock to share in any increase in the average closing price of Applera—Celera stock during the 10-day pre-closing calculation period above $60.27 per share;

  •
  if this 10-day average closing price is greater than $48.23 and less than or equal to $60.27, the fraction will be $4.90 divided by this 10-day average closing price. This calculation is intended to provide the holders of Axys common stock a fixed value for their shares based on this 10-day average closing price as long as the 10-day average closing price is within this range;

  •
  if this 10-day average closing price is equal to or greater than $45.77 and less than or equal to $48.23, the fraction will be 0.1016 shares, or $4.65 divided by $45.77 (the 10-day average closing price prior to the signing of the merger agreement). This fixed ratio is intended to allow the holders of Axys common stock to share in any increase in the average closing price of Applera—Celera stock above $45.77 up to $48.23 during the 10-day pre-closing calculation period;

  •
  if this 10-day average closing price is less than $45.77 and greater than or equal to $34.32, the fraction will be $4.65 divided by this 10-day average closing price. This calculation is intended to provide the holders of Axys common stock a fixed value for their shares based on this 10-day average closing price as long as the 10-day average closing price is within this range; and

  •
  if this 10-day average closing price is less than $34.32, the fraction will be fixed at 0.1355 share. This fixed ratio is intended to limit the aggregate number of shares of Applera—Celera stock to be issued in the merger and protect Applera against additional dilution if the market price of Applera—Celera stock further declines.

    At the time of the special meeting, Axys stockholders will not necessarily know the exact number or the exact market price of the Applera—Celera stock that will be issued in connection with the merger. The number of shares of Applera—Celera stock that will be received for each share of Axys common stock will be calculated using the exchange ratio formula described above, and will vary accordingly based on the trading price of Applera—Celera stock after the special meeting. Stockholders of Axys are urged to obtain current market quotations for Applera—Celera stock prior to the date of the special meeting. No assurance can be given as to the market price of Applera—Celera stock at any time prior to or on the effective date of the merger.

    The following is an illustration of resulting exchange ratios assuming an average closing price of Applera—Celera stock of between $80 and $15 over the 10 trading days immediately preceding (but excluding) the second trading day prior to the closing of the merger.

Applera—Celera Stock 10-day Average Closing Price	Exchange Ratio	Implied Axys Price per Share	Applera—Celera Stock 10-day Average Closing Price	Exchange Ratio	Implied Axys Price per Share
$80.00	0.0813	$6.50	$47.00	0.1016	$4.78
$79.00	0.0813	$6.42	$46.00	0.1016	$4.67
$78.00	0.0813	$6.34	$45.77	0.1016	$4.65
$77.00	0.0813	$6.26	$45.00	0.1033	$4.65
$76.00	0.0813	$6.18	$44.00	0.1057	$4.65
$75.00	0.0813	$6.10	$43.00	0.1081	$4.65
$74.00	0.0813	$6.02	$42.00	0.1107	$4.65
$73.00	0.0813	$5.93	$41.00	0.1134	$4.65
$72.00	0.0813	$5.85	$40.00	0.1163	$4.65
$71.00	0.0813	$5.77	$39.00	0.1192	$4.65
$70.00	0.0813	$5.69	$38.00	0.1224	$4.65
$69.00	0.0813	$5.61	$37.00	0.1257	$4.65
$68.00	0.0813	$5.53	$36.00	0.1292	$4.65
$67.00	0.0813	$5.45	$35.00	0.1329	$4.65
$66.00	0.0813	$5.37	$34.32	0.1355	$4.65
$65.00	0.0813	$5.28	$34.00	0.1355	$4.61
$64.00	0.0813	$5.20	$33.00	0.1355	$4.47
$63.00	0.0813	$5.12	$32.00	0.1355	$4.34
$62.00	0.0813	$5.04	$31.00	0.1355	$4.20
$61.00	0.0813	$4.96	$30.00	0.1355	$4.07
$60.27	0.0813	$4.90	$29.00	0.1355	$3.93
$60.00	0.0817	$4.90	$28.00	0.1355	$3.79
$59.00	0.0831	$4.90	$27.00	0.1355	$3.66
$58.00	0.0845	$4.90	$26.00	0.1355	$3.52
$57.00	0.0860	$4.90	$25.00	0.1355	$3.39
$56.00	0.0875	$4.90	$24.00	0.1355	$3.25
$55.00	0.0891	$4.90	$23.00	0.1355	$3.12
$54.00	0.0907	$4.90	$22.00	0.1355	$2.98
$53.00	0.0925	$4.90	$21.00	0.1355	$2.85
$52.00	0.0942	$4.90	$20.00	0.1355	$2.71
$51.00	0.0961	$4.90	$19.00	0.1355	$2.57
$50.00	0.0980	$4.90	$18.00	0.1355	$2.44
$49.00	0.1000	$4.90	$17.00	0.1355	$2.30
$48.23	0.1016	$4.90	$16.00	0.1355	$2.17
$48.00	0.1016	$4.88	$15.00	0.1355	$2.03

    The following is a graph showing the effect on the implied price per share of Axys common stock in the merger of different average closing prices of Applera—Celera stock between $14.33 and $80.33 over the 10 trading days immediately preceding (but excluding) the second trading day prior to the closing of the merger:

Implied Axys Common Stock Price Per Share
$6.50
$5.50
$4.50
$3.50
$2.50
$1.50
$14.33
$18.33
$22.33
$26.33
$30.33
$34.33
$38.33
$42.33
$45.77
$48.23
$52.33
$56.33
$60.29
$64.33
$68.33
$72.33
$76.33
$80.33
Applera-Celera Stock
10-day Average Closing Price

Treatment of Axys Stock Options

    The merger agreement provides that, after the effective time of the merger, each outstanding option to purchase Axys common stock granted prior to the effective time of the merger under Axys' stock option plans, whether vested or unvested, will be assumed by Applera at the effective time and converted into an option to purchase shares of Applera—Celera stock under the same terms and conditions as were applicable to the options as granted under the option plan and form of option agreement under which it was issued. To the extent permitted by law, Applera will comply with the terms of the relevant Axys stock option plans applicable to the options and will ensure that the stock options which qualified as incentive stock options prior to the effective time of the merger continue to qualify as incentive stock options after the merger.

    The number of shares of Applera—Celera stock that each converted option will be exercisable for will be equal to the number of shares of Axys common stock subject to these options prior to the merger multiplied by the exchange ratio, rounded down to the nearest whole share. The exercise price for each share under the option will be a price per share equal to the exercise price per share prior to the merger divided by the exchange ratio, rounded up to the nearest whole cent, provided that in no event will the option exercise price for options held by Axys employees or consultants other than Mr. Hastings be higher than the closing price of a share of Applera—Celera stock on the date immediately prior to the closing of the merger. Mr. Hastings has requested that the exercise price of his options to acquire shares of Applera—Celera stock that he will receive upon the conversion of his Axys stock options in the merger be equal to the exercise price of his Axys option divided by the exchange ratio, regardless of the closing price of Applera—Celera stock on the date immediately prior to the closing. The exercise prices for options to purchase shares of Axys common stock held by Axys employees or consultants currently range from $1.85 to $17.75, with a weighted average exercise price of $5.38. Axys employees and consultants currently hold options to purchase a total of 5,177,380 shares of Axys common stock, of which options to purchase 2,161,836 shares of Axys common stock are vested. The purpose of limiting the exercise price for these options is to provide the Axys employees and consultants with an incentive to continue their relationships with the Celera Genomics group after the merger, as well as to provide Axys employees with additional incentives consistent with what they would have received had they been hired as new employees by the Celera Genomics group. Within 10 business days after the effective time of the merger, Applera will deliver notices to the holders of Axys stock options stating that the options have been converted pursuant to the merger and setting forth the number of shares of Applera—Celera stock for which these converted options shall be exercisable, as well as the applicable exercise price for these converted options.

    For a further discussion of the treatment of Axys stock options and the Axys employee benefit plans under the merger agreement, see "—Effect on Employee Benefits, Stock Plan and Stock Options" in this proxy statement/prospectus.

Exchange of Certificates in the Merger

    BankBoston, N.A., in its capacity as exchange agent of Applera—Celera stock, will handle the exchange of Axys stock certificates for stock certificates of Applera—Celera stock and the payment of cash for fractional shares. Soon after the closing of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange Axys stock certificates for stock certificates of Applera—Celera stock, to each former Axys stockholder. The letter of transmittal will contain instructions explaining the procedure for surrendering Axys stock certificates. You should not return certificates with the enclosed proxy card.

    Axys stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive stock certificates representing the shares of Applera—Celera stock into which their shares of Axys common stock were converted in the merger. After the merger, each certificate previously representing shares of Axys common stock will only represent the right to receive the shares of Applera—Celera stock into which those shares of Axys common stock have been converted (and cash in lieu of fractional shares).

    Applera will not pay dividends or make any other distributions with respect to Applera—Celera stock to holders of any Axys stock certificates until the Axys stock certificates are surrendered. However, once those certificates are surrendered, Applera will pay to the holder, without interest, any dividends or other distributions that may have been declared after the effective time of the merger on the shares of Applera—Celera stock into which those Axys shares have been converted. After the effective time of the merger, Axys will not register any transfers of shares of Axys common stock.

Fractional Shares

    No fractional shares of Applera—Celera stock will be issued in the merger. Instead, Applera will deposit with BankBoston, N.A., the exchange agent, any cash payable in lieu of fractional shares of Applera—Celera stock. From the deposited funds, the exchange agent will pay each of those former Axys stockholders who would have otherwise been entitled to a fractional share of Applera—Celera stock an amount in cash determined by multiplying the fractional share interest to which the holder would otherwise be entitled by the average of the closing prices of a share of Applera—Celera stock on the New York Stock Exchange Composite Transactions Tape on each of the 10 consecutive trading days immediately preceding (but excluding) the second trading day prior to the closing date of the merger.

Effect on Axys Convertible Notes and Warrants

    Applera has agreed to become jointly and severally liable with Axys for the payment and performance by Axys of all of its obligations under the convertible notes issued by Axys and the related indenture and note purchase agreements and warrants to purchase Axys common stock. After the merger, each convertible note outstanding at the effective time of the merger will become convertible into the number of shares of Applera—Celera stock that would have been received for the note if the note had been converted immediately prior to the merger.

    The merger agreement provides that at the effective time of the merger, subject to limited exceptions, each outstanding unexercised warrant to purchase Axys common stock will be converted into a warrant to purchase shares of Applera—Celera stock under the same terms and conditions as applied to the Axys warrant. Each warrant shall be exercisable for the number of shares of Applera—Celera stock the holder of the warrant would have been entitled to receive in the merger if the warrant had been exercised immediately prior to the merger. The exercise price under the warrant will be a price per share equal to the total exercise price for all shares of Axys common stock that were purchasable under the warrant immediately prior to the merger divided by the number of full shares of Applera—Celera stock that are purchasable under the warrant immediately after the merger.

Representations and Warranties

    It is a condition to the obligation of each party to complete the merger that on the date of closing of the merger the representations and warranties of the other party contained in the merger agreement are true in all respects or all material respects, depending on the language of each representation or warranty. This means that if the representations and warranties Axys makes in the merger agreement are not true in all respects or all material respects, as applicable, Applera will not be required to close the merger (although Applera would have the ability to waive this requirement if it chose to do so). Similarly, if the representations and warranties Applera makes in the merger agreement are not true in all respects or all material respects, as applicable, Axys will not be required to close the merger (although Axys would have the ability to waive this requirement if it chose to do so).

    The merger agreement contains substantially reciprocal customary representations and warranties made by each of Applera and Axys to the other. These representations and warranties relate to, among other things:

  •
  due organization, qualification to conduct business and corporate standing and power;

  •
  capital structure;

  •
  corporate authority to enter into, and carry out the obligations under, the merger agreement, and enforceability of the merger agreement;

  •
  absence of a breach of the charter, bylaws, law or material agreements as a result of the merger;

  •
  required governmental consents, approvals, notices and similar filings;

  •
  filings with the Securities and Exchange Commission;

  •
  accuracy of financial statements and absence of undisclosed liabilities;

  •
  accuracy of information supplied for this proxy statement/prospectus;

  •
  absence of specified changes or events;

  •
  litigation;

  •
  compliance with laws;

  •
  payment of fees to brokers in connection with the merger agreement; and

  •
  votes required for approval of the merger.

    The merger agreement also contains representations and warranties of Axys relating to:

  •
  ownership of subsidiaries and entities in which Axys owns, directly or indirectly, more than a 5% equity interest but which are not subsidiaries of Axys;

  •
  labor matters;

  •
  adequacy of permits, licenses and similar governmental authorizations;

  •
  employee benefit plans;

  •
  tax matters;

  •
  real and personal property matters;

  •
  environmental matters;

  •
  material contracts with third parties;

  •
  intellectual property matters;

  •
  opinion of the financial advisor to the Axys board of directors;

  •
  the Axys board of directors recommendation;

  •
  amendment of Axys' stockholder rights agreement; and

  •
  absence of affiliate transactions.

    The merger agreement also contains representations and warranties of Applera that relate to operations of Angel Acquisition prior to closing.

    The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

Covenants

    It is a condition to the obligation of each party to complete the merger that the other party has performed or complied with its obligations under the merger agreement in all material respects. The obligations include complying with the covenants that Axys and Applera have undertaken in the merger agreement. The following summarizes the most significant of these covenants.

    Conduct of Business by Axys Pending Closing.  Axys and its subsidiaries have undertaken a covenant that places restrictions on the conduct of their businesses until either the effective time of the merger or the termination of the merger agreement. In general, Axys and its subsidiaries are required to carry on their businesses in the ordinary course of business consistent with past practice and use their reasonable best efforts to preserve substantially intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with third parties. Axys and its subsidiaries have agreed to some specific restrictions that prohibit them from taking any of the following actions unless otherwise expressly provided in the merger agreement:

  •
  declaring or paying dividends on, or making any other distributions in respect of, any of their capital stock;

  •
  making changes in their share capital, including, among other things, stock splits, combinations or reclassifications;

  •
  repurchasing or redeeming any of their capital stock;

  •
  issuing, delivering or selling any shares of their capital stock or other equity interests, other than in connection with the exercise of outstanding warrants and stock options of Axys or its subsidiaries, the grant or exercise of new stock options to the extent permitted under the merger agreement, purchases under Axys' employee stock purchase plan or the conversion of or payment of interest on Axys' convertible notes;

  •
  amending their certificates of incorporation or bylaws or the Axys stockholder rights agreement;

  •
  making acquisitions of other entities;

  •
  disposing of their properties or assets, or stock in subsidiaries or other companies in which Axys has invested, subject to limited exceptions;

  •
  incurring debt (including guarantees), except short term borrowings in specified amounts;

  •
  making loans, advances or capital contributions to, or investments in, any other person;

  •
  making any capital expenditures, beyond specified amounts;

  •
  acquiring assets other than inventory and supplies in the ordinary course of business consistent with past practice;

  •
  waiving, releasing or transferring any rights of material value in any existing license, lease, contract or other document other than in the ordinary course of business consistent with past practice;

  •
  paying, discharging or satisfying any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice;

  •
  settling or compromising any litigation or claim, other than those within specified amounts that do not provide for injunctive or similar relief;

  •
  adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

  •
  entering into or amending any collective bargaining agreement;

  •
  engaging in or amending, in any material respect, specified types of material contracts or transactions and entering into or amending, in any respect, specified other types of material contracts;

  •
  entering into or amending any agreement restricting the ability of Axys to compete after the closing of the merger;

  •
  changing any accounting principle used by them, except as required by generally accepted accounting principles;

  •
  transferring to any person any right to Axys' intellectual property, other than the granting of end-user licenses and the right to grant end-users sublicenses to customers in the ordinary course of business consistent with past practice;

  •
  entering into, terminating or amending any agreement under which a third party is granted exclusive rights with respect to any of their research, products, intellectual property or other technology;

  •
  adopting or amending (except as required by law) any company benefit plan;

  •
  increasing the compensation of directors or employees or increasing employee benefits other than for employees (other than directors and officers) in the ordinary course of business and consistent with past practice;

  •
  hiring or terminating any employee or consultant other than in the ordinary course of business consistent with past practice or as required under applicable laws or existing Axys benefits plans;

  •
  granting any new or modified severance or termination arrangement or increasing or accelerating any benefits payable under their severance or termination pay policies;

  •
  effectuating a "plant closing" or "mass layoff", within the meaning of applicable law, affecting any site of employment, facility, operating unit or employee of Axys without notifying Applera and complying with regulatory requirements;

  •
  making or changing any tax election; changing any annual tax accounting period or any method of tax accounting; or filing any amended material tax return; or

  •
  settling or compromising any material federal, state, local or foreign tax liability; entering into any closing agreement relating to any material tax; surrendering any right to claim a material tax refund; or consenting to any extension or waiver of the statute of limitations period for any material tax claim or assessment.

    Axys has also agreed to notify Applera if any employee at or above a specified level of seniority gives Axys notice of his or her intention to terminate his or her employment with Axys, so that Applera may meet with the employee.

    Conduct of Business by Applera Pending Closing.  Until the closing of the merger (or the termination of the merger agreement prior to the closing of the merger), Applera has agreed not to declare or pay any dividend on or split, combine or reclassify any Applera—Celera stock prior to the effective time of the merger or issue or authorize the issuance of any equity interest in substitution for shares of Applera—Celera stock.

    Additional Reciprocal Covenants Relating to Conduct of Business Pending the Merger.  Both Axys and Applera have agreed to some specific restrictions that prohibit them from:

  •
  taking actions that would prevent or impede the merger from qualifying as a tax-free reorganization for tax purposes;

  •
  taking actions that, if taken on or prior to the date of the merger agreement, would have resulted in any of the representations and warranties set forth in the merger agreement being untrue;

  •
  taking actions that would or reasonably might be expected to result in any of the conditions to closing not being satisfied; or

  •
  issuing press releases or other public statements with respect to the merger or the merger agreement without the other party's prior consent.

    Recommendation of Axys Board of Directors.  The Axys board of directors may withdraw or modify its recommendation of the merger in a manner adverse to Applera only if Axys receives a "superior proposal" as described below under "—No Solicitation" in this proxy statement/prospectus.

    No Solicitation.  Axys has agreed that it will not (whether directly or indirectly through advisors, agents or other intermediaries), nor will it or its subsidiaries authorize or permit any of their officers, directors, agents, representatives, advisors or subsidiaries, to:

  •
  solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers with respect to a third party "transaction proposal" of the type described below;

  •
  enter into or participate in any discussions or negotiations regarding a transaction proposal;

  •
  furnish to any third party any nonpublic information with respect to its business, properties or assets in connection with any transaction proposal; or

  •
  otherwise knowingly assist or participate in, cooperate with, facilitate or encourage, any effort or attempt by any third party to do any of the foregoing.

    A "transaction proposal" is any proposal or offer, other than the transactions contemplated by the merger agreement, with respect to:

  •
  any acquisition or purchase of 15% or more of the consolidated assets of Axys and its subsidiaries or of over 15% of any class of equity securities of Axys or its subsidiaries;

  •
  any tender offer, including a self tender offer, or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Axys or its subsidiaries; or

  •
  any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving Axys or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Axys.

    In the event a third party has made a bona fide transaction proposal that could result in a "superior proposal" of the type described below and the Axys board of directors concludes in good faith, upon consultation with outside counsel, that the failure to take such action would violate the fiduciary duties of the board of directors of Axys to its stockholders, then Axys may:

  •
  furnish to the third party information relating to Axys' business under an appropriate confidentiality letter on terms no less favorable to Axys than those in place with Applera concerning Axys and its business, properties or assets;

  •
  engage in negotiations or discussions with the third party;

  •
  comply with its obligations under the Securities Exchange Act of 1934 with respect to the transaction proposal; and

  •
  withdraw its recommendation that the stockholders of Axys approve and adopt the merger agreement and approve the merger.

    A "superior proposal" is any proposal, other than the transactions contemplated by the merger agreement, with respect to:

  •
  any acquisition or purchase of 50% or more of the consolidated assets of Axys and its subsidiaries or of over 50% of any class of equity securities of Axys or its subsidiaries;

  •
  any tender offer, including a self tender offer, or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of Axys or its subsidiaries; or

  •
  any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving Axys or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of Axys or its subsidiaries, if, in each case, the board of directors of Axys has concluded in good faith, after consultation with its outside legal counsel and its financial advisor(s), that the proposal is reasonably capable of being completed and represents a financially superior transaction for holders of Axys common stock compared to the merger under the merger agreement.

    The merger agreement requires Axys to promptly inform Applera of all material terms and conditions of any transaction proposal (including any superior proposal) it receives and to keep Applera informed on a prompt and current basis of the status, terms and content of any discussions regarding any transaction proposal.

    Rights Agreement.  The Axys board of directors has agreed to take all action necessary in order to render its stockholder rights agreement inapplicable to the merger and other transactions contemplated by the merger agreement. Further, the Axys board of directors has agreed not to otherwise amend the rights agreement or take any action with respect to, or make any determination under, the rights agreement without the prior written consent of Applera.

    Reasonable Best Efforts.  Applera and Axys have agreed to cooperate with each other and to use their reasonable best efforts to take all actions and do all things advisable or necessary under applicable laws to complete the merger and the other transactions contemplated by the merger agreement. This cooperation includes obtaining all regulatory consents and approvals necessary to complete the merger and defending any lawsuits or other proceedings challenging the merger agreement. However, Applera and Axys will not be required to make any disposition of or enter into any agreement to hold separate any subsidiary, assets or business, or take any other action that Applera determines could significantly reduce the value of Axys or the benefits that Applera expects to derive from the merger and Axys and its subsidiaries have agreed not to take any of these actions without Applera's prior written consent. Additionally, Axys and its subsidiaries will not agree to take any of the above actions without the prior written consent of Applera.

    Accountants Letter.  Axys will also use its reasonable best efforts to deliver to Applera a comfort letter from Ernst & Young LLP in a form and substance reasonably satisfactory to Applera prior to the effective date of the Form S-4.

    Access to Information; Confidentiality.  Axys will provide Applera and its representatives reasonable access during normal business hours to Axys' properties, books, contracts, commitments, personnel and records, and will provide Applera with all information concerning its business, properties, financial condition, operations and personnel and a copy of each report, schedule, registration statement or other document filed by it as Applera may reasonably request. Applera and Axys will keep all non-public information confidential.

Conditions to the Merger

    Axys' and Applera's respective obligations to complete the merger are subject to the satisfaction or, to the extent permissible, the waiver of various conditions that include, in addition to other customary closing conditions:

  •
  holders of a majority of the outstanding shares of Axys will have voted to approve and adopt the merger agreement and approve the merger;

  •
  there will not be any order, injunction or other legal restraint prohibiting completion of the merger;

  •
  the registration statement on Form S-4, of which this proxy statement/prospectus is a part, will have been declared effective by the Securities and Exchange Commission and no stop order suspending its effectiveness will have been issued and there will not be any proceedings seeking a stop order and material blue sky and other state securities law will have been complied with;

  •
  the shares of Applera—Celera stock issued in the merger and reserved for issuance upon exercise of Axys' stock option, warrants and convertible notes will have been approved for listing on the New York Stock Exchange; and

  •
  each party will have received an opinion of its legal counsel to the effect that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code and that each of Applera, Axys and Angel Acquisition will be a party to the reorganization.

    In addition, each party's obligation to complete the merger is subject to the satisfaction of the following conditions:

  •
  as of the closing date of the merger, the representations and warranties of the other party contained in the merger agreement which are qualified as to material adverse effect will be true in all respects; and the representations and warranties which are not qualified as to material adverse effect will be true in all material respects, except for those representations and warranties which address matters only as of a particular date, which will be true and correct as of that date; and

  •
  the other party will have performed or complied in all material respects with its obligations contained in the merger agreement.

    Additionally, Applera's obligation to effect the merger and the other transactions contemplated by the merger agreement is conditioned upon:

  •
  the receipt of all necessary governmental and third party licenses, permits, consents, approvals, authorizations, qualifications and orders, except where the failure to obtain these licenses, permits, consents, approvals, authorizations, qualifications and orders could not reasonably be expected to have a material adverse effect on Axys or on Axys' ability to perform its obligations under the merger agreement. Axys and Applera believe that this condition has been satisfied;

  •
  the absence of any litigation or action pending or threatened by a governmental entity which seeks to, among other things, restrain or prohibit the merger or limit Applera's ownership or operation of Axys; and

  •
  the rights under the Axys stockholder rights agreement will not be redeemable and will not become redeemable upon the consummation of the merger. The Axys stockholder rights agreement has been amended so that the rights will not become redeemable upon consummation of the merger.

Stock Exchange Listings

    Applera has agreed to use all reasonable efforts to cause the Applera—Celera stock to be issued in the merger and upon the exercise or conversion of the stock options, warrants and convertible notes granted or issued by Axys prior to the closing of the merger to be approved for listing on the New York Stock Exchange.

Regulatory Approvals Required

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits Axys and Applera from completing the merger until after we have filed the required notification and report forms and furnished any additional information and materials requested by the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission, if requested, and the required waiting period has expired or terminated. The required notification and report forms under the Hart-Scott-Rodino Act were filed by Axys and Applera with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission on June 29, 2001, and the waiting period under the Hart-Scott-Rodino Act expired on July 30, 2001.

Termination of the Merger Agreement

    Right to Terminate.  Axys and Applera may mutually agree to terminate the merger agreement at any time. In addition, either of Axys or Applera may terminate the merger agreement if specified events do or do not occur. These include:

  •
  if a court or government regulator permanently prohibits the merger;

  •
  if the merger is not completed by December 31, 2001, except that a party may not terminate the merger agreement if the cause of the merger not being completed by that date is that party's failure to fulfill its obligations under the merger agreement;

  •
  if the holders of Axys common stock fail to approve the merger agreement at a duly held meeting held for the purpose of voting on the merger and the merger agreement; or

  •
  the other party breaches any of its representations, covenants or agreements so that a closing condition would not be satisfied and, if curable, the breach remains uncured for 30 days following notice.

    The merger agreement may also be terminated by Applera if Axys or its board of directors:

  •
  withdraws, modifies or amends in any respect adverse to Applera its approval or recommendation of the merger and the merger agreement;

  •
  approves or recommends any transaction proposal from a third party; or

  •
  in response to the commencement of any tender offer or exchange offer for more than 15% of the outstanding shares of Axys common stock, does not recommend rejection of the tender offer or exchange offer.

    In addition, Axys may terminate the merger agreement, after it receives a superior proposal and complying with its obligations under the merger agreement with respect to the superior proposal, if its board of directors concludes in good faith, upon consultation with outside counsel, that in order to avoid violating the fiduciary duties of the board of directors of Axys to the stockholders of Axys under the General Corporation Law of the State of Delaware, that the board of directors must not make or must withdraw or modify its recommendation that the stockholders of Axys approve the merger and the merger agreement.

    Effect of Termination.  Under the terms of the merger agreement, if the merger agreement is terminated it will become void and have no effect, and neither Applera nor Axys will have any liability to the other, except that:

  •
  Axys may have to pay a termination fee to Applera as described below under "—Termination Fee" in this proxy statement/prospectus;

  •
  no party will be relieved from liability for any breach of the merger agreement prior to its termination;

  •
  Applera and Axys have agreed that for 1 year following the termination of the merger agreement each of Applera and Axys will not raid the employees employed by the other party or its subsidiaries in violation of California legal principles; and

  •
  specified provisions of the merger agreement expressly survive the termination on customary terms.

    Termination Fee.  Axys will pay to Applera $5.6 million plus out-of-pocket fees and expenses incurred by Applera not exceeding $900,000 if any of the following events occur:

  •
  prior to the termination of the merger agreement, any person makes, proposes, communicates or discloses in a manner which is or otherwise becomes public a bona fide intention to make a transaction proposal; and on or prior to 12 months after the date of the termination, a third party consummates a transaction which qualifies as a transaction proposal or Axys enters into a definitive agreement with a third party the terms of which would otherwise qualify as a transaction proposal; and either:

  •
  the merger agreement is terminated by Applera because Axys willfully breaches the merger agreement after a bona fide intention to make a transaction proposal becomes public as described above; or

  •
  the merger agreement is terminated by Applera or Axys because the stockholders of Axys fail to approve the merger agreement at a duly held meeting held for the purpose of voting on the merger and the merger agreement; or

  •
  Applera terminates the merger agreement due to:

  •
  the Axys board of directors withdrawing, modifying or amending in any respect adverse to Applera its approval or recommendation of the merger and the merger agreement (or resolving to do so);

  •
  the Axys board of directors approving or recommending any transaction proposal from a third party (or resolving to do so); or

  •
  the Axys board of directors, in response to the commencement of any tender offer or exchange offer for more than 15% of the outstanding shares of Axys common stock, not recommending rejection of the tender offer or exchange offer; or

  •
  the Axys board of directors terminates the merger agreement because, after receiving a superior proposal and complying with Axys' obligations in the merger agreement with respect to the superior proposal, the Axys board of directors concludes in good faith, upon consultation with outside counsel, that in order to avoid violating its fiduciary duties to the stockholders of Axys under the General Corporation Law of the State of Delaware, the Axys board of directors must withdraw or modify its recommendation that the stockholders of Axys approve and adopt the merger agreement and approve the merger.

Amendment and Waiver of the Merger Agreement

    The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the holders of Axys common stock, except that after that stockholder approval is obtained, there will be no amendment that by law requires further approval by the stockholders without further approval of the stockholders. All amendments to the merger agreement must be in a writing signed by Applera, Axys and Angel Acquisition.

    At any time prior to the effective time of the merger, the parties to the merger agreement may, to the extent legally allowed:

  •
  extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

  •
  waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  •
  waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement (subject to the same conditions that apply to amendments).

    All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

Expenses

    Axys and Applera have agreed that all costs and expenses incurred in connection with the merger will be shared by Axys and Applera as described under "The Special Meeting—Proxy Solicitation." In addition, Axys may be required to pay Applera a termination fee and reimburse Applera for specified expenses in the event the merger agreement is terminated under circumstances described in detail under "—Termination of the Merger Agreement—Termination Fee" in this proxy statement/prospectus.

Effect on Employee Benefits and Related Agreements

    Benefit Plans.  Applera has agreed that following the effective time of the merger until July 1, 2002, employees of Axys will participate in the employment benefits plans maintained by Applera or the surviving corporation providing benefits no less favorable in the aggregate than those benefits currently provided by Axys, excluding any stock compensation plans or programs and arrangements. Applera has also agreed to waive limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applying to Axys employees in Applera benefit plans following the effective time of the merger and to provide credit for amounts paid by Axys employees prior to the effective time of the merger in satisfying deductible or out-of-pocket requirements under Applera's welfare plans. Applera will give employees of Axys at the effective time of the merger who remain employees thereafter full credit, under each Applera employee benefit plan in which the employee may participate, for service under each comparable Axys employee benefit plan maintained by Axys immediately before the effective time of the merger for purposes of eligibility and vesting and entitlement to vacation and vacation pay, but not for purposes of benefit accrual under any employee pension benefit plan.

    Extension of Stock Options.  If Applera or any of its subsidiaries terminate any Axys employee without cause within 90 days after the effective time, Applera has agreed to cause the employees' vested stock options that were converted from Axys stock options to be amended to provide that the exercise period for these vested options will be extended so as to permit their exercise by the terminated employee for a period of 12 months after the date of his or her termination. However, in the case of any employee holding an option intended to qualify as an incentive stock option under Section 421 of the Internal Revenue Code, the extension will be made only with the consent of the terminated employee. Mr. Hastings has indicated that he will not consent to any extension of his options in the event his employment is terminated.

Material United States Federal Income Tax Consequences

    The following discussion sets forth the material United States federal income tax consequences of the merger to United States holders (as defined below) of Axys common stock. This discussion is based upon the Internal Revenue Code, Treasury regulations and court and administrative rulings and decisions in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction.

    For purposes of this discussion, we use the term "United States holder" to mean:

  •
  a citizen or resident of the United States;

  •
  a corporation, partnership or other entity created or organized under the laws of the United States or any of its political subdivisions;

  •
  a trust that (x) is subject to the supervision of a court within the United States and the control of one or more United States persons or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

  •
  an estate that is subject to United States federal income tax on its income regardless of its source.

    This discussion assumes that you hold your shares of Axys common stock as a capital asset and does not address the tax consequences that may be relevant to you in light of your particular circumstances. In addition, it does not present a description of the United States federal income tax laws applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  •
  a financial institution;

  •
  a tax-exempt organization;

  •
  an S corporation or other pass-through entity;

  •
  an insurance company;

  •
  a mutual fund;

  •
  a dealer in securities or foreign currencies;

  •
  a trader in securities that elects the mark-to-market method of accounting for your securities;

  •
  a holder of Axys common stock who received your Axys common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

  •
  a person that has a functional currency other than the United States dollar;

  •
  a holder of options granted under any Axys benefit plan; or

  •
  a holder of Axys common stock who holds Axys common stock as part of a hedge, straddle or conversion transaction.

    Applera and Axys have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger. The Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument similar to Applera—Celera stock that has voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. In addition, there are no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those of Applera—Celera stock.

    Based on representations contained in representation letters provided by Applera and Axys and on certain customary factual assumptions, all of which must continue to be true and accurate in all respects as of the effective time, it is the opinion of Simpson Thacher and Bartlett, counsel to Applera, and Latham & Watkins, counsel to Axys, subject to the qualifications and assumptions set forth in this discussion, that the material United States federal income tax consequences of the merger are as follows:

  •
  the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  Applera and Axys will not recognize gain or loss;

  •
  you will not recognize gain or loss when you exchange your Axys common stock solely for Applera—Celera stock;

  •
  you will recognize capital gain or loss on any cash received in lieu of a fractional share of Applera—Celera stock equal to the difference between the amount of cash received and the basis allocated to any fractional share which will constitute long-term capital gain or loss if your holding period in the Axys stock surrendered in the merger is more than one year as of the date of the merger;

  •
  the aggregate tax basis of Applera—Celera stock you receive will be the same as the aggregate tax basis of the Axys common stock you surrender in exchange, decreased by the tax basis allocated to any fractional share interest exchanged for cash;

  •
  the holding period of Applera—Celera stock you receive will include the holding period of shares of Axys common stock you surrender in the exchange; and

  •
  you must retain records and file with your United States federal income tax returns a statement setting forth facts relating to the merger.

    It is a condition to the closing of the merger that each of Applera and Axys receive an opinion, which opinions are in addition to the opinions included in this section, from its tax counsel, dated as of the closing date, that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinions will be based on updated representation letters provided by Applera and Axys to be delivered at the time of closing and customary factual assumptions and factual representations, all of which must continue to be true and accurate in all respects as of the closing, and will assume that the merger will be completed according to the terms of the merger agreement. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court.

    Backup Withholding.  If you are a noncorporate holder of Axys common stock, you may be subject to backup withholding on any cash payments received in lieu of a fractional share interest in Applera—Celera stock. You will not be subject to backup withholding, however, if you:

  •
  furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger;

  •
  provide a certification of foreign status on Form W-8BEN or a successor form; or

  •
  are otherwise exempt from backup withholding.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

    Tax matters are very complicated, and the tax consequences of the merger to you will depend upon your particular tax situation. We encourage you to consult your own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws.

Accounting Treatment

    For accounting and financial reporting purposes, the merger will be treated as a purchase by Applera under generally accepted accounting principles.

Interests of Certain Persons in the Merger

    In considering the recommendation of the Axys board of directors with respect to the merger agreement and the merger, you should be aware that Axys' directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. The Axys board of directors was aware of these differing interests and considered them, among other matters, in recommending that you approve and adopt the merger agreement and approve the merger. These interests are summarized below.

  Employment Agreements

    Axys has entered into employment agreements with its executive officers: Mr. Hastings; Daniel F. Hoth, M.D., Senior Vice President and Chief Medical Officer of Axys; Mr. Newell; David E. Riggs, Senior Vice President and Chief Financial Officer of Axys; Dr. Venuti; and Douglas H. Altschuler, Vice President and General Counsel of Axys. Applera is evaluating whether these executive officers will continue as employees after the merger; it is not known at this time which of these employees will remain with the Celera Genomics group following the merger. In addition to employment agreements with its executive officers, Axys has an employment agreement with its former Chief Exectuive Officer, and current director, John H. Walker. These agreements may, under the circumstances set forth below, entitle the officer to severance or termination pay or accelerate stock option vesting in connection with the transactions contemplated by the merger agreement.

    Executive Employment Agreement of Mr. Hastings dated as of January 2, 2001.  Mr. Hastings became President and Chief Executive Officer of Axys in January 2001. Mr. Hastings' employment agreement provides for an annualized base salary equal to $400,000 (subject to review each year) and eligibility for an annual bonus up to fifty percent of his then current base salary upon achievement of reasonable goals set by the Axys board of directors. Under the terms of the agreement, Axys loaned Mr. Hastings $300,000 and Mr. Hastings issued a full-recourse promissory note, secured by any shares of Axys common stock received by him in connection with any stock option exercise, to Axys on January 2, 2001. The note bears interest at a rate of 5.61% per annum and is payable in full on the earlier of thirty days following Mr. Hastings' termination of employment (other than as set forth below) or January 2, 2004. So long as Mr. Hastings continues to render services to Axys, one thirty-sixth of the principal amount of the note and any interest accrued thereon will be forgiven on the first day of each calendar month. In addition, all remaining principal and interest due under the note will be forgiven if Mr. Hasting's employment is terminated without cause or due to death or disability, or voluntarily by Mr. Hastings for good reason. The agreement also provides that Mr. Hastings will receive medical and dental coverage and other standard benefits from time to time provided by Axys to its executives or other employees in general.

    If Mr. Hastings is terminated for any reason other than death, disability, change of control, voluntarily without good reason, or for cause, he will receive one year's base salary (currently $400,000) and his yearly target bonus (currently $200,000) paid in twelve monthly installments. Mr. Hastings' options to purchase Axys' common stock that would have vested had he remained in employment an additional twelve months will immediately vest. Axys will also continue to pay the costs associated with his health care benefits for up to twelve months or until he acquires comparable benefits. In the event that Mr. Hastings is terminated, including a voluntary termination by Mr. Hastings for good reason, upon a change of control, he will within seven days receive a lump sum payment equal to eighteen months of his base salary plus a pro rata share of his bonus for the calendar year in which the termination occurs, plus an additional eighteen months of his target bonus. Mr. Hastings will also receive eighteen months of continued health benefits (unless comparable benefits become available to him during that time). All of Mr. Hastings' outstanding options to purchase Axys' common stock shall become fully vested and exercisable immediately upon his termination. In order to obtain these lump sum payments, accelerated vesting and health care benefits in the case of any provided for termination scenario, Mr. Hastings must sign a release of all claims against Axys. Although Mr. Hastings may be able to voluntarily terminate his employment with good reason following the merger, Mr. Hastings has agreed not to do so for a period of six months. In addition, the Celera Genomics group has agreed to recommend to the Management Resources Committee of the Applera board of directors that Mr. Hastings receive an incentive package in consideration of his efforts in integrating Axys and the Celera Genomics group following the merger. The amount of the incentives to be recommended has not been determined at this time.

    Executive Employment Agreement of Dr. Hoth dated as of March 30, 2001.  Dr. Hoth's employment agreement provides for an annualized base salary equal to $305,000 (subject to review) and eligibility for an annual bonus up to thirty percent of his then current base salary upon achievement of reasonable goals set by the Axys board of directors. The agreement also provides that Dr. Hoth will receive the standard benefits from time to time provided by Axys to its executive employees generally.

    If Dr. Hoth is terminated involuntarily without cause at any time or voluntarily for good reason after a change of control, he will receive his annual salary and bonus accrued but unpaid as of that date plus health benefits for one year. Specifically, within thirty days following the effectiveness of a release of all claims against Axys, Dr. Hoth will receive a lump sum payment equal to one year's base salary (currently $305,000) plus one year's target bonus (currently $91,500). If Dr. Hoth's termination is within eighteen months following a change of control, 100% of his options to purchase shares of Axys' common stock will immediately vest and become exercisable. In order to obtain the lump sum payment and accelerated vesting benefits, Dr. Hoth must sign a release of all claims against Axys.

    Amended and Restated Executive Employment Agreement of Mr. Newell dated as of March 27, 2001.   Mr. Newell's employment agreement provides for an annualized base salary equal to $275,000 (subject to review) and eligibility for an annual bonus up to thirty percent of his then current base salary upon achievement of reasonable goals set by the Axys board of directors. The agreement also provides that Mr. Newell will receive the standard benefits from time to time provided by Axys to its executive employees generally.

    This agreement provides that if Mr. Newell is terminated involuntarily without cause at any time or voluntarily for good reason after a change of control, he will receive his annual salary and bonus accrued but unpaid as of that date plus health benefits for one year. Specifically, within thirty days following the effectiveness of a release of all claims against Axys, Mr. Newell will receive a lump sum payment equal to one year's base salary (currently $275,000) plus one year's target bonus (currently $82,500). If Mr. Newell's termination is within eighteen months following a change of control, 100% of his options to purchase shares of Axys' common stock will immediately vest and become exercisable. In order to obtain the lump sum payment and accelerated vesting benefits, Mr. Newell must sign a release of all claims against Axys.

    Amended and Restated Executive Employment Agreement of Mr. Riggs dated as of March 27, 2001.  This agreement provides that if Mr. Riggs is terminated involuntarily without cause at any time or voluntarily for good reason after a change of control, he will receive his annual salary and bonus accrued but unpaid as of that date plus health benefits for one year. Specifically, within thirty days following the effectiveness of a release of all claims against Axys, Mr. Riggs will receive a lump sum payment equal to one year's base salary (currently $235,000) plus one year's target bonus (currently $70,500). If Mr. Riggs' termination is within eighteen months following a change of control, 100% of his options to purchase shares of Axys' common stock will immediately vest and become exercisable. In order to obtain the lump sum payment and accelerated vesting benefits, Mr. Riggs must sign a release of all claims against Axys.

    Amended and Restated Executive Employment Agreement of Dr. Venuti dated as of March 28, 2001.   Dr. Venuti's employment agreement provides for an annualized base salary equal to $290,000 (subject to review) and eligibility for an annual bonus up to thirty percent of his then current base salary upon achievement of reasonable goals set by the Axys board of directors. Dr. Venuti was obligated to pay Axys principal and accrued interest under a $300,000 promissory note issued to Axys as of August 14, 2000; the agreement provides that (other than as set forth below), Axys will forgive $60,000 of the indebtedness on August 14, 2001 and each August 14 through 2005 so long as he continues to render services to Axys through these dates. The agreement also provides that Dr. Venuti will receive the standard benefits from time to time provided by Axys to its executive employees generally.

    This agreement provides that if Dr. Venuti is terminated involuntarily without cause at any time or voluntarily for "good reason" after a change of control, he will receive his annual salary and bonus accrued but unpaid as of that date plus health benefits for one year. Specifically, within thirty days following the effectiveness of a release of all claims against Axys, Dr. Venuti will receive a lump sum payment equal to one year's base salary (currently $290,000) plus one year's target bonus (currently $87,000). If the termination is within eighteen months following a change of control, 100% of Dr. Venuti's options to purchase shares of Axys' common stock will immediately vest and become exercisable and principal and accrued interest amounts outstanding under the Note shall be forgiven as of the date of his termination. In order to obtain the lump sum payment, accelerated vesting and debt forgiveness benefits, Dr. Venuti must sign a release of all claims against Axys.

    Dr. Venuti has signed an additional amendment to his employment agreement waiving rights that may arise upon consummation of the transactions contemplated by the merger agreement, and in particular specifying that the completion of the merger and the fact that Dr. Venuti will be working for a subsidiary of Applera and may report to an officer of Applera or one of its subsidiaries will not constitute "good reason" for Dr. Venuti to voluntarily terminate his employment.

    Executive Employment Agreement of Mr. Altschuler dated as of December 14, 2000.  This agreement provides that if Mr. Altschuler is terminated involuntarily without cause at any time or voluntarily for good reason after a change of control, he will receive his annual salary and bonus accrued but unpaid as of that date plus health benefits for one year. Specifically, within thirty days following the effectiveness of a release of all claims against Axys, Mr. Altschuler will receive a lump sum payment equal to one year's base salary (currently $230,000) plus one year's target bonus (currently $57,500). If Mr. Altschuler's termination is within eighteen months following a change of control, 100% of his options to purchase shares of Axys' common stock will immediately vest and become exercisable. In order to obtain the lump sum payment and accelerated vesting benefits, Mr. Altschuler must sign a release of all claims against Axys.

    Amended and Restated Employment Agreement of Mr. Walker dated as of December 14, 2000.   Mr. Walker's agreement provides for an annualized base salary equal to $212,500 each year commencing on January 1, 2001 and terminating on December 31, 2003. On the date of the agreement, Mr. Walker was obligated to pay Axys principal in the amount of $400,000 and accrued interest in the amount of $94,611.04 in connection with a promissory note issued by Mr. Walker to Axys. Effective as of this date and under the terms of the agreement, Axys forgave all outstanding principal and interest due under the note and agreed to pay Mr. Walker a tax gross-up payment of $160,000. Previously, in 2000, pursuant to the terms of Mr. Walker's employment agreement, Axys forgave $160,000 of principal and accrued interest of $30,929 under the promissory note, and provided a tax gross-up payment of $64,000 in connection with this forgiveness. The agreement provides that Axys will, at its sole expense, provide Mr. Walker and his eligible dependents with medical and dental plan benefits, which benefits will be provided without regard to whether Mr. Walker continues to render services to Axys. Additionally, so long as Mr. Walker continues to render services to Axys, Axys will maintain a split-dollar life insurance policy in Mr. Walker's name to which Axys made premium payments while Mr. Walker was the Chief Executive Officer of Axys and which includes a collateral assignment in favor of Axys. Mr. Walker is also entitled to all other rights and benefits that Axys from time to time provides to its executive employees generally.

    If Mr. Walker is terminated other than for cause or good reason, he will receive in a lump sum an amount equal to his base salary ($212,500) for each of the calendar years 2001, 2002 and 2003 (less any amount he has already been paid). In addition, any options to purchase common stock of Axys that are unvested immediately prior to the termination of his employment will immediately vest and become exercisable as of that date. In order to obtain the lump sum payment and accelerated vesting benefits, Mr. Walker must sign a release of all claims against Axys.

    Other Axys employees are also party to employment agreements with Axys containing similar provisions relating to the effects of a change of control. Some of these employees have entered into agreements with Applera specifying that the completion of the merger and the fact that the employees will be working for a subsidiary of Applera will not constitute "good reason" for the employees to voluntarily terminate their employment under the terms of their employment agreements. For other Axys employees, including those described above other than Mr. Hastings and Dr. Venuti, changes in the circumstances of their employment relating to the completion of the merger may result in their ability to voluntarily terminate their employment for "good reason."

  Stock Options

    Axys' equity-based compensation plans, other than Axys' Non-Employee Directors' Stock Option Plan established in 1994, do not provide for the acceleration of outstanding options upon a change in control in which options are assumed. As of August 31, 2001, Axys' directors and executive officers held vested and unvested options to acquire an aggregate of 2,646,574 shares of Axys common stock with a weighted average exercise price of $5.56 per share. Under the merger agreement, upon the consummation of the merger, each converted option whether vested or unvested, will be exercisable for a number of shares of Applera—Celera stock equal to the number of shares of Axys common stock subject to these options prior to the merger multiplied by the exchange ratio, rounded down to the nearest whole share, and the exercise price for each share under the option will be a price per share equal to the exercise price per share prior to the merger divided by the exchange ratio, rounded up to the nearest whole cent. In no event, however, will the exercise price for options held by employees of or consultants to Axys other than Mr. Hastings exceed the closing price of a share of Applera—Celera stock on the date immediately prior to the closing of the merger. Axys employees and consultants other than Mr. Hastings hold vested and unvested options to acquire an aggregate of 5,177,380 shares of Axys common stock with a weighted average exercise price of $4.74. If the merger had closed on August 31, 2001, the exercise price of Axys stock options to purchase an aggregate of 2,186,699 shares held by a total of approximately 206 holders would have been adjusted to $7,672,986, representing an aggregate difference of $3,922,195 between the current exercise prices and the new exercise prices for these stock options. Information regarding the options to purchase shares of Axys common stock currently held by each executive officer of Axys, together with the range of exercise prices for those options, the weighted average exercise price and the aggregate difference between the current exercise prices and the new exercise prices for these stock options if the merger had closed on August 31, 2001 is detailed below:

Name	Number of Securities Underlying Options Granted	Lowest and Highest Exercise Price Per Share	Weighted Average Per Share Exercise Price	Aggregate Difference If Merger Closed on August 31, 2001
Paul J. Hastings	600,000	$4.88 - $5.63	$5.50	$	(no adjustment	)
Daniel F. Hoth	260,000	$3.56 - $7.25	$4.57		$611,600.00
William J. Newell	265,000	$3.56 - $7.25	$4.92		$352,600.00
David E. Riggs	240,000	$4.88 - $6.81	$6.49		$493,600.00
Michael C. Venuti	360,000	$3.56 - $7.25	$4.96		$693,500.00
Douglas H. Altschuler	100,000	$4.06 - $4.75	$4.54		$94,390.00
John H. Walker	560,000	$4.63 - $7.25	$5.34		$977,125.00
All executive officers (7 persons)	2,385,000	$3.56 - $7.25	$5.28		$3,222,815.00

    In addition, in the event that Applera or any of its subsidiaries terminates the employment of an employee of Axys without cause within 90 days of the consummation of the merger, the exercise period for any vested options then held by the terminated employee will be extended to a total of 12 months following the termination. However, in the case of any employee holding an option intended to qualify as an incentive stock option under Section 421 of the Internal Revenue Code, the extension will be made only with the consent of the terminated employee. As described above under "Treatment of Axys Stock Options," Mr. Hastings' option exercise price will be equal to the exercise price of his Axys option divided by the exchange ratio.

    Under the Axys Non-Employee Directors' Stock Option Plan established in 1994, non-employee directors of Axys receive annual automatic stock option grants. Options granted under the plan generally vest at a rate of 25% per year for four years. In the event of a change-in-control of Axys, such as the proposed merger, the vesting of these options will accelerate and the options expire if not exercised prior to the change-in-control. As a result, the non-employee directors will be able to exercise options to purchase 261,574 shares of Axys common stock at an average exercise price of $8.19. If the non-employee directors do not exercise these options prior to the completion of the merger, all options to purchase these shares of Axys common stock will expire. For more information about this stock option plan, see "Management of Axys—Compensation of Non-Employee Directors of Axys" in this proxy statement/prospectus.

    The Applera board of directors has also approved a number of grants of new Applera stock options to Axys employees effective upon the closing of the merger, subject to their continued employment by Applera. These grants have been authorized for 94 Axys employees and are for options to acquire a total of 222,770 shares of Applera—Celera stock. These stock options will be granted under an existing Applera stock option plan effective upon the closing of the merger, at an exercise price equal to the market price on the date of grant. The only grant included to an executive officer of Axys is an option exercisable for 30,000 shares of Applera—Celera stock to Dr. Venuti.

  Indemnification Agreements

    Pre-Existing Indemnification and Insurance.  Axys has entered into separate indemnification agreements with each of its directors and officers which require Axys, among other things, to indemnify them against liabilities arising from their status as directors or officers to the fullest extent permitted by Axys' amended and restated bylaws and Delaware law. In addition, Axys' amended and restated bylaws provide that Axys will indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. Axys also maintains directors' and officer's liability insurance.

    Additional Indemnification and Insurance.  The merger agreement provides that Applera and the surviving corporation of the merger will, to the fullest extent permitted by law, indemnify and hold harmless each of Axys' present and former directors and officers against any costs or expenses arising out of or pertaining to the transactions contemplated by the merger agreement, or for any actions or omissions at or prior to the effective time of the merger, in each case to the same extent provided in Axys' amended and restated certificate of incorporation, Axys' amended and restated bylaws or any pre-existing indemnification contract with the present or former director or officer. The surviving corporation of the merger must maintain policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous than policies maintained by Axys prior to the effective time of the merger for a period of six years following the closing of the merger (provided that the surviving corporation of the merger is not required to pay an annual premium for any policy in excess of 200% of the annual premiums currently paid by Axys).

Resale of Applera—Celera Stock

    The shares of Applera—Celera stock to be issued to stockholders of Axys pursuant to the merger have been registered under the Securities Act, so these shares may generally be freely traded without restriction by people who will not be "affiliates" of Applera after the merger and who were not "affiliates" of Axys on the date of the Axys special meeting for purposes of Rule 145 under the Securities Act. All directors and some of the officers of Axys may be deemed to have been "affiliates" of Axys within the meaning of this rule. Those people may resell Applera—Celera stock received by them in the merger only if the shares are registered for resale under the Securities Act or an exemption from registration under the Securities Act is available. Those people may be permitted to effect resales under the safe harbor provisions of Rule 145 under the Securities Act (or Rule 144 in the case of persons who become "affiliates" of Applera) or as otherwise permitted under the Securities Act. People who may be deemed to be affiliates of Axys or Applera generally include individuals or entities that control, are controlled by, or are under common control with, Axys or Applera, as applicable, and may include officers and directors of this party as well as principal stockholders of Axys or Applera, as applicable. It is recommended that these persons obtain advice of securities counsel prior to effecting any resales.

    This proxy statement/prospectus does not cover resales of Applera—Celera stock received by any person, including any person who may be deemed to be an affiliate of Applera or Axys.

Dissenters' Rights

    Under Delaware law, stockholders of Axys will not be entitled to exercise dissenters' appraisal rights or to demand payment for their shares in connection with the merger.

INFORMATION ABOUT AXYS

Business

Overview

    Axys is a biopharmaceutical company focused on the discovery, design and development of therapeutic drugs that address significant markets with major unmet medical needs. Axys collaborates with large pharmaceutical companies in discovering therapeutics for chronic diseases for which there are large markets. Axys also selectively focuses its own resources on discovering and developing drugs for the treatment of various types of cancer and other specialty therapeutic opportunities. Axys has on-going programs in the treatment of autoimmune diseases, inflammatory diseases, and cancer. Axys' drug design platform integrates advanced biology, chemistry, biophysics and information technologies to optimize the potency, selectivity and physical properties of new drugs, making the drug discovery process more efficient and productive.

    Currently, Axys has significant collaborations with Aventis Pharmaceuticals Products, Inc. (a subsidiary of Aventis S.A.), Merck & Co. and Bayer A.G. These collaborations provide Axys with financial support and collaborative resources for these research programs. Axys' partners are also responsible for developing Axys' clinical drug candidates and commercializing Axys' products in broad medical markets in the event Axys' products are approved by the United States Food & Drug Administration. Axys believes that several of its partnered programs are positioned to advance into human clinical testing over the next few years, which Axys expects will generate increased milestone payments and eventual royalty streams. Axys has additional research programs underway, both proprietary and in collaboration with other life science companies, and Axys believes that novel drug candidates will enter clinical studies within the next 12 to 18 months. At the present time, Axys aims to establish additional partnerships with major pharmaceutical companies in order to obtain the funding and collaborative research support needed to expand its discovery efforts in cancer and other areas.

    Axys believes that advances in genomic research represent a major opportunity for drug discovery directed at novel biological targets. Axys seeks to exploit this opportunity by combining medicinal chemistry and molecular biology, through collaborations and internally, to identify possible drug candidates for a drug target or group of drug targets. Over the next few years, Axys expects to continue its research and development efforts and to bring drug candidates into clinical development. Axys also seeks to license and acquire technologies, resources and products that have the potential to strengthen its drug discovery platform and product pipeline.

    During the year 2000, Axys reported gains of $61.2 million on the sale of two of Axys' three non-core affiliated companies. In April 2000, Axys sold Advanced Technologies to Discovery Partners. Discovery Partners completed an initial public offering of common stock in July 2000. In consideration of the sale of Advanced Technologies, Axys received 7,425,000 shares of Discovery Partners common stock with a carrying value of $40.4 million on December 31, 2000. In December 2000, Axys also sold its interest in PPGx, Axys' pharmacogenomics subsidiary (pharmacogenomics is the application of genomics to disease prediction, including susceptibility, drug response and side effects), to DNA Sciences for 1,478,550 shares of Series D Preferred Stock and 108 shares of common stock in DNA Sciences, valued in the aggregate at $15 million as of December 31, 2001. In addition, at December 31, 2000, Axys owned 23% of Akkadix. In March 2001, Axys' ownership interest increased to 44% in connection with the exercise of contractual put options held by third party investors in Akkadix (see note 3 in the financial statements of Axys that appear commencing on page F-1 of this proxy statement/prospectus).

What Gives Axys an Edge in Drug Discovery and Development?

    The entire drug discovery process runs from target identification and validation to lead identification to preclinical development to clinical development. The following sections describe each part of this process and the technologies that Axys employs in drug discovery.

    In recent years, the advent of new drug discovery technologies, including genomics, information technology, computational sciences, structure-based drug design, combinatorial chemistry, which is a process to prepare sets of compounds from sets of building blocks, and high throughput screening, which is a process for rapid assessment of the activity of samples from a compound collection, has offered great potential for streamlining the lengthy and expensive process of drug discovery. Axys has assembled a premier platform for drug discovery by combining and integrating these new technologies with the traditional pharmaceutical sciences, including medicinal chemistry and pharmacology. Axys' capabilities in this area, which include assay development, which is the development of a process to assess the biological activity of multiple chemical compounds against a single protein, compound screening, lead optimization, pharmacology and preclinical development, are instrumental in increasing the speed and efficiency of Axys' drug candidate identification efforts. In addition, Axys has functional genomics capabilities, which it is using to select and validate targets for Axys' cancer research.

    As a biopharmaceutical company, Axys' core strengths lie in the portion of the drug discovery continuum spanning from selection of leads from hits in primary screens, through lead optimization using structure-based drug design and combinatorial chemistry, to preclinical development and pharmacology. In this regard, Axys believes it is among the few biotechnology companies having an in-house medicinal chemistry group of Axys' size and scope.

  Target Identification and Validation

    Target identification and validation is the process of identifying and validating those genetic-based targets that are the most promising for therapeutic intervention by small molecules. There are numerous potential targets, which may apply to all manner of diseases. As described below, Axys is currently focusing its target identification and validation efforts on discovering new biochemical pathways in cancer.

    The human genome is the collection of all the genetic information of a human being. Scientifically defined, the human genome consists of 23 pairs of chromosomes that contain the 40,000 or so genes that define every human's make-up. Genes are made up of DNA (deoxyribonucleic acid). In humans, a DNA molecule resembles a twisted ladder and consists of two strands—a double helix—whose carbohydrate-like sides are connected by pairs of nitrogen-containing chemicals called bases, which form the rungs of the ladder. The particular order of the bases is called the DNA sequence. In total, there are approximately 3 billion base pairs of DNA comprising all of the chromosomes in the human genome. Much effort has been devoted by various governments, research institutions and companies to mapping out the exact location of each gene on each chromosome in order to determine the complete DNA sequence of the 3 billion DNA bases. Detailed knowledge of the human genome is now available, either through public databases or through commercially available databases. Through 1999, Axys had applied the technology generally known as positional cloning to disease gene identification. This technology depended on securing DNA samples from donor populations with a known disease incidence, followed by high throughput genotyping and DNA sequencing to establish a linkage between the disease and a particular chromosome or specific gene.

    However, knowing the sequence of a gene is really only the beginning of the drug discovery process. The next step is the determination of the biological processes in which the gene plays a role. The term "functional genomics" refers to a variety of scientific disciplines that examine gene function and identify disease pathways resulting from a gene or genes that are not functioning properly. The job of determining the functions of a gene—and its protein products—requires testing in systems that approximate human systems, such as the C. elegans (nematode worm) system.

    Although Axys was a pioneer in genomics research using positional cloning techniques in many different disease areas, Axys concluded in 1999 that many of its genomics programs were at too early a stage and too far removed from product development to justify the sizeable investment that Axys was making. So, during the last half of 1999, Axys wound down its genomics research programs which were based on positional cloning technology, which compares the genetic composition of a diseased species with that of a non-diseased species. Axys continues to utilize its genomics capabilities as part of its cancer research programs. Axys has integrated these capabilities with its functional genomics capabilities to create a directed set of target identification and validation tools described below, which Axys uses to discover new biochemical pathways in cancer.

    Axys makes use of both proprietary and licensed information technology software to enable the discovery of new genes and the identification of known genes and species homologs (sister genes) in its efforts in target identification and validation. When new gene sequences are identified, Axys is able to rapidly access both public and proprietary databases through these software tools. When the function of a gene needs to be determined, especially in the case when it might play a pivotal role in a biochemical process, Axys can use antisense knock-out technology, either in well-characterized functional systems, such as the nematode worm, or in mammalian systems. Antisense knockout technology involves the application of short synthetic DNA to lower the level of protein production by the gene. For most applications of antisense, as applied to specific new targets, Axys has licensed the technology from Atugen. Axys also employs sophisticated gene expression array technology, licensed from Molecular Dynamics-Amersham. Using this technology, very small arrays are custom built on glass slides to study the expression levels of thousands of genes at the same time. With the information generated from these arrays, Axys can compare differences in gene expression between normal and diseased or genetically manipulated cells. Finally, another technology Axys uses is C. elegans, a microscopic multicellular round worm that is the most thoroughly understood multicellular animal in terms of cellular development, anatomy and genetic content. C. elegans is useful as a research tool because as many as 70% of the currently known human disease genes possess a highly significant homolog in the nematode.

    By combining gene expression data and Axys' antisense results with information about genetic relationships gained from model systems and Axys' information technology capabilities, Axys is better able to identify points in biological pathways that may be the best point of intervention for a potential therapeutic. For a description of some of Axys' more significant target validation and identification activities in cancer in 2000 and the first half of 2001, see the section below entitled "What Does Axys' Non-Partnered Research and Development Franchise Look Like?"

  Lead Identification

    Once a biological point of intervention or target is identified and validated, Axys has the capability to rapidly identify chemical compounds that regulate the protein product of the relevant gene. Axys has generated such lead compounds for new biological targets at a rapid pace by making use of a broad range of technologies in dual discovery tracks: (1) structure-based drug design driven by X-ray crystallography and computational modeling, and (2) high throughput screening combined with chemical compound diversity.

    Axys uses a broad range of scientific capabilities to study the basic structure of molecules (X-ray crystallography) and advanced chemistry that uses the knowledge gained from crystallography and structural biology. These technologies can speed research by enabling an understanding of the precise three-dimensional structure of a target associated with a disease. Then, Axys brings additional computational science capabilities into play. Axys has a rapid, flexible molecular docking model that can be used to find a natural or synthetic "inhibitor" that can bind to the molecule and change the way it will perform in the body. By using structure-based design, Axys has the ability to rapidly create lead compounds that are less likely to cause side effects or be toxic.

    Axys' medicinal chemists also play an important role in Axys' lead identification efforts. The chemists obtain structural information by analyzing pictures of the molecule taken through X-ray crystallography and molecular modeling, complemented by powerful computational resources and coupled with production-level protein expression and purification, all of which enables them to develop and refine target compound families. Axys' particular strength is in the determination of serine and cysteine protease protein structures, and the design of small molecules with potency and specificity among these closely related protein family members. Proteases are enzymes, which play a critical role in virtually every biological process. Axys believes the ability to develop protease inhibitors, which are molecules that prevent a protease from engaging in a reaction, may give Axys important advantages in its drug discovery activities.

    Axys' combinatorial chemistry expertise complements its structure-based design activities. Combinatorial chemistry capabilities are particularly useful where there is little known structural information. Axys has created compound diversity libraries, originally through Axys' former subsidiary Advanced Technologies, which have synthesized and delivered to Axys approximately 530,000 individual compounds to date. Axys may develop additional compound diversity libraries or purchase additional compounds from Discovery Partners. Axys expects to have received an aggregate of approximately 600,000 such compounds, encompassing over 140 distinct sub-libraries, by year-end 2001. Axys' medicinal and combinatorial chemists are able to generate a wide variety of diversity or lead optimization libraries, depending on Axys' needs. Assays for high throughput screening are adapted for automation and validated for screening against diverse chemical structures to provide data with a low false positive hit rate. Screening hits are rapidly confirmed or eliminated based on follow-up assays, and are qualified for further library expansion and medicinal chemistry based on novelty, potency and selectivity criteria.

    To screen these libraries, Axys uses automated robotics systems. These robots test the binding activity of thousands of compounds against a disease target, usually a protein. This binding activity is a measure of the compound's ability to inhibit or improve the activity of the protein. The primary role of the technology is to detect active compounds and supply directions for their optimization using other techniques. Given the variety and size of chemical libraries available today, and the need to compare the results from multiple screens, data collection and management of information are critical elements of high throughput screening. Axys maintains databases of structures, assays performed, screening results and other similar information in relational databases, which can be queried from any number of research parameters.

  Optimization, Preclinical Development and Clinical Development

    Once a lead candidate has been identified, the most resource-intensive stage of Axys' drug discovery process begins. This is the process of identification of a preclinical candidate with the desired pharmaceutical product profile. It requires directed medicinal chemistry efforts coupled closely with pharmacokinetics, drug metabolism and efficacy studies in pharmacology. Axys' experience in such programs partnered with major pharmaceutical companies during the last several years has resulted in an integration of effort by Axys' medicinal chemists and Axys' pharmacology group.

    Axys believes that it is one of the few biotechnology companies having an in-house medicinal chemistry group of its size and scope. Axys has approximately 55 medicinal chemists. Axys uses its medicinal chemistry capabilities to improve the potency, selectivity (won't bind to wrong target), oral bioavailability (compound can be absorbed by the body when taken orally as a pill), metabolic stability

(how rapidly the body breaks down the compound), and biological half-life (how long the effects of the drug will last) of a drug candidate.

    Axys is building a new 43,500 square foot building dedicated to medicinal chemistry on the Axys research campus in South San Francisco, California. The facility will house medicinal chemistry, X-ray crystallography and computational chemistry. This facility will be able to accommodate approximately 80 chemists upon completion in the latter half of 2001, allowing for future growth.

    Before qualifying for evaluation in human trials, chemical compounds must pass extensive safety and effectiveness tests. In such tests, Axys uses cell-based and animal-based models of human disease to provide important information on the duration of action of a potential drug, as well as how it is absorbed by the body or metabolized. On-site studies take advantage of advanced technologies, such as mass spectrometry (a sensitive analytical method to identify a compound and the products into which it is broken down), to evaluate hundreds of samples, indicating not only drug concentrations but also the pharmacodynamic (what the drug does to the body) and the pharmacokinetic (what the body does to the drug) characteristics of compounds nearing human clinical trials.

    Finally, while some of Axys' collaborative partners currently provide clinical development expertise, Axys also has an in-house clinical development group with the capability to manage clinical trials, satisfy regulatory requirements, and ensure manufacturing quality control and quality assurance. This group is responsible for taking Axys' products forward into human testing.

What Drug Discovery Partnerships with Pharmaceutical Companies Does Axys Have?

Partnered Pipeline—Preclinical

    Merck—Osteoporosis (Cathepsin K)

    Aventis—Inflammation (Cathepsin S)

    Bayer—Asthma (Tryptase)

  Merck (Cathepsin K Inhibitors/Osteoporosis/Preclinical)

    In November 1996, Axys entered into a research and development collaboration with Merck to develop small molecule inhibitors of cathepsin K for the treatment of osteoporosis. Osteoporosis is a disease of the bones that results in weakened bones which leads to pain, difficulty in moving, deformity and fractures. This condition mainly affects post-menopausal women.

    Cathepsin K belongs to a class of enzymes called cysteine proteases. It is known to be secreted in excessive amounts by osteoclasts. In the healthy human body, osteoblast cells are responsible for bone-building while osteoclasts are responsible for bone degradation. By maintaining a careful balance in each type of cell's activity, normal bone remodeling and skeletal integrity is achieved. However, when the rate at which bone is destroyed by the osteoclasts exceeds the rate at which new bone is produced by osteoblasts, the result is excessive bone degradation (bone resorption)—a condition that results in brittle bones and is characteristic of osteoporosis.

    In February 1997, Axys announced the first-ever solution of the three-dimensional crystal structure of cathepsin K that has enabled Axys to design potent and selective inhibitors of cathepsin K. In December 1999, Axys announced the successful testing of a specific, selective cathepsin K inhibitor compound in an animal efficacy model, which triggered a milestone payment to Axys. In addition, although the research and development relationship was originally scheduled to end after two years and had already been extended for one additional year, Axys agreed with Merck in December 1999 to extend this collaboration for another additional year until early November 2000. In November 2000, Axys and Merck extended their osteoporosis collaboration for a fifth year to develop additional analog compounds to those previously provided. In February 2001, Axys received a $1.5 million payment from

Merck for an important milestone attained in the cathepsin K inhibition program. Axys expects studies needed for an investigational new drug application to be completed in 2001, with phase I clinical trials expected to begin during the first quarter of 2002.

  Aventis (Cathepsin S inhibitors/Inflammatory Diseases/Preclinical)

    In July 1998, Axys entered into a collaborative research and development agreement with Aventis (successor to Rhone-Poulenc Rorer). The objective of the collaboration is the discovery and development of small molecule drugs, which are drugs that can be taken orally, that inhibit cathepsin S, a human cysteine protease associated with some inflammatory diseases.

    Cathepsin S is a cysteine protease found in antigen-presenting cells of the immune system. Unlike many other proteases, it is rarely found in other types of cells. Cathepsin S is believed to function in a pathway that regulates the body's ability to fight off these foreign antigens, leading to an inflammatory reaction. As a result, it may be possible to use inhibitors of cathepsin S to block the pathway and consequently protect the body from certain inflammatory diseases and perhaps autoimmune disorders. Axys' researchers were the first to solve the three-dimensional X-ray crystal structure of cathepsin S, as reported in June 1998 in Protein Science, which allowed Axys to design potent and selective inhibitor drug candidates.

    Cathepsin S is associated with some inflammatory diseases, including arthritis, asthma, atherosclerosis and a variety of autoimmune diseases. Under the terms of the agreement, Aventis has exclusive development and marketing rights to cathepsin S protease inhibitors for respiratory diseases, atherosclerosis and related conditions, rheumatoid arthritis, and multiple sclerosis. Rheumatoid arthritis affects approximately 2.5 million Americans. Coronary heart disease is caused by the atherosclerotic narrowing of the coronary arteries and is the number one cause of death in United States with approximately 500,000 deaths occurring annually. Approximately 350,000 people have been diagnosed with multiple sclerosis.

    In November 1999, Axys announced the successful testing of a potent, selective cathepsin S inhibitor compound in an animal efficacy model of asthma and received a milestone payment. In addition, current in vivo proof-of-concept studies are underway and planned for rheumatoid arthritis and atherosclerosis. In October 2000, Axys announced that on the basis of data from an in vivo efficacy model of asthma, Aventis qualified a collaboration compound for pre-clinical advancement. Upon successful completion of this work, Axys expects Aventis to initiate studies needed for an investigational new drug application of a lead cathepsin S compound in late 2001.

  Bayer (Tryptase Inhibitors/Asthma/Preclinical)

    In 1994, Axys entered into an agreement with Bayer for the research and development of tryptase inhibitors for the treatment of asthma. Tryptase is a serine protease that has been shown to regulate inflammation. Tryptase is released by mast cells as part of an immune response to allergens such as pollen, mold or grasses and contributes to several biological events that result in inflammation. Axys' tryptase inhibitors are designed to slow or halt the inflammatory process at an early stage, in an attempt to provide safe and effective therapies for the treatment of the underlying cause of disease, rather than the symptoms. The most significant indication for tryptase inhibitors is allergic asthma, as a replacement for inhaled steroid therapies.

    Asthma is characterized by generalized airway inflammation and tightness in the lungs (bronchoconstriction) that makes breathing difficult. Five percent of the United States population, or approximately 13 million people, are estimated to suffer from some form of asthma. The exact causes of asthma are not well understood, and current treatments for asthma include controlling inflammation through the use of inhaled steroids, treating airway constriction through the use of bronchodilators and prevention of asthma attacks through the daily use of oral leukotriene inhibitors.

    In Axys' collaboration with Bayer, Axys has established human proof-of-concept for tryptase as a drug target. This was achieved in previous Phase II clinical studies of APC 366, an inhaled peptide tryptase inhibitor, which showed that inhibiting tryptase resulted in improved breathing (reduction in late airway response) in asthmatics. Bayer is currently in preclinical studies with a later generation small molecule tryptase inhibitor with high oral bioavailability and circulating half-life, with the goal of developing a once-a-day oral therapeutic for the prevention and chronic treatment of asthma.

  No Current Partner (Factors VIIa & Xa Inhibitors/Blood Clotting Disorders/Preclinical)

    In September 1995, Axys signed a collaboration agreement with the predecessor to Pharmacia Corporation to develop oral therapeutics for blood clotting disorders, such as deep vein thrombosis, stroke, and myocardial infarction or heart attack. More specifically, Axys had been performing research on inhibitors of Factors Xa and VIIa and thrombin, all of which are serine proteases involved in the blood clotting process. These proteases have been acknowledged as targets for a host of disorders related to abnormal clotting. Annually, more than 2 million people are hospitalized in the United States for deep vein thrombosis, acute myocardial infarction and unstable angina.

    In July 1998 the research support for this collaboration ended and in February 1999 Axys formally agreed to end this collaboration. Axys is currently continuing its research efforts with a focus on Factor VIIa and is actively seeking a new partner for the Factor VIIa program. At the present time, Axys is continuing to work on potent and selective compounds, which could result in the nomination of a clinical candidate.

What Does Axys' Non-Partnered Research and Development Franchise Look Like?

Proprietary Pipeline—Oncology & Specialty Therapeutic Areas

	Screening/ Proof of Concept	Preclinical	IND	Phase I Clinical Trials	Phase II Clinical Trials
Urokinase—Angiogenesis/metastasis		X
SERM-ß—Selective estrogen receptor modulators (Beta)		X
Apoptosis inducers	X
Prostate Specific Antigen—Prostate cancer	X
Cathepsin V	X
APC 2059—Ulcerative Colitis					X(1)
APC 2059—Asthma			X(1)

(1)
Additional trials require further preclinical testing as described below.

    In early 1999, Axys implemented an initiative to focus its unpartnered resources on the development of small molecule drugs for the treatment of cancer. Axys believes that there is a significant market opportunity to meet current and future medical needs associated with many different types of cancer. One of the factors contributing to this growth is the aging of the world's population. As people live longer, their chances of developing cancer increase.

    Axys' decision to focus its resources on cancer therapeutics was also partly based on the improving regulatory environment for approval of cancer therapeutics. In recent years, the Food & Drug Administration has established a regulatory "fast track" for some cancer therapeutics approved reviews. In addition, surrogate markers such as tumor shrinkage have been increasingly accepted as research endpoints. The use of surrogate markers may substantially shorten the length of the necessary clinical research studies.

    Further, Axys believes that protease inhibition may provide a treatment method for many cancers, resulting in orally delivered small molecule drugs. These include antiangiogenesis, hypoxia and metastasis inhibition. Angiogenesis is the process by which blood vessels are formed. Blood vessel formation and growth is necessary for tumor growth. Antiangiogenesis drugs are believed to be able to cut off blood vessel growth and thereby reduce the size of tumors and potentially interfere with their growth. Hypoxia is the deprivation of oxygen to tumor cells, which can lead to the inhibition of tumor cell proliferation. Metastasis is the process by which cancer spreads. Drugs that discourage metastasis are believed to be able to stop cancer from spreading throughout the body.

    Axys has had research programs underway that range from a preclinical program in antiangiogenesis to screening and proof-of-concept programs in solid tumor metastasis and prostate cancer, to cancer target identification and validation research programs.

    Urokinase.  One of Axys' most advanced oncology programs involves the development of inhibitors of the protease urokinase to interfere with angiogenesis and metastasis processes. Using a broad range of scientific capabilities including crystallography and structural biology, Axys' scientists have extensively analyzed urokinase to identify sites on the molecule best suited for drug interaction. Using Axys' medicinal chemistry and structure-based drug design capabilities, a series of drug-like compounds have been screened to identify potential drugs and select a candidate for preclinical development.

    Axys' lead series of urokinase inhibition drug candidates have been shown in preclinical testing to be potent and specific which may reduce the chance of unwanted side effects. The results to date of Axys' tests in animal models show that urokinase may be required for tumor metastasis, and preclinical studies have shown activity of a urokinase inhibitor in animal models. Axys plans to select an investigational new drug application candidate from the urokinase inhibition program in 2002, if the results obtained in animal studies in pancreatic cancer, in collaboration with the Arizona Cancer Center, are successful.

    SERM-ß.  Axys' first in-licensed program in oncology comes from Celgene (formerly Signal Pharmaceuticals). In October 1999, Celgene granted Axys exclusive rights to its selective estrogen receptor-beta modulators (SERM-ß) for the treatment of cancer. SERM-ß compounds are small molecules that selectively modulate the activity of the newly discovered beta estrogen receptor found in tumors and certain hormonally sensitive tissues. Preclinical studies in animal models of prostate cancer are expected to continue throughout 2001.

    Apoptosis Inducers.  In early 2000, Axys entered into a collaborative agreement with Cytovia, Inc. (later acquired by Maxim Pharmaceuticals, Inc.) to discover and develop inducers of apoptosis (programmed cell death) as anticancer drugs. During 2000, the research involved the screening of Axys diversity libraries (approximately 400,000 compounds) through Maxim's proprietary assay systems designed to identify potential drug candidates. Lead compounds are expected to advance into animal studies in cancer models during 2001.

    Screening/Proof-of-Concept.  Particular areas of emphasis in Axys' early-stage research include hypoxia and angiogenesis. Biological targets identified in these pathways can be validated as small-molecule drug targets through additional molecular biology and eventual screening. In 2000, six cancer targets—histone deactylase, methionine aminopeptidase-2, MT1-MMP, HIF1-(Greek alpha), rho kinase and CAAX protease—were entered into high throughput screening by this process. Some of these targets are no longer being pursued and other replacement targets will be entered into high throughput screening. Two additional protease targets, prostate-specific antigen (PSA) and cathepsin V, are being validated in vivo using antisense and chemical inhibitor approaches.

    In addition to these programs, Axys is continuing to actively seek to license potential cancer treatment compounds from other biotechnology or pharmaceutical companies with an emphasis on early stage clinical product opportunities, as well as advanced pre-clinical compounds.

    Tryptase Inhibitors/Inflammatory Ulcerative Colitis/Clinical Phase II).  In July 1997, Axys modified its 1994 research and development agreement with Bayer to re-acquire the rights to develop tryptase inhibitors for the treatment of inflammatory bowel disease and psoriasis, which, like asthma, is another mast cell regulated inflammatory disease. In December 2000, Axys amended its collaborative agreement with Bayer to return exclusive rights to develop a specific tryptase inhibitor, APC 2059, for non-oral applications. Axys is investigating development of the compound as a potential inhaled therapy for asthma and as an injectable treatment for ulcerative colitis. Axys' collaboration with Bayer to develop oral tryptase inhibitors is unaffected by this amendment. The January 2001 amended agreement provided for an up front payment to Bayer and future royalty payments, based on net sales, upon commercialization.

    In the fourth quarter of 2000, Axys completed a Phase II clinical trial on Axys' compound, APC 2059, in ulcerative colitis. Before moving forward to more advanced trials, Axys has recently determined that extensive safety pharmacology and dose-ranging pre-clinical research is necessary. Axys determined that it would not undertake this research and intends to seek a partner who is willing to conduct this research, as well as undertake additional clinical and commercial activities. As these clinical trials are intended to establish safety in humans, Axys cannot be certain that it will be able to initiate or complete necessary future clinical trials successfully. Axys' collaboration partner, Bayer, is moving forward with advanced pre-clinical studies of a compound developed in Axys' collaboration with them for the treatment of asthma that would be taken as a pill. Axys cannot be certain that the clinical trials of this compound will be initiated or completed successfully. Finally, Axys cannot be certain that any other drug candidates which may enter clinical trials will successfully complete those trials or that Axys or its collaborators will be able to show the safety and effectiveness of these drug candidates.

    Axys is currently evaluating further development of APC 2059. To enable longer term dosing required for chronic disease therapies, Axys is currently in the process of planning additional dose-ranging safety pharmacology studies. Axys expects further human clinical testing, if any, to be delayed until these safety pharmacology studies are completed and results evaluated.

Why and How Has Axys Leveraged its Technology Platform?

    If the merger is not consummated, Axys will need additional capital in order to continue its research and development efforts. One way Axys has attempted to raise additional capital is by creating new stand-alone companies using Axys' non-core technologies for purposes other than drug discovery, obtaining third-party funding for these companies and eventually selling its equity interest. Axys has created three such businesses: Advanced Technologies in combinatorial chemistry, PPGx, in pharmacogenomics, and Akkadix in agricultural biotechnology. At the same time, Axys retains the right to use Axys' intellectual property that these businesses utilize for its own drug discovery and development purposes.

    Axys has sought out third parties to invest additional capital for these businesses, but retained equity ownership positions. In 2000, Axys sold its equity position in two of these businesses: Advanced Technologies, which Axys sold to Discovery Partners, and PPGx, which Axys sold to DNA Sciences.

    Axys' ability to realize value from these affiliated businesses will depend on the success these companies have in executing their business strategies. Axys currently owns 7,246,500 shares of Discovery Partners common stock, 1,478,550 of Series D Preferred Stock of DNA Sciences and 108 shares of DNA Sciences common stock. Axys' Discovery Partners shares are subject to certain contractual restrictions that limit Axys' ability to liquidate its position. DNA Sciences is a privately held company and there are limited opportunities to dispose of Axys' interest. There can be no assurance that the businesses in which Axys holds these equity positions will be successful or that Axys will have the ability to sell all or a portion of its equity ownership in these businesses. In addition, there can be no assurance that the amount Axys may receive upon selling its equity ownership interest will provide significant funding so as to postpone for a meaningful time period the need to engage in other capital raising activities.

Competition

    Axys faces intense competition in the different market segments it is pursuing. There are many companies that have or are developing capabilities in drug discovery, particularly in structure-based drug design and high throughput screening, to identify new products. In addition, there are many companies focused on the development of drugs for chronic disease, such as osteoperosis, asthma, rheumatoid arthritis, ulcerative colitis, and for cancer in general. Many biotechnology companies are expanding their capabilities, using a variety of techniques, to determine gene function and to develop products based on gene function. Axys' potential competitors in the field are numerous and include major pharmaceutical and agricultural companies, diagnostic companies, specialized biotechnology companies, genomics companies and academic institutions and universities.

    Many of Axys' potential competitors have significantly more financial, technical and other resources than it does, which may allow them to have a competitive advantage. Axys is aware that there are many companies focused specifically on other proprietary technologies directed at identifying product targets. In addition, pharmaceutical, biotechnology and genomics companies and academic institutions are conducting work in this field. In the future, Axys expects the field to become more competitive with companies and academic institutions seeking to develop competing technologies.

    Any products that Axys may develop or discover through application of its technologies will compete in highly competitive markets. Many of Axys' potential competitors in these markets have substantially greater financial, technical and personnel resources than Axys does, and Axys cannot assure you that they will not succeed in developing technologies and products that may render Axys' technologies and products and those of Axys' collaborators obsolete or noncompetitive. In addition, many of Axys' competitors have significantly greater experience than Axys does in their respective fields.

Patents and Proprietary Rights

    Axys holds 27 issued United States patents and 28 issued foreign patents relating to compositions of matter, methods of treating disease, combinatorial chemistry and computational technologies. Most of Axys' patents in combinatorial chemistry diversity library processes and compositions of matter have been assigned to Discovery Partners as part of the sale of Advanced Technologies completed in 2000. These patents expire at various dates starting in year 2013 up to the year 2018. In addition, Axys has filed and there are now pending patent applications relating to compositions of matter, methods of treating disease, assay techniques, computational technologies and novel technology for the discovery of novel protease inhibitors. Axys intends to file additional patent applications, when appropriate, relating to Axys' technology and to specific products it develops.

    Axys strategically files selected patent applications to protect technology, inventions and improvements that are important to the development of Axys' business. That is Axys' policy, as well as Axys' practice. Axys also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. Axys maintains a policy that it does not and will not knowingly violate valid claims of patents issued by the United States Patent and Trademark Office.

    The patent positions of pharmaceutical and biotechnology firms, including Axys, are uncertain and involve complex legal and factual questions. In addition, the scope of the claims in a patent application can be significantly modified before the patent is issued. As a result, Axys does not know whether any of its applications will result in the issuance of patents, or if any of its issued patents will provide significant protection. Axys also does not know whether any of its issued patents will be invalidated.

Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, Axys cannot even be certain that it was the first creator of inventions covered by its pending patent applications or that it was the first to file patent applications for such inventions.

    In addition, Axys may have to participate in interference proceedings declared by the United States Patent and Trademark Office. These proceedings determine the priority of invention and the right to a patent for the technology in the United States. Such proceedings could result in substantial costs to Axys, even if Axys wins.

    There can be no assurance that Axys' pending patent applications, if issued, or Axys' existing patents, will not be invalidated. An adverse outcome could subject Axys to significant liabilities to third parties, require disputed rights to be licensed from third parties or require Axys to stop or modify its use of such technology.

    The development of therapeutic products for applications in the product fields Axys is pursuing is intensely competitive. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the areas in which Axys is conducting research. In addition, patent applications filed by others relating to Axys' potential products or technologies may currently be pending. Some of these applications or patents may limit or hinder Axys' freedom to practice and could result in a significant reduction of the coverage of Axys' patents, or potential patents. Axys is aware of pending patent applications that have been filed by other companies that may pertain to certain of Axys' technologies. If patents are issued to these or other companies containing incompatible or conflicting claims, and such claims are ultimately determined to be valid, Axys may be required to obtain licenses to these patents or to develop or obtain alternative technology.

    Furthermore, Axys has in the past been, and may again be, notified of claims that it may be infringing patents or other intellectual property rights owned by third parties. Axys has obtained licenses under several patents held by third parties. If necessary or desirable, Axys may seek additional licenses under other patents or intellectual property rights. There can be no assurance, however, that Axys will be able to obtain a license it seeks on reasonable terms or even at all. As an alternative, Axys could decide to resort to litigation to challenge a patent or patents. Such challenges can be extremely expensive and time consuming. Consequently, they could have a material adverse effect on Axys' business, financial condition and results of operations.

    Much of the unpatentable know-how important to Axys' technology and many of its processes depends upon the knowledge, experience and skills of key scientific and technical personnel. To protect Axys' rights to this know-how and technology, all employees, consultants, advisors and collaborators are required to enter into confidentiality agreements with Axys that prohibit the disclosure of confidential information to any third party and require disclosure to Axys of ideas, developments, discoveries and inventions made by these individuals. There can be no assurance that these agreements will effectively prevent disclosure of Axys' confidential information or that these agreements will provide meaningful protection for Axys' confidential information if there is unauthorized use or disclosure. Axys' business could be adversely affected by competitors who develop substantially equivalent technology.

    In connection with certain research, Axys entered into sponsored research agreements with various researchers and universities. Generally, under these agreements Axys funds the research of investigators in exchange for the right or an option to a license to any patentable inventions that may result in designated areas. Axys is obligated to make certain payments during the terms of certain of the agreements, to pay royalties on net sales of any licensed products and, in some cases, to negotiate in good faith the business terms of any license executed upon exercise of licensing options. There can be no assurance that these agreements will not be breached or that Axys would have adequate remedies for any breach.

Government Regulation

    The manufacturing and marketing of Axys' proposed products and Axys' research and development activities are subject to regulation for safety, effectiveness and quality by many governmental authorities in the United States and other countries. In the United States, drugs are subject to stringent regulation by the United States Food and Drug Administration. The Federal Food, Drug and Cosmetic Act and Food and Drug Administration regulations, as well as other federal and state laws and regulations, govern the testing, manufacture, safety, effectiveness, package labeling, storage, record keeping, approval, advertising and promotion of Axys' proposed products. Product development and approval takes a long time and involves the expenditure of a lot of money. If Axys fails to comply with certain regulatory requirements, Axys could be subject to sanctions, such as warning letters, penalties, criminal prosecution, injunctions, product seizure, product recalls, total or partial suspension of production, and Food and Drug Administration refusal to approve pending new drug applications or costly supplements to approved applications.

    The steps required before a drug may be marketed in the United States include (1) preclinical laboratory tests, in vivo (animal model) preclinical studies and formulation studies, (2) the submission to the Food and Drug Administration of an application for human clinical testing, known as an investigational new drug application, which must be accepted by the Food and Drug Administration before human clinical trials are started, (3) adequate and well-controlled human clinical trials to establish the safety and effectiveness of the drug, (4) the submission of a new drug application to the Food and Drug Administration, and (5) Food and Drug Administration approval of the new drug application prior to any commercial sale or shipment of the drug. In addition to obtaining Food and Drug Administration approval for each product, each domestic drug manufacturing establishment must be registered with the Food and Drug Administration. Domestic drug manufacturing establishments are subject to inspections twice a year by the Food and Drug Administration and must comply with Good Manufacturing Practices. To supply products for use in the United States, foreign manufacturers must comply with Good Manufacturing Practices and are subject to periodic inspection by the Food and Drug Administration or by corresponding regulatory agencies in their country. Drug product manufacturers located in California also must be licensed by the State of California.

    Preclinical tests include laboratory evaluation of what is in the product and how it was made, as well as animal studies to assess the potential safety and effectiveness of the product. Preclinical safety tests must be conducted by laboratories that comply with Food and Drug Administration regulations regarding Good Laboratory Practices. The results of the preclinical tests are submitted to the Food and Drug Administration as part of an investigational new drug application and reviewed by the Food and Drug Administration prior to the start of human clinical trials. Unless the Food and Drug Administration objects, the investigational new drug application will become effective 30 days following its receipt by the Food and Drug Administration. There can be no assurance that submission of an investigational new drug application will result in Food and Drug Administration authorization to start clinical trials. Clinical trials involve giving the investigational new drug to healthy volunteers and to patients, under the supervision of qualified investigators. Clinical trials are conducted in agreement with Good Clinical Practices under instructions that detail the objectives of the study, the limits to be used to monitor safety and the effectiveness criteria to be evaluated. Instructions must be submitted to the Food and Drug Administration as part of the investigational new drug application. Further, each clinical study must be conducted under the power of an independent institutional review board at the site where the study will be conducted. The institutional review board will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the site.

    Clinical trials are typically conducted in three phases that go in order, but the phases may overlap. In Phase I, in which Axys usually gives the drug to healthy subjects, the drug is tested to determine its metabolism (how the drug is absorbed by the body), pharmacokinetics (what the body does to the drug) and pharmacological actions (biological effects) in humans, the side effects associated with increasing doses and early evidence of how effective the drug is, if possible. Phase II involves studies in a limited patient population to (1) determine the effectiveness of the drug for specific, targeted indications, (2) determine what amount of the drug works best and how much of the drug can be tolerated, and (3) identify possible adverse effects and safety risks. If a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials further evaluate the effectiveness of the drug and further test for safety in a larger group of people at many different locations.

    There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specific time period, if at all, for any of Axys' proposed products. Furthermore, the Food and Drug Administration or Axys may suspend or cancel clinical trials at any time if it is felt that the patients are being exposed to an unacceptable health risk or the Food and Drug Administration finds errors or incorrect information in the investigational new drug application or due to the conduct of the investigation. Further, Food and Drug Administration regulations state that sponsors of clinical investigations must meet numerous regulatory requirements, including, selection of qualified investigators, proper monitoring of the investigations, recordkeeping and record retention, and ensuring that Food and Drug Administration and all investigators are promptly informed of significant new adverse effects or risks with respect to the drug.

    The results of the drug development, preclinical studies and clinical studies are submitted to the Food and Drug Administration in the form of a new drug application, which, if accepted, would clear the way for marketing and commercial shipment of the drug. There can be no assurance that any approval will be granted by the Food and Drug Administration at all or, if granted, will be granted on a timely basis. The Food and Drug Administration may deny a new drug application if certain regulatory criteria are not satisfied, may require additional testing or information, or may require post-marketing testing and surveillance to monitor the safety of Axys' products if the Food and Drug Administration does not view the new drug application as containing enough evidence of the safety and effectiveness of the drug. Even if Axys submits additional data, the Food and Drug Administration may still decide that the application does not satisfy its regulatory criteria for approval. In addition, even if regulatory clearance of a drug is granted, such approval may limit the uses for which it may be marketed. Finally, product approvals may be taken away if regulatory standards are not maintained or if problems occur following initial marketing.

    Among the typical conditions for new drug application approval is the requirement that the proposed manufacturer's quality control and manufacturing procedures conform to good manufacturing practices, which must be followed at all times. To comply with these standards, Axys will have to spend a large amount of time, money and effort in the area of production and quality control to ensure full technical compliance.

    In addition to regulations enforced by the Food and Drug Administration, Axys will also be subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations. Axys' research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds, all of which are regulated. Although Axys believes that Axys' safety procedures for handling and disposing of these materials comply with the standards set by state and federal regulations, the risk of accidental contamination or injury from these materials is possible. In the event of an accident, Axys could be sued for any damages that result and any such lawsuit could exceed the insurance and resources of Axys.

    For clinical investigation and marketing outside the United States, Axys is also subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs. These requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely for European countries both within, and outside, the European Union. Axys plans to comply with the European regulatory process by identifying and using clinical investigators in the member states of the European Union and other European countries to conduct clinical studies. Further, Axys intends to design Axys' studies to meet Food and Drug Administration, European Union and other European countries' standards.

    Within the European Union, while marketing authorizations must be supported by clinical trial data of a type and to the extent set out by European Union directives and guidelines, the approval process for the commencement of clinical trials is not currently harmonized by European Union law and varies from country to country. As far as possible, Axys intends to design Axys' studies so as to develop a regulatory package sufficient for multi-country approval in Axys' European target markets, without the need to duplicate studies for individual country approvals.

    Outside the United States, Axys' ability to market a product is based upon receiving a marketing authorization from the appropriate regulatory authority. Currently, foreign marketing authorizations are applied for at a national level, although within the European Union certain registration procedures are available to companies wishing to market the product in more than one European Union member state. If the regulatory authority is satisfied that enough evidence of safety, quality and effectiveness has been presented, a marketing authorization will be granted. The system for obtaining marketing authorizations within the European Union changed on January 1, 1995. The current European Union registration system is a dual one in which certain products, such as biotechnology and high technology products and those containing new active substances, will have access to a central regulatory system that provides registration throughout the entire European Union. Other products will be registered by national authorities in individual European Union member states, operating on a principle of mutual recognition. This foreign regulatory approval process includes all of the same risks involved in the Food and Drug Administration approval process described above.

Employees

    As of August 31, 2001, Axys employed 164 individuals, of whom 54 held Ph.D. or M.D. degrees and 39 held other advanced degrees. Approximately 133 of Axys' employees are involved in research and development activities, including a variety of disciplines within the areas of molecular biology and other biological sciences, medicinal chemistry, information technology, computer sciences pharmacology, safety assessment and clinical development. Approximately 31 of Axys' employees are employed in finance, business development and general administrative activities. None of Axys' employees are covered by collective bargaining agreements, and Axys' management considers relations with its employees to be good. Axys also enters into consulting arrangements with experienced, professional scientists and managers to supplement Axys' work force.

Recent Developments

    In November 2000, the Financial Accounting Standards Board issued Emerging Issues Task Force Issue No. 00-27, "Application of EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, to Certain Convertible Instruments." This established new accounting rules that were applicable immediately to Axys' $26 million convertible debt instrument Axys issued in September 2000. The new accounting rule required Axys to record a $4 million beneficial conversion feature charge during the fourth quarter of fiscal 2000.

    On March 8, 2001, Axys issued a press release that announced Axys' unaudited financial results for the fiscal year ended December 31, 2000. Axys' March 8, 2001 reported results did not recognize the entire $4 million non-cash charge for the beneficial conversion feature as Axys was amortizing the beneficial conversion feature over the four year term of the debt. The immediate charge resulting from this accounting rule, which applies to transactions entered into prior to November 16, 2000, does not impact Axys' reported operating loss, but results in a one-time, non-cash charge to interest expense in connection with the issuance of the convertible debt. As a result, Axys reported in the press release, for the fiscal year ended December 31, 2000, basic and diluted net loss per share from continuing operations and basic and diluted net (loss) income per share of ($1.18) and $0.39, respectively. After recognizing the entire $4 million beneficial conversion feature, Axys' basic and diluted net loss per share from continuing operations and basic and diluted net (loss) income per share, for the fiscal year ended December 31, 2000, was ($1.29) and $0.28, respectively. Axys does not believe that this change will have any material impact on Axys' operations or financial condition.

Properties

    Axys currently leases approximately 170,000 square feet and occupies approximately 111,000 square feet of laboratory, support and administrative space in South San Francisco, California. Leases expire on these facilities on November 30, 2003 with respect to approximately 52,000 square feet; on July 31, 2005 with respect to approximately 33,000 square feet; on August 4, 2006 with respect to approximately 83,000 square feet; and on a month-to-month arrangement with respect to approximately 2,000 square feet. Most of these leases have additional options for extensions. In 2000, Axys converted a warehouse lease into a ground lease for 25 years with options to extend for two additional 10-year periods. Axys is constructing a medicinal chemistry building on this lot that will include approximately 43,500 square feet of laboratory and office space. Construction is expected to be completed in the second half of 2001. Axys is subleasing approximately 33,000 square feet to an unrelated third party, with the lease and sublease expiring on July 31, 2005. In addition, Axys is subleasing approximately 25,000 square feet to Discovery Partners, with the lease and sublease expiring on November 30, 2003. Axys expects to sublease 52,000 square feet of adjacent space to Discovery Partners when Axys occupies the new medicinal chemistry facility. Discovery Partners also has the right of first refusal to sublease the remainder of that 52,000 square foot facility or approximately 25,000 square feet upon the opening of the new medicinal chemistry facility. Axys' existing and planned facilities are believed to be adequate to meet Axys' present requirements, and Axys currently believes that suitable additional space will be available to Axys, when needed, on commercially reasonable terms.

Legal Proceedings

    From time to time, Axys is subject to legal proceedings or claims arising in the ordinary course of its business. While the outcome of any such proceedings or claims cannot be predicted with certainty, Axys' management does not believe that the outcome of any of these legal matters will have a material adverse effect on Axys' results of operations or financial position.

Selected Financial Data

    Selected financial data of Axys appears on page 17 of this proxy statement/prospectus. The data should be read in conjunction with "—Management's Discussion and Analysis of Financial Condition and Results of Operations" which is included beginning on page 96 of this proxy statement/prospectus.

Axys Management's Discussion and Analysis of Financial Condition and Results of Operations

    You should read the following discussion of the financial condition and results of operations in conjunction with Axys' financial statements and its notes located elsewhere in this proxy statement/prospectus. The following discussion contains both historical information and forward-looking statements that involve risks and uncertainties. Forward-looking statements include projections and other statements of events that may occur at some point in the future. Axys' actual results could differ significantly from those described in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section as well as under "Information About Axys" and "Risk Factors" in this proxy statement/prospectus.

Overview

    Axys is a biopharmaceutical company focused on the discovery, design and development of therapeutic drugs that address significant markets with major unmet medical needs. Axys collaborates with large pharmaceutical companies in discovering therapeutics for chronic diseases for which there are large markets. Axys also selectively focuses its own resources on discovering and developing therapeutics for the treatment of various types of cancer and other specialty market therapeutics. Axys has on-going programs in the treatment of autoimmune, inflammatory diseases, and cancer. Axys' drug design platform integrates advanced biology, chemistry, biophysics and information technologies to optimize the potency, selectivity and physical properties of new drugs, making the drug discovery process more efficient and productive.

    In February 2001, Axys received a non-refundable, non-creditable research milestone payment from Merck & Co. for meeting a pre-agreed milestone in the development of a compound being studied for use in the treatment of osteoporosis, a disease that affects an estimated 40 percent of women over the age of 50. The compound selected by Merck is a potent and selective inhibitor of cathepsin K, a cysteine protease that has been demonstrated to play a key role in bone resorption.

    In March 2001, two investors in Akkadix Corporation exercised their options, granted to them by Axys, to exchange their 2.7 million shares of Series A Preferred Stock of Akkadix for approximately 2.5 million shares of Axys common stock. The fair market value of Axys common stock exchanged for Akkadix preferred stock was approximately $9.0 million. As a result of the exercise of these options, Axys' ownership of Akkadix voting stock increased from 31% to approximately 44%. During the first quarter of 2001, Akkadix sharply reduced their operations because of diminished financial resources. A substantial percentage of its employees were terminated, and Akkadix vacated its office/laboratory space. Axys has concluded that the future viability of the Akkadix business is highly uncertain. Accordingly, Axys incurred a non-cash charge of $9.0 million during the first quarter recognizing a permanent impairment in the value of its investment in Akkadix. Axys does not anticipate any future benefit from this investment.

    In March 2001, Axys earned a non-refundable, non-creditable research milestone from Aventis for successfully completing a pivotal in vivo proof-of-concept study which confirmed the mechanism of action for orally administered inhibitors of cathepsin S, another human cysteine protease. The collaboration with Aventis is focused on development of cathepsin S inhibitors for potential applications in treating inflammation and autoimmune disease, including rheumatoid arthritis, asthma, atherosclerosis, chronic obstructive pulmonary disease and rhinitis.

    In May 2001, Axys established a single asset company, known as Axys 468 Littlefield LLC, for the sole purpose of constructing, financing and housing its 45,000 square foot medicinal chemistry building. This company is owned 100% by Axys. Construction is expected to be completed in the fourth quarter of 2001. In June 2001, this LLC secured a construction loan for $11.0 million for a twelve-month period of time, with permanent financing to follow. There were no draws on the construction loan as of June 30, 2001 and the single asset entity is consolidated into Axys' financial statements.

    On June 12, 2001, Axys entered into a definitive agreement with Applera to merge with the Celera Genomics Group. Celera Genomics' concentration in the areas of genomics, proteomics, or the study of proteins expressed by genes, information technology and high throughput computation, combined with Axys' complementary strengths in the areas of medicinal, structural and combinatorial chemistry and biology should enable the combined company to more effectively pursue the research and development of innovative small molecule drugs than the two companies can individually. Information about the merger and the merger agreement is being provided to the holders of Axys common stock in this proxy statement/prospectus.

    To date, Axys has not generated any product revenue from its drug discovery programs and does not expect to generate product revenue for at least several years. As of June 30, 2001, Axys had an accumulated deficit of $299 million. Axys expects that losses will fluctuate from quarter to quarter, that such fluctuations may be substantial, and that results from prior quarters may not be indicative of future operating results. Included in Axys' accumulated deficit at June 30, 2001 was approximately $147 million of acquired in-process research and development from the acquisitions of Khepri Pharmaceuticals, Inc. in 1995 and Sequana Therapeutics, Inc. in January 1998. Axys expects its sources of revenue, if any, for the next several years to consist of payments under corporate partnerships. The process of developing its products will require significant additional research and development, preclinical testing and clinical trials, as well as regulatory approval. These activities, together with its general and administrative expenses are expected to result in significant operating losses for the foreseeable future. Axys will not receive product revenues or royalties from its collaborative partners before completing clinical trials and successfully commercializing these products.

    Axys is subject to risks common to biopharmaceutical companies, including risks inherent in its research and development efforts and clinical trials, reliance on collaborative partners, enforcement of patent and proprietary rights, the need for future capital, potential competition and uncertainty of regulatory approvals. In order for a product to be commercialized, it will be necessary for Axys, and in some cases, its collaborators, to conduct preclinical tests and clinical trials to demonstrate the efficacy and safety of Axys' product candidates, obtain regulatory clearances and enter into manufacturing, distribution and marketing arrangements as well as obtain market acceptance. There can be no assurance that Axys will generate revenues or achieve and sustain profitability in the future.

Results of Operations

Three and Six months ended June 30, 2001 and June 30, 2000

  Collaboration and Licensing Revenues

    Axys' collaboration and licensing revenues were $0.8 million and $3.9 million for the three and six months ended June 30, 2001, respectively, compared to $1.5 million and $2.9 million for the comparable period in 2000. The year-to-date increase was primarily due to milestones earned from corporate collaborations with both Merck and Aventis offset by the reduction of support from the cathepsin S program in 2000.

  Research and Development

    Axys' research and development expenses were $8.3 million and $17.0 million for the three and six months ended June 30, 2001, respectively, compared to $8.0 million and $15.9 million for the comparable period in 2000. The overall increase for the first six months of 2001 was primarily due to clinical development expenses incurred in connection with clinical studies for APC 2059. Included in research and development expense is non-cash compensation income of $344,000 for the six months ended June 30, 2001, relating to the changes in fair value of Axys' Key Employee Stock Option Plan.

  General and Administrative

    Axys' general and administrative expenses were $4.2 million and $6.6 million for the three and six months ended June 30, 2001, respectively, compared to $2.9 million and $5.7 million for the comparable period in 2000. The increase was primarily due to $1.4 million in costs associated with the proposed merger with Applera in the second quarter and upgrading information systems and network infrastructure in the first quarter of 2001. Included in general and administrative expenses is non-cash compensation income of $1.1 million for the six months ended June 30, 2001, relating to the changes in fair value of its Key Employee Stock Option Plan. Axys recorded a credit as a result of the decline in fair value of the company's liability under the Key Stock Option Employee Plan. Under this plan, certain employees of Axys have been granted contractual options to purchase shares of its investment of Discovery Partners.

  Interest Income and Interest Expense

    Interest income was $382,000 and $913,000 for the three and six months ended June 30, 2001, respectively, compared to $585,000 and $726,000 for the comparable period in 2000. The year-to-date increase was primarily due to the increase in average cash investment balances during the first quarter of 2001, compared to the first quarter of 2000. Interest expense was $1.1 million and $2.6 million for the three and six months ended June 30, 2001, respectively, compared to $110,000 and $286,000 for the comparable period in 2000. The increase is primarily due to the interest expense on the subordinated notes payable. Interest expense on these notes consists of the 8% face value interest rate and the amortization of debt issuance costs.

  Equity Interest in Loss of Equity-Method Investee

    Net equity interest in loss of equity-method investee consists of Axys' proportionate share of losses from DPI and the write-off of its investment in Akkadix. These amounts were offset by the recording of deferred gain from the sale of Axys Advanced Technologies to Discovery Partners in April of 2000. As Axys' ownership percentage in Discovery Partners is reduced, deferred gain amounts are recognized.

  Other Income/Expense

    Other income and expense consists of the change in fair value of the warrants received as part of Axys' investment in Discovery Partners in conformity with current derivative accounting rules, adopted in January 2001, and a decline in market value of Discovery Partners stock for a period of six months, which reflects a deemed impairment in the market value of Axys' common stock investments.

Years Ended December 31, 2000 and 1999

  1999 Events Which Affected Comparability with 2000:

    In December 1999, Axys closed its La Jolla operations, which primarily represented the Sequana business acquired in 1998, and relocated Axys' cancer genomics research activities to its South San Francisco headquarters. As a result of this action, a one-time restructuring charge of $5.2 million was recorded in 1999. At the time of the Sequana acquisition, the following research programs were in progress: Asthma, partnered with Boehringer Ingelheim GmbH; Osteoporosis, partnered with Corange International Ltd. (currently F. Hoffmann—La Roche Ltd.); Non-Insulin Dependent Diabetes Mellitus, partnered with GlaxoWellcome (currently Glaxo SmithKline, Inc.); Schizophrenia/Bipolar, partnered with Parke-Davis (currently Pfizer, Inc.) Pharmaceutical Research division of Warner-Lambert Company; and the unpartnered programs in Obesity, Alzheimer's and Pharmacogenomics. As of December 31, 1999, the Schizophrenia/Bipolar program was transferred to Parke-Davis and the Pharmacogenomics program was spun off into the PPGx subsidiary with PPD. All other programs have ended.

    In September 1999, Akkadix completed its acquisition of Global Agro, Inc. The acquisition resulted in Axys' equity ownership interest in Akkadix falling below 50% and thereafter Akkadix is accounted for under the equity method.

    In February 1999, Axys formed a majority owned subsidiary, PPGx, which was engaged in the business of providing pharmacogenomic (the science of how genetic variations among individuals affects drug safety and efficacy) products and services to the pharmaceutical industry. In connection with the formation of PPGx, Axys contributed certain assets and technology in exchange for an 82% ownership interest in PPGx. PPD, Inc. acquired an 18% equity interest in PPGx, in exchange for contributing certain assets, technology, cash and loan guarantees and the exclusive, worldwide right to market the pharmacogenomic products and services of PPGx.

  2000 Events Which Affected Axys' Operations:

    During 2000, Axys completed the sale of two of its three non-core subsidiary businesses created several years ago from Axys' technology. Axys obtained equity from the acquiring companies in consideration for the sale of these entities. Axys plans to liquidate these equity shares over time to fund Axys' future research and development. The transactions involved are:

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  the sale of Advanced Technologies to Discovery Partners, resulting in consideration to Axys of 7,425,000 shares of Discovery Partners common stock; and

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  the sale of PPGx to DNA Sciences, resulting in consideration to Axys of 1,478,550 shares of Series D preferred stock and 108 shares of common stock.

  Events That Happened Subsequent to 2000, Which Will Affect Axys in the Future:

    Akkadix (formerly known as Xyris) focuses its business on agricultural biotechnology. In 1999, The Bay City Capital Fund I, L.P. and an affiliated fund, North American Nutrition & Agribusiness Fund, L.P., became a primary source of funding for Akkadix. In 2000, Axys and Bay City Capital each provided Akkadix with bridge loan financing of $2.5 million, which Axys subsequently increased by another $100,000. In accordance with the equity method of accounting, Axys recorded a charge of approximately $2.8 million in 2000, representing Axys' share of Akkadix's losses and substantially all of Axys' investment in Akkadix.

    In March 2001, Bay City Capital and North American Nutrition & Agribusiness Fund each exercised its option to exchange its shares of Akkadix preferred stock for shares of Axys common stock. These option exercises increased Axys' ownership interest in Akkadix from 23% at December 31, 2000 to 44% in March 2001. Axys does not expect to receive any future value, nor is it planning to make future investments in Akkadix and its future viability as a business is very uncertain. As a result of Axys' ownership interest in Akkadix, Axys recorded a non-cash charge of $9 million in the first quarter of 2001.

  Collaboration and Licensing Revenues for 2000 Compared to 1999

    Axys' collaborative research programs generally contain one or more of the following sources of revenue to Axys:

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  Research Support: payments that are generally based on the number of researchers Axys is committing to a particular program. These revenues are recorded when earned through the performance of the required research by Axys.

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  License Fees: payments that are generally received when the collaboration agreement is signed. These revenues are amortized over the term of the agreement.

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  Milestone Payments: Milestone payments consist of payments that are based on the achievement of certain technical or regulatory milestones in the collaboration. Milestone payments are recorded as revenue upon the achievement of mutually agreed upon milestones in the absence of any performance obligations associated with the milestone provided that (i) the milestone event is substantive and its achievement was not reasonably assured at its inception of the agreement, and (ii) Axys' performance obligations after the milestone achievement will continue to be funded by the collaborator at a level comparable to the level before the milestone achievement.

    Axys' collaboration and licensing revenues decreased to $7.0 million for the year ended December 31, 2000, from $24.1 million in 1999. Collaboration and licensing revenues (which generally consist of research support and license fees) declined in 2000 as a result of Axys' early 1999 strategic decision to pursue proprietary programs in drug discovery rather than seek partners for these programs that would have provided immediate revenues to Axys.

    For the year ended December 31, 2000 collaboration and licensing revenues were attributable to collaborative research agreements with:

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  Aventis Pharmaceutical Products, Inc. for the development of small molecule drugs that inhibit cathepsin S, associated with certain inflammatory diseases and

  •
  Merck & Co., Inc. for the development of small molecule inhibitors of proteases involved in osteoporosis.

    The following collaborative research programs were concluded during 1999:

  •
  the Boehringer Ingelheim International GmbH gene identification program in asthma

  •
  the Parke-Davis (currently known as Pfizer, Inc.) gene identification program in schizophrenia and bipolar disorder, and

  •
  the Bristol-Myers Squibb Company collaboration for the development of protease inhibitors involved in hepatitis C infection.

  Research and Development Expenses for 2000 Compared to 1999

    Axys' research and development expenses decreased to $36.6 million for the year ended December 31, 2000, from $55.2 million in 1999. The decrease was primarily due to lower expenses as a result of the 1999 shutdown of Axys' La Jolla operation and lower headcount in 2000 from 1999 levels.

  General and Administrative Expenses for 2000 Compared to 1999

    Axys' general and administrative expenses were $10.0 million for the year ended December 31, 2000, compared to $10.9 million in 1999. The decrease was primarily due to lower expenses as a result of the shut down of Axys' La Jolla operation in 1999.

  Interest Income and Interest Expense for 2000 Compared to 1999

    Interest income decreased to $1.8 million for the year ended December 31, 2000, from $2.3 million in 1999. The decrease was primarily due to the decrease in average cash and investment balances between the periods. Interest expense increased to $5.9 million for the year ended December 31, 2000, from $2.0 in 1999. The increase was due primarily to an embedded beneficial conversion charge of $4 million recorded in the fourth quarter of 2000.

  Equity in Losses of Equity-Method Investee for 2000 Compared to 1999

    Equity in losses of equity-method investee increased to $3.2 million for the year ended December 31, 2000 as compared to $0.8 million in 1999. The increase was primarily due to Axys expensing its $2.8 million investment in Akkadix during the fourth quarter of 2000.

  Restructuring Charge in 2000 Compared to 1999

    In December 1999, Axys completed the closing of Axys' La Jolla operations and relocated the oncology genomics research activities to the South San Francisco headquarters. At December 31, 1999, $1.9 million remained in an accrual relating to this restructuring charge. During 2000, Axys revised its restructuring charge and reversed approximately $592,000 of this accrual as a result of assigning the La Jolla facility lease to a third party.

  Other Income/Expense in 2000 Compared to 1999

    For the year 2000, Axys reported $0.9 million in other income related to the gain on sale of a portion of the common stock held as short term marketable investments. This is an increase of $1.7 million from the $0.9 million other expenses that Axys reported in 1999 that was due to the write-off of Axys' 50% interest in Genos Biosciences.

Years Ended December 31, 1999 And 1998

  Collaboration and Licensing Revenues for 1999 Compared to 1998

    Axys' collaboration and licensing revenues decreased to $24.1 million for the year ended December 31, 1999, from $35.8 million in 1998. Collaboration and licensing revenues (which generally consist of research support and license fees), for the year ended December 31, 1999 were attributable to the collaborative research agreements with: Parke-Davis in the gene identification program in schizophrenia and bipolar disorder; Bristol-Myers Squibb for the development of protease inhibitors involved in hepatitis C infection; Aventis for the development of small molecule drugs that inhibit cathepsin S, associated with certain inflammatory diseases; and Merck for the development of small molecule inhibitors of proteases involved in osteoporosis. 1999 revenues decreased when compared to 1998 due to lower revenues recognized under the following agreements: the end of research support in June 1999 under the Boehringer Ingelheim International GmbH agreement for the gene identification program in asthma; the winding-down of the Parke-Davis gene identification program for schizophrenia and bipolar disorder; and the conclusion in mid-1998 of the Pharmacia Corporation agreement for the development of inhibitors of Factor Xa.

  Research and Development Expenses for 1999 Compared to 1998

    Axys' research and development expenses decreased to $55.2 million for the year ended December 31, 1999, from $57.5 million in 1998. The decrease is primarily due to reduced headcount in 1999. Research and development expenses in 1999 reflect a partial year of Akkadix activity.

  General and Administrative Expenses for 1999 Compared to 1998

    Axys' general and administrative expenses decreased to $10.9 million for the year ended December 31, 1999, from $13.4 million in 1998. The decrease is primarily due to lower expenses as a result of the winding down of activities in Axys' La Jolla operation in 1999.

  Interest Income and Interest Expense for 1999 Compared to 1998

    Interest income decreased to $2.3 million for the year ended December 31, 1999, from $4.7 million in 1998. The decrease was primarily due to the decrease in average cash and investment balances between the periods. Interest expense decreased to $2.0 million for the year ended December 31, 1999, from $2.4 million in 1998. The decrease was primarily due to the lower debt balances from Axys' lines of credit and existing leasing arrangements in 1999.

  Equity in Losses of Equity Method Investee for 1999 Compared to 1998

    Equity in losses of equity method investee decreased to $0.8 million for the year ended December 31, 1999 as compared to $2.4 million in 1998, and was due to the decrease in the loss for Genos Biosciences, Inc, Axys' joint venture with Memorial Sloan Kettering Cancer Center. This amount represents Axys' 50% portion of Genos Biosciences' loss for 1999. The decrease is primarily due to the winding down of operations of Genos Biosciences in May 1999. In the third quarter of 1999, Axys wrote off the balance of the investment in Genos Biosciences.

  Restructuring Charge for 1999 Compared to 1998

    In December 1999, Axys completed the closing of its La Jolla operations and relocated its oncology genomics research activities to its South San Francisco headquarters. As a result of this action, a one-time charge of $7.0 million was taken during the third quarter of 1999, of which $2.2 million related to severance and other employee-related costs, $1.7 million related to facilities costs, $1.8 million related to the disposal of assets, and $1.3 million related to other costs associated with the restructuring. In the fourth quarter of 1999, the restructuring charge was reduced by $1.8 million, to $5.2 million due to a change in estimates resulting from the additional subleases of the La Jolla facility, and from proceeds from the disposal of equipment and other assets associated with closing down the La Jolla facility. The facilities costs include lease payments in La Jolla net of proceeds from existing subleases. As a result of closing the facility, Axys eliminated 120 positions of which 93 were included in the severance calculation and 27 positions were eliminated through attrition and cancellation of open requisitions. At December 31, 1999, the remaining accrual relating to the restructuring was approximately $1.9 million.

  1999 Compared to 1998 Acquired In-Process Research and Development

    Acquired in-process research and development expense was $124.9 million for the year ended December 31, 1998 due to the company's acquisition of Sequana Therapeutics on January 8, 1998. That acquisition was accounted for using the purchase method of accounting and the $174.1 million purchase price was allocated to the various tangible and intangible assets acquired based on their respective estimated fair values. As a result, $124.9 million was allocated to acquired in-process research and development. The $124.9 million was expensed as a non-recurring charge on the acquisition date because the acquired in-process technology had not yet reached technological feasibility, had no future alternative uses, and all programs were still in the research phase.

    At the date of the acquisition, Sequana Therapeutics had ongoing programs in the following areas:

  •
  Asthma: The study of the genetic causes of asthma in collaboration with Boehringer Ingelheim.

  •
  Osteoporosis: The study of the genetic causes of osteoporosis in collaboration with Corange International.

  •
  Non-insulin Dependent Diabetes Mellitus: The study of the genetic causes of non-insulin dependent diabetes mellitus (or also Type II diabetes) in collaboration with Glaxo Wellcome.

  •
  Schiz/Bipolar: The study of the genetic causes of schizophrenia and bipolar disorder (manic depressive illness) in collaboration with Parke-Davis.

  •
  Obesity: This unpartnered program was set up to study the genetic causes of obesity.

  •
  Alzheimer's: This unpartnered program is the study of the function of genes identified with Alzheimer's disease.

  •
  Pharmacogenomics: A program generally involved in the development of patient data, software tools and processes in the pursuit of pharmacogenomics activities. This program was spun out into the majority owned subsidiary, PPGx in 1999.

  •
  Other: Smaller studies of the genetic causes of other diseases (inflammatory bowel disease, type I diabetes, and diseases associated with genetic variations in certain biological signaling processes—potassium channels).

    Subsequent to the date of acquisition, as part of Axys' ongoing assessment of allocating resources to projects, the obesity and Alzheimers programs were suspended. In addition, the partnered programs have had the following changes: (i) Glaxo in the non-insulin dependent diabetes mellitus program exercised its option for early termination upon Sequana Therapeutics' change in control and terminated the research funding in May 1998; (ii) Corange International in the osteoporosis program, changed its priorities following Roche Group's acquisition of Corange International, and exercised its right to end this program in February 1999; (iii) Boehringer International in the asthma program, reduced the amount of research support in January 1999, and exercised its right to terminate the program; and (iv) the schizophrenia/biopolar program with Parke-Davis was transferred to Parke-Davis pursuant to the terms of a transfer agreement, and effective December 31, 1999, Axys had no further involvement in this program. As a result of Axys' on-going assessment of allocating resources to projects, Axys terminated the balance of the remaining programs and closed down the La Jolla facility (see "Restructuring Charge" above), and there will be no future impact on operating results and financial condition from these programs.

  Other Income/Expense for 1999 Compared to 1998

    Other expense reported in 1999 was $0.9 million compared to none reported in 1998. The difference is primarily due to the write-off of Axys' 50% interest in Genos Biosystems.

Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was required to be adopted in years beginning after June 15, 2000. Axys adopted the new Statement effective January 1, 2001. The Statement requires Axys to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

    Based on Axys' derivative positions at December 31, 2000, which are limited to warrants to purchase common shares of Discovery Partners stock (see Note 2 to Axys' financial statements commencing on page F-1 of the proxy statement/prospectus) and certain key employee contracts to acquire investments held by Axys (see Note 11 to Axys' financial statements commencing on page F-1 of this proxy statement/prospectus), Axys recorded a cumulative effect of an accounting change of approximately $972,000 recognized in the statement of operations in the first quarter of 2001.

Liquidity and Capital Resources

    Axys has financed its operations since inception primarily through private and public offerings of capital stock, through corporate collaborative research and from a secured convertible note. As of

June 30, 2001, Axys has accumulated approximately $229 million in net proceeds from offerings of its capital stock. In addition, Axys has received approximately $184 million as of June 30, 2001 from its collaborative research agreements.

    Axys' principal sources of liquidity are its cash and investments, which totaled $16.8 million on June 30, 2001. Not included in this amount is a total of $4 million in restricted cash, which is held as collateral to the construction loan for Axys 468 Littlefield, LLC.

    In 2000, Axys sold its Axys Advanced Technologies subsidiary to Discovery Partners for approximately 7.4 million shares of DPI common stock. Later in 2000, Axys sold its interest in PPGx to DNA Sciences, Inc. for approximately 1.5 million shares of Series D Preferred Stock.

    Axys used cash and cash equivalents of $22.8 million in its operations during the first half of 2001 compared to $18.9 million in the same period in 2000.

    Axys purchased approximately $4.0 million of property and equipment during the first half of 2001, primarily related to the construction, new equipment and furniture needed for the new medicinal chemistry building. Axys expects to acquire or lease additional equipment in connection with future research and development activities.

    The drug development process is expensive and will require that Axys raise money in the future until Axys begins to generate substantial product or royalty revenues, if ever. However, under the existing merger agreement with Applera, Axys is required to obtain consent prior to raising additional capital or liquidating any of its equity investments. Accordingly, were the merger not be completed, it would be necessary for Axys to begin an aggressive cash conservation program and immediately engage in fund raising activities.

    In its current condition as a stand-alone company, Axys believes that existing cash, short-term investments, revenues from existing collaborations, potential proceeds from the liquidation of its equity investments in Discovery Partners and/or DNA Sciences, and potential additional licensing revenues will enable it to continue current and planned operations through June 30, 2002. Axys will continue to actively evaluate a variety of financing alternatives in the event the merger is not completed. There can be no assurances that Axys can liquidate its investments in a timely manner, or that the proceeds from these investments will be adequate to meet Axys' requirements to fund operations. Finally, the senior secured convertible notes are collateralized by approximately 6.7 million shares of the Discovery Partners stock Axys owns; accordingly, at such time that the Discovery Partners shares are liquidated, a substantial portion of the proceeds may be used to retire the debt. Without the ability to liquidate its equity investments in Discovery Partners and/or DNA Sciences or obtain additional licensing revenues Axys would have to pursue cost cutting measures in order to continue operations through June 30, 2002.

    If Axys remains as a stand-alone company, it expects that it will need to continue to raise money for a number of years until it achieves, if it ever achieves, substantial product or royalty revenues. Axys expects to seek additional funding through new collaborations, the extension of existing collaborations, through sale of its interests in Discovery Partners and DNA Sciences, or through public or private equity or debt financing. Axys cannot be certain that additional funding will be available or that the terms will be acceptable. Existing stockholders will experience dilution of their investment if Axys raises additional funds by issuing equity. If adequate funds are not available, Axys may delay, reduce or eliminate any of its research or development programs. Furthermore, Axys may obtain funds through arrangements with collaborative partners or others that require Axys to give up rights to technologies or products that it would otherwise seek to develop or commercialize itself.

Quantitative and Qualitative Disclosure About Market Risk

    Axys' exposure to market risk is principally limited to its cash equivalents and investments that have maturities of less than one year. Axys maintains a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The securities in Axys' investment portfolio are not leveraged, are classified as available-for-sale and are therefore subject to interest rate risk. Axys currently does not hedge interest rate exposure.

    Axys is subject to market rate risks due to fluctuations in interest rates and equity markets. All of Axys' long-term debt is in the form of fixed-rate notes with original maturities ranging over four years. Accordingly, fluctuations in interest rates can lead to fluctuations in the fair value of such instruments. Axys has not entered into financial derivatives to reduce its exposure to interest rate risks.

    As a matter of policy, Axys has not entered into derivative transactions for trading or speculative purposes. Axys' derivative instruments consist of a warrant from Discovery Partners and the Key Employee Stock Option Plan, both of which derived from its transaction with Discovery Partners. Fluctuations in market conditions will result in gains or losses on these instruments as the fair value of the underlying stock of Discovery Partners changes.

Holders

    As of August 31, 2001 there were approximately 507 stockholders of record of Axys' common stock.

Dividends

    Since inception, Axys has not paid dividends on Axys' common stock. Axys currently intends to retain all future earnings, if any, for use in Axys' business and currently does not plan to pay any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Axys board of directors.

MANAGEMENT OF AXYS

Executive Officers Of Axys

    Listed below is biographical information on executive officers of Axys as of June 1, 2001.

Name	Age	Position With Axys
Paul J. Hastings	41	President and Chief Executive Officer, and a member of the Board of Directors
Daniel F. Hoth, M.D.	55	Senior Vice President, Chief Medical Officer
William J. Newell	43	Senior Vice President, Corporate and Business Development and Secretary
David E. Riggs	49	Senior Vice President, Chief Financial Officer
Michael C. Venuti, Ph.D.	47	Senior Vice President, Research and Preclinical Development, and Chief Technical Officer
Douglas H. Altschuler	44	Vice President, General Counsel and Assistant Secretary

PAUL J. HASTINGS

    Mr. Hastings joined Axys in January 2001, from Chiron Corporation of Emeryville, CA where he was President of Chiron Bio-Pharmaceuticals from 1999-2000. Before Chiron, from 1998-1999, Mr. Hastings served as the President and Chief Executive Officer of LXR Biotechnology, a company focused on the role of apoptosis in cardiovascular disease and oncology. From 1994-1998, Mr. Hastings held a series of management positions at Genzyme Corporation of Cambridge, MA, the last of which was President of Genzyme Therapeutics worldwide. From 1989-1994, Mr. Hastings was at Synergen, in Boulder, CO, as Vice President of Marketing and Sales and General Manager, Synergen Europe, and from 1984-1989, was with Hoffmann-La Roche, Nutley, NJ, in marketing and sales management positions. Mr. Hastings holds a B.S. in Pharmacy from the University of Rhode Island.

DANIEL F. HOTH, M.D.

    Dr. Hoth joined Axys in June 1999 as Senior Vice President and Chief Medical Officer. Prior to joining Axys, Dr. Hoth was principal of an independent consulting practice to pharmaceutical and life science firms, and the National Institutes of Health. Previously, from 1993 to 1997, Dr. Hoth served as Senior Vice President and Chief Medical Officer at Cell Genesys, where he was responsible for trials of gene therapy in cancer and HIV. From 1987 to 1993, he was Director, Division of Acquired Immunodeficiency Syndrome at the NIH, heading all activities under the NIAID's AIDS program. Dr. Hoth's tenure at the National Cancer Institute (1980 to 1987) included Chief of the Investigational Drug Branch, as well as the head of the Cancer Therapy Evaluation Program. Dr. Hoth also served as an instructor and Assistant Professor of Medicine at Georgetown University School of Medicine. He received his medical degree at Georgetown University School of Medicine, and completed his fellowship in medical oncology at Georgetown University Hospital.

WILLIAM J. NEWELL

    Mr. Newell joined Axys in August 1998. He has responsibility for all of Axys' corporate development and business development activities. He was previously responsible for Axys' legal affairs. Previously, Mr. Newell practiced at the firm of McCutchen, Doyle, Brown & Enersen, LLP (Palo Alto office) where he had been a partner since 1990. He received his J.D. from the University of Michigan Law School and holds an A.B. from Dartmouth College.

DAVID E. RIGGS

    Mr. Riggs joined Axys in September 2000 from Unimed Pharmaceuticals, Inc. where he was Senior Vice President, Business Operations from September 1999 to September 2000, and Chief Financial

Officer from 1992 to September 1999. At Unimed from 1992-1999, Mr. Riggs was responsible both for building Unimed's commercial platform, its integration as a specialty drug company, product licensing and acquisition activities as well as the financial management of Unimed. While at Unimed, Mr. Riggs concurrently held the CFO position at NeoPharm, Inc. He has a B.S. in Accounting from the University of Illinois, and a M.B.A. in finance and quantitative methods from DePaul University in Chicago, IL.

MICHAEL C. VENUTI, PH.D.

    Dr. Venuti has been Axys' Senior Vice President, Research and Preclinical Development since November 1998, and had previously served as Senior Vice President, Research, South San Francisco, Vice President, Research and Chief Technical Officer since January 1998, February 1997 and July 1996, respectively. Dr. Venuti joined Axys in November 1994 as Director of Chemistry and was promoted to Vice President of Chemistry in July 1995, where he served until February 1997. From 1993 until he joined Axys, he was at Parnassus Pharmaceuticals, a start-up biotechnology company where he was Vice President, Chief Scientific Officer and a founder. From 1988 to 1993, Dr. Venuti was at Genentech, Inc., a biotechnology company, where he was Director of Bioorganic Chemistry, a program that he helped establish. From 1979 to 1988, Dr. Venuti was employed at Syntex as a chemistry group leader. Dr. Venuti received an A.B. in chemistry from Dartmouth College, a Ph.D. in organic chemistry from the Massachusetts Institute of Technology and was a postdoctoral fellow at the Syntex Institute of Organic Chemistry.

DOUGLAS H. ALTSCHULER

    Mr. Altschuler joined Axys in December 2000 from Mentor Corporation where he was Vice President/General Counsel and Compliance Officer from 1996 to 2000. At Mentor, Mr. Altschuler was responsible for all aspects of Mentor's legal and compliance issues. Previously, from 1994 to 1996, Mr. Altschuler was an attorney with the law firm of Bleecher & Collins; from 1988 to 1993, he was an attorney in the Los Angeles office of Jones, Day, Reavis & Pogue. Mr. Altschuler received his J.D. from the University of Arizona School of Law and a B.S. in Chemistry and Biology from the University of Arizona.

Compensation of Executive Officers

    The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to Axys for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000 of those persons who were either (1) the chief executive officer of Axys during the fiscal year ended December 31, 2000, (2) up to four most highly compensated executive officers of Axys whose annual salary and bonuses exceeded $100,000 who were serving as an executive officer at December 31, 2000 or (3) up to two other executive officers who would have qualified under sections (1) or (2) of this paragraph but for the fact that the individual was not serving as an executive officer of Axys at the end of the 2000 fiscal year.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation Awards
	Annual Compensation									All Other Annual Compensation ($)(2)
Name and Principal Position						Restricted Stock Awards($)		Securities Underlying Options(#)(1)
	Year	Salary($)	Bonus($)	Other($)
John P. Walker(3) Chairman and Chief Executive Officer	2000 1999 1998	425,015 410,000 390,000	138,125 — 135,000	909,540 247,250 261,252	(4) (7) (7)	— — —		268,322 85,000 435,000	(5) (8)	19,927 7,979 6,150	(6)
Michael C. Venuti, Ph.D. Senior Vice President, Research and Preclinical Development, Chief Technical Officer	2000 1999 1998	262,510 250,000 235,000	57,093 — 47,000	— — —		— 112,375 —	(11)	246,823 103,000 197,000	(9) (8)	911 1,188 696	(10)
Daniel F. Hoth, M.D.(12) Senior Vice President, Clinical Development, Chief Medical Officer	2000 1999	288,503 151,666	62,748 —	— —		— 76,125	(11)	209,323 150,000	(13)	6,335 5,327	(14)
William J. Newell(15) Senior Vice President, Corporate and Business Development, General Counsel & Secretary	2000 1999 1998	255,000 238,417 102,404	61,200 — 22,559	— — —		— 88,812 —	(11)	211,823 115,000 75,000	(16)	414 5,703 —	(17)

(1)
Includes options to acquire Axys' common stock and options to acquire capital stock of certain of Axys' affiliated companies under the 1999 Key Personnel Stock Option Plan.

(2)
Consists of Axys matching contributions under Axys' 401(k) retirement plan and life insurance premiums.

(3)
Mr. Walker was Chief Executive Officer of Axys until December 31, 2000 and chairman of the board of directors until May 14, 2001. Mr. Hastings became the President and Chief Executive Officer of Axys on January 2, 2001. See "The Merger—Interests of Certain Persons in the Merger" in this proxy statement/prospectus for a description of Mr. Hastings employment agreement.

(4)
Consists of the forgiveness of principal and interest due on one promissory note in the aggregate amount of $685,540 and a tax gross-up in the aggregate amount of $224,000 under Mr. Walker's amended and restated employment agreement. See "The Merger—Interests of Certain Persons in the Merger" in this proxy statement/prospectus for a description of Mr. Walkers' amended and restated employment agreement.

(5)
Includes options to acquire 100,000 shares of Axys' common stock and the following options to acquire stock in Axys' affiliated companies granted to Mr. Walker under the 1999 Key Personnel Stock Option Plan: (i) options to acquire 50,000 shares of preferred stock of Akkadix at an exercise price of $3.33 per share, (ii) options to acquire 114,800 shares of series A preferred stock of PPGx at an exercise price of $6.11 per share (following the acquisition of PPGx by DNA Sciences in December 2000 these options became fully vested options to acquire 33,947 shares of series D preferred stock of DNA Sciences at an exercise price of $20.66 per share, which options to acquire preferred stock of DNA Sciences are included above) and (iii) options to acquire 112,500 shares of common stock of Advanced Technologies at an exercise price of $1.00 (following the acquisition of Advanced Technologies by Discovery Partners in April 2000 these options became fully vested options to acquire 84,375 shares of common stock of Discovery Partners at an exercise price of $1.33 per share, which options to acquire common stock of Discovery Partners are included above).

(6)
In 2000, Axys paid a total of $14,677 in life insurance premiums for Mr. Walker and $5,250 in matching contributions to Mr. Walker's 401(k) retirement plan.

(7)
Consists of the forgiveness of principal and interest due and an interest rate reduction under one promissory note.

(8)
Includes stock options which were canceled and regranted in connection with Axys' stock option repricing in 1998, as follows: Mr. Walker, 375,000 shares; and Dr. Venuti, 147,000 shares.

(9)
Includes options to acquire 110,000 shares of Axys' common stock and the following options to acquire stock in Axys' affiliated companies granted to Dr. Venuti under the 1999 Key Personnel Stock Option Plan: (i) options to acquire 40,000 shares of preferred stock of Akkadix at an exercise price of $3.33 per share, (ii) options to acquire 73,800 shares of series A preferred stock of PPGx at an exercise price of $6.11 per share (following the acquisition of PPGx. Inc. by DNA Sciences in December 2000 these options became fully vested options to acquire 21,823 shares of series D preferred stock of DNA Sciences at an exercise price of $20.66 per share, which options to acquire preferred stock of DNA Sciences are included above) and (iii) options to acquire 100,000 shares of common stock of Advanced Technologies, Inc. at an exercise price of $1.00 (following the acquisition of Advanced Technologies by Discovery Partners in April 2000 these options became fully vested options to acquire 75,000 shares of common stock of Discovery Partners at an exercise price of $1.33 per share, which options to acquire common stock of Discovery Partners are included above).

(10)
In 2000, Axys paid a total of $911 in life insurance premiums for Dr. Venuti.

(11)
Fair market value of restricted stock bonus at the time of grant was $7.25 per share of common stock. These officers voluntarily agreed to receive restricted shares, which may not be sold for one year after grant except in limited circumstances, in lieu of a cash bonus that they otherwise would have been entitled to receive. Dr. Hoth received 10,500 shares, Mr. Newell received 12,250 shares and Dr. Venuti received 15,500 shares.

(12)
Dr. Hoth joined Axys in June 1999.

(13)
Includes options to acquire 110,000 shares of Axys' common stock and the following options to acquire stock in Axys' affiliated companies granted to Dr. Hoth under the 1999 Key Personnel Stock Option Plan: (i) options to acquire 40,000 shares of preferred stock of Akkadix at an exercise price of $3.33 per share, (ii) options to acquire 73,800 shares of series A preferred stock of PPGx at an exercise price of $6.11 per share (following the acquisition of PPGx. Inc. by DNA Sciences in December 2000 these options became fully vested options to acquire 21,823 shares of series D preferred stock of DNA Sciences at an exercise price of $20.66 per share, which options to acquire preferred stock of DNA Sciences are included above) and (iii) options to acquire 50,000 shares of common stock of Advanced Technologies at an exercise price of $1.00 (following the acquisition of Advanced Technologies by Discovery Partners in April 2000 these options became fully vested options to acquire 37,500 shares of common stock of Discovery Partners at an exercise price of $1.33 per share, which options to acquire common stock of Discovery Partners are included above).

(14)
In 2000, Axys paid a total of $1,091 in life insurance premiums for Dr. Hoth and $5,250 in matching contributions to Dr. Hoth's 401(k) retirement plan.

(15)
Mr. Newell joined Axys in July 1998. Mr. Altschuler became General Counsel of Axys in December 2000.

(16)
Includes options to acquire 75,000 shares of Axys' common stock and the following options to acquire stock in Axys' affiliated companies granted to Mr. Newell under the 1999 Key Personnel Stock Option Plan: (i) options to acquire 40,000 shares of preferred stock of Akkadix at an exercise price of $3.33 per share, (ii) options to acquire 73,800 shares of series A preferred stock of PPGx at an exercise price of $6.11 per share (following the acquisition of PPGx. Inc. by DNA Sciences in December 2000 these options became fully vested options to acquire 21,823 shares of series D preferred stock of DNA Sciences at an exercise price of $20.66 per share, which options to acquire preferred stock of DNA Sciences are included above) and (iii) options to acquire 100,000 shares of common stock of Advanced Technologies at an exercise price of $1.00 (following the acquisition of Advanced Technologies by Discovery Partners in April 2000 these options became fully vested options to acquire 75,000 shares of common stock of Discovery Partners at an exercise price of $1.33 per share, which options to acquire common stock of Discovery Partners are included above).

(17)
In 2000, Axys paid a total of $414 in life insurance premiums for Mr. Newell.

    The following table sets forth certain information with respect to grants of stock options during fiscal 2000 to the Axys executive officers under Axys' 1997 Equity Incentive Plan, as amended, and the 1999 Key Personnel Option Plan.

Option Grants In Last Fiscal Year

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
			Percentage of Total Options Granted to Employees in Fiscal Year(2)
	Number of Securities Underlying Options Granted
				Per Share Exercise Price (3)(4)
Name					Expiration Date
						5%	10%
John P. Walker	100,000	(5)	4.5%	$7.25	01/28/10	$455,949	$1,155,463
	50,000	(7)	20.0	3.33	12/14/10	104,711	265,358
	84,375	(8)	22.5	1.33	2/11/10	70,574	178,848
	33,947	(9)	28.0	20.66	12/14/10	441,072	1,117,763
Michael C. Venuti, Ph.D.	50,000	(5)	2.3	7.25	01/28/10	227,974	577,732
	60,000	(5)	2.7	4.875	12/14/10	183,952	466,170
	40,000	(7)	16.0	3.33	12/14/10	83,769	212,286
	75,000	(8)	20.0	1.33	2/11/10	62,732	158,976
	21,823	(9)	18.0	20.66	12/14/10	283,545	718,560
Daniel F. Hoth, M.D.	50,000	(6)	2.3	7.25	01/28/10	227,974	577,732
	60,000	(6)	2.7	4.875	12/14/10	183,952	466,170
	40,000	(7)	16.0	3.33	12/14/10	83,769	212,286
	37,500	(8)	10.0	1.33	2/11/10	31,366	79,488
	21,823	(9)	18.0	20.66	12/14/10	283,545	718,560
William J. Newell	25,000	(5)	1.1	7.25	01/28/10	113,987	288,866
	50,000	(5)	2.3	4.875	12/14/10	153,293	388,475
	40,000	(7)	16.0	3.33	12/14/10	83,769	212,286
	75,000	(8)	20.0	1.33	2/11/10	62,732	158,976
	21,823	(9)	18.0	20.66	12/14/10	283,545	718,560

(1)
Potential realizable value is based on the assumption that the common stock of Axys or the capital stock of the affiliated companies appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect Axys' estimate or projection of the future stock prices.
(2)
For options to acquire shares of Axys' common stock, the percentage refers to the percentage of the total options to acquire Axys' common stock granted to employees in 2000. For options to acquire shares of capital stock of certain of Axys' affiliated companies, the percentage refers to the percentage of the total options to acquire the capital stock of each respective affiliated company granted to employees in 2000.
(3)
Options to acquire shares of Axys' common stock were granted at a price equal to the fair market value of Axys' common stock on the date of grant. Fair market value is determined by reference to the closing sale price of the common stock on the Nasdaq National Market.
(4)
Options to acquire capital stock of certain of Axys' affiliated companies at a price equal to the fair market value of capital stock of the respective affiliated companies on the date of grant. Fair market value was determined by the board of directors at the time of grant.
(5)
Options to acquire shares of Axys' common stock that vest in equal monthly installments over four years from the date of grant.
(6)
Options to acquire shares of Axys' common stock. One-eighth of the shares vest after six months, the remaining shares vest in equal monthly installments over the following three and one half years.

(7)
Options to acquire shares of preferred stock of Akkadix that vest in equal monthly installments over four years from the date of grant.
(8)
Fully vested options to acquire shares of common stock of Discovery Partners. At the time of grant, these were options to acquire shares of common stock of Axys' subsidiary Advanced Technologies. Following the acquisition of Advanced Technologies, these became fully vested options to acquire shares of common stock of Discovery Partners.
(9)
Fully vested options to acquire shares of preferred stock of DNA Sciences. At the time of grant, these were options to acquire shares of preferred stock of Axys' subsidiary, PPGx. Following the acquisition of PPGx by DNA Sciences, these became fully vested options to acquire shares of preferred stock of DNA Sciences.

    The following table sets forth certain information with respect to options exercised during fiscal 2000 and exercisable and unexercisable options held by the Axys executive officers as of December 31, 2000.

Aggregated Option Exercises In Last Fiscal Year
And Year-End Option Value

			Number of Securities Underlying Unexercised Options at Fiscal Year End			Value of Unexercised In-The-Money Options at Fiscal Year End(1)
	Shares Acquired on Exercise	Value Realized
			Exercisable		Unexercisable	Exercisable	Unexercisable
John P. Walker	—	—	348,409	(2)	211,591	$218,042	$101,333
	—	—	0	(3)	50,000	—	0
	—	—	84,375	(4)	0	910,828	—
	—	—	33,947	(5)	0	0	—
Michael C. Venuti, Ph.D.	—	—	162,748	(2)	212,752	117,432	202,093
	—	—	0	(3)	40,000	—	0
	—	—	75,000	(4)	0	809,625	—
	—	—	21,823	(5)	0	0	—
Daniel F. Hoth, M.D.	—	—	77,333	(2)	193,167	115,988	238,313
	—	—	0	(3)	40,000	—	0
	—	—	37,500	(4)	0	404,813	—
	—	—	21,823	(5)	0	0	—
William J. Newell	—	—	99,353	(2)	177,897	56,996	175,155
	—	—	0	(3)	40,000	—	0
	—	—	75,000	(4)	0	809,625	—
	—	—	21,823	(5)	0	0	—

(1)
Based on the fair market value of the securities underlying the option on December 31, 2000, minus the exercise price of the option, multiplied by the number of shares to which the option relates. The fair market value of Axys' common stock is based on the closing price of the common stock ($5.625) on December 29, 2000. The fair market value of the shares of preferred stock of Akkadix is based on Axys' determination of such fair market value ($3.33) on December 31, 2000. The fair market value of the common stock of Discovery Partners is based on the closing price of such common stock ($12.125) on December 29, 2000. The fair market value of the shares of preferred stock of DNA Sciences is based on Axys' determination of such fair market value ($10.15) on December 31, 2000.
(2)
Options to acquire shares of Axys' common stock.
(3)
Options to acquire shares of preferred stock of Akkadix.
(4)
Options to acquire shares of common stock of Discovery Partners.
(5)
Options to acquire shares of preferred stock of DNA Sciences

Management Agreements

    Certain officers of Axys have employment agreement with Axys. For a description of the terms of Axys' employment agreements with Mr. Hastings, Mr. Newell, Dr. Venuti, Dr. Hoth, Mr. Altschuler and Mr. Walker, see "The Merger—Interests of Certain Persons in the Merger."

Stock Ownership Of Beneficial Owners, Directors And Management

    The following table sets forth, as of August 31, 2001, the amount and percentage of the outstanding shares of Axys common stock which, according to the information supplied to Axys, are beneficially owned by (1) each person or entity who, to the knowledge of Axys, is the beneficial owner of more than 5% of the outstanding common stock, (2) each person who is currently a director of Axys, (3) each Axys executive officer and (4) all current directors and executive officers of Axys as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting or dispositive power with respect to the shares that are deemed beneficially owned by such person or entity.

    The information in the table is based on reports that have been filed with the Securities and Exchange Commission pursuant to the Exchange Act, and information furnished to Axys by certain holders of Axys common stock. As of August 31, 2001, there were 40,213,669 shares of Axys common stock outstanding. In accordance with regulations promulgated by the Securities and Exchange Commission, the table reflects for each beneficial owner the exercise of warrants or options or the conversion of convertible securities (exercisable or convertible within 60 days after August 31, 2001) owned by such beneficial owner, but, in determining the percentage ownership and general voting power of such person, does not assume the exercise of warrants or options or the conversion of securities owned by any other person.

Name and Address of Beneficial Owner	Outstanding Common Stock		Options/Warrants Exercisable Within 60 Days	Total Outstanding Common Stock Beneficially Owned	Percent of Outstanding Shares of Common Stock
Directors and Named Executive Officers
Ann M. Arvin, M.D.	0		37,500	37,500	*
Paul J. Hastings(1)	0		93,750	93,750	*
Daniel F. Hoth, M.D.	12,874	(2)	121,875	134,749	*
Vaughn M. Kailian	2,500	(3)	34,074	36,574	*
Irwin Lerner	69,225	(4)	47,083	116,308	*
Alan C. Mendelson(5)	5,329	(3)	34,271	39,600	*
William J. Newell	30,786	(6)	143,334	174,120	*
J. Leighton Read, M.D.	3,000		30,000	33,000	*
Michael C. Venuti, Ph.D.	25,975	(7)	205,918	231,893	*
John P. Walker	193,001	(8)	424,085	617,086	1.5%
All directors and executive officers as a group (12 persons)(9)	342,690		1,253,348	1,596,038	3.0%
5% Beneficial Holders
Wellington Management Company, LLP(10) 75 State Street Boston, Massachusetts 02109	3,835,400		0	3,835,400	9.5%
Bay City Capital LLC(11) 750 Battery Street San Francisco, CA 94111	2,482,758		0	2,482,758	6.2%

*
Less than one percent.

(1)
Mr. Hastings became a Director of Axys in December 2000 and the President and Chief Executive Officer of Axys in January 2001.

(2)
Includes 10,500 shares acquired pursuant to a restricted stock grant.

(3)
Includes 2,500 shares acquired as consideration for services provided on Axys' Chief Executive Officer Search Committee.

(4)
Includes 1,350 shares beneficially owned by Mr. Lerner's wife and 1,500 shares acquired as consideration for services provided on Axys' Chief Executive Officer Search Committee.

(5)
Includes 2,500 shares held by Latham & Watkins. In addition, all shares subject to options held by Mr. Mendelson are held for the benefit of Latham & Watkins. Mr. Mendelson disclaims beneficial ownership of these shares and the 2,500 shares held directly by Latham & Watkins except to the extent of his partnership interest in Latham & Watkins.

(6)
Includes 12,250 shares acquired pursuant to a restricted stock grant.

(7)
Includes 15,500 shares acquired pursuant to a restricted stock grant.

(8)
Includes 9,987 shares held in the Walker Living Trust and 8,571 shares beneficially owned by Mr. Walker's wife as trustee of educational trusts for his children. Mr. Walker disclaims beneficial ownership of the 8,571 shares held in educational trusts for his children.

(9)
Includes David E. Riggs who became the Senior Vice President and Chief Financial Officer of Axys in September 2000 and Douglas H. Altschuler who became the Vice President and General Counsel of Axys in December 2000.

(10)
Information regarding the ownership of common stock by Wellington Management Company, LLP was obtained from a Schedule 13G, dated February 28, 2001. Wellington Management reports shared dispositive power for all 3,835,400 shares and shared voting power over 3,029,100 shares.

(11)
Information regarding the ownership of common stock by Bay City Capital LLC was obtained from a Schedule 13G, dated March 15, 2001. Bay City Capital shared voting and dispositive power over these shares.

  Compensation of Non-Employee Directors of Axys

    Compensation.  In 2000, compensation for non-employee members of the Axys board of directors was $15,000 per year, plus reimbursement of expenses. In addition, Mr. Lerner achieved an additional $30,000 as compensation for consulting services he provided to Axys during 2000. Mr. Walker, who was an employee of Axys during 2000, received no compensation for his services during 2000 as a director of Axys. Mr. Hastings was appointed to the Axys board of directors in December 2000 and became an employee in January 2001. Mr. Hastings received no compensation for his services on the Axys board of directors in 2000. Directors of Axys do not receive any additional compensation for their services on committees.

    Stock Options.  Under the Axys Non-Employee Directors' Stock Option Plan established in 1994, non-employee directors of Axys receive annual automatic stock option grants. The terms of the Non-Employee Directors' Stock Option Plan provide that each non-employee elected for the first time to the Axys board of directors will be granted an option to purchase 30,000 shares of common stock upon the date of his or her initial election or appointment. On the date of each annual meeting, each non-employee member of the Axys board of directors who has served for at least three months, and is re-elected to the Axys board of directors, is automatically granted a non-qualified stock option to purchase 5,000 shares of Axys common stock. No other options may be granted at any time under this plan. The exercise price of the options that are granted is 100% of the fair market value of the common stock on the date of the option grant. Options granted under the plan generally vest at a rate of 25% per year for four years. The term of the options is ten years. In the event of a change-in-control of Axys, such as a merger with or into another corporation or a consolidation, the unvested options will accelerate and become fully-vested immediately prior to consummation of the change of control. At that time, the holders of these options may exercise the options to purchase shares of Axys common stock, and the options will expire if not exercised prior to consummation of the change-in-control. Following their election at the 2000 annual meeting, Dr. Arvin, Dr. Kennedy, Dr. Read, Mr. Mendelson, Mr. Kailian, and Mr. Lerner each received options to acquire 5,000 shares of common stock at an exercise price of $4.063 per share. As of June 30, 2001, none of the options granted under the plan had been exercised. Following their election at the 2001 annual meeting, Dr. Arvin, Dr. Read, Mr. Mendeson, Mr. Kailian and Mr. Lerner each received options to acquire 5,000 shares of common stock at an exercise price of $3.14.

    Stock Grants.  In December 2000, the Axys board of directors resolved to make grants of common stock to Mr. Kailian, Mr. Lerner and Mr. Mendelson in the amounts of 2,500 shares, 1,500 shares and 2,500 shares, respectively. These stock grants were made for service on the Chief Executive Officer Search Committee of the Axys board of directors by Mr. Kailian, Mr. Lerner and Mr. Mendelson following Mr. Walker's announcement of his intent to resign as the Chief Executive Officer of Axys upon the appointment of his successor. Mr. Walker resigned from the positions of Chief Executive Officer of Axys on January 1, 2001 and Chairman of the Board on May 14, 2001.

Relationships And Transactions You Should Know About

    In 1997, Axys advanced $750,000 in a note receivable to Mr. Walker. The note, when it was outstanding, bore interest at the rate of 6.02% per year until 1999 when the interest rate was reduced to 4.71% per year. The note was full recourse and secured by shares of Axys common stock owned by Mr. Walker. In December 2000, Axys amended its employment agreement with Mr. Walker. Under the terms of the agreement, Mr. Walker will receive approximately one-half of his former salary and bonus, forgiveness of his note receivable plus accrued interest at December 31, 2000, in exchange for three years of continued service and an agreement not to compete. The agreement is in effect through December 31, 2003. Axys charged compensation expense in 2000 for the forgiveness of the note receivable.

    In August 2000, Axys advanced $300,000 in a note receivable to Dr. Venuti for housing assistance. The note earns interest at 6.37% per year and interest is due annually. The note plus accrued interest is forgivable over five years, subject to Dr. Venuti's continued employment with Axys.

    In January 2000, Axys advanced $300,000 in a note receivable to Mr. Hastings. The note earns interest at 5.61% per annum. The note is due and payable on January 2, 2004, is full-recourse and is secured by shares of common stock that Mr. Hastings acquires upon the exercise of any stock options. The entire note will be forgiven by Axys if Mr. Hastings continues to provide his services to Axys through January 2, 2004.

    For a more detailed discussion of the employment agreements of Mr. Walker, Dr. Venuti and Mr. Hastings with Axys, see the section of this proxy statement/prospectus entitled "The Merger—Interests of Certain Persons in the Merger."

INFORMATION ABOUT APPLERA AND ANGEL ACQUISITION

Applera

    Applera was incorporated in Delaware in 1998 and succeeded by recapitalization to the business of PE Corporation (NY) (formerly The Perkin-Elmer Corporation) in May 1999. Applera conducts its business through two operating groups: the Celera Genomics group and Applied Biosystems group. Applera has two classes of common stock, Applera—Celera stock and Applera—Applied Biosystems stock, that are intended to reflect the relative performance of these groups. For more information about the capital stock of Applera, see "Description of Applera Capital Stock" and "Risk Factors—Risks Related to a Capital Structure with Two Separate Classes of Common Stock" in this proxy statement/prospectus.

    The Celera Genomics group is engaged principally in integrating advanced technologies to create therapeutic discovery and development capabilities for internal use and for its customers and collaborators. The Celera Genomics group's businesses are its online information business and its therapeutics discovery business. The online information business is a leading provider of information based on the human genome and related biological and medical information. Pharmaceutical, biotechnology, and academic customers use this information, along with customized information technology solutions provided by the Celera Genomics group, to enhance their capabilities in the fields of life science research and pharmaceutical and diagnostic discovery and development. The Celera Genomics group recently expanded its focus to include therapeutic discovery and development. The Celera Genomics group intends to leverage its capabilities in the study of genes and proteins and their relationship to diseases, both in internal programs and through collaborations, to identify drug targets and diagnostic markers, and to discover and develop novel therapeutic candidates. Initially, the Celera Genomics group intends to focus its therapeutic discovery efforts in the field of oncology.

    The Applied Biosystems group is a world leader in the development, manufacture, sale, and service of instrument systems and associated consumable products for life science research and related applications. Its products are used in various applications including the synthesis, amplification, purification, isolation, analysis, and sequencing of nucleic acids, proteins, and other biological molecules.

    Applera has formed Celera Diagnostics as a joint venture between the Celera Genomics group and the Applied Biosystems group in the field of diagnostics. Applera expects that Celera Diagnostics will be focused on the discovery, development, and commercialization of novel diagnostic tests.

    Applera's principal executive offices are located at 301 Merrit 7, Norwalk, Connecticut 06851-1070 and its telephone number is (203) 840-2000.

Angel Acquisition

    Angel Acquisition is a wholly owned subsidiary of Applera, which was incorporated in Delaware for the sole purpose of effecting the merger by merging with and into Axys. It engages in no other business. Its principal executive offices are c/o Applera Corporation at 301 Merrit 7, Norwalk, Connecticut 06851-1070 and its telephone number is (203) 840-2000.

Management Following the Acquisition

    Following the merger, Axys will continue its operations as a wholly owned subsidiary of Applera. At the effective time of the merger, the current officers of Axys will remain the officers of Axys. See "Management of Axys" in this proxy statement/prospectus for information about the current officers of Axys. Following the merger, the board of directors of Axys will consist of one or more officers of Applera.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND
COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed consolidated and combined financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of Applera and Axys and the Celera Genomics group and Axys. Because Applera and the Celera Genomics group have different fiscal years than Axys, and the combined company will adopt the fiscal year-end of Applera and the Celera Genomics group, pro forma operating results are presented on a June 30 fiscal-year basis.

    The following unaudited pro forma condensed consolidated and combined balance sheets of Applera and the Celera Genomics group at March 31, 2001 give effect to the merger as if it occurred as of that date. The pro forma condensed consolidated and combined statements of operations of Applera and the Celera Genomics group for the nine months ended March 31, 2001 and the year ended June 30, 2000 give effect to the merger as if it occurred as of July 1, 1999.

    The pro forma condensed combined financial statements have been derived from, and should be read in conjunction with, the historical consolidated and combined financial statements, including the notes thereto, of Applera, the Celera Genomics group, and Axys. For Applera and the Celera Genomics group, those financial statements are included in Applera's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and the Applera (formerly PE Corporation) Annual Report on Form 10-K for the year ended June 30, 2000, which are incorporated in this proxy statement/prospectus by reference. For Axys, those financial statements are included in this proxy statement/prospectus beginning on page F-1.

    The pro forma condensed consolidated and combined financial statements are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations of Applera and the Celera Genomics group that would have occurred had the merger been consummated as of the dates indicated. In addition, the pro forma condensed consolidated and combined financial statements are not necessarily indicative of the future financial condition or operating results of Applera and the Celera Genomics group.

    For accounting purposes, Applera will be deemed to be the surviving corporation in the merger and the cost of the acquisition as well as the net assets and operations of Axys will be allocated to the Celera Genomics group. The pro forma adjustments are based upon currently available information and upon assumptions that management believes are reasonable. Applera will account for the merger based upon the estimated fair market values of the net tangible and identifiable intangible assets acquired and liabilities assumed at the date of acquisition. The adjustments included in the unaudited pro forma condensed consolidated and combined financial statements represent the preliminary determination of these adjustments based upon available information. Applera cannot assure you that the actual adjustments will not differ from the pro forma adjustments reflected in the pro forma financial information.

    The merger is structured so that holders of Axys common stock will receive shares of Applera—Celera stock as consideration in the merger, as described under the "The Merger—Consideration to be Received in the Merger" in this proxy statement/prospectus. Under the terms of the transaction, the number of shares of Applera—Celera stock to be received for each share of Axys common stock is determined by an exchange ratio, which is subject to a maximum and a minimum as described under "The Merger—Consideration to be Received in the Merger" in this proxy statement/prospectus. For the purposes of the condensed consolidated and combined pro forma financial statements, it has been assumed that each share of Axys common stock would receive the equivalent of $4.65 in Applera—Celera stock. It has also been assumed that the same exchange ratio would apply with respect to warrants and stock options exercisable for shares of Axys common stock. The exchange ratio provided for in the merger agreement was determined through arm's length negotiations.

    Using these assumptions, the consideration to be paid by Applera in connection with the merger is approximately $220.0 million, consisting of the following:

  •
  The issuance of shares of Applera—Celera stock with a market value of approximately $186.3 million as consideration for the outstanding shares of Axys common stock;

  •
  fair value of employee stock options to purchase Axys common stock assumed by Applera of $16.5 million;

  •
  fair value of warrants to purchase Axys common stock assumed by Applera of $6.5 million; and

  •
  estimated direct transactions costs of Applera of $10.7 million.

    The merger will be accounted for by Applera and the Celera Genomics group as an acquisition of Axys under the purchase method of accounting for business combinations, and accordingly, the purchase price will be allocated to the tangible and identifiable intangible assets of Axys acquired by Applera and liabilities of Axys assumed by Applera on the basis of their fair values on the acquisition date. The Celera Genomics group is in the process of obtaining an independent valuation of Axys. The preliminary allocation of the purchase price could be subject to significant change depending upon the outcome of that independent valuation. For pro forma purposes, the Celera Genomics group has assumed that the historical carrying amounts of such assets and liabilities approximated their fair values. The remaining purchase price over the fair value of the assets acquired and liabilities assumed has preliminarily been allocated to workforce, other intangible assets, deferred tax assets and goodwill. The workforce allocation is approximately $6.6 million; the other intangible assets allocation, including patents and technology, is approximately $33.0 million; and the deferred tax asset allocation is approximately $49.9 million. The remaining portion of purchase price in excess of tangible and intangible assets, estimated at $58.9 million, has been allocated to goodwill. These amounts will vary based upon the valuation of the securities issued at consummation and the final outcome of the independent valuation. This independent valuation will likely include an allocation of a portion of the purchase price to "in process research and development" which would be required to be expensed immediately upon acquisition. Goodwill and other intangible assets will be amortized over their expected period of benefit, which is initially estimated as five years for other intangible assets and goodwill, and two years for workforce.

    The exchange ratio assumed for the pro forma financial statements was 0.1220 shares of Applera—Celera stock for each share of Axys common stock, which is the exchange ratio that would have been applied had the merger occurred on July 9, 2001. Once the final exchange ratio under the merger agreement has been determined, the amounts assumed in the following pro forma financial statements will change. For example, if the average closing price of Applera—Celera stock is 20% lower than the price of Applera—Celera stock assumed in the pro forma financial statements, the equivalent per share price of Axys common stock would be $4.13 per share and the total purchase price would be $195.4 million. The final changes in the purchase price and the allocation of the purchase price would also impact the calculated pro forma earnings per share, based on the differing amounts of goodwill and other specifically identifiable intangible asset amortization.

    No pro forma adjustments are necessary to reflect the merger of Applera into a separate wholly owned subsidiary of Applera because Applera's net assets will be recorded at their historical cost basis.

Accounting Changes

  Business Combinations and Goodwill

    It is expected that the Financial Accounting Standards Board will issue two new statements resulting from its project on Business Combinations that would require a change in accounting for goodwill effective July 1, 2001. If these statements are issued as expected, goodwill from acquisitions occurring after July 1, 2001 would not be amortized, and for goodwill existing prior to June 30, 2000,

Applera and the Celera Genomics group may choose to adopt the nonamortization provisions of the statement either July 1, 2001 or July 1, 2002. Goodwill for which the nonamortization provisions are being applied will be required to be reviewed for impairment on an annual basis. If an impairment is found to exist, a charge will be taken against operations. We cannot currently determine the amount of an impairment charge, if any, that would be recorded upon adoption.

    Accounting for Employee Stock Options.  In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, which contains rules designed to clarify the application of APB Opinion No. 25, Accounting for Stock Issued to Employees. FASB Interpretation No. 44 has been effective since July 1, 2000.

    Among other matters, the provisions of FASB Interpretation No. 44 changed the accounting for an exchange of unvested employee stock options in a purchase business combination. The new rules require the intrinsic value of the unvested awards to be allocated to unearned compensation and recognized as noncash compensation cost over the remaining future vesting period. The ultimate amount to be allocated to unearned compensation will be based on the stock price of Applera—Celera stock and the number of Axys' unvested employee stock options and restricted stock awards on the date the merger is completed. Based on the market price of Applera—Celera stock and the number of Axys' unvested employee stock options, it is estimated that these new provisions would have an immaterial net effect on pro forma net income of Applera and pro forma net loss of the Celera Genomics group for the nine months ended March 31, 2001 and the year ended June 30, 2000.

APPLERA CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2001

(amounts in thousands)

	Applera	Axys	Pro Forma Adjustments		Pro Forma Applera
Assets
Current assets
Cash and cash equivalents	$825,917	$29,191	$—		$855,108
Short-term investments	548,934	239			549,173
Accounts receivable, net	427,652	750			428,402
Inventories, net	171,874				171,874
Prepaid expenses and other current assets	107,259	3,160			110,419

Total current assets	2,081,636	33,340			2,114,976
Property, plant and equipment, net	417,639	11,780			429,419
Investment in equity-method investee		42,828	(42,828	)(2)
Other investments		15,007	(15,007	)(2)
Other long-term assets	526,589	7,755	206,166	(1)(2)	740,510

Total Assets	$3,025,864	$110,710	$148,331		$3,284,905

Liabilities and Stockholders' Equity
Current liabilities
Loans payable	$20,415	$—	$—		$20,415
Accounts payable	199,434	3,544			202,978
Accrued salaries and wages	70,977	1,535			72,512
Deferred revenues		362	(362	)(2)
Accrued taxes on income	113,224				113,224
Current portion of capital lease and notes		1,047			1,047
Other accrued expenses	219,768	2,346	11,062	(1)(2)	233,176

Total current liabilities	623,818	8,834	10,700		643,352
Long-term debt	30,715	26,000			56,715
Capital lease obligations, noncurrent		2,300			2,300
Other long-term liabilities	154,102	1,919			156,021

Total Liabilities	808,635	39,053	10,700		858,388
Stockholders' Equity	2,217,229	71,657	137,631	(1)	2,426,517

Total Liabilities and Stockholders' Equity	$3,025,864	$110,710	$148,331		$3,284,905

See accompanying notes.

CELERA GENOMICS GROUP

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2001

(amounts in thousands)

	Celera Genomics	Axys	Pro Forma Adjustments		Pro Forma Celera Genomics
Assets
Current assets
Cash and cash equivalents	$486,122	$29,191	$—		$515,313
Short-term investments	548,934	239			549,173
Accounts receivable, net	22,275	750			23,025
Inventories, net	4,699				4,699
Prepaid expenses and other current assets	6,552	3,160			9,712

Total current assets	1,068,582	33,340			1,101,922
Property, plant and equipment, net	117,138	11,780			128,918
Investment in equity-method investee		42,828	(42,828	)(2)
Other investments		15,007	(15,007	)(2)
Other long-term assets	137,930	7,755	206,166	(1)(2)	351,851

Total Assets	$1,323,650	$110,710	$148,331		$1,582,691

Liabilities and Group Equity
Current liabilities
Accounts payable	$27,985	$3,544	$—		$31,529
Accrued salaries and wages	14,756	1,535			16,291
Deferred revenues	31,889	362			32,251
Current portion of capital lease and notes		1,047			1,047
Other accrued expenses	8,519	2,346	10,700	(1)	21,565

Total current liabilities	83,149	8,834	10,700		102,683
Long-term debt (subordinated notes)		26,000			26,000
Capital lease obligations, noncurrent		2,300			2,300
Other long-term liabilities	25,672	1,919			27,591

Total Liabilities	108,821	39,053	10,700		158,574
Group Equity	1,214,829	71,657	137,631	(1)	1,424,117

Total Liabilities and Group Equity	$1,323,650	$110,710	$148,331		$1,582,691

See accompanying notes.

APPLERA CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months Ended March 31, 2001

(Dollar amounts in thousands except per share amounts)

	Applera	Axys	Pro Forma Adjustments		Pro Forma Applera
Net Revenues	$1,227,765	$7,138	$—		$1,234,903
Cost of sales	557,129				557,129

Gross Margin	670,636	7,138	—		677,774
Selling, general and administrative	331,474	9,626	(347	)(2)	340,753
Research, development and engineering	257,022	27,499	(704	)(2)	283,817
Non-cash compensation (income)		(1,051)	1,051	(2)
Amortization of goodwill and intangibles	32,965		16,252	(3)	49,217
Other special charges		31			31

Operating Income (Loss)	49,175	(28,967)	(16,252)		3,956
Gain on investments	14,985				14,985
Interest expense	1,678	7,073			8,751
Interest income	63,185	1,583			64,768
Other expense, net	(4,331)	(166)			(4,497)
Loss from equity method investee		(12,267)			(12,267)

Income (Loss) Before Income Taxes	121,336	(46,890)	(16,252)		58,194
Provision (benefit) for income taxes	41,080		(19,010	)(4)	22,070

Income (Loss) From Continuing Operations	$80,256	$(46,890)	$2,758		$36,124

Applied Biosystems Group
Net Income	$164,767				$164,767
Basic per share	$0.78				$0.78
Diluted per share	$0.74				$0.74
Weighted Average Common Shares
Basic	209,925				209,925
Diluted	221,696				221,696
Celera Genomics Group
Loss From Continuing Operations	$(84,480)				$(128,612)
Basic and diluted per share	$(1.40)				$(1.97)
Weighted Average Common Shares
Basic and diluted	60,480				65,366
Axys Pharmaceuticals, inc.
Loss From Continuing Operations		$(46,890)
Basic and diluted per share		$(1.27)
Weighted Average Common Shares
Basic and diluted		37,038

See accompanying notes.

APPLERA CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Twelve Months Ended June 30, 2000

(Dollar amounts in thousands except per share amounts)

	Applera	Axys	Pro Forma Adjustments		Pro Forma Applera
Net Revenues	$1,371,035	$13,601	$—		$1,384,636
Cost of sales	609,054				609,054

Gross Margin	761,981	13,601	—		775,582
Selling, general and administrative	436,911	8,578			445,489
Research, development and engineering	274,796	41,663	(4,166	)(3)	312,293
Amortization of goodwill and intangibles			25,835	(3)	25,835
Other special charges	2,142	4,552			6,694

Operating Income (Loss)	48,132	(41,192)	(21,669)		(14,729)
Gain on investments	48,603				48,603
Interest expense	3,501	1,280			4,781
Interest income	39,428	1,368			40,796
Other income (expense), net	3,446	(856)			2,590
Loss from equity method investee		(836)			(836)

Income (Loss) Before Income Taxes	136,108	(42,796)	(21,669)		71,643
Provision (benefit) for income taxes	40,612		(18,443	)(4)	22,169

Income (Loss) From Continuing Operations	$95,496	$(42,796)	$(3,226)		$49,474

Applied Biosystems Group
Net Income	$186,247				$186,247
Basic per share	$0.90				$0.90
Diluted per share	$0.86				$0.86
Weighted Average Common Shares
Basic	207,010				207,010
Diluted	217,016				217,016
Celera Genomics Group
Loss From Continuing Operations	$(92,737)				$(138,759)
Basic and diluted per share	$(1.73)				$(2.37)
Weighted Average Common Shares
Basic and diluted	53,725				58,611
Axys Pharmaceuticals, inc.
Loss From Continuing Operations		$(42,796)
Basic and diluted per share		$(1.33)
Weighted Average Common Shares
Basic and diluted		32,232

See accompanying notes.

CELERA GENOMICS GROUP

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Nine Months Ended March 31, 2001

(Dollar amounts in thousands)

	Celera Genomics	Axys	Pro Forma Adjustments		Pro Forma Celera Genomics
Net Revenues	$61,947	$7,138	$—		$69,085
Costs and Expenses
Research and development	151,663	27,499	(704	)(2)	178,458
Selling, general and administrative	42,538	9,626	(347	)(2)	51,817
Non-cash compensation (income)		(1,051)	1,051	(2)
Amortization of goodwill and intangibles	32,965		16,252	(3)	49,217
Other special charges		31			31

Operating Loss	(165,219)	(28,967)	(16,252)		(210,438)
Interest expense	829	7,073			7,902
Interest income	50,568	1,583			52,151
Other expense, net	(246)	(166)			(412)
Loss from equity method investee		(12,267)			(12,267)

Loss Before Income Taxes	(115,726)	(46,890)	(16,252)		(178,868)
Benefit for income taxes	31,246		19,010	(4)	50,256

Loss From Continuing Operations	$(84,480)	$(46,890)	$2,758		$(128,612)

See accompanying notes.

CELERA GENOMICS GROUP

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Twelve Months Ended June 30, 2000

(Dollar amounts in thousands)

	Celera Genomics	Axys	Pro Forma Adjustments		Pro Forma Celera Genomics
Net Revenues	$42,747	$13,601	$—		$56,348
Costs and Expenses
Research and development	167,831	41,663	(4,166	)(3)	205,328
Selling, general and administrative	43,022	8,578			51,600
Amortization of goodwill and intangibles			25,835	(3)	25,835
Other special charges		4,552			4,552

Operating Loss	(168,106)	(41,192)	(21,669)		(230,967)
Interest expense	2,115	1,280			3,395
Interest income	27,548	1,368			28,916
Other expense, net		(856)			(856)
Loss from equity method investee		(836)			(836)

Loss Before Income Taxes	(142,673)	(42,796)	(21,669)		(207,138)
Benefit for income taxes	49,936		18,443	(4)	68,379

Loss From Continuing Operations	$(92,737)	$(42,796)	$(3,226)		$(138,759)

See accompanying notes.

Notes to Unaudited Pro Forma Financial Statements

    1.  Reflects the proposed acquisition by Applera and Applera's Celera Genomics group of Axys as follows:

  a)
  the issuance of approximately 4.9 million shares of Applera—Celera stock with a market value of approximately $186.3 million for all outstanding shares of capital stock of Axys at an average closing price during the calculation period equivalent to $4.65 per share of Axys common stock;

  b)
  the value of employee stock options of $16.5 million on an as-if converted basis determined using the Black Scholes option pricing model based on currently available information;

  c)
  the value of warrants to purchase Axys common shares of $6.5 million determined using the Black Scholes option pricing model;

  d)
  the estimated transaction costs of $10.7 million recorded as a component of other accrued expenses in the pro forma condensed consolidated and combined balance sheets;

  e)
  the elimination of historical net assets assumed of $71.6 million;

  f)
  Applera and Applera's Celera Genomics group is making a preliminary allocation of excess purchase price over estimated net assets assumed to goodwill and other intangible assets as the carrying value of Axys' tangible assets and liabilities are estimated to approximate fair value; and

  g)
  the allocation of $148.4 million, which is the excess purchase price over the estimated net assets assumed as a deferred tax asset of $49.9 million, goodwill of $58.9 million, workforce of $6.6 million and other intangible assets of $33.0 million as components of other long-term assets in the pro forma condensed consolidated and combined balance sheets.

    2.  To make the following reclassifications to conform Axys' classification to that of Applera and Applera's Celera Genomics group: Axys' non-cash compensation of $1.0 million allocated to research and development expenses ($.3 million) and general and administrative expenses ($.7 million) in the pro forma consolidated and combined statements of operations for the nine months ended March 31, 2001 and the year ended June 30, 2000; Axys' investment in equity—method investee of $42.8 million and other investments of $15.0 million to other long-term assets in the pro forma condensed consolidated and combined balance sheets and Axys' deferred revenues of $.4 million to other accrued expenses in the pro forma condensed consolidated balance sheet.

    3.  To reflect amortization expense of goodwill and intangible assets in the pro forma statements of operations for the nine months ended March 31, 2001 and for the year ended June 30, 2000 resulting from the allocation of the excess purchase price over the estimated net assets assumed. The total values assigned to goodwill and intangible assets in millions and the related estimated useful lives in years are as follows:

Description	Useful Life	Amount
Goodwill	5	$58.9
Workforce	2	$6.6
Other intangible assets	5	$33.0

    The pro forma statement of operations for the year ended June 30, 2000 also includes a reclassification of amortization of goodwill and intangibles of $4.2 million from research and development expenses for Applera and Applera's Celera Genomics group.

    4.  To record income tax benefits provided on Axys' losses inclusive of amortization of certain specific identifiable intangible assets at a 35% rate. Goodwill amortization is excluded from the losses as it is not deductible for tax purposes. Reference should be made to the risk factors related to Applera's Celera Genomics group's tax benefits on page 36 of this proxy statement/prospectus, as well as to Note 1, "Accounting Policies and Practices—Allocation of Federal and State Income Taxes," in the Notes to Combined Financial Statements of the Celera Genomics group in the Applera (formerly PE Corporation) Annual Report for the year ended June 30, 2000 (which is incorporated by reference) for a description of Applera's tax policies.

DESCRIPTION OF APPLERA CAPITAL STOCK

    The following is a description of the terms of the capital stock of Applera. This description is qualified in its entirety by reference to Applera's certificate of incorporation that has been incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

General

    Applera's certificate of incorporation authorizes it to issue 1,235,000,000 shares of stock as follows: 1,000,000,000 shares of a class of common stock, designated as Applera Corporation—Applied Biosystems Group Common Stock, 225,000,000 shares of a class of common stock, designated as Applera Corporation—Celera Genomics Group Common Stock, and 10,000,000 shares of preferred stock. Shares of each class of stock have a par value of $.01 per share. Applera is able to issue shares of preferred stock in series, without stockholder approval. Of the 10,000,000 authorized shares of preferred stock, Applera's board of directors has designated a total of 80,000 shares of two series of participating junior preferred stock for use in connection with Applera's stockholder rights plan. See "—Rights Agreement."

    As of August 31, 2001, there were no shares of preferred stock, 61,952,875 shares of Applera—Celera stock and 211,648,798 shares of Applera—Applied Biosystems stock issued and outstanding.

Applera—Celera Stock

  Linkage Between Group Performance and Market Place

    Applera believes that Applera—Celera stock will reflect the separate performance of our Celera Genomics group business. Applera's belief is based in part on the following:

  •
  upon the sale of 80% or more of the assets attributed to the Applera—Celera stock, Applera's board of directors is required to take action that returns the value of the net proceeds of those assets to the holders of Applera—Celera stock;

  •
  the amount available for payment of dividends to the holders of Applera—Celera stock may not exceed the amount that would be available for payment of dividends if the businesses tracked by Applera—Celera stock were a separate corporation;

  •
  if Applera decides to spin-off the assets attributed to the Celera Genomics group, Applera can redeem shares of Applera—Celera stock with stock of one or more wholly-owned subsidiaries that hold all of the assets and liabilities attributed to the Celera Genomics group; and

  •
  the availability of separate, more detailed and specific public information about the Celera Genomics group and more focused coverage of the Celera Genomics group by research analysts.

Although Applera believes that these factors will cause Applera—Celera stock to reflect the separate performance of the Celera Genomics group business, Applera cannot guarantee that Applera—Celera stock will perform as intended.

    Applera also believes that there are factors that may cause Applera—Celera stock to not fully reflect the separate performance of the Celera Genomics group, including:

  •
  the complex nature of the terms of Applera—Celera stock, such as the convertibility of Applera—Celera stock into Applera—Applied Biosystems stock or vice versa, and the potential difficulties investors may have understanding these terms;

  •
  the fact that holders of Applera—Celera stock generally do not have separate class voting rights with respect to significant matters affecting the Celera Genomics group;

  •
  the fact that, upon a liquidation or dissolution of Applera, holders of Applera—Celera stock will not have specific rights against the assets of the Celera Genomics group and will not be entitled to receive liquidation proceeds which are proportional to the relative performance of the Celera Genomics group;

  •
  the assets attributed to the Celera Genomics group could be subject to the liabilities of the Applied Biosystems group, and vice versa, even if these liabilities arise from lawsuits, contracts or indebtedness that are attributed to the other group, or vice versa;

  •
  any potential adverse investor reaction, by association, to earning announcements or other developments concerning the Applied Biosystems group, and

  •
  the other factors discussed under "Risk Factors—Risks Related to a Capital Structure with Two Separate Classes of Common Stock" on pages 31 through 37 of this proxy statement/prospectus.

  Dividends

    Dividends on Applera—Celera stock will be limited to an amount not greater than the "Available Dividend Amount" for the Celera Genomics group which is intended to be similar to the amount that would be legally available for the payment of dividends on Applera—Celera stock if the group were a separate company. In calculating this amount, the net income or loss of Applera that is attributed to the Celera Genomics group in accordance with generally accepted accounting principles will be reduced by any unused federal tax benefits in excess of $75 million generated by the Celera Genomics group since July 1, 1998.

    Delaware law limits the amount of distributions on Applera's capital stock to its legally available funds, which are determined on the basis of the entire company, and not only the respective groups. As a result, the amount of legally available funds will reflect the amount of any net losses of each group, any distributions on Applera—Celera stock, Applera—Applied Biosystems stock or any preferred stock, and any repurchases of Applera—Celera stock, Applera—Applied Biosystems stock or certain preferred stock. Dividend payments on Applera—Celera stock could be precluded because legally available funds of Applera are not available under Delaware law, even though the available dividend amount test for the Celera Genomics group was met. Applera cannot assure you that the Celera Genomics group will be able to meet this test or, if met, that Applera will have available funds to pay a dividend.

    Subject to the prior payment of dividends on any outstanding shares of preferred stock and the limitations described above, Applera's board of directors is able, in its sole discretion, to declare and pay dividends exclusively on Applera—Applied Biosystems stock, exclusively on Applera—Celera stock or on both, in equal or unequal amounts. In making its dividend decisions, Applera's board of directors is not required to take into account the relative available dividend amounts for the two groups, the amount of prior dividends declared on either class, the respective voting or liquidation rights of either class or any other factor.

  Conversion and Redemption

    Mandatory Dividend, Redemption or Conversion of Common Stock if Disposition of Celera Genomics Group Assets Occurs.  If Applera sells, transfers, assigns or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the properties and assets attributed to the Celera Genomics group (a "disposition"), Applera is required, except as described below, to:

  •
  pay a dividend in cash and/or securities or other property to the holders of shares of Applera—Celera stock having a fair value equal to the net proceeds of the disposition;

  •
  if the disposition involves all, but not merely substantially all, of these properties and assets, redeem all outstanding shares of Applera—Celera stock in exchange for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition;

  •
  if the disposition involves substantially all, but not all, of these properties and assets, redeem that number of whole shares of Applera—Celera stock as have in the aggregate an average market value, during the period of ten consecutive trading days beginning on the 26th trading day immediately succeeding the consummation date, closest to the net proceeds of the disposition; and the redemption price will be cash and/or securities or other property having a fair value equal to these net proceeds; or

  •
  convert each outstanding share of Applera—Celera stock into a number of shares of Applera—Applied Biosystems stock equal to 110% of the ratio of the average market value of one share of Applera—Celera stock to the average market value of one share of Applera—Applied Biosystems stock during the 10-trading day period beginning on the 26th trading day following the disposition date. The purpose of this conversion provision is to provide an alternative means of delivering value from a disposition to the holders of Applera—Celera stock in the event that Applera's board determines that paying a dividend or effecting a redemption is not in the best interests of Applera and its stockholders.

    Applera may only pay a dividend or redeem shares of Applera—Celera stock as set forth above if it has legally available funds under Delaware law and the amount to be paid to holders is less than or equal to the Available Dividend Amount for the Celera Genomics group. Applera is required to pay a dividend or complete a redemption or conversion on or prior to the 95th trading day following the disposition.

    For purposes of determining whether a disposition has occurred, "substantially all of the properties and assets" attributed to the Celera Genomics group means a portion of these properties and assets:

  •
  that represents at least 80% of the then fair value of the properties and assets attributed to the Celera Genomics group; or

  •
  from which were derived at least 80% of the aggregate revenues of the Celera Genomics group for the immediately preceding twelve fiscal quarterly periods.

    The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by Applera's board of directors for:

  •
  any taxes payable by Applera, or which would have been payable but for the utilization of tax benefits attributable to the Applied Biosystems group, in respect of the disposition or in respect of any resulting dividend or redemption;

  •
  any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

  •
  any liabilities of or attributed to the Celera Genomics group, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the disposition or otherwise, any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to the Celera Genomics group.

    Applera may elect to pay the dividend or redemption price in connection with a disposition either in the same form as the proceeds of the disposition were received or in any other combination of cash, securities or other property that Applera's board of directors or, in the case of securities that have not been publicly traded for a period of at least 15 months, an independent investment banking firm, determines will have an aggregate market value of not less than the fair value of the net proceeds.

    The following illustration demonstrates the provisions requiring a mandatory dividend, redemption or conversion if a disposition occurs. If:

  •
  50 million shares of Applera—Celera stock and 200 million shares of Applera—Applied Biosystems stock were outstanding,

  •
  the net proceeds of the disposition of substantially all, but not all, of the assets of the Celera Genomics group equals $500 million, and

  •
  the average market values of Applera—Celera stock and Applera—Applied Biosystems stock during the 10-trading day valuation period were $50 and $40 per share, respectively, then Applera could do any of the following:

  (1)
  pay a dividend to the holders of shares of Applera—Celera stock equal to:

net proceeds
=
number of outstanding shares of Applera—Celera stock
$500 million
	=	$10 per share
50 million shares
  (2)
  redeem for $50 per share a number of shares of Applera—Celera stock equal to:

net proceeds
=
average market value of Applera—Celera stock
$500 million
	=	10,000,000 shares
$50 per share

  (3)
  convert each outstanding share of Applera—Celera stock into a number of shares of Applera—Applied Biosystems stock equal to:

average market value of Applera—Celera stock
1.1x		=
average market value of Applera—Applied Biosystems stock
$50 per share
1.1x		=	1.3750 shares
$40 per share

    Exceptions to the Dividend, Redemption or Conversion Requirement if a Disposition Occurs.  Applera is not required to take any of the above actions for any disposition of all or substantially all of the properties and assets attributed to the Celera Genomics group in a transaction or series of related transactions that results in Applera's receiving for these properties and assets primarily equity securities of any entity which:

  •
  acquires these properties or assets or succeeds to the business conducted with these properties or assets or controls the acquirer or successor; and

  •
  is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the Celera Genomics group prior to the disposition, as determined by Applera's board of directors.

    The purpose of this exception is to enable Applera technically to "dispose" of properties or assets of the Celera Genomics group to other entities engaged or proposing to engage in businesses similar or complementary to those of the Celera Genomics group without requiring a dividend on, or a conversion or redemption of, Applera—Celera stock, so long as Applera holds an equity interest in that entity. A joint venture in which Applera owns a direct or indirect equity interest is an example of such an acquirer. Applera is not required to control that entity, whether by ownership or contract provisions.

    Applera is also not required to effect a dividend, redemption or conversion if the disposition is:

  •
  of all or substantially all of Applera's properties and assets in one transaction or a series of related transactions in connection with its dissolution, liquidation or winding up and the distribution of its assets to stockholders;

  •
  on a pro rata basis, such as in a spin-off, to the holders of all outstanding shares of Applera—Celera stock; or

  •
  made to any person or entity controlled by Applera, as determined by Applera's board of directors.

    Notices if Disposition of Celera Genomics Group or Applied Biosystems Group Assets Occurs.  Not later than the 20th trading day after the consummation of a disposition, Applera will announce publicly by press release:

  •
  the estimated net proceeds of the disposition;

  •
  the number of shares outstanding of Applera—Celera stock; and

  •
  the number of shares of Applera—Celera stock into or for which convertible securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof.

    Not earlier than the 36th trading day and not later than the 40th trading day after the consummation of the disposition, Applera will announce publicly by press release whether it will pay a dividend or redeem shares of common stock with the net proceeds of the disposition or convert the shares of Applera—Celera stock into Applera—Applied Biosystems stock.

    Applera is required to cause to be mailed to each holder of shares of Applera—Celera stock the additional notices and other information required by Applera certificate of incorporation.

    Conversion of Applera—Celera Stock at Applera's Option at Any Time.  Applera's board of directors may at any time convert all, but no fewer than all, shares of Applera—Celera stock into a number of shares of Applera—Applied Biosystems stock equal to 110% of the ratio of the average market values of Applera—Celera stock to Applera—Applied Biosystems stock over a 20-trading day period. Applera will calculate the ratio as of the fifth trading day prior to the date it mails the conversion notice to holders. However, if Applera has received the adverse tax opinion described below at any time, a factor of 100% rather than 110% will be applied to the ratio of the average market values. This means that the holders of Applera—Celera stock will not receive any premium in the conversion.

    "Tax Event" means the receipt by Applera of an opinion of its tax counsel that, as a result of:

  •
  any amendment to, or change in, the laws or regulations interpreting these laws of the United States or any political subdivision or taxing authority, including any announced proposed change by an applicable legislative committee or its chair in these laws or by an administrative agency in such regulations, or

  •
  any official or administrative pronouncement, action or judicial decision interpreting or applying these laws or regulations,

it is more likely than not that for United States federal income tax purposes:

  •
  Applera or its stockholders are, or, at any time in the future, will be subject to tax upon the issuance of shares of either Applera—Celera stock or Applera—Applied Biosystems stock, or

  •
  either Applera—Celera stock or Applera—Applied Biosystems stock is not or, at any time in the future, will not be treated solely as stock of Applera.

    For purposes of rendering this opinion, tax counsel will assume that any legislative or administrative proposals will be adopted or enacted as proposed.

    These provisions allow Applera the flexibility to recapitalize the two classes of common stock into one class of common stock that would, after the recapitalization, represent an equity interest in all of Applera's businesses. The optional conversion or redemption could be exercised at any future time if Applera's board of directors determines that, under the facts and circumstances then existing, an equity structure consisting of two classes of common stock was no longer in the best interests of all of Applera's stockholders. This exchange could be exercised, however, at a time that is disadvantageous to the holders of one of the classes of common stock. See "Risk Factors—Stockholders may not have any remedies for breach of fiduciary duties if any action by directors and officers has a disadvantageous effect on either class of common stock" and "—Numerous potential conflicts of interest exist between the classes of common stock that may be difficult to resolve by Applera's board of directors or may be resolved adversely to one of the classes."

    Many factors could affect the market values of Applera—Celera stock or Applera—Applied Biosystems stock, including Applera's results of operations and those of each of the groups, trading volume and general economic and market conditions. Market values could also be affected by decisions by Applera's board of directors or its management that investors perceive to affect differently one class of common stock compared to the other. These decisions could include changes to Applera's management and allocation policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between the groups and changes in dividend policies.

    The following illustration demonstrates the calculation of the number of shares issuable upon conversion of Applera—Celera stock into shares of Applera—Applied Biosystems stock at Applera's option. If:

  •
  Applera has not received the adverse tax opinion described above,

  •
  50 million shares of Applera—Celera stock and 200 million shares of Applera—Applied Biosystems stock were outstanding immediately prior to a conversion, and

  •
  the average market value of one share of Applera—Celera stock and of one share of Applera—Applied Biosystems stock over the 20-trading day valuation period was $50 and $40, respectively,

  then each share of Applera—Celera stock could be converted into 1.3750 shares of Applera—Applied Biosystems stock based on the following calculation:

$50 per share
1.1x		=	1.3750 shares
$40 per share

    Redemption in Exchange for Stock of Subsidiary.  Applera's board of directors may redeem on a pro rata basis all of the outstanding shares of Applera—Celera stock for shares of the common stock of one or more of Applera's wholly owned subsidiaries which own all of the assets and liabilities attributed to the Celera Genomics group. Applera may redeem shares of common stock for subsidiary stock only if it has legally available funds under Delaware law.

    These provisions are intended to give Applera increased flexibility with respect to splitting-off the assets of the Celera Genomics group by transferring the assets of that group to one or more wholly-owned subsidiaries and redeeming the shares of Applera—Celera stock in exchange for stock of the subsidiary or subsidiaries. As a result of any redemption of Applera—Celera stock, or a redemption of Applera—Applied Biosystems stock under a similar provision for that stock, holders of each class of common stock would hold securities of separate legal entities operating in distinct lines of business. A redemption could be authorized by Applera's board of directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of Applera—Celera stock and Applera—Applied Biosystems stock is no longer in the best interests of all of Applera's stockholders as a whole.

    Selection of Shares for Redemption.  If less than all of the outstanding shares of Applera—Celera stock are to be redeemed, Applera will redeem these shares proportionately from among the holders of outstanding shares of Applera—Celera stock or by any method as may be determined by Applera's board of directors to be equitable.

    Fractional Interests; Transfer Taxes.  Applera will not be required to issue fractional shares of any capital stock or any fractional securities to any holder of Applera—Celera stock upon any conversion, redemption, dividend or other distribution described above. If a fraction is not issued to a holder, Applera will pay cash instead of the fraction.

    Applera will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares.

  Mergers and Consolidations

    The terms of Applera's common stock do not contain any provisions governing how consideration to be received by holders of common stock in connection with a merger or consolidation involving Applera is to be allocated among holders of each class of common stock. Applera's board of directors will determine the percentage of the consideration to be allocated to the holders of Applera—Celera stock in any transaction. This percentage may be materially more or less than that which might have been allocated to the holders of Applera—Celera stock had the board of directors chosen a different method of allocation.

  Voting Rights

    The entire voting power of Applera's stockholders is vested in the holders of common stock, who are entitled to vote on any matter on which Applera's stockholders are entitled to vote, except as otherwise required by Applera's board of directors or provided by law or stock exchange rules, by the terms of any outstanding preferred stock or by any provision of Applera's certificate of incorporation restricting the power to vote on a specified matter to other stockholders.

    Holders of Applera—Celera stock and Applera—Applied Biosystems stock vote as a single class on each matter on which holders of common stock are generally entitled to vote.

    On all matters as to which both Applera—Celera stock and Applera—Applied Biosystems stock vote together as a single class, each share of Applera—Celera stock has a number of votes equal to the quotient of the average market value of a share of Applera—Celera stock over the 20-trading day period ending on the 10th trading day prior to the record date for determining the holders of common stock entitled to vote, divided by the average market value of a share of Applera—Applied Biosystems stock over the same period, while each share of Applera—Applied Biosystems stock has one vote. This formula seeks to ensure that the relative aggregate voting power of each class of common stock is proportionate to the relative aggregate market value of each class of common stock.

    Accordingly, the relative per share voting rights of Applera—Applied Biosystems stock and Applera—Celera stock will fluctuate depending on changes in the relative market values of shares of these classes of common stock. Applera—Applied Biosystems stock currently has a substantial majority of the voting power because the aggregate market value of the outstanding shares of Applera—Applied Biosystems stock is substantially greater than the aggregate market value of the outstanding shares of Applera—Celera stock.

    Applera sets forth the number of outstanding shares of Applera—Applied Biosystems stock and Applera—Celera stock in its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed under the Securities Exchange Act of 1934. Applera also discloses in any proxy statement for a stockholders' meeting the number of outstanding shares and per share voting rights of Applera—Celera stock.

    If only shares of Applera—Celera stock are outstanding, each share will have one vote. If Applera—Celera stock is entitled to vote as a separate class with respect to any matter, each share will, for purpose of the vote, have one vote on each matter.

    Fluctuations in the relative voting rights of Applera—Celera stock and Applera—Applied Biosystems stock could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of Applera stock to acquire a fixed percentage of both classes of common stock, and would limit the ability of investors in one class to acquire for the same consideration relatively more or less votes per share than investors in the other class.

    The holders of Applera—Celera stock and Applera—Applied Biosystems stock do not have any rights to vote separately as a class on any matter coming before Applera's stockholders, except for limited class voting rights provided under Delaware law. In addition to the approval of the holders of a majority of the voting power of all shares of common stock voting together as a single class, the approval of a majority of the outstanding shares of Applera—Celera stock or Applera—Applied Biosystems stock, voting as a separate class, would be required under Delaware law to approve any amendment to Applera's certificate of incorporation that would change the par value of the shares of the class or alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely. As permitted by Delaware law, Applera's certificate of incorporation provides that an amendment to Applera's certificate of incorporation that increases or decreases the number of authorized shares of Applera—Celera stock or Applera—Applied Biosystems stock will only require the approval of the holders of a majority of the voting power of all shares of common stock, voting together as a single class, and will not require the approval of the holders of the class of common stock affected by the amendment, voting as a separate class.

    The following illustration demonstrates the calculation of the number of votes each share of Applera—Celera stock would be entitled on all matters on which holders of Applera—Celera stock and Applera—Applied Biosystems stock vote as a single class. If the average market value for the 20-trading day valuation period was $50 for Applera—Celera stock and $40 for Applera—Applied Biosystems stock, each share of Applera—Applied Biosystems stock would have one vote and each share of Applera—Celera stock would have 1.250 votes based on the following calculation:

$50 $40	=	1.250 votes

    Assuming 200 million shares of Applera—Applied Biosystems stock and 50 million shares of Applera—Celera stock were outstanding, the shares of Applera—Applied Biosystems stock would represent approximately 76% of Applera's total voting power and the shares of Applera—Celera stock would represent approximately 24% of Applera's total voting power.

  Liquidation

    Under Applera's certificate of incorporation, in the event of its dissolution, liquidation or winding up, after payment or provision for payment of the debts and other liabilities and full preferential amounts to which holders of any preferred stock are entitled, regardless of the group to which the shares of preferred stock were attributed, the holders of Applera—Celera stock and Applera—Applied Biosystems stock will be entitled to receive Applera assets remaining for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share of the class. Each share of Applera—Celera stock has .0725 liquidation units and each share of Applera—Applied Biosystems stock has 0.25 liquidation units. Based on the number of outstanding shares as of August 31, 2001, the percentage of liquidation proceeds allocable to Applera's common stock holders as of this date were 7.8% for the Applera—Celera stock and 92.2% for the Applera—Applied Biosystems stock.

    The number of liquidation units to which each share of Applera—Celera stock is entitled will not be changed without the approval of holders of the class of common stock adversely affected except as described below. As a result, the liquidation rights of the holders of the respective classes of common stock may not bear any relationship to the relative market values or the relative voting rights of the two classes.

    No holder of Applera—Applied Biosystems stock will have any special right to receive specific assets of the Applied Biosystems group and no holder of Applera—Celera stock will have any special right to receive specific assets of the Celera Genomics group in the case of Applera's dissolution, liquidation or winding up.

    Neither a merger nor consolidation of Applera into or with any other corporation, nor any sale, transfer or lease of all or any part of Applera's assets, will, alone, be deemed a liquidation or winding up of Applera, or cause the dissolution of Applera for purposes of these liquidation provisions.

  Determinations By the Board of Directors

    Any determinations made in good faith by Applera's board of directors under any provision described above and any determinations with respect to any group or the rights of holders of shares of Applera—Celera stock or Applera—Applied Biosystems stock, will be final and binding on all of Applera's stockholders, subject to the rights of stockholders under applicable Delaware law and under the federal securities laws.

  Preemptive Rights

    The holders of Applera—Celera stock will not have any preemptive rights or any rights to convert their shares into any other securities of Applera.

Applera—Celera Genomics Designated Shares

    The Applied Biosystems group may hold in the future "Applera—Celera Genomics Designated Shares" as a result of future contributions of cash or property to the Celera Genomics group described below. The Applera board of directors could create Applera—Celera Genomics Designated Shares if it determines that, among other things,

  •
  the Celera Genomics group requires additional capital to finance its business and

  •
  the Applied Biosystems group should supply that capital.

    Applera—Celera Genomics Designated Shares are authorized shares of Applera—Celera stock that are not issued and outstanding, but which Applera's board of directors, pursuant to management and allocation policies, may from time to time issue without allocating the proceeds or other benefits of the issuance to the Celera Genomics group. The Applera—Celera Genomics Designated Shares are not eligible to receive dividends and cannot be voted.

    The number of Applera—Celera Genomics Designated Shares is currently zero but from time to time will be:

  •
  increased by a number equal to the quotient obtained by dividing

  •
  the fair value of all cash or other property that the Applied Biosystems group contributes to the Celera Genomics group by

  •
  the average market value of Applera—Celera stock over the 20-trading day period immediately prior to the date of contribution;

  •
  decreased by a number equal to the quotient obtained by dividing

  •
  the fair value of all cash or other property that the Celera Genomics group transfers to the Applied Biosystems group to reduce the number of Applera—Celera Genomics Designated Shares by

  •
  the average market value of Applera—Celera stock over the 20-trading day period immediately prior to the date of transfer;

  •
  decreased by the number of newly issued shares of Applera—Celera stock, the proceeds of which have been allocated to the Applied Biosystems group, or issued as a dividend or distribution or by reclassification, exchange or otherwise to holders of Applera—Applied Biosystems stock; and

  •
  adjusted as appropriate to reflect subdivisions and combinations of Applera—Celera stock and dividends or distributions of shares of Applera—Celera stock to holders of Applera—Celera stock and other reclassifications of Applera—Celera stock.

Applera—Applied Biosystems Stock

  Dividends

    Dividends on Applera—Applied Biosystems stock are limited to an amount not greater than the Available Dividend Amount for the Applied Biosystems group, which is intended to be similar to the amount that would be legally available for the payment of dividends on Applera—Applied Biosystems stock if the group were a separate company. In calculating this amount, the net income or loss of Applera that is attributed to the Applied Biosystems group in accordance with generally accepted accounting principals will be increased by any federal tax benefits in excess of $75 million generated but not used by the Celera Genomics group from July 1, 1998 and used by the Applied Biosystems group.

  Conversion and Redemption

    The holders of shares of Applera—Applied Biosystems stock have conversion and redemption rights similar to those described above under "—Applera—Celera Stock-Conversion and Redemption," except as noted below.

    Redemption for Stock of a Subsidiary.  As discussed above, Applera's board of directors may redeem on a pro rata basis all of the outstanding shares of Applera—Applied Biosystems stock or Applera—Celera stock for shares of common stock of one or more of Applera's wholly-owned subsidiaries which own all of the assets or liabilities attributed to the relevant group. If at the time of a redemption of Applera—Applied Biosystems stock, the Applied Biosystems group is entitled to Applera—Celera Genomics Designated Shares, Applera will also issue an equal number of shares of Applera—Celera stock either to

  •
  the holders of Applera—Applied Biosystems stock or

  •
  one or more of those Applied Biosystems group subsidiaries.

  Voting Rights

    The holders of shares of Applera—Applied Biosystems stock have the voting rights described above under the caption "—Applera—Celera Stock-Voting Rights," except that each share of Applera—Applied Biosystems stock has one vote on all matters as to which both classes of common stock vote together as a single class.

  Liquidation

    In the event of Applera's liquidation, dissolution or termination, the holders of shares of Applera—Applied Biosystems stock are entitled to receive funds in the amounts described above under "—Applera—Celera Stock-Liquidation," except that each share of Applera—Applied Biosystems stock will have 0.25 liquidation units.

Rights Agreement

    Applera has issued participating preferred stock purchase rights (the "rights") to all holders of Applera—Celera stock and Applera—Applied Biosystems stock under Applera's rights agreement dated as of April 28, 1999, with Applera's rights agent, BankBoston, N.A. The rights are designed to enhance the ability of Applera's board of directors to protect Applera's stockholders against, among other things, unsolicited attempts to acquire control of Applera that do not offer an adequate price to all stockholders. When exercisable, the rights dilute the value of the Applera—Celera and Applera—Applied Biosystems stock held by a potential acquiror for the benefit of Applera's remaining stockholders. In order to avoid dilution, the potential acquiror must either negotiate for the approval of the acquisition by Applera's board of directors or unseat and replace the board with directors who approve of the acquisition. Each existing right entitles the holder to purchase shares of participating junior preferred stock as follows:

  •
  one right for every four shares of Applera—Applied Biosystems stock (an "Applera—Applied Biosystems Right"), which will allow holders to purchase shares of Series A participating junior preferred stock of Applera if a "distribution date" occurs; and

  •
  one right for every two shares of Applera—Celera stock (a "Applera—Celera Right"), which will allow holders to purchase shares of Series B participating junior preferred stock of Applera if a "distribution date" occurs.

    Applera refers to the Applera—Applied Biosystems Rights and the Applera—Celera Rights as the "Rights."

    A "distribution date" will occur upon the earlier of:

  •
  the tenth day after a public announcement that a person or group of affiliated or associated persons other than Applera or Applera's employee benefit plans (an "acquiring person") has acquired beneficial ownership of

  •
  15% or more of the shares of Applera—Applied Biosystems stock then outstanding or

  •
  15% or more of the shares of Applera—Celera stock then outstanding; or

  •
  the tenth business day or a later day determined by Applera's board of directors following the commencement of a tender or exchange offer that would result in the person or group beneficially owning this number of shares.

    Until the distribution date, the Rights will be transferred only with the common stock.

    Following the distribution date, holders of Rights will be entitled to purchase from Applera:

  •
  in the case of an Applera—Applied Biosystems Right, one one-thousandth of a share of Series A participating junior preferred stock at a purchase price of $425, subject to adjustment (the "Series A Purchase Price"); and

  •
  in the case of a Applera—Celera Right, one one-thousandth of a share of Series B participating junior preferred stock at a purchase price of $125, subject to adjustment (the "Series B Purchase Price").

    If any person or group becomes an acquiring person:

  •
  an Applera—Applied Biosystems Right will entitle its holder to purchase, at the Series A Purchase Price, a number of shares of Applied Biosystems common stock with a market value equal to twice the Series A Purchase Price; and

  •
  a Applera—Celera Right will entitle its holder to purchase, at the Series B Purchase Price, a number of shares of Applera—Celera stock with a market value equal to twice the Series B Purchase Price.

    In specified circumstances after the Rights have been triggered, Applera may exchange the Rights, other than Rights owned by an acquiring person, at an exchange ratio of one share of Applera—Applied Biosystems stock per Applera—Applied Biosystems Right and one share of Applera—Celera stock per Applera—Celera Right.

    If, following the time a person becomes an acquiring person:

  •
  Applera is acquired in a merger or other business combination transaction and Applera is not the surviving corporation;

  •
  any person consolidates or merges with Applera and all or part of the common stock is converted or exchanged for securities, cash or property of any other person; or

  •
  50% or more of Applera's assets or earnings power is sold or transferred,

then each Applera—Applied Biosystems Right and each Applera—Celera Right will entitle its holder to purchase, for the Series A Purchase Price or Series B Purchase Price, as applicable, a number of shares of common stock of the surviving entity in the merger, consolidation or other business combination or the purchaser in the sale or transfer with a market value equal to twice the Series A Purchase Price or Series B Purchase Price, as applicable.

    The Rights will expire on April 28, 2009 unless extended or terminated as described below.

    At any time until a person becomes an acquiring person, Applera's board of directors may redeem all of the Rights at a price of $.01 per Right. On the redemption date, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive this price.

    A holder of a Right will not have any rights as a stockholder of Applera, including the right to vote or to receive dividends, until a Right is exercised.

    At any time prior to the time that any person becomes an acquiring person, Applera may, without the approval of any holders of Rights, supplement or amend any provision of the rights agreement in any manner, whether or not the supplement or amendment is adverse to any holders of the Rights.

From and after the time a person becomes an acquiring person, Applera may, without the approval of any holders of Rights, supplement or amend the rights agreement:

  •
  to cure any ambiguity;

  •
  to correct or supplement any provision that may be defective or inconsistent; or

  •
  in any manner that Applera may deem necessary or desirable and which does not adversely affect the interests of the holders of Rights, other than an acquiring person.

    Applera's rights agreement contains provisions designed to prevent the inadvertent triggering of the Rights. For example, it gives a person who has inadvertently acquired 15% or more of the outstanding shares of a class of common stock and does not have any intention of changing or influencing the control of Applera the opportunity to sell a sufficient number of shares so that the acquisition would not trigger the Rights. In addition, the Rights will not be triggered and a divestiture of shares will not be required by Applera's repurchase of shares of common stock outstanding which could raise the proportion of shares held by a person to over the applicable 15% threshold. However, any person who exceeds this threshold as a result of Applera's stock repurchases will trigger the Rights if the person subsequently acquires any additional shares of common stock.

COMPARISON OF STOCKHOLDER RIGHTS

    If the merger is completed, all holders of Axys common stock will become holders of shares of Applera—Celera stock. The rights of a holder of Applera—Celera stock are similar in some respects and different in other respects from the rights of a holder of Axys common stock. The rights of Applera stockholders are currently governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of Applera. The rights of holders of Axys common stock are currently governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of Axys. The following are summaries of the material differences between the current rights of holders of Axys common stock and the rights they will have as holders of Applera—Celera stock following the merger.

    The following comparison of stockholders' rights is a summary of the differences material to stockholders and is qualified by reference to the Applera certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part, and the Axys certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this proxy statement/prospectus is a part.

	Axys Stockholder Rights	Applera—Celera Stockholder Rights
Authorized Shares	The total number of authorized shares of capital stock of Axys is 110,000,000, consisting of 100,000,000 shares of common stock, and 10,000,000 shares of preferred stock, each having a par value of $.001. Axys' certificate of incorporation authorizes the Axys board of directors to issue shares of preferred stock in one or more series, the terms of which will be determined by the board, as well as Axys common stock. See "Risk Factors—Risks Relating to a Capital Structure with Two Separate Classes of Common Stock."	The total number of authorized shares of capital stock of Applera is 1,235,000,000, consisting of 1,000,000,000 shares of Applera—Applied Biosystems stock, 225,000,000 shares of Applera—Celera stock and 10,000,000 shares of Applera preferred stock, each having a par value of $.01 per share. Applera's certificate of incorporation authorizes the Applera board of directors to issue shares of preferred stock in one or more series, the terms of which will be determined by the board of directors, as well as Applera—Applied Biosystems stock and Applera—Celera stock. As a result, Applera has a greater amount of authorized but unissued stock than Axys. Issuances of these shares of stock could dilute the voting rights and economic interests of the holders of Applera—Celera stock at the time of the issuance.
Classification	Axys common stock is not a "tracking stock."
Applera—Celera stock is a "tracking stock," which means that its holders do not have the same rights as typical common stockholders of a corporation without "tracking stock" such as Axys. See "Risk Factors—Risks Relating to a Capital Structure with Two Separate Classes of Common Stock."

Voting	The Axys common stock has one vote per share.

The voting power of the Applera—Celera stock fluctuates based on the relative aggregate market value of the Applera—Celera stock and the Applera—Applied Biosystems stock. See "Risk Factors—Risks Relating to a Capital Structure with Two Separate Classes of Common Stock—Limits exist on the voting power of group common stock." As a result, the relative voting power of any individual shares of Applera—Celera stock could increase or decrease over time, and holders of Applera—Celera stock, unlike Axys, do not know what the relative voting power of their stock will be in the future.
Number of Directors
The Axys bylaws provide that the number of directors on the Axys board will be nine, unless modified by resolution of the board of directors. The board of directors has set the number of directors at seven.
The Applera certificate of incorporation provides that the number of directors on the Applera board will be fixed by the board of directors but will not be less than three and not more than thirteen. There are currently 10 directors.
Removal of Directors
Under the Axys bylaws, no director may be removed without cause; the board of directors or any individual director may be removed with cause by the holders of a majority of the then-outstanding shares entitled to vote at an election of directors.
Under the Applera bylaws, stockholders may remove any director, with or without cause, by the vote of the holders entitled to cast a majority of the votes entitled to be cast by all outstanding shares entitled to vote at an election of directors. Applera stockholders have the ability to remove members of the board of directors without cause, which Axys stockholders do not.
Amendment of Bylaws	The Axys bylaws may be amended or repealed by the affirmative vote of either:	The Applera bylaws can be amended or repealed by the affirmative vote of either:
	• holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the voting stock, or	• holders of a majority of the outstanding shares of capital stock entitled to vote and present in person or by proxy at the meeting, or
	• a majority of the members of the Axys board of directors.	• a majority of the members of the Applera board of directors.
As a result, it is relatively easier for stockholders of Applera to amend the Applera bylaws than it is for stockholders of Axys to amend the Axys bylaws.

Stockholder Action Without a Meeting.	Under the Axys certificate of incorporation, no action can be taken by the stockholders by written consent.

While the Axys certificate of incorporation does not allow stockholders' action by written consent, Applera's certificate of incorporation does allow stockholders' action by written consent, but requires that the written consent of all stockholders entitled to vote on an action be obtained for that consent to be effective.

EXPERTS

    The consolidated financial statements of Applera, the combined financial statements of the Applied Biosystems group and the combined financial statements of the Celera Genomics group incorporated in this proxy statement/prospectus by reference to the PE Corporation Annual Report on Form 10-K for the year ended June 30, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Axys and Discovery Partners at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, which are included in and made a part of this proxy statement/prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing elsewhere herein, and are included in reliance upon the reports given on the authority of the firm as experts in accounting and auditing.

    It is not anticipated that representatives of Ernst & Young LLP or PricewaterhouseCoopers LLP will attend the special meeting.

LEGAL OPINIONS

    The validity of the shares of Celera Genomics common stock to be issued to holders of shares of Axys common stock pursuant to the merger will be passed upon for Applera by Simpson Thacher & Bartlett, Palo Alto, California.

    Certain federal income tax matters related to the merger will be passed upon for Applera by Simpson Thacher & Bartlett, New York, New York, and for Axys by Latham & Watkins, Menlo Park, California. Alan Mendelson, a partner of Latham & Watkins, is a member of the Axys board of directors and beneficially owns 5,329 shares of Axys common stock as of the date of this proxy statement/prospectus.

SUBMISSION OF STOCKHOLDER PROPOSALS

    If the merger and the merger agreement are approved and adopted by holders of Axys common stock and the merger is completed, Axys will not hold a 2002 annual meeting of stockholders. If the merger agreement and the merger are not approved and adopted by holders of Axys common stock or the merger is not completed for any other reason, the Axys board of directors requests that any stockholder proposals intended for presentation at the 2002 annual meeting be submitted to the corporate secretary of Axys in writing by December 19, 2001 for consideration for inclusion in Axys' proxy materials for the meeting.

    In addition, under Axys' bylaws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at the 2002 annual meeting. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing. To be in proper written form, a stockholder's notice must contain the specific information required by Axys' bylaws. A copy of the bylaws that describes the advance notice procedures can be obtained from the corporate secretary of Axys.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are identified by the use of forward-looking words or phrases including, but not limited to, "intended," "expects," "expected," "plans," "anticipates" and "anticipated." These forward-looking statements are based on current expectations of Applera or Axys, as the case may be. All statements other than statements of historical facts included in this proxy statement/prospectus, including those regarding the financial position, results of operations, cash flows, business strategy, projected costs, growth opportunities for existing products, benefits from new technology, strategic and other benefits of the merger, cost savings and plans and objectives of management for future operations of Applera or Axys, as the case may be, are forward-looking statements. Although Applera or Axys believes that the expectations of Applera or Axys, as the case may be, reflected in these forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Because forward-looking statements involve risks and uncertainties, the actual results of Applera and Axys, as the case may be, could differ materially. Important factors that could cause actual results to differ materially from the expectations of Applera or Axys, as the case may be, are the cautionary statements disclosed under "Risks Related to the Merger," "Risks Related to the Celera Genomics Group," "Risks Related to a Capital Structure with Two Separate Classes of Common Stock," "Reasons for the Merger" and elsewhere in this proxy statement/prospectus and in Applera's and Axys' Securities and Exchange Commission filings listed below. These forward-looking statements represent the judgment of Applera or Axys, as the case may be, as of the date of this proxy statement/prospectus. All subsequent written and oral forward-looking statements attributable to Applera or Axys or persons acting on behalf of Applera or Axys are expressly qualified in their entirety by the cautionary statements. Applera and Axys disclaim, however, any intent or obligation to update their respective forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

    Applera and Axys file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Securities and Exchange Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms.

These filings are also available to the public from commercial document retrieval services and at the world wide web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

    Applera has filed a Form S-4 to register with the Securities and Exchange Commission Applera—Celera stock to be issued to holders of Axys common stock in the merger. This document is a part of the Form S-4 and constitutes a prospectus of Applera in addition to being a proxy statement for the Axys special meeting. As allowed by Securities and Exchange Commission rules, this document does not contain all the information you can find in the Form S-4 or the exhibits to the Form S-4.

    The Securities and Exchange Commission allows Applera to "incorporate by reference" information into this document, which means that Applera can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. Applera incorporates by reference its documents listed below and any future filings it makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering:

  •
  Annual Report on Form 10-K for the fiscal year ended June 30, 2000;

  •
  Quarterly Reports on Form 10-Q for the quarters September 30, 2000, December 31, 2000 and March 31, 2001;

  •
  Proxy Statement on Form 14A filed on September 11, 2000;

  •
  Current Reports on Form 8-K filed on November 28, 2000, March 22, 2001, June 29, 2001, July 10, 2001, July 27, 2001 and September 6, 2001; and

  •
  the descriptions of Applera's common stock and rights to purchase participating junior preferred stock set forth in its registration statements on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any of those descriptions.

    If you are a stockholder of Axys, Applera may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Securities and Exchange Commission. Documents incorporated by reference are available from Applera without charge, excluding all exhibits unless Applera has specifically incorporated by reference an exhibit in this document. Stockholders of Axys may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Applera at the following address:

  Applera Corporation
  301 Merritt 7
  Norwalk, Connecticut 06851-1070
  Attention: Secretary
  (203) 840-2000

    If you would like to request documents from Applera, please do so by [October 24], 2001, to receive them prior to the special meeting. [NOTE: this date has not yet been determined; a date of October 24, 2001 has been assumed solely for purposes of disclosure in this proxy statement/prospectus.]

    You should rely only on the information contained or incorporated by reference in this document to vote on the proposals included in this document. Applera has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [October 1], 2001. [NOTE: This proxy statement/prospectus has not yet been dated; a date of October 1, 2001 has been assumed solely for purposes of disclosure in this proxy statement/prospectus.] You should not assume that the information contained in this document is accurate as of any date other than this date, and neither the mailing of this document to stockholders of Axys nor the issuance of Celera Genomics common stock in the merger will create any implication to the contrary.

Information on Applera's Web Site

    Information on any Applera Internet web site or the web site of any business of Applera is not part of this document, and you should not rely on that information in deciding whether to adopt the merger agreement unless that information is also in this document or in a document that is incorporated by reference into this proxy statement/prospectus.

Information on Axys' Web Site

    Information on any Axys Internet web site or the web site of any subsidiary of Axys is not part of this document, and you should not rely on that information in deciding whether to adopt the merger agreement unless that information is also in this document or in a document that is incorporated by reference into this proxy statement/prospectus.

F–1

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Axys Pharmaceuticals, Inc.

    We have audited the accompanying balance sheets of Axys Pharmaceuticals, Inc. as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of Axys' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 2, 2001, Axys, as discussed in Note 14, has experienced a substantial deterioration in liquidity. Note 14 describes management's plans to address these issues.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Axys Pharmaceuticals, Inc. at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                      ERNST & YOUNG LLP

Palo Alto, California
March 2, 2001
Except for Note 14, as to which the date is
September 4, 2001

F–2

AXYS PHARMACEUTICALS, INC.

BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2000	1999
ASSETS
Current assets:
Cash and cash equivalents	$41,247	$23,577
Marketable securities	529	3,080
Accounts receivable, trade	—	4,786
Inventories	—	2,258
Prepaid expenses and other current assets	2,890	1,524

Total current assets	44,666	35,225
Property and equipment, net	10,983	18,873
Investment in equity-method investee	40,367	—
Other investments	15,007	—
Notes receivable from employees	365	715
Debt issuance costs, net	6,753	—
Other assets	555	921

	$118,696	$55,734

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,406	$4,563
Accrued compensation	2,154	2,980
Other accrued liabilities	2,503	5,284
Deferred revenue	229	2,083
Current portion of capital lease and debt obligations	950	23,646

Total current liabilities	11,242	38,556
Capital lease obligations, noncurrent	1,889	57
Subordinated notes	26,000	—
Minority interest	—	3,074
Commitments
Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 37,270,144 and 30,471,281 shares issued and outstanding at December 31, 2000 and 1999, respectively	347,444	291,328
Accumulated other comprehensive loss	(524)	(70)
Accumulated deficit	(267,355)	(277,211)

Total stockholders' equity	79,565	14,047

	$118,696	$55,734

See accompanying notes.

F–3

AXYS PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended December 31,
	2000	1999	1998
Collaboration and license revenue	$6,990	$24,084	$35,760
Operating expenses:
Research and development	36,575	55,174	57,502
General and administrative	9,999	10,872	13,411
Restructuring charge	(592)	5,175	—
Acquired in-process research and development	—	—	124,888

Total operating expenses	45,982	71,221	195,801

Operating loss	(38,992)	(47,137)	(160,041)
Interest income	1,780	2,346	4,720
Interest expense	(5,885)	(2,005)	(2,403)
Equity in losses of equity-method investees	(3,208)	(836)	(2,393)
Other income (expense)	889	(852)	—

Loss from continuing operations	(45,416)	(48,484)	(160,117)
Discontinued operations:
(Loss) income from operations of a discontinued segment	(5,941)	(279)	3,993
Gain on disposal of segment	61,213	—	—

Net income (loss)	$9,856	$(48,763)	$(156,124)

Basic and diluted loss per share from continuing operations	$(1.29)	$(1.59)	$(5.38)
Basic and diluted income (loss) per share from discontinued segments	$1.57	$(0.01)	$0.13

Basic and diluted net income (loss) per share	$0.28	$(1.60)	$(5.25)

Shares used in computing basic and diluted net income (loss) per share	35,281	30,385	29,758

See accompanying notes.

F–4

AXYS PHARMACEUTICALS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands, except share and per share amounts)

				Accumulated Other Comprehensive Income (Loss)
	Common Stock		Note Receivable From Officer
					Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
Balances at January 1, 1998	15,203,089	$117,786	$(125)	$—	$(73,771)	$43,890
Exercise of options and warrants to purchase common stock	91,649	621	—	—	—	621
Issuance of common stock for cash	132,254	1,063	—	—	—	1,063
Issuance of common stock in connection with the ESPP	189,145	1,091	—	—	—	1,091
Issuance of common stock in connection with the acquisition of Sequana Therapeutics, Inc.	14,618,013	169,730	—	—	—	169,730
Forgiveness of note receivable	—	—	125	—	—	125
Net loss	—	—	—	—	(156,124)	(156,124)
Unrealized gain on securities	—	—	—	116	—	116

Comprehensive loss						(156,008)

Balances at December 31, 1998	30,234,150	290,291	—	116	(229,895)	60,512
Exercise of options and warrants to purchase common stock	34,874	132	—	—	—	132
Issuance of common stock in connection with the ESPP	202,257	905	—	—	—	905
Deconsolidation of Akkadix Corporation	—	—	—	—	1,447	1,447
Net loss	—	—	—	—	(48,763)	(48,763)
Unrealized loss on securities	—	—	—	(186)	—	(186)

Comprehensive loss						(48,949)

Balances at December 31, 1999	30,471,281	291,328	—	(70)	(277,211)	14,047
Exercise of options and warrants to purchase common stock	1,364,760	5,778	—	—	—	5,778
Embedded beneficial conversion associated with convertible debt issuance	—	4,058	—	—	—	4,058
Issuance of warrants in connection with convertible debentures	—	5,699	—	—	—	5,699
Compensation expense related to options and warrants granted to consultants	—	339	—	—	—	339
Issuance of common stock in connection with the ESPP	176,247	613	—	—	—	613
Issuance of common stock in connection with a private placement, net of offering costs of $1,934	3,497,778	29,547	—	—	—	29,547
Issuance of common stock in connection with an equity line of credit, net of offering costs of $385	1,639,344	9,615	—	—	—	9,615
Issuance of common stock for interest due on convertible debt	120,734	467	—	—	—	467
Net income	—	—	—	—	9,856	9,856
Unrealized loss on securities	—	—	—	(454)	—	(454)

Comprehensive income						9,402

Balance at December 31, 2000	37,270,144	$347,444	—	$(524)	$(267,355)	$79,565

See accompanying notes.

F–5

AXYS PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOW
(In thousands)

	Year Ended December 31,
	2000	1999	1998
Cash Flows From Operating Activities
Net income (loss)	$9,856	$(48,763)	$(156,124)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Non-cash restructure charge	—	1,598	—
Deconsolidation of subsidiary	—	1,447	—
Forgiveness of notes receivable from officers	350	160	155
Beneficial conversion and other non-cash charges	4,611	—	—
Depreciation and amortization	6,378	11,135	10,156
Gain on disposal of segments	(61,213)	—	—
(Gain) loss on disposal of fixed assets	—	(176)	44
Equity in losses of equity method investees	3,208	1,933	2,393
Acquired in-process research and development	—	—	124,888
Minority interest	(3,074)	2,686	388
Changes in assets and liabilities:
Accounts receivable	4,786	(2,646)	(839)
Inventories	2,258	(1,823)	(435)
Prepaid expenses and other assets	(1,366)	3,297	(1,833)
Accounts payable	843	775	(5,818)
Accrued compensation	(826)	(1,252)	2,440
Other accrued liabilities	(2,781)	2,328	808
Deferred revenue	(1,854)	(6,615)	(3,382)

Net cash and cash equivalents used in operating activities	(38,824)	(35,916)	(27,159)

Cash Flows From Investing Activities
Available for-sale-securities:
Purchases	(11,061)	(77,003)	(56,065)
Maturities	13,612	110,193	92,105
Investment in subsidiaries and joint ventures	—	(25)	(2,000)
Acquisition, net of cash received	—	—	13,270
Proceeds from sale of PPGx stock	5,900	—	—
Proceeds from sale of property and equipment	—	877	119
Expenditures for property and equipment	(3,990)	(8,862)	(8,263)

Net cash and cash equivalents provided by investing activities	4,461	25,180	39,166

Cash Flows From Financing Activities
Net proceeds from issuance of common stock	45,553	1,037	2,775
Proceeds from issuance of note payable and financing arrangements, net of issuance costs	27,400	53,292	6,174
Principal payments on note payable and financing arrangements	(20,920)	(56,277)	(7,633)

Net cash and cash equivalents provided by (used in) by financing activities	52,033	(1,948)	1,316

Net increase (decrease) in cash and cash equivalents	17,670	(12,684)	13,323
Cash and cash equivalents, beginning of year	23,577	36,261	22,938

Cash and cash equivalents, end of year	$41,247	$23,577	$36,261

Supplemental disclosure of cash flows information:
Cash paid during the year for interest	$2,684	$2,130	$2,284

Supplemental Schedule of Non-Cash Investing and Financing Activities:
Issuance of common stock and value of options and warrants issued in acquisitions	$—	$—	$169,730

Value of options and warrants issued in connection with convertible debt	$9,757	$—	$—

See accompanying notes.

F–6

AXYS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

    Axys Pharmaceuticals, Inc., a Delaware corporation ("Axys" or the "Company"), is a biopharmaceutical company focused on the discovery, design and development of therapeutic small molecules that address significant markets with major unmet medical needs. Axys collaborates with large pharmaceutical companies in discovering therapeutics for chronic diseases for which there are large markets. The Company also selectively focuses its own resources on discovering and developing therapeutics for the treatment of various types of cancer and other specialty market therapeutics. The Company has on-going programs in the treatment of autoimmune, inflammatory diseases, and cancers. Axys' drug design platform integrates advanced biology, chemistry, biophysics and information technologies to optimize the potency, selectivity and physical properties of new drugs, making the drug discovery process more efficient and productive.

    At December 31, 2000, the Company owns approximately 23% of Akkadix Corporation ("Akkadix"), formerly known as Xyris Corporation (see notes 3 and 14) and approximately 31% of Discovery Partners International, Inc. ("DPI") (see notes 2 and 3). These investments are accounted for under the equity method.

  Use of Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences could be material.

  Discontinued Operations

    During 2000, the Company completed the sale of its former subsidiaries Axys Advanced Technologies ("AAT") and PPGx, Inc. ("PPGx"). The statements of operations are reclassified for the years ended December 31, 1999 and 1998 to reflect the results of AAT and PPGx as discontinued operations, in accordance with Accounting Principles Board Opinion No. 30.

  Cash, Cash Equivalents and Marketable Investments

    The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. Investments with maturities greater than three months and less than one year are classified as marketable investments. Investments with maturities greater than one year are classified as long-term investments.

    The Company considers all its marketable investment securities as available-for-sale. Available-for-sale securities are reported at estimated fair market value with the related unrealized gains and losses included in stockholders' equity. Realized gains and losses, and declines in value judged to be other than temporary are included in interest income and expense. Realized gains and losses have been immaterial. The cost of securities sold is based on the specific identification method.

  Equity Method Investees and Non-Marketable Investments

    Investments in affiliated entities in which the Company has the ability to exercise significant influence, but not control, of an investee, generally an ownership interest of the voting stock of

F–7

between 20% and 50%, are accounted for under the equity method of accounting. Under the equity method of accounting, the Company's share of the investee's earnings or losses are included in the statements of operations. The Company records its investments in equity-method investees on the balance sheets as "Investments in equity-method investees" and its share of the investees' earnings or losses in "Equity in losses of equity-method investee."

    All other investments, which consist of investments for which the Company does not have the ability to exercise significant influence, are accounted for under the cost method of accounting. Dividends and other distributions of earnings from other investees, if any, are included in income when declared. The Company periodically evaluates the carrying value of its investments accounted for under the cost method of accounting to determine whether a decrease in value of the cost of the investment has occurred which is other than temporary.

  Inventories

    Inventories (relating to the Company's former AAT subsidiary) are stated at the lower of cost (first-in, first-out) or market and consisted of the following at December 31, 1999 (in thousands):

Raw materials	$156
Finished goods	2,102

Total	2,258

  Property and Equipment

    Property and equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Machinery and equipment have estimated useful lives ranging from 3 to 5 years and furniture and office equipment has an estimated useful life of 5 years. Purchased computer software is amortized over 3 years. Leasehold improvements are amortized over the term of the lease or economic useful life, whichever is shorter.

  Revenue Recognition

    The Company's collaborative research programs contain one or more of the following sources of revenue:

  •
  Research Support: Payments are based on the number of researchers Axys is committing to a particular program. These revenues are recorded when earned based on the performance requirements of the research contract.
  •
  License Fees: Payments are generally received when the collaboration agreement is signed. These revenues are amortized over the term of the related agreement.
  •
  Milestone Payments: Milestone payments consist of payments that are based on the achievement of certain technical or regulatory milestones in the collaboration. Milestone payments are recorded as revenue upon the achievement of mutually agreed upon milestones in the absence of any performance obligations associated with the milestone provided that (i) the milestone event is substantive and its achievement was not reasonably assured at its inception of the agreement, and (ii) the Company's performance obligations after the milestone achievement will

F–8

    continue to be funded by the collaborator at a level comparable to the level before the milestone achievement.

  Research and Development

    Research and development expenses consist of costs incurred for independent and collaborative research and development. These costs include direct costs and research-related overhead expenses. Research and development expenses under the collaborative research agreements approximate the research support revenue recognized under the agreements of $5,443,000, $16,649,000 and $24,804,000, in 2000, 1999 and 1998 respectively.

  Stock-Based Compensation

    The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations because the Company believes the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, ("FAS 123") requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. Stock based compensation arrangements to non-employees are accounted for in accordance with FAS 123 and EITF 96-18, using a fair value approach, and the compensation cost of such arrangements are subject to remeasurement over their vesting terms, as earned.

  Net Loss Per Share

    Basic earnings per share is computed based on the weighted average number of shares of the Company's common stock outstanding, less shares subject to repurchase, if any. In addition, there were other dilutive securities in the form of options and warrants to purchase 7,311,844, 4,876,824, and 5,050,026 shares of common stock outstanding at December 31, 2000, 1999, and 1998, respectively. These shares, which would normally be included in the computation of dilutive earnings per share, were not included in that computation because the effect would be antidilutive.

F–9

  Major Customers

    Major customers, responsible for 10% or more of revenues include drug discovery partners and pharmaceutical companies. The percentages of collaboration and license revenue earned from these major customers to total revenue for the years ended December 31 were as follows:

	2000	1999	1998
Customer A	51%	16%	14%
Customer B	39%	13%	8%
Customer C	—	23%	26%
Customer D	—	21%	13%
All others	10%	27%	39%

	100%	100%	100%

  Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000. The Company expects to adopt the new Statement effective January 1, 2001. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

    Based on the Company's derivative positions at December 31, 2000, which are limited to warrants to purchase common shares of DPI stock (See Note 2 to our Financial Statements) and certain key employee contracts to acquire investments held by the Company (see Note 11 to our Financial Statements), management estimates that upon adoption the Company will record a cumulative effect of an accounting change of approximately $900,000 recognized in the statement of operations in the first quarter of 2001.

  Reclassifications

    Certain prior year balances have been reclassified to conform to the current year presentation.

2.  DISCONTINUED OPERATIONS

    During 2000, the Company sold two of its affiliated businesses: PPGx, Inc. ("PPGx") and Axys Advanced Technologies, Inc. ("AAT"). As a result, the operating results previously reported for the years ended December 31, 1999 and 1998 are reclassified in accordance with Accounting Principles Board Opinion No. 30.

F–10

  Sale of PPGx

    On December 22, 2000, the Company completed the sale of PPGx to a privately held company—DNA Sciences, Inc. ("DNAS"). PPGx was previously a majority-owned subsidiary (82%) of Axys and performed genetic testing and contract research services for biotechnology and pharmaceutical companies. In conjunction with the sale, Axys received 1,478,550 shares of DNAS Series D Preferred Stock and 108 shares of DNAS common stock. The fair value of the Series D Preferred Stock and Common Stock received was approximately $15 million, or approximately $10.15 per share, which was based on the Series C round of financing completed by DNAS from unrelated third parties just prior to the PPGx transaction in December 2000. Immediately prior to this transaction, Pharmaceutical Product Development, Inc. ("PPD"), the minority owner of PPGx, exercised its right to purchase 50% of the outstanding shares of PPGx. As a result of this exercise, Axys received $5.9 million from PPD for 32% of the outstanding PPGx shares held by Axys. Prior to consummation of the sale of PPGx, the carrying value of Axys' interest in the common stock of PPGx was ($5.5) million. Accordingly, a $26 million gain (representing the difference between the fair value of securities received and the carry value, less estimated expenses) was recorded in connection with the transaction. At December 31, 2000, Axys owned approximately 5% of DNAS outstanding stock and accounts for its investment under the cost method.

  Sale of Axys Advanced Technologies

    On April 28, 2000, the Company completed the sale of its combinatorial chemistry business, Axys Advanced Technologies, Inc. ("AAT") to Discovery Partners International, Inc. ("DPI"). Under the terms of the agreement, AAT was merged with a subsidiary of DPI and Axys received as consideration 7,425,000 shares of common stock in DPI valued at $8 per share, $50,000 in cash, a $550,000 note receivable, and a warrant to purchase 200,000 additional shares of DPI at $8 per share. The fair value of DPI stock received was determined based on a round of financing completed by DPI just prior to the AAT transaction in April 2000, which established the overall value of the company at that time to be $8.00 per share. The shares held by Axys represented an ownership interest in DPI of approximately 31% at December 31, 2000. Accordingly, a portion of the gain recognized on the transaction is deferred and will be recognized as Axys' ownership in DPI is reduced. The total gain realized from the sale of AAT through December 31, 2000 was approximately $54 million, of which $34.8 million was realized and recorded during 2000. The Company accounts for its investment in DPI under the equity method of accounting.

    A summary of the discontinued operations described above for the year ended 2000 follows:

	PPGx	AAT	Total
(Loss) income from operations of a discontinued segment	$(7,089)	$1,148	$(5,941)
Gain on disposal of segment	26,432	34,781	61,213

	$19,343	$35,929	$55,272

F–11

    The results of operations and net income (loss) of AAT and PPGx reflected in the financial statements of Axys for the years ended 2000, 1999, and 1998 are summarized as follows:

	2000		1999		1998
	Revenue	Net Income/ (Loss)	Revenue	Net Income/ (Loss)	Revenue	Net Income/ (Loss)
Axys Advanced Technologies	$5,071	$1,148	$13,287	$4,776	$11,662	$3,993
PPGx	1,719	(7,089)	886	(5,055)	—	—

	$6,790	$(5,941)	$14,173	$(279)	$11,662	$3,993

3.  INVESTMENTS IN UNCONSOLIDATED AFFILIATES AND NON-MARKETABLE SECURITIES

    The following is a summary of the Company's investments in equity method investees and investments in non-marketable securities.

  Discovery Partners International, Inc.

    At December 31, 2000, the Company's only equity-method investment with a carry value was a 31% ownership interest in DPI. DPI is a provider of drug discovery products, services and bio-information to pharmaceutical and biotechnology companies. The Company received shares in DPI as a result of the sale of AAT (see Note 2) in April 2000, and accounts for interest in DPI in accordance with the equity method of accounting.

    In July 2000, DPI completed its initial public offering (IPO) of its common stock. Prior to the IPO, Axys owned 7,425,000 shares of DPI common stock, which represented approximately 43% of the outstanding shares. DPI sold 5,000,000 shares of common stock in its IPO at a price of approximately $18 per share. The IPO reduced Axys' original ownership percentage in DPI to its current ownership of approximately 31%. The Company indirectly retained ownership of a portion of AAT after the sale of AAT to DPI through its equity interest in DPI. Therefore, in accordance with EITF 01-2 "Interpretations of APB Opinion No. 29", a proportion of the original gain on the sale of AAT to DPI was deferred and will be recognized as additional gain on disposal of segment as the effective ownership of AAT decreases. As of December 31, 2000, DPI was the only publicly held equity-method investee of the Company. The market value of the Company's DPI common stock was approximately $90 million as of December 31, 2000. The DPI shares are subject to restrictions that may limit the Company's ability to liquidate its position in a timely manner.

    Summarized balance sheet information as of December 31, 2000 of DPI is as follows (in thousands):

Current assets	$118,600
Non-current assets	61,400
Current liabilities	11,600
Non-current liabilities	1,600

F–12

    Summarized statement of operations information of DPI for the year ended December 31, 2000, is as follows (in thousands):

Net revenue	$36,300
Gross profit	17,900
Net loss	11,700

  Akkadix Corporation

    In May 1998, the Company formed a majority owned subsidiary, Akkadix Corporation ("Akkadix", formerly known as Xyris Corporation), which was established to leverage Axys' existing pharmaceutical technology in the agricultural biotechnology market. In connection with the formation of Akkadix, Axys contributed certain technology rights for use in the field of agriculture in exchange for an 82% ownership interest at the formation date. Axys' ownership in Akkadix was diluted as a result of various financings in 1999 (as discussed below) and acquisitions. The Company's ownership in Akkadix was 82% at December 31, 1998, 38% at December 31, 1999, and 23% at December 31, 2000. The carrying value of Axys' investment in Akkadix is zero as of December 31, 2000 and 1999 due to its pro rata share of losses in Akkadix from inception. Axys does not guarantee any funding for Akkadix and continues to account for this investment under the equity method of accounting.

    In 1999, Akkadix completed various financings in which it raised approximately $10 million from third parties. Under the terms of these financings, the Company granted certain third parties the right (the "Put Option") to require Axys to purchase all third party interests in Akkadix in exchange for additional shares of Axys' common stock. The Put Options granted in connection with $9 million of that funding were extended from February 2001 to August 2001 pursuant to an agreement reached between the Company and the holders of such options (see Note 14).

    During the fourth quarter of 2000, Axys advanced a $2.5 million bridge loan to Akkadix. The loan to Akkadix resulted in the Company recognizing an adjusted basis for allocation of its pro rata share of losses of Akkadix. As of December 31, 2000, the adjusted basis was charged to "Equity in losses of equity-method investees" as the Company recorded its pro rata share of losses in the fourth quarter and the carrying value was again reduced to zero.

  DNA Sciences, Inc.

    At December 31, 2000, "Other investments" includes $15 million of Series D Preferred Stock and 108 shares of common stock of DNAS accounted for under the cost method. The investments represent the value of the stock received from DNAS from the sale of PPGx (See Note 2).

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4.  FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash Equivalents and Marketable Securities

    Securities classified as available-for-sale at December 31, 2000 and 1999 are summarized below. Estimated fair value is based on quoted market prices for these investments (in thousands).

	Amortized Cost	Gross Unrealized Losses	Estimated Fair Value
At December 31, 2000:
Money market account	$41,247	$—	$41,247
Equity securities	1,053	(524)	529

	$42,300	$(524)	$41,776

At December 31, 1999:
Commercial paper of U.S. corporations	$8,599	$—	$8,599
U.S. treasury securities	5,000	—	5,000
Certificate of deposit	28	—	28
Securities of foreign corporations	2,148	(56)	2,092
U.S. agency securities	10,952	(14)	10,938

	$26,727	$(70)	$26,657

Balance sheet classification:
At December 31, 2000:
Cash and cash equivalents	$41,247	$—	$41,247
Marketable securities	1,053	(524)	529

	$42,300	$(524)	$41,776

At December 31, 1999:
Cash and cash equivalents	$23,577	$—	$23,577
Marketable securities	3,150	(70)	3,080

	$26,727	$(70)	$26,657

  Estimated Fair Value of Other Financial Instruments

    The carrying value of the debt obligations of $26 million approximates its fair value at December 31, 2000. The fair value of the debt obligations was estimated based on a discounted cash flow. The carrying values of all other financial instruments approximate their fair values.

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5.  PROPERTY & EQUIPMENT

    Property and equipment is recorded at cost and consists of the following (in thousands):

	December 31,
	2000	1999
Machinery and equipment	$17,471	$29,119
Purchased software	1,833	1,946
Furniture and office equipment	8,253	2,702
Leasehold improvements	10,547	14,614
Construction in progress	1,710	227

	39,814	48,608
Less accumulated depreciation and amortization	(28,831)	(29,735)

	$10,983	$18,873

    Property and equipment includes approximately $3,621,000 and $14,168,000 recorded under capital leases at December 31, 2000 and 1999, respectively. Accumulated amortization of equipment under capital leases was approximately $1,289,000 and $13,891,000 at December 31, 2000 and 1999, respectively. Depreciation expenses was approximately $5,627,000, $10,310,000 and $8,883,000 for the years ended 2000, 1999, and 1998, respectively.

6.  CONVERTIBLE DEBT SECURITIES

    On September 22, 2000, the Company issued $26 million of 8% Senior secured convertible notes. After placement agent fees of $1.4 million and other offering costs, total net proceeds raised from the offering was approximately $24.6 million. The notes mature on October 1, 2004 and interest is payable quarterly. Principal is payable in lump sum at maturity. The Company may, at its option, pay interest in shares of its common stock in lieu of cash if certain requirements are satisfied. The notes are convertible at any time into 3,682,720 shares of our common stock at a conversion price of $7.06. The notes are senior obligations to the Company and rank pari passu in right of payment with all our existing and future senior indebtedness and senior to all our existing and future subordinated indebtedness, and are secured by 6,682,500 shares, or approximately 90%, of our holding of DPI common stock.

    The holders of notes shall have the right to require the Company to repurchase all or a portion of the notes at a price equal to 100% of the outstanding principal amount plus accrued and unpaid interest, upon the occurrence of certain repurchase events. The Company cannot redeem the notes prior to their maturity.

    The notes were issued with Class A and Class B detachable warrants that entitle the note holders to purchase a total of 1,841,360 shares of the Company's common stock at an exercise price of $8.82 and $10.59, respectively. All Class A and Class B warrants expire on October 1, 2004. A portion of the proceeds from the offering were allocated to the warrants and capitalized as debt issuance costs. The value of the warrants were determined using Black Scholes option pricing model and estimated to be approximately $5.2 million and will be amortized over the life of the notes. Total amortized debt issuance costs were $498,000 for the year ended 2000.

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    In November 2000, the FASB issued Emerging Issues Task Force Issue No. 00-27, "Application of EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, to Certain Convertible Instruments" ("EITF 00-27") which is effective for all such instruments. EITF 00-27 clarifies the accounting for instruments with beneficial conversion features or contingently adjustable conversion ratios. According to the new accounting principle, the beneficial conversion feature should be calculated by first allocating the proceeds received from the financing among the convertible instrument and the detachable warrants and then, measuring the beneficial conversion feature between the stated conversion price of the convertible instrument and the effective conversion price based on the allocated proceeds. Previously, the beneficial conversion feature calculation was based on the difference between the stated conversion price of the convertible instrument and the fair value of the company's stock price on the closing date of the financing. As a result of the new accounting principle, the Company recognized a beneficial conversion feature of approximately $4 million.

    Any recorded beneficial conversion feature resulting from the allocation of proceeds is recognized as interest expense over the minimum period from the date of issuance to the earliest date the debt holder can exercise its conversion option. As a result, the Company recognized the entire beneficial conversion option of $4 million as interest expense in the fourth quarter of 2000.

7.  RESTRUCTURING CHARGE

    In December 1999, the Company completed the closing of its San Diego, CA, operations and relocated its oncology genomics activities to its South San Francisco headquarters. As a result of this action, a one-time charge of $5.2 million was recorded in 1999, of which $2.2 million related to severance and other employee-related costs, $1.1 million related to facilities costs, $500,000 related to the disposal of assets, and $1.4 in other costs associated with the restructuring. During 2000, the Company successfully transferred the lease facility to a third party who assumed all of the liabilities associated with the facility, including the transfer of subleases. As a result of the lease transfer, we did not realize all of the expected restructuring charges as previously estimated at December 31, 1999 and, accordingly, the Company revised its restructuring charge estimate during 2000. The net change in estimate resulting from our successful lease transfer was approximately $592,000.

F–16

    The following tables summarize the Company's restructuring charge activity for the years ended 1999 and 2000, respectively.

Description	Cash/ Non/Cash	Q3, 1999 Restructure Charge	Q4, 1999 Change in Estimate	Q4 Payment/ Write-off	Reserve Balance At 12/31/99
Severance and benefits	Cash	$(2,210)	$—	$1,115	$(1,095)
Facilities	Cash	(1,664)	511	405	(748)
Contractual Research Commitments	Cash	(214)	—	133	(81)

Subtotal-Cash		(4,088)	511	1,653	(1,924)

Work-force in Place and Other	Non-Cash	(1,110)	—	1,110	—
Equipment disposal	Non-Cash	(1,810)	1,322	488	—

Subtotal-Non-Cash		(2,920)	1,322	1,598	—

Total		$(7,008)	$1,833	$3,251	$(1,924)

Description	Cash/ Non-Cash	Reserve Balance at 12/31/99	Payments Made	Changes in Estimate	Reserve Balance at 12/31/00
Severance and benefits	Cash	$(1,095)	$1,095	$—	$—
Facilities	Cash/Non-Cash	(748)	156	592	—
Contractual Research Commitments	Cash	(81)	81	—	—

		$(1,924)	$1,332	$592	$—

F–17

AXYS PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

8.  STOCKHOLDERS EQUITY

  Common Stock

    At December 31, 2000 and 1999 common stock was reserved for issuance as follows (in thousands):

	2000	1999
Stock options	5,369	5,234
Warrants	1,899	679
Employee stock purchase plan	383	558

	7,651	6,471

  Equity Financing

    On July 21, 2000, the Company completed the sale of $10 million of its common stock, par value $0.001 per share. Net proceeds resulting from the sale of 1,639,344 shares of common stock at a price of $6.10 per share were approximately $9.6 million. Pursuant to a common stock purchase agreement, the Company may, at its own discretion, issue and sell an additional $40 million of common stock at an average price as determined over a period of 30 days prior to the financing.

  Warrants

    As of December 31, 2000, the Company had issued and outstanding warrants to purchase a total of 1,899,234 shares of the Company's common stock at prices ranging from $4.06 to $10.59 per share. These warrants expire at various dates from 2004 through 2005.

  Stock Options

    The Company has various equity incentive plans under which it issues stock options to employees, consultants and members of the Board of Directors. The Company's plans include the 1997 Equity Incentive Plan under which incentive stock options or non-qualified stock options may be granted, or restricted stock may be issued, at the discretion of the Board of Directors to employees, directors and consultants to purchase the Company's common stock; the 1997 Non-Officer Equity Incentive Plan, under which non-officer employees and consultants may be granted non-qualified stock options to purchase the Company's common stock; and the 1994 Non-Employee Directors' Stock Option Plan, whereby nonqualified stock options are automatically granted to non-employee directors to purchase the Company's common stock.

    The Company also had a 1989 Stock Option Plan, under which directors, officers, employees, and consultants may be issued restricted stock, or granted incentive stock options or nonqualified stock options to purchase the Company's common stock, at the discretion of the Board of Directors. This Plan expired in 1999 eliminating approximately 700,000 shares available for grant at December 31, 1999, but continues to have options outstanding that will expire ten years from the date of original grant.

    All options granted under these Plans become exercisable pursuant to the applicable terms of the grant. For options granted after December 31, 1997, the exercise price is equal to the market value of

F–18

the Company's common stock on the date of grant. Generally options vest ratably over four years and expire ten years from the date of grant.

    In October 1998, the Company offered its employees the right to exchange their then outstanding options to purchase shares of common stock with exercise prices ranging from $4.31 to $15.59, for new options to purchase shares with exercise prices of $4.00 per share for non-officer employees and $5.00 per share for executive officer employees. Under this program, options to purchase 3,643,387 shares were exchanged resulting in a decrease in aggregate purchase price from $34,254,046 to $15,560,548. All new options had an additional year of vesting added to the original vesting term.

    In May, 2000, the stockholders approved an additional 1,500,000 shares of common stock under the Company's 1997 Equity Incentive Plan.

    Transactions under all of the above equity incentive plans are as follows:

	Outstanding Stock Options
	Shares Available	Number of Shares	Weighted Average Exercise Price
Balances at January 1, 1998	1,380,234	1,999,624	$11.06
Shares reserved	2,850,000	—
Options granted	(7,080,180)	7,080,180	$5.86
Options exercised	—	(226,193)	$3.23
Options canceled	4,433,158	(4,433,158)	$9.28

Balances at December 31, 1998	1,583,212	4,420,453	$4.80

Shares reserved	—	—
Options granted	(1,699,539)	1,699,539	$4.31
Options exercised	—	(34,643)	$3.38
Options canceled	1,886,403	(1,886,403)	$4.57
Options expired	(735,135)	—	—

Balances at December 31, 1999	1,034,941	4,198,946	$4.72

Shares reserved	1,500,000	—	—
Options granted	(2,237,317)	2,237,317	$6.03
Options exercised	—	(1,145,445)	$4.34
Options cancelled	651,924	(651,924)	$4.58
Options expired	(219,204)	—	—

Balances at December 31, 2000	730,344	4,638,894	$5.45

    The weighted average fair value of stock options granted under the plans were approximately $5.49 per share, $1.98 per share, and $3.56 per share in 2000, 1999, and 1998, respectively.

F–19

    Options outstanding and exercisable by price range at December 31, 2000:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding (Shares)	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price	Options Exercisable (Shares)	Weighted- Average Exercise Price
$0.07 — $ 3.94	447,249	8.58	$3.40	151,157	$3.15
$3.97 — $ 4.00	659,766	2.89	$4.00	324,252	$4.00
$4.06 — $ 5.00	1,784,687	7.28	$4.77	582,353	$4.84
$5.13 — $ 8.13	1,541,982	8.77	$6.65	348,880	$6.70
$8.38 — $17.75	205,210	6.68	$11.61	140,238	$11.97

	4,638,894	7.45	$5.45	1,546,880	$5.56

  Employee Stock Purchase Plan

    In October 1993, the Company adopted the 1993 Employee Stock Purchase Plan (the "Purchase Plan") under which employees who meet certain minimum employment criteria are eligible to participate. Eligible employees may purchase common stock of the Company at a purchase price of 85% of the lower of the fair market value of the stock at the offering commencement date or purchase date, within a two-year offering period. In 1999, the Board of Directors approved an additional 500,000 common shares to be reserved under the Purchase Plan. Under the Purchase Plan, 176,247, 202,257, and 189,145 shares were issued in 2000, 1999, and 1998, respectively. There are 383,158 shares available to purchase in the plan at December 31, 2000.

  Shareholders Rights Plan

    On October 8, 1998, the Board of Directors adopted a Preferred Share Purchase Rights Plan (the "Plan") designed to enable all stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event an unsolicited attempt were made to acquire the Company. In connection with the Plan, the Board declared a dividend of one preferred share purchase right (a "Right") for each share of common stock of the Company outstanding on October 28, 1998 and further directed the issuance of one such right with respect to each share of the Company's common stock that is issued after October 28, 1998. If a person, entity or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the Company's common stock, or announces a tender offer for 15% or more of the Company's common stock, the rights will be distributed. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, at a price of $35.00 per one one-hundredth of a Preferred Share subject to adjustment. The Rights are redeemable prior to any person's acquisition of more than 15% of the Company's common stock and will expire on October 7, 2008.

  Stock-Based Compensation

    The Company has elected to follow APB 25 and related interpretations in accounting for its stock-based compensation plans because, as discussed below, the alternative fair value accounting provided

F–20

for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options and employee stock-based awards. Under APB Opinion No. 25, if the exercise price of the Company's stock options is equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro Forma Disclosures

    Pro forma information regarding net loss and net loss per share is required by FAS 123, and has been determined as if the Company had accounted for its stock-based awards under the fair value method of FAS 123. The fair value for these stock-based awards was estimated at the date of grant using a Black-Scholes option-pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

    The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends and the following weighted-average assumptions:

	Options
	2000	1999	1998
Expected life (years)	3.0	3.0	3.0
Expected volatility	1.41	0.92	0.65
Risk-free interest rate	5.73%	5.58%	5.13%

    For purposes of pro forma disclosures, the estimated fair value of the stock-based awards are amortized to pro forma net loss over the option's vesting period and the purchase plan's six-month purchase period. The Company's as reported and pro forma information follows (in thousands, except for net loss per share information):

	Year Ended December 31,
	2000	1999	1998
Net income (loss)
As reported	$9,856	$(48,763)	$(156,124)
Pro forma	$5,491	$(52,757)	$(163,470)
Net income (loss) per share — basic and diluted
As reported	$0.28	$(1.60)	$(5.25)
Pro forma	$0.16	$(1.74)	$(5.49)

    For pro forma purposes in accordance with FAS 123, the repricing of employee stock options during 1998 is treated as a modification of the stock-based award, with the original options being repurchased and new options granted. Any additional compensation arising from the modification is recognized over the remaining vesting period of the new grant.

F–21

9.  BUSINESS COMBINATIONS AND OTHER JOINT VENTURES

    The Company completed the following business combinations and joint venture transactions during 1999 and 1998. There were no business purchases or joint venture transactions entered into during 2000.

  Acquisition of Sequana

    On January 8, 1998, the Company acquired all of the outstanding capital stock of Sequana, a genomics company that used industrial-scale gene discovery technology and functional genomics to discover and characterize genes that cause certain common diseases. The Company issued shares of Axys common stock in exchange for all the outstanding common stock of Sequana, on the basis of 1.35 shares of Axys' common stock for one share of Sequana common stock. The purchase price of $174,070,000 consisted of (i) the issuance of 14,618,013 shares of Company common stock valued at $168,107,000, in exchange for all outstanding Sequana capital stock, (ii) the issuance of Company warrants valued at $1,623,000 in exchange for all of the outstanding Sequana warrants, and (iii) transaction costs totaling $4,340,000.

    The allocation of the purchase price was determined as follows (in thousands):

Net tangible assets acquired	$45,882
Assembled workforce of Sequana	3,300
Acquired in-process research and development	124,888

Total	$174,070

    The acquisition was accounted for as a purchase and accordingly, the original purchase price was allocated to acquired assets and assumed liabilities based upon their estimated fair values at the date of acquisition, and to the estimated fair value of in-process research and development ("IPR&D") was charged as an expense in the statement of operations during 1998 such acquired IPR&D had not reached technological feasibility. The unamortized balance at September 30, 1999 of $1.3 million for the assembled work force was written off in connection with the Company's September 30, 1999 restructuring charge.

    The value allocated to purchased IPR&D was determined by estimating the costs to develop the purchased in-process technology into viable products, estimating the resulting net cash flows from such projects, and discounting the net cash flows back to their present value. The discount rate included a factor that takes into account the Company's weighted average cost of capital and the uncertainty surrounding the successful development of the purchased in-process technology.

    The acquired in-process research and development projects in the Sequana acquisition consisted of eight significant research and development projects. As of December 31, 1999, the schizophrenia/bipolar program was transferred to Parke-Davis (currently Pfizer, Inc.) in which the Company received $1.0 million as consideration for the transfer. As of December 31, 1999 the Company has no continuing research obligation in the Schizophrenia/Bipolar program, and the pharmacogenomics program was spun off into the PPGx subsidiary. All other programs have been terminated.

    The operating results of Sequana from January 1, 1998 to December 31, 1998 have been included in the Company's consolidated results of operations. The operating results of Sequana from January 1, 1998 to January 8, 1998 (date of acquisition) are considered immaterial.

F–22

  Investment in Joint Venture

    In 1997, Sequana formed Genos with Memorial Sloan-Kettering Cancer Center to focus on research and identification of genes and related genetic information of values in the prognosis, diagnosis and positive treatment of certain common cancers. Sequana invested $5.2 million and licensed certain of its technology to Genos and has contracted with Genos to conduct research and provide certain other services to the joint venture.

    In May 1999, the Board of Directors of Genos decided to suspend its research activities and wind up its affairs. Genos is currently a non-operating entity holding the technology developed during its operations. As a result of the cancellation of Genos activities, the Company recorded a one-time charge of $1.1 million during 1999, representing the total carrying value of the investment in Genos.

10.  RELATED PARTY TRANSACTIONS

    In December 2000, the Company amended the 1999 employment agreement with the Company's former Chief Executive Officer. Under the terms of the agreement, the former executive will receive approximately one-half of his former salary and bonus, in exchange for three years of continued service and an agreement not to compete. The agreement also provided for forgiveness of a $560,000 note receivable plus accrued interest at December 31, 2000, upon the executive's resignation as Chief Executive Officer. The amended agreement is in effect through December 31, 2003.

    In August 2000, the Company advanced $300,000 in a note receivable to an officer for housing assistance. The note earns interest at 6.37% and is due annually. The note plus accrued interest is forgivable over five years.

    In April 2000, in connection with the sale of AAT to DPI, the Company entered into a sublease arrangement for approximately 25,000 square feet of facility space. DPI has the right of first refusal on the remainder of the 52,000 square foot building upon the Company's move into the new facility. The sublease provides for rental income equal to the underlying lease expense and expires in November 2003, unless extended in accordance with its terms. Total income recognized in 2000 from this lease was approximately $285,000.

    In April 2000, in connection with the sale of AAT to DPI, the Company entered into a Compound Purchase Agreement, by which the Company will purchase a minimum number of compounds equal to $250,000, $500,000 and $3,350,000 by April 1, 2001, 2002 and 2003, respectively. The Company purchased $2.6 million of compounds during 2000 under this agreement.

11.  EMPLOYEE BENEFIT PLANS AND OTHER COMPENSATION ARRANGEMENTS

  401(k) Plan

    The Company maintains a 401(k) retirement savings plan for all of its eligible employees. Each participant in the plan may elect to contribute 1% to 20% of his or her annual salary to the plan, subject to statutory limitations. The Company matches 50% of the first 6% of the salary contributed by the employee. The Company's match is done with the Company's stock. The expense charged to operations under this plan for fiscal 2000, 1999 and 1998 was $251,108, $458,253, and $295,180, respectively.

F–23

  Key Personnel Option Plan

    During 2000, the Board approved the 1999 Key Personnel Option Plan. The plan is intended to award certain eligible key executives when the Company realizes appreciation generated from the sale of certain affiliated business. The plan gives certain employees rights to purchase a fixed and determinable amount of common stock investment shares held by Axys at a set exercise price. Shares currently subject to this arrangement include 375,000 and 121,239 shares of DPI and DNAS, respectively. Total charges recognized during the year ended 2000 associated with this plan approximate $2.9 million. This charge is included as a component of the gain on disposal of segment.

    The Key Personnel Option Plan meets the definition of a derivative under Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133). As such, the contract will be marked to market as a liability effective January 1, 2001 and changes in the market value will be recorded in earnings.

12.  COMMITMENTS

  Leases

    The Company leases office and laboratory facilities and equipment. Rent expense for the years ended December 31, 2000, 1999, and 1998 was approximately $2,179,000, $2,168,000, and $3,293,000, respectively.

    Future minimum lease payments under non-cancelable leases and related sublease income over the next five years are as follows:

	Capital Leases	Operating Leases	Sublease Income
	(in thousands)
2001	$1,134	$2,206	1,072
2002	1,125	2,112	1,133
2003	940	2,265	1,240
2004	18	1,713	1,243
2005	—	1,436	549
Thereafter	—	594	—

Total minimum lease payments	3,217	$10,326	5,237

Less amount representing interest	(430)

Present value of future lease payments	2,787
Less current portion	(898)

Non-current portion of capital lease obligations	$1,889

  Lines of Credit and Note Payable

    The Company has a $30 million revolving line of credit with Foothill Capital Corporation. There were no draws on this line during December 31, 2000, and the line of credit was terminated in February 2001 as the collateral requirements made it difficult to utilize.

F–24

    In February 1997, the Company entered into a lending arrangement with one of its facility lessors for tenant improvements. The loan amount was $350,000, with interest accruing at 9% per annum. Principal and interest are due monthly through July 1, 2001. Total outstanding principal at December 31, 2000 approximated $52,000.

    In September 2000, the Company entered into a financing agreement with a lease financing company under which Axys has the ability to finance up to $8.0 million of purchases of lab equipment. At December 31, 2000, Axys borrowed approximately $2.8 million under this financing line, which bears interest of 9.52%.

13.  INCOME TAXES

    As of December 31, 2000, the Company had federal and state net operating loss carryforwards of approximately $92,300,000 and $16,500,000, respectively. The Company also had federal and California research and other tax credit carryforwards of approximately $7,900,000 and $5,200,000, respectively. The federal net operating loss and credit carryforwards will expire at various dates beginning in the year 2001 through 2020, if not utilized. The state of California net operating losses will expire at various dates beginning in 2001 through 2010, if not utilized.

    The utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

    Significant components of the Company's deferred tax assets for federal and state income taxes as of December 31 are as follows (in thousands):

	2000	1999
Deferred tax assets:
Net operating loss carryforwards	$32,400	$39,600
Research and other credit	11,700	8,600
Capitalized research expenses	34,700	26,500
Fixed asset depreciation	2,800	3,200
Gain on sale of AAT	5,300	—
Other	2,800	4,500

Total deferred tax assets	89,700	82,400
Valuation allowance	(84,000)	(82,400)
Deferred tax liability:
Other	(5,700)	—

Net Deferred Taxes	$—	$—

    Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The net valuation allowance increased by approximately $1,600,000 and $19,700,000 during the years ended December 31, 2000 and 1999, respectively.

F–25

    Approximately $4,200,000 of the valuation allowance for deferred tax assets relates to benefits of stock options deductions which, when recognized, will be allocated directly to contributed capital.

14.  SUBSEQUENT EVENT

  Put Option

    On March 15, 2001, certain third party investors (see Note 3) exercised their Put Option to acquire a total of 2,482,758 shares of Axys common stock. As a result of the exercise of these options, Axys acquired an additional 2,702,702 shares of Series A Preferred Stock of Akkadix Corporation, increasing Axys' ownership percentage in Akkadix voting stock to approximately 44%. The Company expects to record a charge of approximately $9.0 million in the first quarter resulting from the Put Option.

  Applera Transaction

    On June 13, 2001, the Company and the Celera Genomics group of Applera Corporation ("Applera") announced a definitive agreement (the "Merger Agreement") pursuant to which Applera will acquire Axys in a stock-for-stock transaction. The Merger Agreement contains customary closing conditions, including approval by the stockholders of Axys, and customary no shop provisions. If the Merger Agreement were terminated under certain conditions, Axys could become liable to Applera for a payment consisting of a break-up fee and out-of-pocket fees and expenses in the aggregate amount of $6.5 million.

    The drug development process is expensive and will require that Axys raise money in the future until Axys begins to generate substantial product or royalty revenues, if ever. Under the merger agreement with Applera, Axys is required to obtain consent prior to raising additional capital or liquidating any of its equity investments, except the unencumbered shares of DPI. Nonetheless, were the merger not completed, it would be necessary for Axys to begin an aggressive cash conservation program and immediately engage in additional fund raising activities.

    The Company has experienced a substantial increase in its expenses as a result of merger-related activities. In addition, through June 30, 2001, Axys utilized approximately $3.7 million in construction related activities and restricted an additional $4 million to secure a construction loan to fund its new medicinal chemistry building. In its current condition as a stand-alone company, Axys believes that existing cash, short-term investments, revenues from existing collaborations, potential proceeds from the liquidation of its equity investments in DPI and/or DNAS, and potential additional licensing revenues will enable Axys to continue current and planned operations through June 30, 2002. Axys will continue to actively evaluate a variety of financing alternatives, in the event the merger is not completed. There can be no assurances that Axys can liquidate its investments in a timely manner, that Axys can successfully conclude new licensing arrangements or that the proceeds from these investments or licensing arrangements will provide the requisite supplemental funding to meet its requirements to fund operations. Finally, the senior secured convertible notes are collateralized by approximately 6.7 million shares of the DPI stock Axys owns; accordingly, at such time that the DPI shares are liquidated, a substantial portion of the proceeds may be used to retire the debt.

F–26

15.  QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter(1)	Second Quarter(1)	Third Quarter(1)	Fourth Quarter(2)	Total Year
2000
Revenue	$1,414	$1,508	$2,611	$1,457	$6,990
Operating loss	(8,713)	(9,362)	(7,154)	(13,763)	(38,992)
Loss from continuing operations	(8,748)	(8,808)	(6,834)	(21,026)	(45,416)
Net (loss) income	(8,492)	21,395	(6,718)	3,671	9,856
Basic and diluted net (loss) income per share:
Loss from continuing operations	$(0.27)	$(0.25)	$(0.19)	$(0.57)	$(1.29)
Net (loss) income	$(0.26)	$0.61	$(0.18)	$0.10	$0.28
1999
Revenue	$8,329	$4,734	$4,493	$6,528	$24,084
Operating loss	(8,346)	(13,080)	(18,690)	(7,021)	(47,137)
Loss from continuing operations	(8,518)	(13,049)	(20,008)	(6,909)	(48,484)
Net loss	(7,748)	(13,214)	(19,940)	(7,861)	(48,763)
Basic and diluted net loss per share:
Loss from continuing operations	$(0.27)	$(0.41)	$(0.66)	$(0.23)	$(1.59)
Net loss	$(0.26)	$(0.44)	$(0.66)	$(0.26)	$(1.60)

(1)
Results have been reclassified in accordance with APB 30-Results of Discontinued Operations.

(2)
Significant fourth quarter events include a $4.0 million beneficial conversion charge resulting from the issuance of convertible debt, $2.8 million charge in connection with the loan to Akkadix and approximately $2.0 million charge related to other contractual arrangements.

F–27

AXYS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2001	December 31, 2000(1)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,603	$41,247
Restricted cash	4,000	—
Marketable securities	224	529
Prepaid expenses and other current assets	2,457	2,890

Total current assets	23,284	44,666
Property and equipment, net	12,488	10,983
Investment in equity-method investee	41,313	40,367
Other investments	15,007	15,007
Notes receivable from employees	631	365
Debt issuance costs, net	5,849	6,753
Other assets	672	555

Total Assets	$99,244	$118,696

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,814	$5,406
Accrued compensation	1,706	2,154
Other accrued liabilities	2,201	2,503
Deferred revenue	229	229
Current portion of capital lease and notes	1,050	950

Total current liabilities	10,000	11,242
Capital lease obligations, noncurrent	2,027	1,889
Subordinated notes	26,000	26,000
Other liabilities	1,522	—
Stockholders' equity:
Common stock	358,516	347,444
Accumulated other comprehensive loss	—	(524)
Accumulated deficit	(298,821)	(267,355)

Total stockholders' equity	59,695	79,565

Total Liabilities and Stockholders' Equity	$99,244	$118,696

(1)
The balance sheet at December 31, 2000 has been derived from the audited financial statement at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See accompanying notes.

F–28

AXYS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000
Collaboration and license revenue	$820	$1,508	$3,890	$2,922

Operating expenses:
Research and development	8,316	8,040	17,020	15,899
General and administrative	4,202	2,908	6,618	5,722
Restructuring credit		(79)	—	(625)

Total operating expenses	12,518	10,869	23,638	20,996

Operating loss	(11,698)	(9,361)	(19,748)	(18,074)
Interest income	382	585	913	726
Interest expense	(1,098)	(110)	(2,572)	(286)
Net equity interest in loss of equity-method investee.	(338)	—	(9,397)	—
Other income/(expense)	(657)	79	(1,635)	79

Loss from operations	(13,409)	(8,807)	(32,439)	(17,555)
Cumulative effect of change in accounting principle	—	—	972	—
Gain on sale of subsidiary	—	32,987	—	32,987
Loss from operations of discontinued segments	—	(2,785)	—	(2,529)

Net loss	$(13,409)	$21,395	$(31,467)	$12,903

Basic and diluted loss per share from operations	$(0.36)	$(0.25)	$(0.87)	$(0.52)
Basic and diluted income per share before cumulative effect of a change in accounting principle	—	—	0.03	—
Basic and diluted income per share from sale of subsidiary	—	0.94	—	0.98
Basic and diluted loss per share from discontinued segments	—	(0.08)	—	(0.08)

Basic and diluted net income (loss) per share	$(0.36)	$0.61	$(0.84)	$0.38

Shares used in computing basic and diluted net income (loss) per share	37,611	35,289	37,480	33,678

See accompanying notes.

F–29

AXYS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Six Months Ended June 30,
	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash and cash equivalents used in operating activities	$(22,852)	$(18,899)

CASH FLOWS FROM INVESTING ACTIVITIES:
Available-for-sale securities:
Purchases	—	(8,578)
Maturities	305	3,080
Proceeds from sale of securities	1,193	—
Minority interest	—	(788)
Purchase of property and equipment	(3,971)	(2,749)

Net cash and cash equivalents used in investing activities	(2,473)	(9,035)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	444	35,204
Proceeds from notes payable and capital lease financing	703	37,525
Principal payments on notes payable and capital leases	(466)	(37,440)

Net cash and cash equivalents provided by financing activities	681	35,289

Net (decrease) increase in cash and cash equivalents	(24,644)	7,355
Cash and cash equivalents, beginning of period	41,247	23,577

Cash and cash equivalents, end of period	$16,603	$30,932

See accompanying notes.

F–30

AXYS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2001
(UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

    The unaudited financial statements included herein have been prepared by Axys Pharmaceuticals, Inc. ("Axys") according to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in complete financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to state fairly the financial position and results of operations as of and for the periods indicated. The results of operations for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for subsequent quarters or the full fiscal year.

    The consolidated financial statements include the accounts of its wholly-owned subsidiary, Axys 468 Littlefield LLC, which was established on May 4, 2001. Axys 468 Littlefield LLC is a single asset entity for the sole purpose of constructing and financing a Medicinal Chemistry Building located in South San Francisco, (See "Construction Financing", Note 5). All significant intercompany accounts and transactions have been eliminated.

    On April 28, and December 22, 2000, respectively, Axys completed the sale of two of its subsidiaries: its combinatorial chemistry business, Axys Advanced Technologies, Inc. ("AAT"), to Discovery Partners International, Inc. (Nasdaq: DPII "DPI") and its pharmacogenomics subsidiary PPGx, Inc. to DNA Sciences, Inc. Axys reclassified operating results previously reported for the three and six months ended June 30, 2000 to reflect the results of these subsidiaries as discontinued operations, in accordance with Accounting Principles Board Opinion No. 30 (APB 30).

    These financial statements should be read in conjunction with the audited financial statements and the notes thereto included in the Axys' 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

  Reclassifications

    Certain prior period amounts have been reclassified to conform to the June 30, 2001 presentations.

  Uses of Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences could be material.

  Changes in Accounting Principle

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133- Accounting for Derivative Instruments and Hedging Activities (FAS 133), which is required to be adopted in years beginning after June 15, 2000. The Statement requires the recognition of all derivative instruments on the balance sheet to be recorded at fair market value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as

F–31

part of a hedging relationship and further, on the type of hedging relationship. Axys has not designated its derivative instruments as hedges, therefore, all changes in the fair value of its derivative instruments are recorded in earnings. The adoption of FAS 133 at January 1, 2001 resulted in the cumulative effect of an accounting change of $972,000 being recognized in the statement of operations.

  Derivative Instruments

    At June 30, 2001, Axys had two derivative instruments: (1) A warrant held in connection with the DPI investment; and (2) A stock option plan covering a portion of Axys' investment in DPI, in which Axys has granted certain employees options to acquire common stock in this investment (See Note 2). During the second quarter of 2001 Axys recorded a charge of $148,000, included in other expense, in connection with the warrant to reflect the change in fair value and a credit of $397,000 in connection with the stock option plan to reflect the change in fair value. During the first quarter of 2001 Axys recorded a charge of $978,000, included in other expense in connection with the warrant to reflect the change in fair value and a credit of approximately $1.1 million, recorded as non-cash compensation (income) expense in connection with the stock option plan to reflect the changes in fair value of these derivative instruments. The fair value of the DPI warrant, which is classified as other assets, and the stock option plan, classified as other liabilities, at June 30, 2001, was $398,000 and $1.5 million, respectively.

  Net Equity Interest in Loss of Equity-Method Investee

    Axys accounts for its investment in DPI and Akkadix on the equity method of accounting. Net equity interest in loss of equity-method investee includes Axys' proportionate share of income and loss from these investments, as well as an incremental portion of deferred gain to be recognized from the sale of AAT to DPI in April 2000.

  Other Income (Expense)

    Other income and (expense) includes a charge of approximately $526,000 for the decline in market value of Axys' investment in certain common stock, which appear to be other than temporary, realized gains from the sale of investments, and charges associated with changes in derivative assets.

  Recent Accounting Pronouncements

    In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 "Business Combination" or "SFAS 141" and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", or "SFAS 142". SFAS 141 requires the use of the purchase method for all business combinations initiated after June 30, 2001, and provides new criteria for determining whether an acquired intangible asset should be recognized separately from goodwill. SFAS 142 eliminates the amortization of goodwill and replaces it with an impairment-only model. Upon adoption, goodwill related to acquisitions completed before the date of adoption would be subject to the provisions of SFAS 141; amortization of any remaining book value of goodwill would cease and the new impairment-only approach would apply. The impairment-only approach does not apply to the treatment of intangible assets. The provisions of SFAS 141 and

F–32

SFAS 142 will be effective for fiscal years beginning after December 15, 2001. Axys will adopt SFAS 141 and SFAS 142 as of January 1, 2002, and does not believe such adoption will have a material impact on its results of operations, financial position or cash flows.

2. Investment in Equity-Method Investee

    Investment in equity-method investee consists of Axys investment in DPI as a result of the sale of AAT in April 2000. Axys accounts for its investment in DPI under the equity method of accounting.

    At June 30, 2001 Axys owned 7,222,000 shares of DPI common stock, which represented approximately 30% ownership of the outstanding shares of DPI. The market value of DPI stock held by Axys as of June 30, 2001 was approximately $38.3 million.

    Summarized statement of operations information of DPI for the three and six month periods ended June 30, 2001 and 2000 are as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000
Net sales	$11,051	$9,528	$20,575	$14,701
Loss from operations	(1,817)	(9,435)	(5,271)	(9,872)
Net loss	(888)	(9,315)	(3,089)	(10,945)

3. Investment in Akkadix

    On March 15, 2001, two third party investors of Akkadix Corporation exercised a contractual option extended to them by Axys to exchange their approximately 2.7 million shares of Akkadix's Series A preferred stock for approximately 2.5 million shares of Axys' common stock. The fair market value of Axys common stock exchanged for Akkadix preferred stock was approximately $9.0 million on the date of the option exercise. The conversion of shares resulted in an increase in Axys' equity ownership of Akkadix from approximately 31% to 44%.

    Changing conditions in private equity markets during the first quarter 2001 forced Akkadix to sharply reduce operations as the company was unable to secure planned new equity funding. A substantial percentage of their employees were terminated, and Akkadix vacated their office/laboratory space. Axys has concluded that the future viability of the Akkadix business is highly uncertain. Accordingly, in conformance with the equity method of accounting, Axys incurred a non-cash charge of $9.0 million during the first quarter of 2001, recognizing an permanent impairment in the value of Axys' investment in Akkadix.

F–33

4. Comprehensive Loss

    Comprehensive loss is comprised of net loss and unrealized holding gains and losses on available-for-sale securities. Components of comprehensive loss are as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000
Net loss	$(13,409)	$21,395	$(31,467)	$12,903
Other comprehensive income	512	2,187	524	2,186

Comprehensive (loss) income	$(12,897)	$23,582	$(30,943)	$15,089

5. Construction Financing

    On May 4, 2001, Axys established a single asset limited liability company, Axys 468 Littlefield LLC for the sole purpose of constructing and financing a Medicinal Chemistry Building located in South San Francisco. The building when completed will contain approximately 45,000 square feet of lab and office space, and will be leased back to Axys. On June 21, 2001 Axys 468 Littlefield LLC entered into a construction loan with Cupertino National Bank for $11.0 million. There were no draws against the loan as of June 30, 2001. The term of the loan is for 12 months with one three-month extension, at which time permanent financing will be needed. Interest on this loan is computed at prime plus one percent, which was approximately 7.75% at June 30, 2001. The construction loan is secured with a $2.0 million letter of credit and a $2.0 million cash collateral account, reflected as restricted cash at June 30, 2001. Axys 468 Littlefield LLC is consolidated within these financial statements.

6. Other Compensation Agreements

  Key Personnel Option Plan

    Axys adopted a Key Personnel Stock Option Plan, whereby key personnel have been granted options to purchase shares of stock in Axys' affiliated companies. The participants in the plan have the right to purchase up to 5% of Axys' equity holdings in the affiliated companies. As a result of this plan, the statements of operations reflect a credit of $1.4 million for the six months ended June 30, 2001 related to the change in fair value associated with the plan.

7. Acquisition by Celera Genomics, an Applera Business

    On June 12, 2001 Axys entered into a definitive merger agreement with Applera, whereby Axys would be merged into Applera business and operate within the Celera Genomics group, in a stock-for-stock transaction. The transaction is structured to be tax-free and accounted for under the purchase method. The ultimate value to be received by Axys shareholders is subject to a collar mechanism, which will be computed based on the ten day average of the stock price of Applera—Celera Genomics common stock two days prior to closing. The transaction is subject to a number of closing conditions, including approval by Axys shareholders and regulatory approvals. The merger agreement calls for a "Break-up" fee of $5.6 million plus $900,000 of out of pocket expenses to be paid by Axys, in the event Axys and another acquirer engage in another merger agreement.

F–34

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Discovery Partners International, Inc.

    We have audited the accompanying consolidated balance sheets of Discovery Partners International, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects the consolidated financial position of Discovery Partners International, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                      ERNST & YOUNG LLP

San Diego, California
February 15, 2001

F–35

DISCOVERY PARTNERS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2000	1999
ASSETS
Current assets:
Cash and cash equivalents	$97,690,236	$2,884,639
Accounts receivable	9,395,097	2,785,618
Inventories	9,787,005	1,517,297
Prepaid and other current assets	1,685,914	201,284

Total current assets	118,558,252	7,388,838
Property and equipment, net	9,567,871	4,655,227
Restricted cash and cash equivalents and other assets	1,996,157	2,264,200
Patent and license rights, net	3,121,074	1,137,625
Other assets, net	1,382,443	—
Goodwill, net	45,154,516	6,205,830

Total assets	$179,780,313	$21,651,720

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$3,574,534	$2,133,625
Accrued compensation	1,231,503	214,601
Deferred business acquisition payment	931,335	1,721,775
Current portion of obligations under capital leases, equipment notes payable, line of credit and promissory notes	661,160	1,184,921
Deferred revenue	5,172,475	1,935,249
Notes payable to stockholders	—	3,861,920

Total current liabilities	11,571,007	11,052,091
Obligations under capital leases, equipment notes payable, and promissory notes less current portion	944,123	1,910,177
Deferred rent	74,583	51,906
Minority interest in Structural Proteomics	628,383	—
Commitments
Redeemable convertible preferred stock, $.001 par value, none and 7,333,333 shares authorized at December 31, 2000 and 1999, respectively; none and 6,562,278 issued and outstanding at December 31, 2000 and 1999, respectively	—	27,906,717
Stockholders' equity (deficit):
Common stock, $0.001 par value, 99,000,000 shares authorized, 23,931,237 and 1,611,763 issued and outstanding at December 31, 2000 and 1999, respectively	23,931	1,612
Preferred stock, $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at December 31, 2000 and 1999, respectively	—	—
Additional paid-in capital	200,184,929	1,399,376
Deferred compensation	(2,032,378)	(642,282)
Note receivable from stockholder	(240,000)	(240,000)
Accumulated other comprehensive income (loss)	54,903	(55,448)
Accumulated deficit	(31,429,168)	(19,732,429)

Total stockholders' equity (deficit)	166,562,217	(19,269,171)

Total liabilities and stockholders' equity	$179,780,313	$21,651,720

See accompanying notes.

F–36

DISCOVERY PARTNERS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2000	1999	1998
Revenues:
Sales to third parties	$33,898,886	$13,075,835	$6,213,736
Sales to Axys Pharmaceuticals, Inc.	2,364,764	—	—

Total revenues	36,263,650	13,075,835	6,213,736
Cost of revenues (exclusive of $17,992 and $7,238 in 2000 and 1999, respectively, of stock-based compensation)	18,342,688	8,234,858	2,785,514

Gross margin	17,920,962	4,840,977	3,428,222
Cost and expenses:
Research and development (exclusive of $575,914 and $65,828 in 2000 and 1999, respectively, of stock-based compensation)	8,934,059	3,537,651	5,057,851
Selling, general and administrative (exclusive of $781,933 and $238,322 in 2000 and 1999, respectively, of stock-based compensation)	8,413,848	4,439,021	4,984,645
Amortization of stock-based compensation and other non-cash compensation charges	1,375,839	311,388	—
Amortization of goodwill	3,379,009	—	—
Write-off of in-process research and development	9,000,000	—	—

Total operating expenses	31,102,755	8,288,060	10,042,496

Loss from operations	(13,181,793)	(3,447,083)	(6,614,274)
Interest income	2,776,620	270,645	386,058
Interest expense	(1,529,578)	(60,003)	(112,698)
Foreign currency gains (losses)	133,062	(133,923)	63,401
Minority interest in Structural Proteomics	104,950	—	—

Net loss	$(11,696,739)	$(3,370,364)	$(6,277,513)

Net loss per share, basic and diluted	$(0.89)	$(3.00)	$(8.20)

Shares used in calculating net loss per share, basic and diluted	13,176,576	1,125,040	765,263

See accompanying notes.

F–37

DISCOVERY PARTNERS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common stock				Notes receivable from stockholder
			Additional Paid-in capital	Deferred compensation		Accumulated other Comprehensive Income (loss)		Total stockholders' equity (deficit)
	Shares	Amount					Accumulated deficit
Balance at December 31, 1997	956,731	$957	$48,367	$—	$—	$—	$(10,084,552)	$(10,035,228)
Exercise of options to purchase common stock	34,242	34	14,447	—	—	—	—	14,481
Issuance of common stock in exchange for a promissory note	430,000	430	171,570	—	(172,000)	—	—	—
Net loss	—	—	—	—	—	—	(6,277,513)	(6,277,513)

Balance at December 31, 1998	1,420,973	1,421	234,384	—	(172,000)	—	(16,362,065)	(16,298,260)
Exercise of options to purchase common stock	20,790	21	5,412	—	—	—	—	5,433
Issuance of common stock in exchange for a promissory note	170,000	170	67,830	—	(68,000)	—	—	—
Issuance of warrants to purchase preferred stock	—	—	138,080	—	—	—	—	138,080
Deferred compensation related to stock options and restricted stock	—	—	953,670	(953,670)	—	—	—	—
Amortization of deferred compensation	—	—	—	311,388	—	—	—	311,388
Comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	—	(55,448)	—	(55,448)
Net loss	—	—	—	—	—	—	(3,370,364)	(3,370,364)

Comprehensive loss								(3,425,812)

Balance at December 31, 1999	1,611,763	1,612	1,399,376	(642,282)	(240,000)	(55,448)	(19,732,429)	(19,269,171)
Common stock issued and options assumed for acquisitions	7,579,641	7,580	60,151,916	—	—	—	—	60,159,496
Common stock issued for cash	5,750,000	5,750	94,588,039	—	—	—	—	94,593,789
Exercise of options and warrants to purchase common stock	973,421	973	343,373	—	—	—	—	344,346
Issuance of warrants to purchase common stock	—	—	1,915,766	—	—	—	—	1,915,766
Conversion of preferred stock into common stock	8,016,412	8,016	39,020,526	—	—	—	—	39,028,542
Deferred compensation related to stock options and restricted stock	—	—	2,724,672	(2,724,672)	—	—	—	—
Amortization of deferred compensation and other non-cash compensation charges	—	—	41,261	1,334,576	—	—	—	1,375,837
Comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	—	110,351	—	110,351
Net loss	—	—	—	—	—	—	(11,696,739)	(11,696,739)

Comprehensive loss								(11,586,388)

Balance at December 31, 2000	23,931,237	$23,931	$200,184,929	$(2,032,378)	$(240,000)	$54,903	$(31,429,168)	$166,562,217

See accompanying notes.

F–38

DISCOVERY PARTNERS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2000	1999	1998
Operating activities
Net loss	$(11,696,739)	$(3,370,364)	$(6,277,513)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation	2,966,335	360,322	561,049
Amortization	5,480,244	311,388	—
Non-cash interest expense for warrants issued	1,243,847	—	—
Write-off of in-process research and development	9,000,000	—	—
Change in operating assets and liabilities:
Accounts receivable	(4,804,972)	(444,341)	(334,487)
Inventories	(1,415,559)	(357,037)	(423,365)
Other current assets	(1,373,796)	130,727	(65,907)
Accounts payable and accrued expenses	481,058	(567,171)	1,395,725
Deferred revenue	2,309,449	(774,987)	1,871,400
Deferred rent	22,677	(23,918)	6,069
Restricted cash and cash equivalents and other assets	1,252,200	(1,000,000)	—

Net cash provide by (used in) operating activities	3,464,744	(5,735,381)	(3,267,029)
Investing activities
Purchases of property and equipment	(4,067,670)	(1,112,191)	(848,202)
Deposits and other assets	(870,347)	181,313	(7,331)
Purchase of patents and license rights	(143,673)	—	(1,212,497)
Purchase of other assets	(1,800,536)	(4,963,444)	—
Additional cash consideration for acquisition of Discovery Technologies	(1,721,775)	—	—
Purchase of Axys Advanced Technologies	(600,334)	—	—

Net cash used in investing activities	(9,204,335)	(5,894,322)	(2,068,030)
Financing activities
Proceeds from equipment lease line	1,484,859	—	—
Principal payments on capital leases, equipment notes payable, line of credit, and promissory notes	(2,974,674)	(205,980)	(262,165)
Net proceeds from issuance of preferred stock	5,004,801	—	13,568,346
Net proceeds from issuance of common stock	94,938,135	5,433	14,481
Proceeds from convertible notes payable	2,000,000	4,000,000	2,448,395

Net cash provided by financing activities	100,453,121	3,799,453	15,769,057
Effect of exchange rate changes	92,067	—	—

Net increase (decrease) in cash and cash equivalents	94,805,597	(7,830,250)	10,433,998
Cash and cash equivalents at beginning of period	2,884,639	10,714,889	280,891

Cash and cash equivalents at end of period	$97,690,236	$2,884,639	$10,714,889

Supplemental disclosure of cash flow information
Interest paid	$285,731	$60,004	$112,697

Supplemental schedule of non-cash investing and financing activities
Conversion of convertible notes payable to preferred stock	$6,000,000	$—	$2,448,395

Issuance of common stock for promissory note	$—	$68,000	$172,000

Issuance of warrant to purchase preferred stock	$1,105,767	$138,080	$—

Non-cash consideration for purchase of AAT	$59,769,495	$—	$—

Non-cash consideration for purchase of SPI	$1,200,000	$—	$—

Deferred acquisition payment for DTL	$931,335	$1,721,775	$—

See accompanying notes.

F–39

DISCOVERY PARTNERS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION

  Organization and Business

    Discovery Partners International, Inc. (the "Company" or "DPI") was incorporated in California on March 22, 1995, under the name IRORI. The Company develops and offers libraries of drug-like compounds, proprietary instruments, consumables, drug discovery services and computational tools to generate compound libraries, and test, screen and optimize potential drugs. In 1998, the Company changed its name to Discovery Partners International, Inc. In July 2000, the Company reincorporated in Delaware.

  Consolidation

    The consolidated financial statements include all the accounts of the Company and its wholly owned subsidiaries, IRORI Europe, Ltd., Discovery Technologies Ltd. ("DTL"), ChemRx Advanced Technologies, Inc. and its majority owned subsidiary, Structural Proteomics, Inc. ("SPI"). All intercompany accounts and transactions have been eliminated.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassification

    Certain prior year balances have been reclassified to conform to the 2000 presentation.

  Cash Equivalents

    The Company considers all highly liquid investments with a remaining maturity of less than three months when purchased to be cash equivalents. At December 31, 2000 and 1999, the cost of cash equivalents was the same as the market value. Accordingly, there were no unrealized gains and losses. The Company evaluates the financial strength of institutions at which significant investments are made and believes the related credit risk is limited to an acceptable level.

  Long-Lived Assets

    In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company measures the future cash flows associated with the use of the asset and records the asset at fair value. While the Company's current and historical operating and cash flow losses are indicators of impairment, the Company believes the future cash flows to be received from the long-lived assets will exceed the assets' carrying value, and accordingly, the Company has not recognized any impairment losses through December 31, 2000.

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  Inventories

    Inventories are recorded at the lower of weighted average cost (approximates first-in first-out) or market. Inventories consist of the following:

	December 31,
	2000	1999
Raw materials	$1,646,779	$588,048
Work-in process	1,787,383	601,432
Finished goods	13,179,138	412,006

	16,613,300	1,601,486

Less reserves	(6,826,295)	(84,189)

	$9,787,005	$1,517,297

    Chemical compound libraries accounted for approximately $6.1 million of the total net inventory value at December 31, 2000.

  Property and Equipment

    Property and equipment consists of the following:

	December 31,
	2000	1999
Furniture and equipment	$12,501,966	$4,821,335
Software	790,389	362,108
Leasehold improvements	4,446,021	633,387

	17,738,376	5,816,830
Less accumulated depreciation and amortization	(8,170,505)	(1,161,603)

	$9,567,871	$4,655,227

    Property and equipment, including equipment under capital leases and equipment notes payable, are stated at cost and depreciated over the estimated useful lives of the assets (three to seven years) or the term of the related lease, using the straight-line method. Amortization of assets acquired under capital leases is included in depreciation expense.

  Patents and License Rights

    The Company has purchased patents and license rights for the labeling of chemical libraries and related to products for sale and in development. The purchased patents and license rights are amortized ratably over a period of ten years.

F–41

  Other Assets

    Other assets consists of chemical compounds purchased by DTL for its screening services. The compounds are stated at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight line method.

  Revenue Recognition

    Product sales, which include the sale of combinatorial chemistry instruments and proprietary libraries, are recorded as products are shipped. Development contract revenues and high-throughput screening service revenues are recognized on a percentage of completion basis. Advances received under these development contracts and high-throughput screening service agreements are recorded as deferred revenue and recognized as costs are incurred over the term of the contract. Revenue from chemistry service agreements is recognized on a monthly basis and is based upon the number of full time equivalent ("FTE") employees that actually worked on each agreement and the agreed-upon rate per FTE per month.

    The Company does not have a history of significant returns of its products nor does it allow its customers the right to return its products.

  Research and Development Costs

    Costs incurred in connection with research and development is charged to operations as incurred.

  Stock-Based Compensation

    As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounts for common stock options granted, and restricted stock sold, to employees, founders and directors using the intrinsic value method and, thus, recognizes no compensation expense for options granted, or restricted stock sold, with exercise prices equal to or greater than the fair value of the Company's common stock on the date of the grant. The Company has recorded deferred stock compensation related to certain stock options which were granted with exercise prices below estimated fair value (see Note 7), which is being amortized on an accelerated amortization methodology in accordance with Financial Accounting Standards Board Interpretation No. 28 ("FIN 28").

    Deferred compensation for options granted, and restricted stock sold, to consultants has been determined in accordance with SFAS No. 123 and EITF 96-18 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred charges for options granted, and restricted stock sold, to consultants are periodically remeasured until the underlying options vest.

  Comprehensive Loss

    SFAS No. 130, Reporting Comprehensive Income, requires the Company to report in the consolidated financial statements, in addition to net income, comprehensive income (loss) and its components including foreign currency items and unrealized gains and losses on certain investments in debt and equity securities. For the years ended December 31, 2000 and 1999, the Company has disclosed comprehensive loss as a component of stockholders' equity. Comprehensive loss was the same as net loss for the year ended December 31, 1998.

F–42

  Net Loss Per Share

    Basic and diluted net loss per common share are presented in conformity with SFAS No. 128, Earnings per Share, and SAB 98, for all periods presented. Under the provisions of SAB 98, common stock and redeemable convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

    In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period, less shares subject to repurchase. The Company has excluded all convertible preferred stock, outstanding stock options and warrants, and shares subject to repurchase from the calculation of diluted net loss per common share because all such securities are anti-dilutive for all applicable periods presented. The weighted average number of shares excluded from the calculation of diluted net loss per share for outstanding convertible preferred stock were 4,374,471, 6,603,780 and 5,665,232 for the years ended December 31, 2000, 1999 and 1998, respectively. The total number of shares excluded from the calculations of diluted net loss per share for options and warrants were 1,292,362, 383,396, and 1,437,691 for the years ended December 31, 2000, 1999 and 1998, respectively. The effect of such securities had they been dilutive, would have been included in the computation of diluted net loss per share using the treasury stock method.

    Pro forma basic and diluted net loss per common share of $(0.67), $(0.44), and $(0.98) for the years ended December 31, 2000, 1999 and 1998, respectively, gives effect to the assumed conversion of preferred stock, which automatically converted to common stock upon the completion of the Company's initial public offering (using the "as-if converted" method) from the original date of issuance.

  Segment Reporting

    The Company has determined that it operates in only one segment.

  Concentration of Credit Risk

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and short-term investments. The Company limits its exposure to credit loss by placing its cash, cash equivalents and investments with high credit quality financial institutions.

  Recently Issued Accounting Standards

    SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was effective January 1, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company believes the adoption of SFAS No. 133 will not have an

F–43

effect on the financial statements because the Company does not engage in derivative or hedging activities.

    In March 2000, the Financial Accounting Standards Board issued Financial Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions Involving Stock Compensation—an interpretation of APB Opinion No. 25". FIN 44 clarifies the definition of employees for purposes of applying Accounting Practice Board Opinion No. 25, "Accounting for Stock Issued to Employees", the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 became effective on July 1, 2000, but certain conclusions in FIN 44 cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 has not had a material impact on the Company.

  Foreign Currency Translation

    The financial statements of IRORI Europe, Ltd. are measured using the U.S. dollar as the functional currency. The financial statements of Discovery Technologies Ltd. are measured using the local currency as the functional currency. Assets and liabilities of the Company are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at the average rate of exchange during the reporting period. The resulting foreign currency gains (losses) for IRORI Europe, Ltd. are included in the consolidated statement of operations. The resulting translation adjustments for Discovery Technologies Ltd. are unrealized and included as a separate component of other comprehensive income (loss). Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of these transactions.

3.  ACQUISITIONS

  AXYS Advanced Technologies, Inc.

    On April 28, 2000, the Company acquired Axys Advanced Technologies, Inc. ("AAT"), a wholly owned subsidiary of Axys Pharmaceuticals, Inc. The acquisition was accounted for as a purchase in accordance with the provisions of Accounting Principles Board Opinion No. 16 ("APB 16").

    The Company obtained a report from Houlihan Valuation Advisors, an independent valuation firm, and performed other procedures necessary to complete the purchase price allocation.

F–44

    A summary of the AAT acquisition costs and allocation to the assets acquired and liabilities assumed is as follows:

Total acquisition costs:
Cash paid at acquisition	$50,000
Issuance of promissory note	550,334
Issuance of common stock, warrant and stock options	59,769,495
Acquisition related expenses	345,099

$60,714,928

Allocated to assets and liabilities as follows:
Tangible assets acquired	$12,252,068
Assumed liabilities	(2,581,167)
In-process research and development	9,000,000
Assembled workforce	1,344,067
Below market value lease	1,221,105
Goodwill	39,478,855

$60,714,928

    The goodwill will be amortized on a straight-line basis over a period of ten years from the date of acquisition. The assembled workforce and below market lease intangible assets will be amortized on a straight-line basis over periods of three and four years, respectively, from the date of acquisition.

    The valuation of the in-process research and development was determined based on a discounted cash flow analysis of projected future earnings for each project. The revenue stream from each research and development project was estimated based upon its stage of completion as of the acquisition date. The discount rates used for the analysis were adjusted based on the stage of completion to give effect to uncertainties in meeting the projected cash flows. The discount rates used ranged from 20% to 40%.

    Assuming that the acquisition of AAT had occurred on the first day of the Company's fiscal year ended December 31, 1999, pro forma condensed consolidated financial information would be as follows:

	Years Ended December 31,
	2000	1999
	(Unaudited)
Revenues	$41,334,000	$27,050,000
Net loss	(3,543,000)	(4,170,000)
Net loss per share, basic and diluted	$(0.27)	$(3.71)

    This pro forma information is not necessarily indicative of the actual results that would have been achieved had AAT been acquired the first day of the Company's fiscal year ended December 31, 1999, nor is it necessarily indicative of future results. The above pro forma condensed consolidated information does not include the $9.0 million write-off of in-process research and development that occurred in the Company's accounting for its acquisition of AAT in 2000.

F–45

  Structural Proteomics, Inc.

    On May 5, 2000, the Company acquired 75% of the outstanding shares of SPI in exchange for $1,000,000 in cash and 150,000 shares of DPI common stock. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16, resulting in a total purchase price of $2.2 million and recognition of goodwill of $1.9 million. The pro forma results of operations for the years ended December 31, 2000 and 1999 as if the acquisition of SPI had occurred on the first day of the Company's fiscal year ended December 31, 1999 are not materially different than the reported net loss.

4.  DEBT

  Equipment Notes Payable and Capital Leases

    At December 31, 2000, obligations under equipment notes totaled $1,794,328 payable in monthly installments through the year 2004 with a weighted-average interest rate of 9.77% and secured by the assets of the Company. In March 2000, the Company signed two equipment notes payable totaling $747,150, payable in monthly installments through the year 2003 with a weighted-average interest rate of 13.82% and secured by assets of the Company. In November 2000, the Company signed 3 additional equipment notes payable totaling $737,709, payable in monthly installments through the year 2004 with a weighted-average interest rate of 7.27% and secured by assets of the Company.

  Notes Payable to Shareholders

    On December 10, 1999, the Company borrowed $4.0 million from certain of its principal investors. The notes accrued interest at 8% per annum and were due and payable on the earlier of the closing of a preferred stock financing round or February 10, 2000. Subsequent to December 31, 1999, the noteholders informally extended the maturity of the notes until the closing of the redeemable convertible Series E preferred stock sale. The notes plus accrued interest were converted into redeemable convertible Series E preferred stock on April 7, 2000 (see Note 6 and 7).

    On March 9, 2000, the Company borrowed $2.0 million from one of its principal investors. The promissory note accrued interest at 8% per annum and was due and payable upon the earlier of the closing of a preferred stock financing round or June 9, 2000. In connection with the note, the Company issued warrants to purchase a variable number of shares of redeemable convertible preferred stock at a purchase price of $5.00 per share. The note plus accrued interest was converted into redeemable convertible Series E preferred stock on April 7, 2000 (see Note 6 and 7).

5.  COMMITMENTS

  Leases

    The Company leases a facility in San Diego under an operating lease agreement that expires on August 31, 2006, and a second facility in South San Francisco under an operating lease agreement that expires on November 30, 2003. Rent expense was $908,036, $648,788 and $829,343 for the years ended December 31, 2000, 1999 and 1998, respectively. Additionally, the Company leases certain equipment under operating leases with initial terms in excess of one year.

F–46

    Annual future minimum lease obligations under the Company's operating and capital leases as of December 31, 2000 are as follows:

	Operating Leases	Equipment Notes Payable and Capital Leases
2001	$971,741	$774,589
2002	990,966	691,136
2003	969,074	321,163
2004	674,240	19,889
2005	690,856	—
Thereafter	467,955	—

Total minimum lease payments	$4,764,832	1,806,777

Less amount representing interest		(201,494)

Total present value of minimum payments		1,605,283
Less current portion		(661,160)

Non-current portion		$944,123

    At December 31, 2000, cost and accumulated amortization of property and equipment under capital leases was $2,472,228 and $523,050, respectively. At December 31, 1999, cost and accumulated amortization of property and equipment under capital leases was $624,947 and $170,183, respectively.

  Letter of Credit

    The Company signed a standby letter of credit for $700,000 required under the terms of the Company's lease of its facilities. The Company pledged $1.0 million of cash equivalents as collateral for the letter of credit. The amount is included in restricted cash and cash equivalents as of December 31, 2000 and 1999. The letter of credit expires in fiscal 2004.

6.  REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In April 2000, the Company issued 1,392,503 shares of redeemable convertible Series E preferred stock at $8.00 per share in exchange for the conversion of $6.0 million in notes payable to shareholders and $5.0 million in cash. All of the shares of redeemable convertible Series A, B, C, D and E preferred stock were converted into common stock upon the completion of the Company's initial public offering on July 27, 2000.

7.  SHAREHOLDERS' EQUITY

  Common Stock

    On July 27, 2000, the Company sold 5 million shares of common stock at $18.00 per share through an Initial Public Offering. On August 27, 2000, the underwriters exercised their option to acquire an additional 750,000 shares, also at $18.00 per share.

F–47

  Stock Options

    In November 1995, the Company adopted the 1995 Stock Option/Stock Issuance Plan, under which 2,350,000 shares of common stock were reserved for issuance of stock and stock options granted by the Company. In July 2000, the Company adopted the 2000 Stock Incentive Plan (the "Plan") as the successor plan to the 1995 Stock Option/Stock Issuance Plan. 3,300,000 shares of common stock were reserved under the Plan, including shares rolled over from the 1995 Plan. The Plan provides for the grant of incentive and nonstatutory options. The exercise price of incentive stock options must equal at least the fair value on the date of grant, and the exercise price of nonstatutory stock options may be no less than 85% of the fair value on the date of grant. The options generally vest over a four-year period and all expire ten years after the date of grant.

    A summary of the Company's stock option activity and related information is as follows:

	Years Ended December 31,
	2000		1999		1998
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of period	934,510	$0.71	980,075	$0.49	483,720	$0.31
Granted	1,602,755	7.03	191,500	1.50	1,087,700	0.51
Exercised	(359,362)	0.96	(190,790)	0.38	(464,242)	0.40
Forfeited	(91,061)	2.59	(46,275)	0.75	(127,103)	0.34

Outstanding at end of period	2,086,842	$5.44	934,510	$0.71	980,075	$0.49

Exercisable	574,933	$1.65	418,469	$0.53	204,893	$0.35

    Exercise prices for options outstanding as of December 31, 2000 ranged from $0.30 to $25.00. The weighted-average remaining contractual life of those options is approximately eight years. The weighted-average fair value of the options granted in 2000, 1999 and 1998 is $5.62, $0.39 and $0.13 per share, respectively.

    At December 31, 2000, options for 1,108,502 shares were available for future grant.

    Pro forma information regarding net income or loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions in 2000, 1999 and 1998: risk- free interest rate of 6.0%; dividend yield of 0%; and a weighted-average life of five years. The Company used a volatility factor of 70%, 0%, and 0% during the years ended December 31, 2000, 1999 and 1998, respectively.

F–48

    For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The Company's adjusted pro forma information is as follows:

	Years Ended December 31,
	2000	1999	1998
Adjusted pro forma net loss	$(13,301,547)	$(3,435,570)	$(6,296,500)
Adjusted pro forma net loss per share	$(1.01)	$(3.05)	$(8.23)

    The pro forma effect on net loss for 2000, 1999 and 1998 is not likely to be representative of the pro forma effects on reported net income or loss in future years because these amounts reflect less than four years of vesting.

    Following is a further breakdown of the options outstanding as of December 31, 2000:

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price of Options Exercisable
$0.20 — 1.50	625,515	7.4	$0.80	387,328	$0.73
$2.50 — 6.56	876,982	8.9	$2.66	176,506	$2.61
$8.00 — 12.00	272,600	9.3	$8.88	1,099	$8.00
$14.11 — 25.00	311,745	9.7	$19.53	10,000	$19.88

	2,086,842			574,933

  Employee Stock Purchase Plan

    In June 2000, the board of directors and shareholders adopted the Employee Stock Purchase Plan (the "Purchase Plan"). A total of 250,000 shares of the Company's common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock at a discount, but only through payroll deductions, during defined offering periods. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. In addition, the Purchase Plan provides for annual increases of shares available for issuance under the Purchase Plan beginning with fiscal 2001. Employee participation in the Purchase Plan has not yet commenced.

  Deferred Stock Compensation

    In conjunction with the Company's initial public offering completed in July 2000, the Company has recorded deferred stock compensation totaling approximately $2.7 million and $1.0 million during the years ended December 31, 2000 and 1999, respectively, representing the difference at the date of grant between the exercise or purchase price and estimated fair value of the Company's common stock as estimated by the Company's management for financial reporting purposes in accordance with APB No. 25. Deferred compensation is included as a reduction of stockholders' equity and is being amortized to expense on an accelerated basis in accordance with over the vesting period of the options and restricted stock. During the years ended December 31, 2000 and 1999, the Company recorded

F–49

amortization of stock-based compensation expense of approximately $1.4 million and $0.3 million, respectively.

  Warrants

    In years prior to 1999, the Company has issued warrants to purchase a total of 468,522 shares of common and preferred stock in connection with convertible bridge notes issued to investors and obligations under capital leases. The warrants had exercise prices ranging from $.01 to $2.00 per share. The Company determined the relative fair value of the warrants at issuance was not material; accordingly, no value has been assigned to the warrants.

    In connection with the issuance of notes payable in December 1999 and March 2000, the Company issued warrants to investors to purchase a total of 234,738 shares of redeemable convertible preferred stock at a purchase price of $5.00 per share. The estimated fair value of the warrants of $1.2 million was based on using the Black Scholes valuation model and was recorded as interest expense in 2000.

    703,260 warrants have been exercised as of December 31, 2000.

  Common Shares Reserved for Future Issuance

    At December 31, 2000 common shares reserved for future issuance consist of the following:

Warrants	200,000
Stock options	3,195,344
Employee Stock purchase plan	250,000

3,645,344

8.  INCOME TAXES

    At December 31, 2000, the Company had federal and California income tax net operating loss carryforwards of approximately $16,970,000 and $12,860,000, respectively. The difference between the federal and California net tax operating loss carryforwards is primarily attributable to the capitalization of research and development expenses for California income tax purposes.

    The federal and California tax loss carryforwards will begin to expire in 2010 and 2003, respectively, unless previously utilized. The Company also has federal and California research tax credit carryforwards of approximately $1,255,000 and $801,000, respectively, which will begin to expire in 2010 unless previously utilized.

    Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company's net operating loss and credit carryforwards may be limited if cumulative changes in ownership of more than 50% occur during any three year period.

F–50

    Significant components of the Company's deferred tax assets are shown below. A valuation allowance of $12,035,000 has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

	December 31,
	2000	1999
Deferred tax assets:
Net operating loss carryforwards	$6,680,000	$5,776,000
Research and development credits	1,775,000	935,000
Capitalized research and development expenses	2,732,000	179,000
Other, net	848,000	632,000

Total deferred tax assets	12,035,000	7,522,000
Valuation allowance for deferred tax assets	(12,035,000)	(7,522,000)

Net deferred tax assets	$—	$—

9.  RETIREMENT PLAN

    In 1996, the Company established a 401(k) plan covering substantially all domestic employees. The Company pays all administrative fees of the plan. The plan contains provisions allowing for the Company to declare a match up to 25% of funds contributed to the plan by employees. There were no matching contributions declared by the Company for the years ended December 31, 2000, 1999 and 1998.

10.  SIGNIFICANT CUSTOMERS, SUPPLIERS AND FOREIGN OPERATIONS

    Most of the Company's operations and long-lived assets are based in the United States. Discovery Technologies Ltd., located near Basel, Switzerland, had long-lived assets totalling $3,098,373 and $2,354,836 at December 31, 2000 and 1999, respectively.

    The geographic breakdown of our revenues for the years ended December 31, 2000, 1999 and 1998 are as follows:

	2000	1999	1998
United States	66%	74%	58%
Foreign countries	34%	26%	42%

	100%	100%	100%

    Major customers, responsible for 10% or more of revenues, include collaborative partners and pharmaceutical and biotechnology companies. The percentages of sales of each of these third party

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major customers to total revenue derived from third parties for the years ended December 31, 2000, 1999 and 1998 were as follows:

	Years Ended December 31,
	2000	1999	1998
Customer A	14%	—	—
Customer B	12%	22%	8%
Customer C	10%	—	—
Customer D	7%	20%	3%
Customer E	1%	7%	23%

    The Company depends on sole source suppliers for the mesh component of its reactors, the RF tags used in its commercial products and the two dimensional bar code tags used in its NanoKan reactors.

11.  QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following financial information reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for fiscal 2000 are as follows (in thousands, except per share data):

		2000 Quarter Ended
	Mar 31	Jun 30	Sep 30	Dec 31
Revenues	$5,173	$9,528	$10,159	$11,403
Cost of product and services	3,053	4,724	5,034	5,531

Gross margin	2,120	4,804	5,125	5,872

Loss from operations	(437)	(9,435)	(1,582)	(1,727)

Net loss	$(1,630)	$(9,315)	$(631)	$(121)

Net loss per share, basic and diluted(1)	$(1.23)	$(1.03)	$(0.03)	$(0.01)

Pro forma net loss per share, basic and diluted(1),(2)	$(0.21)	$(0.55)	$(0.03)	$(0.01)

(1)
Net loss per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly net loss per share will not necessarily equal the total for the year.
(2)
Pro forma basic and diluted net loss per common share gives effect to the assumed conversion of preferred stock, which automatically converted to common stock upon the completion of the Company's initial public offering (using the "as-if converted" method) from the original date of issuance.

12.  SUBSEQUENT EVENTS (UNAUDITED)

    On January 12, 2001, the Company acquired Systems Integration Drug Discovery Company, Inc., a privately-held company located in Tucson, Arizona, for approximately $12 million in cash. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16.

    On February 27, 2001, the Company agreed to acquire Xenometrix, Inc., a publicly-held company located in Boulder, Colorado for approximately $2.5 million in cash. The acquisition is expected to close in the second quarter of 2001, and will be accounted for as a purchase in accordance with the provisions of APB No. 16.

F–52

DISCOVERY PARTNERS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2001	December 31, 2000
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$65,475,508	$97,690,236
Short-term investments	10,099,120	—
Accounts receivable	10,476,447	9,395,097
Inventories	12,810,766	9,787,005
Prepaid and other current assets	1,411,440	1,685,914

Total current assets	100,273,281	118,558,252
Property and equipment, net	10,603,222	9,567,871
Restricted cash	800,000	1,000,000
Patent, license rights and other intangible assets, net	8,558,745	3,121,074
Goodwill, net	52,489,216	45,154,516
Other assets, net	1,932,881	2,378,600

Total assets	$174,657,345	$179,780,313

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,713,863	$4,806,037
Deferred business acquisition payment	—	931,335
Current portion of obligations under capital leases, equipment notes payable, line of credit and promissory notes	1,081,028	661,160
Deferred revenue	4,695,577	5,172,475

Total current liabilities	9,490,468	11,571,007
Obligations under capital leases, equipment notes payable, and promissory notes less current portion	828,437	944,123
Deferred rent	98,787	74,583
Minority interest in Structural Proteomics	492,594	628,383
Stockholders' equity:
Common stock, $.001 par value, 99,000,000 shares authorized, 24,193,367 and 23,931,237 issued and outstanding at June 30, 2001 and December 31, 2000, respectively	24,194	23,931
Preferred stock, $.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at June 30, 2001 and December 31, 2000	—	—
Additional paid-in capital	200,461,509	200,184,929
Deferred compensation	(1,380,321)	(2,032,378)
Note receivable from stockholders	(276,000)	(240,000)
Accumulated other comprehensive income (loss)	(564,193)	54,903
Accumulated deficit	(34,518,130)	(31,429,168)

Total stockholders' equity	163,747,059	166,562,217

Total liabilities and stockholders' equity	$174,657,345	$179,780,313

See accompanying notes.

F–53

DISCOVERY PARTNERS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000
Revenues	$11,051,122	$9,527,883	$20,575,073	$14,700,926
Cost of revenues (exclusive of $4,076 and $4,149 for the three months ended June 30, 2001 and 2000, and $8,557 and $7,812 for the six months ended June 30, 2001 and 2000, respectively, of stock-based compensation)	5,495,272	4,723,746	9,959,550	7,776,739

Gross margin	5,555,850	4,804,137	10,615,523	6,924,187
Cost and expenses:
Research and development (exclusive of $116,888 and $138,940 for the three months ended June 30, 2001 and 2000, and $253,639 and $226,786 for the six months ended June 30, 2001 and 2000, respectively, of stock-based compensation)	2,975,096	1,876,641	6,867,926	2,495,622
Selling, general & administrative (exclusive of $154,145 and $203,062 for the three months ended June 30, 2001 and 2000, and $337,301 and $374,920 for the six months ended June 30, 2001 and 2000, respectively, of stock-based compensation)	2,716,929	2,171,158	5,514,389	3,690,443
Amortization of stock-based compensation	275,109	346,151	599,497	609,518
Amortization of goodwill	1,405,386	845,322	2,904,953	1,000,468
Write-off of in-process research and development	—	9,000,000	—	9,000,000

Total operating expenses	7,372,520	14,239,272	15,886,765	16,796,051

Loss from operations	(1,816,670)	(9,435,135)	(5,271,242)	(9,871,864)
Interest income (expense), net	827,663	22,495	1,983,137	(1,299,930)
Foreign currency gains	27,490	64,925	63,354	193,696
Minority interest in Structural Proteomics	73,802	32,604	135,789	32,604

Net loss	$(887,715)	$(9,315,111)	$(3,088,962)	$(10,945,494)

Historical net loss per share, basic and diluted	$(0.04)	$(1.03)	$(0.13)	$(2.12)

Shares used in calculating historical net loss per share, basic and diluted	23,996,418	9,020,848	23,885,483	5,172,849

Pro forma net loss per share, basic and diluted		$(0.55)		$(0.88)

Shares used in calculating pro forma net loss per share, basic and diluted		17,037,260		12,488,470

See accompanying notes.

F–54

Discovery Partners International, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months ended
	June 30, 2001	June 30, 2000
OPERATING ACTIVITIES
Net loss	$(3,088,962)	$(10,945,494)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,864,768	1,246,537
Amortization of goodwill	2,904,953	1,000,468
Amortization of deferred compensation	599,497	609,518
Minority interest in Structural Proteomics	(135,789)	(32,604)
Noncash interest expense for warrants issued	—	1,243,847
Write-off of in-process research and development	—	9,000,000
Change in operating assets and liabilities:
Accounts receivable	(829,877)	(4,598,772)
Inventories	(2,627,562)	(1,320,846)
Prepaid and other current assets	357,242	(176,880)
Accounts payable and accrued expenses	(2,611,040)	1,653,440
Deferred revenue	(1,682,439)	828,640
Deferred rent	24,204	6,970
Restricted cash	200,000	29,600

Net cash used in operating activities	(4,025,005)	(1,455,576)
INVESTING ACTIVITIES
Purchases of property and equipment	(2,264,138)	(2,072,993)
Other assets	473,288	(1,002,699)
Purchase of patents, license rights and other intangible assets	(2,045,221)	—
Additional cash consideration for acquisition of Discovery Technologies Ltd.	(894,300)	(1,721,775)
Purchases of short-term investments	(10,167,876)	—
Purchase of Systems Integration Drug Discovery Company, Inc., net of cash acquired	(12,011,297)	—
Purchase of Xenometrix, Inc., net of cash acquired	(1,795,077)	—

Net cash used in investing activities	(28,704,621)	(4,797,467)
FINANCING ACTIVITIES
Proceeds from equipment lease line	—	747,150
Proceeds from borrowings (principal payments) on capital leases, equipment notes payable, line of credit and promissory notes, net	304,182	(555,121)
Issuance of preferred stock, net of issuance costs	—	5,004,801
Issuance of common stock, net of purchases	329,402	93,174
Proceeds from convertible notes payable	—	2,000,000

Net cash provided by financing activities	633,584	7,290,004
Effect of exchange rate changes	(118,686)	(288,251)

Net increase (decrease) in cash and cash equivalents	(32,214,728)	748,710
Cash and cash equivalents at beginning of period	97,690,236	2,884,639

Cash and cash equivalents at end of period	$65,475,508	$3,633,349

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$63,163	$180,418

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Fair value of assets acquired	$17,726,858	$—
Cash paid for capital stock	$(15,002,448)	—

Liabilities assumed	$2,724,410	—

Issuance of warrant to purchase preferred stock	$—	$1,105,767

Conversion of convertible notes payable to preferred stock	$—	$6,000,000

See accompanying notes.

F–55

Discovery Partners International, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Basis of Presentation

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The condensed consolidated balance sheet as of June 30, 2001, condensed consolidated statements of operations for the three and six months ended June 30, 2001 and 2000, and the condensed consolidated statements of cash flows for the six months ended June 30, 2001 and 2000 are unaudited, but include all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. The results of operations for the three and six months ended June 30, 2001 shown herein are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. For more complete financial information, these financial statements, and notes thereto, should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2000 included in the Company's Form 10-K filed with the Securities and Exchange Commission.

    The consolidated financial statements include all the accounts of the Company and its wholly-owned or majority-owned subsidiaries, IRORI Europe, Ltd., Discovery Technologies Ltd., ChemRx Advanced Technologies, Inc., Structural Proteomics, Inc., Systems Integration Drug Discovery Company, Inc., and Xenometrix, Inc. All intercompany accounts and transactions have been eliminated.

    Certain prior period balances have been reclassified to conform to the current period presentation.

2. Net Loss Per Share

    Basic and diluted net loss per common share are presented in conformity with SFAS No. 128, Earnings per Share, for all periods presented.

    In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Pro forma basic and diluted net loss per common share, as presented in the statement of operations, has been computed for the three and six months ended June 30, 2000 as described above, and also gives effect to the conversion of preferred stock which automatically converted to common stock immediately prior to the completion of the Company's initial public offering on July 27, 2000 (using the "as if converted" method) from the original date of issuance.

    The Company has excluded all convertible preferred stock, outstanding stock options and warrants, and shares subject to repurchase from the calculation of diluted net loss per common share because all such securities are anti-dilutive for all applicable periods presented.

F–56

3. Comprehensive Loss

    SFAS No. 130, Reporting Comprehensive Income, requires the Company to report, in addition to net loss, comprehensive income (loss) and its components. A summary follows:

Consolidated Statements of Comprehensive Loss
(Unaudited)

	Three months ended		Six months ended
	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000
Comprehensive loss:
Foreign currency translation adjustment	$(147,634)	$67,299	$(550,340)	$(29,322)
Unrealized gain (loss) on investments	(68,756)	—	(68,756)	—
Net loss	(877,715)	(9,315,111)	(3,088,962)	(10,945,494)

Comprehensive loss	$(1,094,105)	$(9,247,812)	$(3,708,058)	$(10,974,816)

4. Acquisition of Systems Integration Drug Discovery Company, Inc. and Xenometrix, Inc.

    On January 12, 2001, the Company acquired Systems Integration Drug Discovery Company, Inc. (SIDDCO), a privately held company located in Tucson, Arizona, for approximately $12.5 million. The acquisition was accounted for as a purchase in accordance with the provisions of Accounting Principles Board ("APB") No. 16, Business Combinations.

    A summary of the SIDDCO acquisition costs and allocation to the assets acquired and liabilities assumed is as follows:

Total acquisition costs:
Cash paid at acquisition	$12,082,171
Acquisition-related expenses	440,293

$12,522,464

Allocated to assets and liabilities as follows:
Tangible assets acquired	$2,226,786
Assumed liabilities	(1,801,245)
Assembled workforce	731,234
Customer contracts	689,000
Goodwill	10,676,689

$12,522,464

    The goodwill will be amortized over a period of ten years from the date of acquisition. The assembled workforce will be amortized over a period of four years from the date of acquisition. The customer contracts will be amortized over 30 months from the date of acquisition. The pro forma results of operations for the three and six months ended June 30, 2000 as if the acquisition of SIDDCO had occurred on January 1, 2000 are not materially different than the reported net loss.

F–57

    On May 8, 2001, the Company acquired Xenometrix, Inc. (Xenometrix), a publicly held company located in Boulder, Colorado, for approximately $2.5 million. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16.

    A summary of the Xenometrix acquisition costs and allocation to the assets acquired and liabilities assumed is as follows:

Total acquisition costs:
Cash paid at acquisition	$2,321,416
Acquisition-related expenses	158,568

$2,479,984

Allocated to assets and liabilities as follows:
Tangible assets acquired	$960,154
Assumed liabilities	(923,165)
Patents and license rights	2,442,995

$2,479,984

    The patents and license rights will be amortized over 10 years from the date of acquisition. The pro forma results of operations for the three and six months ended June 30, 2000 and 2001 as if the acquisition of Xenometrix had occurred on January 1, 2000 are not materially different than the reported net loss.

5. Deferred Stock Compensation

    In conjunction with the Company's initial public offering completed in July 2000, the Company has recorded deferred stock compensation totaling approximately $2.7 million and $1.0 million during the years ended December 31, 2000 and 1999, respectively, representing the difference at the date of grant between the exercise or purchase price and estimated fair value of the Company's common stock as estimated by the Company's management for financial reporting purposes in accordance with APB No. 25, Accounting for Stock Issued to Employees. Deferred compensation is included as a reduction of stockholders' equity and is being amortized to expense on an accelerated basis in accordance with Financial Accounting Standards Board Interpretation No. 28 over the vesting period of the options and restricted stock. During the three months ended June 30, 2001 and 2000, the Company recorded amortization of stock-based compensation expense of approximately $275,000 and $346,000, respectively. During the six months ended June 30, 2001 and 2000, the Company recorded amortization of stock-based compensation expense of approximately $600,000 and $610,000, respectively.

6. Related Party Transactions

    In April 2001, the Company loaned $240,000 in total to two officers of the Company pursuant to two promissory notes. The promissory notes mature on April 6, 2006 and bear interest at 5.07% annually. In total, $36,000 of the borrowings were used by the officers to exercise 90,000 Company stock options at an exercise price of $0.40 per share. Financial Interpretation No. 44 to APB No. 25 requires that notes issued for the purchase of common stock bear a commercial rate of interest. The

F–58

effect on compensation expense between the stated rate and the commercial rate is not significant. The promissory notes are full-recourse and also secured by 90,000 shares of the Company's common stock owned by these officers.

7. New Accounting Pronouncements

    In July 2001, the Financial Accounting Standards Board (FASB) issued FASB Statements Nos. 141 and 142 (FAS 141 and FAS 142), Business Combinations and Goodwill and Other Intangible Assets. FAS 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. FAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under FAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. FAS 141 and FAS 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of FAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under FAS 141 will be reclassified to goodwill. Companies are required to adopt FAS 142 for fiscal years beginning after December 15, 2001, accordingly, the Company will adopt FAS 142 on January 1, 2002. In connection with the adoption of FAS , the Company will be required to perform a transitional goodwill impairment assessment. The Company has not yet determined the impact these standards will have on its results of operations and financial position.

F–59

Annex A

AGREEMENT AND PLAN OF MERGER
Dated as of June 12, 2001
Among
Axys Pharmaceuticals, Inc.,
Applera Corporation,
And
Angel Acquisition Sub, Inc.

A–i

A–ii

Index of Defined Terms

Term	Section
2000 Balance Sheet	2.07
AB Stock	3.02(a)
Action	5.04(a)
Acquisition Agreements	2.17(a)(vii)
Affiliate	2.20
Bylaws	2.01
Certificate of Incorporation	2.01
Certificate of Merger	1.03
Certificates	1.08(d)
Closing	1.02
Closing Date	1.02
Code	Recitals
Company	Preamble
Company Common Stock	Recitals
Company Disclosure Schedule	Article II
Company Insurance	5.04(b)
Company Material Adverse Effect	2.01
Company Permits	2.12
Company Plans	2.13(a)
Company SEC Documents	2.06
Company Stock Option	1.10(a)
Company Stock Plans	1.10(a)
Company Stockholder Approval	Recitals
Company Warrants	1.11(b)
Confidentiality Agreement	5.02
Contract	2.17(a)
Control	2.20
Controlled Group	2.13(c)
Convertible Notes	1.11(a)
Convertible Notes Indenture	1.11(a)
DGCL	Recitals
Effective Time	1.03
Environmental Laws	2.16(c)(i)
Environmental Report	2.16(c)(ii)
Equity Interest	2.02(b)(ii)
ERISA	2.13(a)
Exchange Act	2.05(b)
Exchange Agent	1.09(a)
Exchange Fund	1.09(a)
Exchange Ratio	1.08(c)
Final Offering Period	1.10(d)
Form S-4	2.08
GAAP	2.06(b)
Governmental Entity	2.05(b)
HSR Act	2.05(b)
Incentive stock options	1.10(a)
Indebtedness	2.03(c)
Indenture	1.11(a)

A–iii

Indemnified Party	5.04(a)
Intellectual Property	2.18(a)
JP Morgan	2.19
Knowledge of the Company	2.02(a)
Knowledge of Parent	3.09(a)
Laws	2.05(a)
Licensed Patent Intellectual Property	2.18(a)
Liens	2.02(a)
Material Contracts	2.17(a)
Material Intellectual Property	2.18(a)
Materials of Environmental Concern	2.16(c)(iii)
Merger	Recitals
Merger Consideration	1.08(c)
Merger Sub	Preamble
Minority Investment	2.02(b)(iii)
Minority Investment Documents	2.02(a)
Morgan Stanley	3.10
NYSE	1.09(c)
Parent	Preamble
Parent Common Stock	1.08(c)
Parent Common Stock Price	1.08(c)
Parent Disclosure Schedule	Article III
Parent Material Adverse Effect	3.01
Parent Preferred Stock	3.02(a)
Parent SEC Documents	3.05
Parent Stock Option	1.10(a)
Parent Stock Plans	3.02(a)
Parent Subsidiaries	3.01
Person	1.09(g)
Proxy Statement	5.01(a)
Registered Intellectual Property	2.18(a)
Remedial Action	2.16(c)(iv)
Rights	1.09(d)
Rights Agreement	1.09(d)
SEC	2.05(b)
Securities Act	2.06(a)
Stock Purchase Plan	2.03
Stockholders Meeting	5.01(c)
Subsidiary	2.02(b)(i)
Subsidiary Documents	2.02(a)
Superior Proposal	5.06
Surviving Company	1.01
Taxes	2.14
Tax Return	2.14
Third Party	8.02(a)(i)(A)
Transaction Proposals	5.06
Transactions	1.02
Trustee	1.11(a)
Voting Debt	2.03(a)
WARN	2.11

A–iv

    AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2001, among Applera Corporation, a Delaware corporation ("Parent"), Angel Acquisition Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and Axys Pharmaceuticals, Inc., a Delaware corporation (the "Company").

W I T N E S S E T H:

    WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective stockholders;

    WHEREAS, such boards of directors have approved the Merger, pursuant to which each share of common stock, par value $.001 per share, of the Company (the "Company Common Stock," which term also refers to and includes, unless the context otherwise requires, the associated Rights (as defined below)), other than shares owned by the Company, Parent or Merger Sub, will be converted into the right to receive the Merger Consideration (as defined below), upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and Certificate of Incorporation (as defined below);

    WHEREAS, the Merger and this Agreement require the vote of the holders of a majority of the outstanding shares of the Company Common Stock for the approval thereof (the "Company Stockholder Approval");

    WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

    Section 1.01  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Company").

    Section 1.02  Closing.  Unless this Agreement shall have been terminated and the Merger and the other transactions contemplated by this Agreement (collectively, the "Transactions") shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction of the conditions set forth in Section 6.01 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 6.02 and 6.03) (the "Closing Date"), at the offices of Simpson Thacher & Bartlett, 3330 Hillview Avenue, Palo Alto, California 94304, unless another date, time or place is agreed to in writing by the parties hereto.

    SECTION 1.03  Effective Time of the Merger.  On the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate

A–1

of merger as contemplated by the DGCL (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to be filed on such date. The Merger shall become effective at such time (the "Effective Time") as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as Merger Sub and the Company shall agree should be specified in the Certificate of Merger.

    SECTION 1.04  Effects of the Merger.  At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (a) the Surviving Company shall possess all rights, privileges, powers and franchises, both public and private, and all of the property, real, personal, and mixed of each of the Company and Merger Sub and all obligations belonging to or due to Merger Sub or the Company, all of which shall be vested in the Surviving Company without any further act or deed; and (b) the Surviving Company shall be liable for all the obligations of Merger Sub and the Company.

    SECTION 1.05  Certificate of Incorporation; By-laws.  (a) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Company, as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by the DGCL.

    (b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the DGCL.

    SECTION 1.06  Directors.  The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.07  Officers.  The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.08  Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

      (a)  Common Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

      (b)  Cancellation of Treasury Stock and Parent-Owned Company Common Stock.  Each share of Company Common Stock that is owned by the Company, Parent or Merger Sub shall automatically be cancelled and retired and shall cease to exist, and no cash, Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefore; and

      (c)  Conversion of Company Common Stock.  Subject to the provisions of Section 1.09(e) hereof, each issued and outstanding share of Company Common Stock (other than shares cancelled pursuant to Section 1.08(b) hereof) shall be converted into a fractional number of shares of Applera Corporation—Celera Genomics Group Common Stock, par value $.01 per share (including the rights associated with such shares pursuant to Parent's Shareholders' Protection Rights Plan) (the "Parent Common Stock") equal to the Exchange Ratio (the amount of Parent Common Stock into which each such share of Company Common Stock is converted, together with

A–2

  the cash amount referenced in Section 1.09(e) being referred to herein as the "Merger Consideration"). As used herein, "Exchange Ratio" means the following:

         (i) if the Parent Common Stock Price is equal to or greater than $45.77 and less than or equal to $48.23 then the Exchange Ratio will mean 0.1016;

        (ii) if the Parent Common Stock Price is greater than $48.23 then the Exchange Ratio will mean $4.90 divided by the Parent Common Stock Price, but in no event shall the Exchange Ratio be less than 0.0813;

        (iii) if the Parent Common Stock Price is less than $45.77, then the Exchange Ratio will mean $4.65 divided by the Parent Stock Price, but in no event shall the Exchange Ratio be greater than 0.1355.

  As used herein, "Parent Common Stock Price" means the average of the closing sales prices of Parent Common Stock on the New York Stock Exchange (the "NYSE") Composite Transactions Tape (as reported by The Wall Street Journal, or, if not reported thereby, as reported by any other authoritative source) on each of the 10 consecutive trading days immediately preceding the second trading day prior to the Effective Time.

      (d)  Cancellation and Retirement of Company Common Stock.  As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (collectively, the "Certificates") shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration (including cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.09(e) hereof) to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.09 hereof.

    SECTION 1.09  Exchange of Certificates.  (a) Exchange Agent. As of or as soon as reasonably practicable after the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent (the "Exchange Agent") which shall provide that Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article I, certificates representing the shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and any cash payable in lieu of any fractional shares of Parent Common Stock (such shares of Parent Common Stock and cash being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.08 in exchange for outstanding shares of Company Common Stock.

    (b)  Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificates immediately prior to the Effective Time whose shares were converted into shares of Parent Common Stock pursuant to Section 1.08, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in customary form and have such other provisions as Parent may reasonably specify and be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all shares of Company Common Stock then held by such holder), certain dividends and other distributions in accordance with Section 1.09(c) hereof and cash in lieu of any fractional shares in

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accordance with Section 1.09(e) hereof, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.09 each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Parent Common Stock into which the shares of Company Common Stock represented by such Certificate have been converted as provided in this Article I and the right to receive upon such surrender cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 1.09.

    (c)  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.09(e) until the surrender of such Certificate in accordance with this Article I. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued or paid to the holder of such certificate, a certificate representing the number of whole shares of Parent Common Stock issued in exchange therefor without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.09(e) and the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

    (d)  No Further Ownership Rights in Company Common Stock.  All shares of Parent Common Stock issued upon conversion of shares of Company Common Stock in accordance with the terms hereof, and all cash paid pursuant to Sections 1.09(c) and 1.09(e) hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock (including with respect to the rights to acquire one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company (the "Rights") issued pursuant to the Rights Agreement dated as of October 8, 1998, as amended, between the Company and Computershare Investor Services, L.L.C., as rights agent (the "Rights Agreement")), and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

    (e)  No Fractional Shares.  (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of such issuance of fractional shares, the Exchange Agent shall pay each holder of Certificates an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held immediately prior to the Effective Time by such holder) would otherwise be entitled by (B) the Parent Common Stock Price.

      (ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates, subject to and in accordance with the terms of Section 1.09(c).

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    (f)  Termination of Exchange Fund.  Any portion of the Exchange Fund deposited with the Exchange Agent pursuant to this Section 1.09 which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of Certificates prior to the Merger who have not theretofore complied with this Article I shall thereafter look only to the Parent and only as general creditors thereof for payment of their claim for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which such holders may be entitled.

    (g)  No Liability.  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) (a "Person") in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to three years after the Effective Time, or immediately prior to such earlier date on which any Merger Consideration, or any dividends or distributions with respect to Parent Common Stock would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration or cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

    (h)  Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

    (i)  Withholding of Tax.  Parent or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

    (j)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the indemnification by such Person of the Surviving Company and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

    SECTION 1.10  Treatment of Options.  (a) At the Effective Time, each outstanding option to purchase Company Common Stock (a "Company Stock Option") issued pursuant to the Company's 1989 Stock Option Plan, 1997 Equity Incentive Plan and 1997 Non-Officer Equity Incentive Plan (collectively with the 1994 Non-Employee Directors' Stock Option Plan, the "Company Stock Plans"), whether vested or unvested, shall be converted into an option (a "Parent Stock Option") to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Common Stock equal to (1) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (2) the Exchange Ratio, rounded down to the nearest whole share, at a price per share equal to (x) the exercise price per share for such Company Stock Option divided by (y) the Exchange Ratio, rounded up to the nearest whole cent; provided, however,

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that the exercise price per share of each Parent Stock Option held by an individual who is an employee of or consultant to the Company or any Subsidiary as of the Effective Time will not exceed the closing price of a share of Parent Common Stock on the NYSE Composite Transaction Tape on the date immediately prior to the Closing Date.

    (b) Prior to the Effective Time, the board of directors of Parent and its compensation committee, as applicable, shall take all necessary action to assume and adopt, as of the Effective Time, the Company's 1997 Equity Incentive Plan, and shall have the discretion to assume and adopt, as of the Effective Time, each other Company Stock Plan in which a Parent Stock Option is outstanding following the Effective Time and which has not terminated by its terms. Within ten (10) business days after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices pursuant to the Company Stock Plans. If necessary, Parent shall comply with the terms of the Company Stock Plans and ensure, to the extent required by, and subject to the provisions of, the Company Stock Plans and applicable law, that Company Stock Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

    (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Parent Stock Options. No later than five business days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form, with respect to the shares of Parent Common Stock subject to such options to the fullest extent permitted by law and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

    (d) Each outstanding purchase right under the Stock Purchase Plan shall be exercised for the purchase of shares of Company Common Stock at the price per share determined pursuant to the Stock Purchase Plan on the date immediately prior to the Closing Date, pursuant to Section 12(b)(iii) of the Stock Purchase Plan (the "Final Offering Period"). Immediately following the Final Offering Period and upon or prior to the Effective Time, the Company shall take all action necessary to provide that the Stock Purchase Plan shall be terminated and that no Person has any further right to purchase Company Common Stock under the Stock Purchase Plan.

    SECTION 1.11  Treatment of Debt Securities, Convertible Notes and Company Warrants.  (a) All debt securities of the Company that are outstanding as of the Effective Time shall remain outstanding after the Effective Time in accordance with their respective terms and provisions. Pursuant to the Indenture, dated as of September 22, 2000 (the "Indenture") between the Company and U.S. Bank Trust National Association, as trustee (the "Trustee") and to Section 8.04 of the First Supplemental Indenture, dated as of September 22, 2000 (together with the Indenture, the "Convertible Notes Indenture"), between the Company and the Trustee relating to the Company's 8% Senior Secured Convertible Notes (the "Convertible Notes"), prior to the Effective Time, the Company and Parent shall enter into an agreement providing that (i) each holder of Convertible Notes outstanding at the Effective Time shall have the right to convert such Convertible Notes into the number of shares of Parent Common Stock which would be receivable at the Effective Time by a holder of the number of shares of Company Common Stock deliverable upon conversion of such Convertible Notes immediately prior to the Effective Time, and subject to future adjustments of the conversion price of the Convertible Notes as provided for in Section 8.03 of the Supplemental Indenture and (ii) Parent shall be jointly and severally liable with the Company for the payment and performance by the Company of all of the Company's obligations under the Convertible Notes Indenture, the Notes, the related note purchase agreements and warrants and the other agreements, instruments and documents contemplated thereby.

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    (b) At the Effective Time, each of the warrants to purchase shares of Company Common Stock (the "Company Warrants") which is outstanding and unexercised immediately prior thereto shall, pursuant to the terms of such Company Warrant, cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into a warrant to purchase such number of shares of Parent Common Stock as the holder of such Company Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Warrant divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Warrant, and subject to future adjustments in accordance with the terms of such Company Warrant, provided however that with respect to the Company Warrants issued to members of Reedland Capital Partners, if the value of Parent Common Stock issuable with respect to one share of Company Common Stock immediately prior to the Effective Time is greater than the stock purchase price as defined in such Company Warrants effective at the Effective Time (which price as defined in such Company Warrants is currently $4.0625), such Company Warrants will expire unless exercised prior to the Effective Time.

    (c) Prior to the Effective Time, the Company shall deliver to the holders of Convertible Notes and Company Warrants appropriate notices (in form and substance reasonably satisfactory to Parent) setting forth such holders' rights pursuant to the Convertible Notes Indenture and the applicable warrant agreements with respect thereto to the extent required by the terms of the Convertible Notes Indenture and the applicable warrant agreements.

    (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon conversion of the Convertible Notes and exercise of the Company Warrants.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the written disclosure schedule dated as of the date of this Agreement and previously delivered by the Company to Parent (the "Company Disclosure Schedule") (it being understood that the Company Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of the Company Disclosure Schedule shall qualify the representations in the corresponding section of this Article II and all applicable representations in other sections of this Article II to the extent that such qualification is readily apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

    SECTION 2.01  Organization, Standing and Corporate Power.  Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation or entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have any materially adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole other than any such effect resulting from any change, effect, event, occurrence, state of facts or development relating to the industry in which the Company operates in general and not specifically relating to the Company or on the ability of the Company to perform its obligations under this Agreement (a "Company Material Adverse Effect"). Attached to Section 2.01 of the Company Disclosure

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Schedule are complete and correct copies of the Company's certificate of incorporation, as amended (the "Certificate of Incorporation"), and the Company's by-laws, as amended (the "By-Laws"), as currently in effect.

    SECTION 2.02  Subsidiaries and Minority Investments.  (a) Section 2.02 of the Company Disclosure Schedule sets forth a list of (i) all Subsidiaries of the Company together with the jurisdiction of incorporation or formation of each such Subsidiary and the percentage of each class or type of each such Subsidiary's outstanding Equity Interests owned by the Company or another Subsidiary of the Company and (ii) all Minority Investments of the Company together with the percentage of each class or type of outstanding Equity Interests owned by the Company or another Subsidiary of the Company. Section 2.02 of the Company Disclosure Schedule identifies (i) the certificates of incorporation and by-laws (or equivalent organizational documents) of, and any investor rights, voting, co-sale or other similar agreements applicable to, each of its Subsidiaries (the "Subsidiary Documents") and (ii) any investor rights, voting, co-sale or other agreements to which the Company or its Subsidiaries are party and, to the Knowledge of the Company, the certificates of incorporation and by-laws (or equivalent organizational documents), in each case with respect to each of its Minority Investments (the "Minority Investment Documents"), and the Company has heretofore made available to Parent a true and correct copy of each such Subsidiary Document and Minority Investment Document. Such Subsidiary Documents and Minority Investment Documents are in full force and effect and no other charter or organizational documents or investor rights, voting, co-sale or other similar agreements are applicable to or binding on the Company or its Subsidiaries with respect to the Equity Interests of the Subsidiaries or Minority Investments. None of the Company's Subsidiaries nor, to the knowledge of the employees of the Company set forth on Schedule 2.02 hereto (the "Knowledge of the Company"), any Minority Investment is in violation of any provision of its certificate of incorporation of bylaws or equivalent organizational documents. Neither the Company nor any Subsidiary owns any Equity Interests in any Person other than the Subsidiaries and the Minority Investments. All of the outstanding Equity Interests of the Company's Subsidiaries owned by the Company or its Subsidiaries are duly authorized, validly issued, fully-paid and nonassessable, and all such Equity Interests and all of the Equity Interests of the Minority Investments owned or held by the Company or its Subsidiaries are owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, charges or other encumbrances of any nature whatsoever ("Liens") or any restriction on the right to vote, sell or otherwise dispose of such Equity Interests and were issued in compliance with all applicable federal and state securities Laws.

    (b)  As used herein: (i) "Subsidiary" of the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other entity of which the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiaries), (A) owns, directly or indirectly, 50% or more of the stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person (or, if there are no such voting interests, 50% or more of the Equity Interests) or (B) serves as a general partner or managing member; (ii) "Equity Interest" means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and loss, or distributions of assets, of the issuing Person) whether outstanding on the date hereof or issued after the date hereof, and any and all warrants, options or other rights to acquire (including without limitation, any securities convertible into or exchangeable for) any such Equity Interests; and (iii) "Minority Investment" of the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other entity of which the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 5% of the Equity Interests but which is not a Subsidiary of the Company or such other Person.

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    SECTION 2.03  Capital Structure.  (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $.001 per share, and 10,000,000 shares of Company Preferred Stock, par value $.001 per share. As of the close of business on June 7, 2001, there were: (i) 40,048,880 shares of Company Common Stock issued and outstanding; (ii) 9,886 shares of Company Common Stock held in the treasury of the Company and no shares of Company Common Stock held by Subsidiaries of the Company; (iii) 10,644,566 shares of Company Common Stock reserved for issuance upon exercise of Company Stock Options available for grant pursuant to the Company Stock Plans; (iv) 5,260,447 shares of Company Common Stock issuable upon exercise of awarded but unexercised Company Stock Options, with an exercise price per each awarded but unexercised Company Stock Option as set forth in the Company Disclosure Schedule; (v) 289,532 shares of Company Common Stock reserved for issuance pursuant to the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan"); (vi) 1,899,234 shares of Company Common Stock issuable upon exercise of Company Warrants then outstanding and with an exercise price for each such Company Warrant as is set forth in the Company Disclosure Schedule; (vii) 3,682,720 shares of Company Common Stock issuable upon conversion of the Convertible Notes (for which Convertible Notes the conversion price under the Convertible Notes Indenture is $7.06); (viii) no shares of Preferred Stock issued and outstanding; (ix) 500,000 shares of Series A Junior Participating Preferred Stock reserved for issuance pursuant to the Rights Agreement; and (x) no shares of Company Preferred Stock in the treasury of the Company. Except as set forth above, as of June 7, 2001, there were no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding.

    (b) All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans and the Company Warrants will be, when issued and paid for in accordance with the terms of the Company Warrants and the Company Stock Plans, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All securities issued by the Company were issued in compliance in all material respects with all applicable federal and state securities laws and all applicable rules and regulations promulgated thereunder. No shares of capital stock of the Company are owned by any Subsidiary of the Company.

    (c) Except as set forth in Section 2.03(a), there is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (collectively, "Voting Debt"). As used herein, "Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (v) all capitalized lease obligations of such Person, (vi) all obligations of others secured by any Lien on property or assets (excluding encumbrances in the form of restrictions on use of Intellectual Property contained in license agreements or scientific collaboration agreements) owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (viii) all letters of credit issued for the account of such Person and (ix) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person. Except as set forth in Section 2.03(a), there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company or any of its Subsidiaries relating to the issued or unissued Equity Interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, sell, repurchase, redeem or otherwise acquire or make any payment with respect to any Equity Interests of the Company or any of

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its Subsidiaries or any Minority Interests held by the Company or any of its Subsidiaries. To the Knowledge of the Company as of the date hereof, there are no irrevocable proxies with respect to shares of capital stock of the Company or any of its Subsidiaries. There are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act").

    (d) Between June 7, 2001 and the date of this Agreement, the Company has not issued or reserved for issuance any Company Common Stock, Company Stock Options or other Equity Interests of the Company, except (i) the issuance of Company Common Stock as a result of the exercise of Company Stock Options outstanding at June 7, 2001 and (ii) upon conversion or exercise of Convertible Notes or Company Warrants outstanding on the date of this Agreement. Between December 31, 2000 and the date of this Agreement, neither the Company nor any of its Subsidiaries has (A) repurchased, redeemed or otherwise acquired any Equity Interests of the Company or any of its Subsidiaries or (B) declared, set aside, made or paid any dividend or distribution in respect of any of its Equity Interests and the board of directors of the Company has not resolved to do any of the foregoing.

    SECTION 2.04  Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action of the Company other than the adoption of this Agreement by the Company's stockholders in accordance with the DGCL and the Certificate of Incorporation and Bylaws, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than the adoption of this Agreement by the Company's stockholders in accordance with the DGCL and the Certificate of Incorporation and Bylaws and the filing and recordation of the appropriate documents with respect to the Merger in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, or other Laws affecting the rights of creditors generally, and to the extent that the availability of equitable remedies may be limited by equitable principles.

    SECTION 2.05  Noncontravention.  (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or the certificate of incorporation or bylaws (or equivalent formation documents) of each of the Subsidiaries of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i)-(iv), inclusive, of Section 2.05(b) hereof have been obtained and all filings described in such clauses have been made (and declared effective, if applicable), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its Minority Investments or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or alteration of rights under or require the consent or approval of any Person under, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, joint venture, limited liability or partnership agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, including any Subsidiary Document and any Minority Investment Document, except, in the case of clauses (ii) and (iii) of this Section 3.05(a), for any conflict, violation,

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breach, default, impairment, right or lack of consent or approval that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state or local court or governmental or regulatory authority or agency, domestic or foreign (each, a "Governmental Entity"), except (i) the filing of a premerger notification and report form by the Company under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) the filing with the Securities and Exchange Commission (the "SEC") of the Form S-4 and such reports under the Securities Exchange Act of 1934, as amended, and the SEC rules and regulations promulgated thereunder (the "Exchange Act") as may be required in connection with this Agreement and the Transactions, (iv) consents, approvals, authorizations, permits, filings or notifications which have heretofore been obtained or made, as the case may be, by the Company and are in full force and effect or (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    SECTION 2.06  SEC Documents; Financial Statements.  (a) The Company has filed on a timely basis all forms, reports and documents required to be filed with the SEC since January 1, 1998 (all forms, reports and documents filed by the Company with the SEC since January 1, 1998, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, such documents together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K are referred to herein as the "Company SEC Documents"). The Company SEC Documents (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the SEC rules and regulations promulgated thereunder (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations thereunder, each as in effect on the date so filed or amended, and (ii) did not at the time they were filed (or if amended or superseded by a filing then on the date of such filing, which filing must have occurred prior to the date of this Agreement for the Company SEC Documents otherwise filed prior to the date of this Agreement) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Company SEC Documents), and each fairly presents the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and do not contain all of the footnote disclosures required by GAAP.

    SECTION 2.07  Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, except (i) liabilities reflected in the consolidated audited balance sheet of the Company as of December 31, 2000 or the notes thereto (the "2000 Balance Sheet") and (ii) liabilities incurred since December 31, 2000 in the ordinary course of business consistent with past practice that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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    SECTION 2.08  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4"), at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, or (ii) the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

    SECTION 2.09  Absence of Certain Changes or Events.  Since December 31, 2000, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (a) any condition, event or occurrence, individually or in the aggregate, resulting in a Company Material Adverse Effect, (b) any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to have or give rise to a Company Material Adverse Effect; or (c) any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Parent pursuant to this Agreement.

    SECTION 2.10  Litigation.  There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or against or involving any properties or rights of the Company or any of its Subsidiaries, which would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Section 2.10 of the Company Disclosure Schedule sets forth as of the date of this Agreement the suits, claims, actions, proceedings and investigations pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which if adversely determined would result in a liability to the Company in excess of $500,000. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no officer or director of the Company or any of its Subsidiaries has been served with or otherwise has written notice of a written complaint naming such officer or director as a defendant in any litigation commenced by stockholders of the Company or any of its Subsidiaries with respect to the performance of his or her duties as an officer and/or director of the Company or any of its Subsidiaries under any federal or state Law (including litigation under federal and state securities Laws).

    SECTION 2.11  Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There is no strike, work stoppage, lock-out or other similar labor dispute involving it or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened; and no employee grievance pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. The Company and each Subsidiary is in compliance with all applicable Laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that

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individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have complied in all material respects with their payment obligations to all employees of the Company and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any Law. The Company and its Subsidiaries are not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of the Company or any of its Subsidiaries, nor to the Knowledge of the Company will the Company or any of its Subsidiaries have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of the Transactions. The Company and its Subsidiaries are in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), to the extent applicable. Each employee of the Company or any of its Subsidiaries has signed an agreement with respect to confidentiality, nonsolicitation and assignment of inventions with the Company or such Subsidiary, which agreements are each in the form heretofore provided to Parent.

    SECTION 2.12  Permits; Compliance with Laws.  (a) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities other than those the failure of which to hold would not reasonably be expected to have a Company Material Adverse Effect (the "Company Permits"). The Company and its Subsidiaries are in material compliance with the terms of the Company Permits.

    (b) The businesses of the Company and its Subsidiaries are not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity, except for possible violations that, individually or in the aggregate, do not and would not reasonably be expected to have a Company Material Adverse Effect.

    SECTION 2.13  Employee Benefit Plans.  (a) The Company Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to compensation, benefits or entitlements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise), whether formal or informal, oral or written, legally binding or not under which any employee or former employee or director or former director of the Company or any of its Subsidiaries, or any consultant or independent contractor to the Company or any of its Subsidiaries, has any present or future right to benefits or under which the Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements are herein collectively referred to as the "Company Plans."

    (b) With respect to each Company Plan, the Company has delivered or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent IRS determination letter; (iii) the current summary plan description and other written communications (or a description of any oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules; (B) audited financial statements; (C) actuarial valuation reports; and (D) attorney's response to an auditor's request for information.

    (c) Each Company Plan has been established and administered in material compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable laws, rules and

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regulations (including the applicable laws, rules and regulations of any foreign jurisdiction), in each case, in all material respects. Each Company Plan that is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification and to the Knowledge of the Company nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. With respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the best Knowledge of the Company, threatened; to the Knowledge of the Company no facts or circumstances exist which could give rise to any such actions, suits or claims and the Company will promptly notify Parent in writing of any pending claims or, to the Knowledge of the Company, any threatened claims arising between the date hereof and the Effective Time. Neither the Company nor, to the Knowledge of the Company, any other party has engaged in a non-exempt prohibited transaction, as such term is defined under Code Section 4975 or ERISA Section 406, which would subject the Company or Parent or its Subsidiaries to any material taxes, penalties or other liabilities under the Code or ERISA. To the Knowledge of the Company, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)), to any material tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction). All insurance premiums required to be paid and all contributions required to be made under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction) as of the Effective Time have been or will be timely paid or made prior thereto and adequate reserves have been provided for on the Company's balance sheet for any premiums (or portions thereof) and for all benefits attributable to service on or prior to the Effective Time. For each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof. No Company Plan provides for an increase in benefits on or after the Effective Time.

    (d) No Company Plan is subject to Title IV of ERISA, and no Company Plan is a multiemployer plan as defined in Section 4001(A)(3) of ERISA. The Company has never contributed to or sponsored any multiemployer plan or any plan subject to Title IV of ERISA. No Company Plan or related trust is intended to meet the requirements for tax-favored treatment under Code Section 501(c)(9).

    (e) No unfunded Company Plan exists that must be accounted for in accordance with SFAS No. 87, 106 or 112.

    (f)  No Company Plan exists which could result in the payment to any Company employee of any money or other property or rights or accelerate or provide any other rights or benefits to any Company employee as a result of the Transactions, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G, and there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount or receipt of any other rights or benefits that would not be deductible pursuant to the terms of Code section 280G or limitations on deductibility under Code section 162(m).

    SECTION 2.14  Taxes.  Each of the Company and each of its Subsidiaries has timely filed or had filed on its behalf all Tax Returns required to be filed by it and all such returns are true, complete and correct, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired and has paid all Taxes shown as due on such returns. The Company has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on such Tax Returns. No claim for unpaid Taxes has been asserted in writing by a Tax authority or has become a lien against the property of the Company or any of its Subsidiaries (other

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than with respect to Taxes not yet due and payable). No audit or other proceeding with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Tax Return filed by the Company or any of its Subsidiaries is being conducted by any Governmental Entity or Tax authority and the Company and its Subsidiaries have not received notification in writing that any such audit or other proceeding with respect to Taxes or any Tax Return is pending. No extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to liability for Taxes of any Person (other than the Company or its Subsidiaries), arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise. None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement. None of the Company or any of its Subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable. All Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority. As used herein: (i) 'Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, and (ii) 'Tax Return" shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    SECTION 2.15  Properties.  Except where the failure to have good and valid title would not interfere in any material respect with the conduct of the business of the Company and its Subsidiaries as currently conducted, the Company and each of its Subsidiaries have good title to, or valid leasehold interests in, or otherwise the right to use all their material properties and assets, and such assets and properties at the Effective Time will be free and clear of any Liens except for (a) Liens for current Taxes which are not delinquent, or are being contested in good faith, (b) mechanics', workers', materialmen's and other like Liens arising in the ordinary course of business, (c) zoning ordinances, rights of way, easements, licenses, reservations, covenants, conditions or restrictions on the use of any of the real property which do not, individually or in the aggregate, materially interfere with the use of such real property and (d) encumbrances in the form of restrictions on use of Intellectual Property contained in license agreements or scientific collaboration agreements. Neither the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract, or other contractual right to sell or dispose of any real or personal tangible property or any portions thereof or interests therein which property, portions and interests, either individually or in the aggregate, are material to the Company.

    SECTION 2.16  Environmental Matters.  (a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and during all applicable statute of limitations periods have complied with all applicable Environmental Laws; and (ii) neither the Company nor any of its Subsidiaries has, nor would reasonably be expected to have, any obligation to undertake any Remedial Activity, at any property owned or leased by any of them or at any other property.

    (b) The Company has furnished, or made available to Buyer, or to its representatives, true and complete copies of all material Environmental Reports in the possession or control of the Company or of its Subsidiaries, or fairly described to Buyer or to its representatives the contents of such reports.

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    (c) As used herein: (i) 'Environmental Laws" means any and all Laws or other legally enforceable requirements (including, without limitation, common law) of any Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety; (ii) 'Environmental Report" means any report, study, assessment or audit that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on the business of the Company or any of its Subsidiaries in connection with, any Environmental Law or any proposed or anticipated change in or addition to any Environmental Law relating to the Company or any of its Subsidiaries or any entity for which any of them may be liable; (iii) 'Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants and radioactivity that is regulated pursuant to or could result in liability under any Environmental Law; and (iv) 'Remedial Action" means any action to (A) investigate, clean up, remove or treat any Materials of Environmental Concern, or (B) prevent the release or threat of release of any Materials of Environmental Concern.

    SECTION 2.17  Contracts; Debt Instruments.  (a) Section 2.17(a) of the Company Disclosure Schedule accurately lists as of the date hereof the following contracts, agreements, commitments, arrangements, leases, licenses, policies and instruments, whether written or oral (a "Contract") to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound (collectively, "Material Contracts"):

       (i) (A) any Contract relating to any direct or indirect Indebtedness (including but not limited to loan or credit agreements, notes, bonds, mortgages, indentures, lease-purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit) in an aggregate principal amount in excess of $250,000 is outstanding or may be incurred, or (B) any conditional sales contracts, chattel mortgages, equipment lease agreements, and other security arrangements with respect to personal property with a value in excess of $250,000 in each instance used or owned by the Company or any of its Subsidiaries;

      (ii) any Contract containing covenants limiting the ability of the Company or any of its Subsidiaries to compete in any line of business with any Person or in any area or territory or which would so limit the Surviving Company or Parent or any of their respective Subsidiaries after the Effective Time;

      (iii) any lease for real property;

      (iv) any Contract involving commitments to others to make capital expenditures involving an aggregate amount in excess of $250,000 or more in any one case, except Contracts that may be terminated without liability, obligation or penalty by the Company or its Subsidiary on not more than 30 days' notice;

      (v) any material licenses, assignments, consents, royalty, development, research or other similar agreements concerning any Intellectual Property owned or used by the Company or any of its Subsidiaries, other than licenses generally commercially available on standard terms, and any agreements concerning the enforcement or waiver of any rights with respect to any Intellectual Property owned or used by the Company or any of its Subsidiaries, other than confidentiality or non-disclosure agreements entered into in the ordinary course of the Company's business;

      (vi) any joint venture, limited liability, partnership, limited partnership or similar agreements relating to the formation, creation, operation, management or control of any corporation, company, partnership or joint venture, and any investor rights, voting, co-sale or other shareholder agreements, including the Subsidiary Documents and the Minority Investment Documents, with

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  respect to any Equity Interests of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which their respective properties are bound;

     (vii) any agreements entered into since January 1, 1999 relating to the acquisition or disposition of any business or any corporation, partnership, joint venture, association or other business organization or division thereof by the Company or any of its Subsidiaries, whether by merger, sale of Equity Interests, sale of assets or otherwise and any other such agreements under which the Company or any of its Subsidiaries currently have indemnification obligations or similar liabilities, whether entered into prior to or since January 1, 1999 (collectively, "Acquisition Agreements");

     (viii) any joint development, collaboration, research or material similar agreements involving the Company or any of its Subsidiaries or their respective properties;

      (ix) any Contract not covered by any of the other items of this Section 2.17 that (i) provides for payments by the Company or any of its Subsidiaries, whether in cash or Equity Interests, in excess of $250,000, (ii) is not in the ordinary course of business or (iii) is material to the business, operations, properties, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

    (b) Neither the Company nor any of its Subsidiaries is, and to the Knowledge of the Company no other party is, in default or breach of any Material Contract, except for those defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default, except for those defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Material Contract constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, or other Laws affecting the rights of creditors generally, and to the extent that the availability of equitable remedies may be limited by equitable principles, and no Person has the right to terminate or repudiate any Material Contract on less than 30 days prior notice or, to the Knowledge of the Company as of the date hereof, has repudiated any provision of any Material Contract. No claim of a breach of any representation, warranty or covenant and no other claim for indemnification has been made by or against the Company or any of its Subsidiaries under any Acquisition Agreement prior to the date hereof that has not been fully resolved prior to the date hereof. The Company is not a party to any Material Contract that is required to be disclosed as an exhibit to the SEC Documents in accordance with the rules and regulations of the SEC that has not been so disclosed.

    SECTION 2.18  Intellectual Property.  (a) Section 2.18(a) of the Company Disclosure Schedule sets forth all Intellectual Property owned by the Company or its Subsidiaries that is registered or filed with any Governmental Entity (the "Registered Intellectual Property"), all licenses of patented Intellectual Property to or from third parties (the "Licensed Patent Intellectual Property") and all other licenses of Intellectual Property other than licenses generally commercially available on standard terms to or from third parties by the Company or any of its Subsidiaries that are material to the business of the Company and its Subsidiaries (together with the Registered Intellectual Property and the Licensed Patent Intellectual Property, the "Material Intellectual Property"). As used herein, "Intellectual Property" means all rights, privileges and priorities provided under federal, state, foreign and multinational law relating to intellectual property, including without limitation all (i) (A) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (B) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (C) trademarks, service marks, trade names, brand

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names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (D) trade secrets and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing.

    (b) The Company and its Subsidiaries own or have the right to use all Intellectual Property necessary for the Company and its Subsidiaries to conduct their business substantially as it is currently conducted and consistent with past practice.

    (c) All of the Registered Intellectual Property owned by the Company or any of its Subsidiaries is subsisting and unexpired, has not been abandoned and, to the Knowledge of the Company, does not infringe or otherwise impair the intellectual property rights of any third party. To the Knowledge of the Company, all of the Registered Intellectual Property licensed or used by the Company or any of its Subsidiaries is subsisting and unexpired, has not been abandoned and, to the Knowledge of the Company, does not infringe or otherwise impair the intellectual property rights of any third party. None of the Material Intellectual Property owned by the Company or any of its Subsidiaries is the subject of any license, security interest, Lien or other agreement granting rights therein to any third party other than the Material Contracts. To the Knowledge of the Company, the Company has not misappropriated the trade secrets, technology, know-how, inventions or the like of any third party. No judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to any Intellectual Property in any respect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received written notice, and does not otherwise have knowledge, of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to any Intellectual Property, which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken reasonable steps to protect, maintain and safeguard their material Intellectual Property, including any Material Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and have executed appropriate nondisclosure agreements and made appropriate filings and registrations in connection with the foregoing.

    SECTION 2.19  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person, other than JP Morgan Chase & Co. ("JP Morgan"), the fees and expenses of which will be paid by the Company (pursuant to fee agreements, copies of which have been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

    SECTION 2.20  Opinion of Financial Advisor.  The Company has received as of the date of this Agreement the opinion of JP Morgan to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its Affiliates). As used herein, (i) 'Affiliate" means a Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the first mentioned Person; and (ii) 'Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

    SECTION 2.21  Board Recommendation; State Antitakeover Law.  The board of directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the stockholders of the Company and has taken all actions necessary on the part of the Company to render the restrictions on business combinations contained in Section 203 of the DGCL

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inapplicable to this Agreement and the Merger, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the Transactions, including the Merger.

    SECTION 2.22  Required Company Vote.  The Company Stockholder Approval, being the affirmative vote of a majority of the outstanding shares of the Company Common Stock, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other Transactions.

    SECTION 2.23  Rights Agreement.  The Rights Agreement has been amended so as to provide that neither Parent nor Merger Sub will become an "Acquiring Person" or a "Principal Party" and that no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the approval, execution, delivery or performance of this Agreement or the consummation of the Merger. A true and correct copy of the Rights Agreement as so amended has been delivered to Parent.

    SECTION 2.24  Affiliate Transactions.  As of the date hereof, there are no existing Contracts, transactions, indebtedness or other arrangements, or any related series thereof, between the Company or any of its Subsidiaries, on the one hand, and any of the directors, officers or other Affiliates of the Company and its Subsidiaries, on the other hand.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

    Except as set forth in the written disclosure schedule dated as of the date of this Agreement and previously delivered by Parent to the Company (the "Parent Disclosure Schedule") (it being understood that the Parent Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of the Parent Disclosure Schedule shall qualify all of the representations in the corresponding section of this Article III and all applicable representations in other sections of this Article III to the extent that such qualification is readily apparent), Parent hereby represents and warrants to the Company as follows:

    SECTION 3.01  Organization, Standing and Corporate Power.  Each of Parent, Merger Sub and each of Parent's "significant Subsidiaries" (within the meaning of Rule 1-02 of Regulation S-X of the SEC) (collectively, the "Parent Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite corporate or other power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent, Merger Sub and each of the Parent Subsidiaries is duly qualified or licensed as a foreign corporation or entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have any materially adverse effect on the business, assets, liabilities, financial condition or results of operations of Applera Corporation—Celera Genomics Group, taken as a whole, other than any such effect resulting from any change, effect, event, occurrence, state of facts or development relating to the industry in which Parent operates in general and not specifically relating to Parent or on the ability of Parent and Merger Sub to perform its obligations under this Agreement (a "Parent Material Adverse Effect"). Parent has made available to the Company complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Merger Sub.

    SECTION 3.02  Capital Structure.  (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 1,255,000,000 shares of common stock of Parent (consisting of 1,000,000,000 shares of Parent Common Stock and 225,000,000 shares of Applera Corporation—Applied Biosystems

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Group Common Stock, par value $.01 per share ("AB Stock")) and 10,000,000 shares of preferred stock of Parent (the "Parent Preferred Stock"). As of the close of business on June 11, 2001, there were: (i) 61,561,502.74 shares of Parent Common Stock issued and outstanding; (ii) 13,717 shares of Parent Common Stock held in the treasury of Parent; (iii) 14,127,347.26 shares of Parent Common Stock reserved for issuance pursuant to Parent's stock option plans, Parent's employee stock purchase plans and Parent's Director Stock Purchase and Deferred Compensation Plan (collectively, the "Parent Stock Plans"); (iv) 13,018,883 shares of Parent Common Stock issuable upon exercise of awarded but unexercised stock options; (v) 56,350 shares of Parent Common Stock issuable upon exercise of currently outstanding warrants to purchase Parent Common Stock; (vi) 1,432,200 shares of Parent Common Stock issuable upon exercise of an option held by a third party; (vii) 211,265,745.85 shares of AB Stock issued and outstanding; (viii) 5,105 shares of AB Stock held in the treasury of Parent; (ix) 31,613,807.05 shares of AB Stock reserved for issuance pursuant to Parent Stock Plans; (x) 27,811,815 shares of AB Stock issuable upon exercise of awarded but unexercised stock options; (xi) 214,794 shares of AB Stock issuable upon exercise of currently outstanding warrants to purchase AB Stock; and (xii) no shares of Parent Preferred Stock outstanding. Except as set forth above and except for shares of participating junior preferred stock issuable pursuant to the Shareholders' Protection Rights Plan, dated as of April 28, 1999 between Parent and BankBoston, N.A., as of the close of business on June 11, 2001, there were no shares of capital stock or other equity securities of Parent issued, reserved for issuance or outstanding.

    (b) All outstanding shares of capital stock of Parent are, and all shares which may be issued as described above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

    (c) There is no outstanding Voting Debt of Parent. Except as set forth above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on Parent relating to the issued or unissued Equity Interests of Parent or obligating Parent to issue, sell, repurchase, redeem or otherwise acquire or make any payment with respect to any Equity Interests of Parent or any of its Subsidiaries.

    (d) Between June 11, 2001 and the date of this Agreement, Parent has not issued or reserved for issuance any Parent Common Stock or other Equity Interests of Parent, except pursuant to or as permitted by the terms of the Parent Stock Plans. Between December 31, 2000 and the date of this Agreement, Parent has not (A) repurchased, redeemed or otherwise acquired any Equity Interests of Parent or (B) declared, set aside, made or paid any dividend or distribution in respect of any of its Equity Interests (other than regular quarterly cash dividends on AB Stock), and the board of directors of Parent has not resolved to do any of the foregoing.

    (e) As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any Lien, and as of the Closing Date, all the issued and outstanding shares of the common stock of Merger Sub will be owned by Parent free and clear of any Lien.

    SECTION 3.03  Authority.  Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against such parties in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium,

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fraudulent conveyance, or other Laws affecting the rights of creditors generally, and to the extent that the availability of equitable remedies may be limited by equitable principles. All shares of Parent Common Stock that may be issued pursuant to the Agreement shall when issued in accordance with this Agreement be duly authorized, validly issued, fully paid and nonassessable and not be subject to preemptive rights. The board of directors of Parent has made a determination that as of the Effective Time the assets, business and liabilities of the Company shall be for the benefit of the Celera Genomics Group of Parent and shall be attributed in their entirety to the Celera Genomics Group of Parent as of the Effective Time, in accordance with the provisions of Sections 2.5(a)(i) and 2.6(f) of Parent's certificate of incorporation, as in effect as of the date hereof.

    SECTION 3.04  Noncontravention.  (a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions will not, (i) conflict with or violate the respective certificates of incorporation and by-laws of Parent and Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i)-(v), inclusive, of Section 3.04(b) hereof have been obtained and all filings described in such clauses have been made (and declared effective, if applicable), conflict with or violate any Laws applicable to Parent or any Parent Subsidiaries or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or alteration of rights under or require the consent or approval of any Person under, or result in the creation of a Lien on any of the properties or assets of Parent or any Parent Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, joint venture, limited liability or partnership agreement or other instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any Parent Subsidiaries or any of their respective properties is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 3.04(a), for any conflict, violation, breach, default, impairment, right or lack of consent or approval that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

    (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the filing of a premerger notification and report form by Parent under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) the filing with the SEC of the Form S-4 and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (iv) consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states, (v) consents, approvals, authorizations, permits, filings or notifications which have heretofore been obtained or made, as the case may be, by Parent and are in full force and effect or (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

    SECTION 3.05  Parent SEC Documents; Financial Statements.  (a) Parent and its predecessors have filed on a timely basis all forms, reports and documents required to be filed with the SEC since January 1, 1998 (all forms, reports and documents filed by Parent and its predecessors with the SEC since January 1, 1998, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, such documents together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8K are referred to herein as the "Parent SEC Documents"). The Parent SEC Documents (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be,

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and the rules and regulations thereunder, each as in effect on the date so filed or amended, and (ii) did not at the time they were filed (or if amended or superseded by a filing, which filing must have occurred prior to the date of this Agreement for the Parent SEC Documents otherwise filed prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Parent SEC Documents), and each fairly presents the consolidated financial position of Parent and the Parent Subsidiaries at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and do not contain all of the footnote disclosures required by GAAP.

    SECTION 3.06  Undisclosed Liabilities.  Neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of Parent and its Subsidiaries or in the notes thereto, except (i) liabilities reflected in the audited consolidated balance sheet of the Parent as of June 30, 2000, and (iii) liabilities incurred since June 30, 2000 in the ordinary course of business consistent with past practice that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

    SECTION 3.07  Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company specifically for inclusion or incorporation by reference therein.

    SECTION 3.08  Absence of Certain Changes or Events.  Since December 31, 2000, there is not and has not been: (a) any condition, event or occurrence, individually or in the aggregate, resulting in a Parent Material Adverse Effect; (b) any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to have or give rise to a Parent Material Adverse Effect; or (c) any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of the Company pursuant to this Agreement.

    SECTION 3.09  Litigation; Compliance with Laws.  (a) There is no suit, action, arbitration, proceeding or investigation pending, or, to the knowledge of the employees of Parent set forth on Schedule 3.09 hereto (the "Knowledge of Parent"), threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Parent Material Adverse Effect.

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    (b) The businesses of Parent and its Subsidiaries are not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity, except for possible violations that, individually or in the aggregate, do not and could not reasonably be expected to have a Parent Material Adverse Effect.

    SECTION 3.10  Brokers.  No broker, investment banker, financial advisor or other Person, other than Morgan Stanley and Co. Incorporated ("Morgan Stanley"), the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

    SECTION 3.11  Interim Operations of Merger Sub.  Merger Sub was formed on June 8, 2001 solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    SECTION 3.12  Required Vote.  This Agreement has been approved by Parent, as the sole stockholder of Merger Sub. No other vote of holders of any class or series of securities of Parent or Merger Sub is necessary to approve this Agreement and the Transactions.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER.

    SECTION 4.01  Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the ordinary course of business consistent with past practice and use its and their respective reasonable best efforts to preserve substantially intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, development partners, and others having significant business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as provided in Section 4.01 of the Company Disclosure Schedule and except as expressly provided in this Agreement (but excluding for this purpose any provisions of the Company Disclosure Schedule other than those contained in Section 4.01 or 4.03 thereof) the Company shall not, and shall not permit any of its Subsidiaries to:

    (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any capital stock of the Company or any Subsidiary or issue or authorize the issuance of any other Equity Interests in respect of, in lieu of or in substitution for shares of capital stock of the Company or any Subsidiary, or (iii) purchase, redeem or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries;

    (b) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any Equity Interest of the Company or any of its Subsidiaries, other than (i) the issuance of Company Common Stock upon the exercise of Company Warrants outstanding on the date of this Agreement in accordance with their present terms, (ii) the issuance of Company Common Stock upon the exercise of Company Stock Options awarded prior to the date of this Agreement but unexercised on the date of this Agreement (or granted after the date hereof in accordance with Section 4.03 hereof) in accordance with their present terms, (iii) the issuance of Company Common Stock pursuant to the Company's Employee Stock Purchase Plan in accordance with its present terms, (iv) the conversion of the Convertible Notes in accordance with their present terms, (v) the issuance of Company Common Stock in order to pay interest on the Convertible Notes, should the Company so elect, in accordance with their present terms and (vi) the sale of shares of capital stock of Akkadix Corporation, DNA Sciences, Inc. or Discovery Partners International, Inc. upon the exercise of options outstanding as of the date hereof pursuant to the 1999 Key Personnel Stock Option Plan;

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    (c) amend (i) the Certificate of Incorporation or By-Laws or the comparable charter or organizational documents of any Subsidiary of the Company or (ii) the Rights Agreement;

    (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

    (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of (i) any of its properties or assets, other than any such properties or assets the value of which do not exceed $50,000 individually and $250,000 in the aggregate, except the granting of purchase money security interests in the ordinary course of business consistent with past practice or (ii) any Minority Investments or other Equity Interests in any other Person (other than as set forth in Section 4.01(b)(vi));

    (f)  (i) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and other than pursuant to equipment lease financing not to exceed $250,000, in the aggregate, or (ii) make any loans, advances or capital contributions to, or Minority Investments or other investments in, any other Person, other than to the Company;

    (g) make or agree to make any capital expenditures, except capital expenditures described in the capital expenditure budget attached as Annex A to Section 4.01(g) of the Company Disclosure Schedule and such additional capital expenditures as do not exceed $50,000 individually and $250,000 in the aggregate; or acquire or agree to acquire any other assets, other than inventory and supplies in the ordinary course of business consistent with past practice;

    (h) (i) waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice, (ii) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (iii) settle or compromise any litigation or claim other than settlements or compromises of litigation or claims that do not relate to this Agreement or the Transactions and do not provide for injunctive or similar relief and where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $50,000 individually or $250,000 in the aggregate;

    (i)  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

    (j)  enter into or amend any collective bargaining agreement;

    (k) enter into or amend in any material respect any Material Contract of the type specified in clause (iii), (v), (vi), (vii) or (viii) of Section 2.17(a) hereof, or any Contract, transaction, indebtedness or other arrangement of the type described in Section 2.24 hereof; or enter into or amend any Material Contract of the type specified in Section 2.17(a)(ii) hereof;

    (l)  change any accounting principle used by it, except as required by GAAP;

    (m) transfer to any Person any rights to its Intellectual Property other than the granting of end-user licenses and the right to grant end-user sublicenses in the ordinary course of business

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consistent with past practice to customers of the Company or its Subsidiaries to the extent such licenses are necessary to permit such customers to use products purchased from the Company or such Subsidiaries;

    (n) enter into or amend any agreement pursuant to which any other party is granted exclusive development, marketing or other exclusive rights of any type or scope with respect to any of its research, products, Intellectual Property or other technology; or

    (o) authorize, or commit or agree to take, any of the foregoing actions.

    SECTION 4.02  Conduct of Business by Parent.  During the period from the date of this Agreement to the Effective Time, Parent shall not (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, Parent Common Stock or (b) split, combine or reclassify the Parent Common Stock or issue or authorize the issuance of any other Equity Interests in lieu of or in substitution for shares of Parent Common Stock.

    SECTION 4.03  Employment Arrangements.  Except as set forth in Section 4.03 of the Company Disclosure Schedule or as expressly provided in this Agreement (but excluding for this purpose any provisions of the Company Disclosure Schedule other than those contained in Section 4.01 or 4.03 thereof):

    (a) Except as may be required by applicable law, neither the Company nor any of its Subsidiaries shall (i) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or (ii) increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement, in the case of clause (ii) other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice.

    (b) neither the Company nor any of its Subsidiaries shall hire or terminate any employee or consultant, except in the ordinary course of business consistent with past practice, and except to the extent required under applicable law or under existing Company Plans.

    (c) Except pursuant to the terms of this Agreement, neither the Company nor any of its Subsidiaries shall grant any new or modified change in control, incentive, severance or termination arrangement or increase or accelerate any benefits payable under its change in control, incentive, severance or termination pay policies in effect on the date hereof.

    (d) Neither the Company nor any of its Subsidiaries shall effectuate a "plant closing" or "mass layoff," as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any Subsidiary, without notifying Merger Sub or its Affiliates in advance and without complying with the notice requirements and other provisions of WARN.

    (e) Recognizing that the retention of the employees of the Company and its Subsidiaries is to the material benefit of Parent, in the event that the human resources manager, the vice presidents of human resources, medicinal chemistry or biology, the senior vice president of research and pre-clinical development or any other officer of the Company more senior than such senior vice president, receives any written or oral indication from any employee at level 22 or above that such employee intends to terminate his or her employment with the Company or any of its Subsidiaries within sixty (60) days, the Company shall notify Parent within three (3) business days in order that Parent may meet with such employee, provided that in the event any such indication is in the form of a formal written notice of resignation, the Company shall notify Parent by the next business day.

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    SECTION 4.04  Tax Elections.  Neither the Company nor any of its Subsidiaries shall make or change any Tax election, settle or compromise any material federal, state, local or foreign Tax liability, change any annual Tax accounting period, change any method of Tax accounting, file any amended material Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment.

    SECTION 4.05  Tax-Free Reorganization Treatment.  (a) Neither Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

    (b) Each of the Company and Parent shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

    SECTION 4.06  Other Actions.  Neither the Company nor Parent shall, or shall permit any of their respective Subsidiaries to, (a) intentionally take any action that, if taken on or prior to the date of this Agreement, would have resulted in any of its representations and warranties set forth in this Agreement being untrue in any material respect, or (b) intentionally take any action that would or reasonably might be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied. The Company and Parent shall promptly advise the other party orally and in writing of (i) any action of the type set forth in clause (a) above, (ii) the failure by such party to comply with any covenant, condition or agreement hereunder and (iii) any event which could reasonably be expected to cause the conditions set forth in Article VI not being satisfied; provided, however, that no such notice shall affect the representations, warranties, covenants and agreements of the parties or the conditions to their obligations hereunder.

ARTICLE V

ADDITIONAL AGREEMENTS

    SECTION 5.01  Preparation of Form S-4 and Proxy Statement; Stockholder Meeting.  (a) Promptly following the date of this Agreement, the Company shall prepare the proxy statement with respect to the vote by the Company's stockholders with respect to the Transactions (the "Proxy Statement"), and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. Parent and the Company shall each use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any state in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the registration and qualification of the Parent Common Stock to be issued in the Merger, and the Company shall furnish all information relating to the Company and its stockholders as may be reasonably requested in connection with any such action. The information provided and to be provided by Parent, Merger Sub and the Company, respectively, (i) for use in the Form S-4, at the time the Form S-4 becomes effective, shall be true and correct in all material respects and shall not omit to state a material fact required to be stated therein or necessary to make such information not misleading and (ii) for use in the Proxy Statement, on the date the Proxy Statement is mailed to the Company's stockholders and on the date of the Stockholders Meeting referred to below, shall be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information, in the light of the circumstances under which the statements therein were made, not misleading, and the Company

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and Parent each agree to correct any information provided by it for use in the Form S-4 and the Proxy Statement which shall have become false or misleading.

    (b) All mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Parent (such approval not to be unreasonably withheld or delayed).

    (c) The Company will, as promptly as practicable following the date of this Agreement and in consultation with Parent, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of approving this Agreement and the Transactions to the extent required by the DGCL. The Company will, through its board of directors, recommend to its stockholders approval of the foregoing matters, as set forth in Section 2.21; provided, however, that, subject to compliance with the provisions of Section 5.06 hereof, the board of directors of the Company may fail to make or withdraw or modify such recommendation to the extent permitted by Section 5.06. Any such recommendation, together with a copy of the opinion referred to in Section 2.20, shall be included in the Proxy Statement. The Company will use its best efforts to hold such meeting as soon as practicable after the Form S-4 shall have been declared effective.

    SECTION 5.02  Access to Information; Confidentiality.  The Company shall, and shall cause its Subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to Parent and its representatives reasonable access during normal business hours, during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records, and, during such period, the Company shall, and shall cause its Subsidiaries, officers, employees and representatives to, furnish or make available promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. Each of the Company and Parent will hold, and will cause their respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information with respect to the other party in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated April 2, 2001, between Parent and the Company (the "Confidentiality Agreement"). No investigation pursuant to this Section 5.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

    SECTION 5.03  Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) obtaining all consents, approvals, waivers, licenses, permits or authorizations as are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entities or third parties in connection with the Transactions and (ii) defending any lawsuits or other proceedings challenging this Agreement. Notwithstanding anything to the contrary contained herein, no party hereto nor any of their Affiliates shall be required to make any disposition of or enter into any agreement to hold separate, any Subsidiary, asset or business, or take any other action that Parent determines could significantly reduce the value of the Company or the benefits that Parent expects to derive from the Merger, and the Company and its Subsidiaries shall not agree to take any such action without the prior written consent of Parent.

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    SECTION 5.04  Indemnification.  (a) To the fullest extent permitted under applicable law Parent shall, and shall cause the Surviving Company to indemnify and hold harmless, each present and former director or officer of the Company or any of its Subsidiaries and their respective estates, heirs, personal representatives successors and assigns (each, an "Indemnified Party," and collectively, the "Indemnified Parties") against any costs or expenses (including reasonable fees and expenses of counsel) as incurred, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, an "Action") (x) arising out of or pertaining to the Transactions, or (y) in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director, officer or employee of the Company, with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Certificate of Incorporation or By-laws as in effect on the date hereof, or the Company's indemnification contracts with the Indemnified Parties (to the extent such contracts have been disclosed to Parent and are identified in Section 5.04 of the Company Disclosure Schedule), to the extent permitted by applicable Law in each case for a period of six years after the date hereof. In the event of any such Action, (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Company (it being understood that Latham & Watkins is acceptable to Parent and the Surviving Corporation), (ii) after the Effective Time, the Surviving Company shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Company will cooperate in the defense of any such Action; provided, however, that in the event any claim or claims for indemnification are made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims; provided, further, that: (A) promptly after receipt by an Indemnified Party of notice of any such Action, the Indemnified Party shall, if a claim in respect thereof is to be made against the Surviving Company notify the Surviving Company in writing of this claim or the commencement of that Action and shall deliver to Parent and the Surviving Corporation the undertaking, if any, required by Section 145(e) of the DGCL; (B) the Surviving Company shall be entitled to participate in the defense of any such Action, and, to the extent it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party or Indemnified Parties, as the case may be; (C) the Surviving Company shall not, in connection with any one such Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties as a group unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties; (D) no Indemnified Party may settle any such Action, without the prior written consent of the Surviving Company; and (E) the Surviving Company shall not settle any such Action, unless the Indemnified Party that is subject of such action is fully released as a result thereof.

    (b) Parent shall cause to be maintained in effect for six years from the Effective Time directors' and officers' liability insurance coverage covering Persons who are directors and officers of the Company on the date of this Agreement, with respect to matters occurring prior to the Effective Time, and containing terms and conditions which are not less advantageous to such Persons than the policies of the Company in effect on the date hereof (the "Company Insurance"); provided that Parent shall not be required to spend annually in excess of 200% of the annual premium for the Company Insurance paid by the Company as of the date of this Agreement.

    (c) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being

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understood and agreed that the indemnification provided for in this Section 5.04 is not prior to or in substitution for any such claims under such policies.

    SECTION 5.05  Public Announcements.  Neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the Transactions without the other party's prior consent (such consent not to be unreasonably withheld or delayed), except as may be required by applicable law, court process or by obligations pursuant to any agreement with any securities exchange or quotation system on which securities of the disclosing party are listed or quoted. In addition to the foregoing, Parent, Merger Sub and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the Transactions shall be mutually agreed upon prior to the issuance thereof. The provisions of this Section 5.05 shall not affect the obligations of the parties under Section 5.02 hereof or under the Confidentiality Agreement.

    SECTION 5.06  No Solicitation.  Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to, (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Person (other than Merger Sub or Parent) relating to (i) any acquisition or purchase of 15% or more of the consolidated assets of the Company and its Subsidiaries or of over 15% of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company other than the Transactions (collectively, "Transaction Proposals"), or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any actual or potential Transaction Proposal (other than with Merger Sub or Parent), or furnish to any other Person (other than Merger Sub or Parent), any non-public information with respect to its business, properties or assets in connection with any actual or potential Transaction Proposal, or otherwise knowingly assist or participate in, cooperate with, facilitate or encourage, any effort or attempt by any other Person (other than Merger Sub or Parent) to do or seek any of the foregoing; provided, however, that neither the foregoing nor any provision of this Agreement shall prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries), from taking any of the following actions in the event a Third Party has made a bona fide Transaction Proposal that the Company's board of directors determines in good faith could result in a Superior Proposal, subject in each case to compliance with the other provisions of this Section 5.06: (A) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Agreement) concerning the Company and its businesses, properties or assets to such Third Party, (B) engaging in discussions or negotiations with such Third Party, (C) taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or (D) failing to make or withdrawing or modifying its recommendation referred to in Sections 2.21 and 5.01(c), but in each case referred to in clauses (A) through (D) only to the extent that the board of directors of the Company shall have concluded in good faith in consultation with outside counsel that the failure to take such action would violate the fiduciary duties of the board of directors of the Company to the stockholders of the Company under applicable law; provided, further, that the board of directors of the Company shall not take any of the foregoing actions referred to in clauses (A) through (D) until after reasonable notice to Parent with respect to such action. If the board of directors of the Company receives a Transaction Proposal, then the Company shall promptly inform Parent of all of the material terms and conditions of

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such proposal and the identity of the Person making it and shall keep Parent informed on a prompt and current basis of the status, terms and content of any discussions regarding such Transaction Proposal, including any changes to the terms of such Transaction Proposal. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any actual or potential Transaction Proposal, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. As used herein, a "Superior Proposal" means any of the transactions described in clause (i), (ii) or (iii) of the definition of Transaction Proposal (with all of the percentages included in the definition of such term raised to 50% for purposes of this definition) with respect to which the board of directors of the Company shall have concluded in good faith, after consultation with its outside legal counsel and its financial advisor(s), is reasonably capable of being completed (including the presence of financing commitments, if applicable) and represents a financially superior transaction for the holders of Company Common Stock to the Merger. Notwithstanding anything to the contrary contained in this Section 5.06 or elsewhere in this Agreement, prior to the Effective Time, the Company may, in connection with a possible Acquisition Proposal, refer any third party to this Section 5.06, Section 7.01 and Section 8.02 and make a copy of such sections available to a Third Party.

    SECTION 5.07  Benefit Matters.  (a) During the period from the Effective Time until July 1, 2002, employees of the Company shall participate in employee benefit plans (as defined in Section 3(3) of ERISA), but including any vacation or paid time off benefits and excluding any stock compensation plans, programs and arrangements (collectively, "Included Benefits") maintained by Parent or the Surviving Corporation providing benefits no less favorable, in the aggregate, than those benefits provided under the Included Benefits of the Company in effect on the date hereof. Notwithstanding the foregoing, the standard for maintenance of benefits shall apply to the Company's Holiday Bonus Plan only until December 31, 2001.

    (b) Parent will cause the Surviving Corporation to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company under any Parent welfare plan that such employees may be eligible to participate in after the Effective Time and (ii) provide each employee of the Company with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent welfare plans that such employees are eligible to participate in after the Effective Time.

    (c) On and after the Effective Time, Parent shall cause the Surviving Company and any employee benefit plans maintained by Parent or the Surviving Company in which employees of the Company and Subsidiaries participate to recognize the service with the Company and Subsidiaries of each such employee for purposes of determining entitlement to vacation and vacation pay and for purposes of vesting and eligibility under any employee benefit plan, but not for purposes of benefit accrual under any "employee pension benefit plan" as defined in Section 3(2) of ERISA. Such service shall be determined in accordance with the practices and procedures of the Company and the Company Plans in effect immediately prior to the Effective Time, as if such service had been rendered to Parent.

    SECTION 5.08  Stock Exchange Listing.  Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options, Company Warrants and the Convertible Notes to be approved for listing on the NYSE.

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    SECTION 5.09  Letters of the Company's Accountants.  The Company shall use its reasonable best efforts to cause to be delivered to Parent a comfort letter of Ernst & Young LLP, the Company's independent public accountants, dated a date within two business days before the Form S-4 shall become effective and a comfort letter of Ernst & Young LLP dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    SECTION 5.10  Rights Agreement.  The board of directors of the Company shall take all action (in addition to that referred to in Section 2.23 hereof) necessary or desirable (including amending the Rights Agreement) in order to render the Rights inapplicable to the Merger and the other Transactions. Except in connection with the foregoing sentence, the board of directors of the Company shall not, without the prior written consent of Parent, (a) amend the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement, in each case in order to facilitate any Transaction Proposal.

    SECTION 5.11  Convertible Notes.  Prior to the Effective Time, the board of directors of the Company shall take all action necessary to determine that the provisions referred to in Sections 1.11(a)(i) and 1.11(a)(ii) hereof shall constitute all such provisions as are necessary to protect the interest of the holders of the Convertible Notes pursuant to the terms thereof, including without limitation pursuant to Section 8.04(a) of the Convertible Notes Indenture.

    SECTION 5.12  Non-solicitation of Employees.  Each of Parent and the Company agrees that for a period of one (1) year following a termination of this Agreement, such party shall not, and shall cause its Subsidiaries not to, raid the employees employed by the other party or its Subsidiaries, in violation of California legal principles. For the avoidance of doubt, the foregoing provision will not prevent a party from hiring any employee (a) as a result of a general public solicitation or a solicitation conducted through a third-party recruiter or similar agent to whom the soliciting party has not identified such employee, (b) who contacts such soliciting party on his or her own initiative without any solicitation from the soliciting party, or (c) who has not been employed by the other party during the preceding six (6) months.

    SECTION 5.13  Stock Options.  In the event the Parent or any of its Subsidiaries terminates the employment of any employee of the Company without cause within ninety (90) days after the Effective Time, Parent will cause all vested Parent Stock Options issued pursuant to Section 1.10 hereof held by such terminated employee to be amended to provide that the exercise period for such vested Parent Stock Options shall be extended so as to permit their exercise by such terminated employee for a period of twelve (12) months after the date of his or her termination of employment; provided, however, that any such amendment to a Parent Stock Option intended to qualify as an "incentive stock option" within the meaning of Section 421 of the Code shall be subject to the consent of such terminated employee. For the avoidance of doubt, this Section 5.13 does not provide for any changes to the vesting provisions contained in any Parent Stock Option.

ARTICLE VI

CONDITIONS PRECEDENT

    SECTION 6.01  Conditions to Each Party's Obligation To Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

      (a)  Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

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      (b)  Antitrust.  All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any other similar applicable Law shall have been obtained;

      (c)  No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

      (d)  Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Parent Common Stock issuable or required to be reserved for issuance pursuant to this Agreement shall have been complied with.

      (e)  NYSE Listing.  The shares of Parent Common Stock to be issued in the Merger and reserved for issuance upon exercise of Company Stock Options, Company Warrants and the Convertible Notes shall have been approved for listing on the NYSE.

      (f)  Tax Opinion.  Parent shall have received from Simpson Thacher & Bartlett, counsel to Parent, and the Company shall have received from Latham & Watkins, counsel to the Company, on the Closing Date opinions that the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of the Company, Parent and Sub dated as of the Closing Date and as of the date that the Form S-4 filed with the SEC becomes effective, substantially in the forms attached hereto as Exhibits 6.01(f)-A and 6.01(f)-B.

    SECTION 6.02  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the following conditions:

      (a)  Representations and Warranties.  The representations and warranties of the Company contained in this Agreement (i) that are qualified as to Company Material Adverse Effect shall be true and correct and (ii) that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall have been so true and correct as of such date). Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to the effect set forth in this Section 6.02(a).

      (b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer, the president and the chief financial officer of the Company to the effect set forth in this Section 6.02(b).

      (c)  Consents, etc.  Parent and Merger Sub shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of (i) any Governmental Entities and (ii) any other Governmental Entities or third parties as are necessary in connection with the Transactions have been obtained, except in the case of clause (ii) where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders could not, individually or in the

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  aggregate with all other failures, reasonably be expected to have a Company Material Adverse Effect.

      (d)  No Litigation.  There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Transactions or seeking to obtain from the Company, Parent, Merger Sub or any of their Affiliates any damages that would reasonably be expected to have a Company Material Adverse Effect, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries taken as a whole, as a result of the Transactions, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the common stock of the Surviving Corporation, including, without limitation, the right to vote such common stock on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries taken as a whole.

      (e)  Rights Agreement.  None of the events described in Section 3 of the Rights Agreement shall have occurred, and the Rights shall not have become nonredeemable and shall not become nonredeemable upon consummation of the Merger.

    SECTION 6.03  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the following conditions:

      (a)  Representations and Warranties.  The representations and warranties of the Parent and Merger Sub contained in this Agreement (i) that are qualified as to Parent Material Adverse Effect shall be true and correct and (ii) that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date). The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub to the effect set forth in this Section 6.03(a).

      (b)  Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub to the effect set forth in this Section 6.03(b).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.01  Termination.  This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

      (a) by mutual written consent of Parent and the Company;

      (b) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

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      (c) by either Parent or the Company if the Merger shall not have been consummated on or before December 31, 2001 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

      (d) by either Parent or the Company if at the duly held meeting of the stockholders of the Company (including any adjournment thereof) held for the purpose of voting on the Merger, this Agreement and the consummation of the Transactions, the holders of a majority of the outstanding shares of Company Common Stock shall not have approved the Merger, this Agreement and the consummation of the Transactions;

      (e) by Parent, if the Company or its board of directors shall have (i) withdrawn, modified or amended in any respect adverse to Parent its approval or recommendation of this Agreement or any of the Transactions, (ii) failed as promptly as practicable after the Form S-4 is declared effective to mail the Proxy Statement to its stockholders or failed to include in such statement such recommendation, (iii) approved or recommended any Transaction Proposal from a Third Party, (iv) resolved to do any of the foregoing or (v) in response to the commencement of any tender offer or exchange offer for more than 15% of the outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer;

      (f)  by the Company, if, pursuant to and in compliance with Section 5.06 hereof, the board of directors of the Company concludes in good faith, in consultation with outside counsel, that in order to avoid violating the fiduciary duties of the board of directors of the Company to the stockholders of the Company under the DGCL, the board of directors must not make or must withdraw or modify its recommendation referred to in Section 2.21 and the board of directors does not make or withdraws or modifies such recommendation, provided that the Company shall give Parent three (3) business days irrevocable written notice prior to such termination taking effect; or

      (g) (i) by the Company, if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement the result of which breach is that the conditions in Section 6.03 would not be satisfied and, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 30 days after the Company has furnished Parent with written notice of such breach or (ii) by Parent, if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement the result of which breach is that the conditions in Section 6.02 would not be satisfied and, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 30 days after Parent has furnished the Company with written notice of such breach.

    SECTION 7.02  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Sections 2.19, 3.10, the penultimate sentence of 5.02, 5.12, 8.02 and 8.07 hereof, and this Section 7.02. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

    SECTION 7.03  Amendment.  This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    SECTION 7.04  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties,

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(b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso contained in Section 7.03 hereof, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    SECTION 7.05  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its board of directors or the duly authorized designee of its board of directors.

ARTICLE VIII

GENERAL PROVISIONS

    SECTION 8.01  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all such representations and warranties will be extinguished on consummation of the Merger and neither the Company, the Parent, Merger Sub, nor any officer, director or employee or shareholder of any of them shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 8.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

    SECTION 8.02  Fees and Expenses.  (a) (i) If this Agreement shall have been terminated by either party pursuant to Section 7.01(d) or by Parent pursuant to Section 7.01(g)(ii) as a result of a willful breach by the Company of this Agreement following the occurrence of any event specified in clause (x) below) and the following shall have occurred:

      (x) prior to such termination, any Person (or group of Persons) other than Parent and its Affiliates (a "Third Party") shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public a bona fide intention to make a Transaction Proposal (including by making or effecting such a Transaction Proposal) and

      (y) on or prior to twelve (12) months after the date of such termination, a Third Party consummates a transaction the proposal of which would otherwise qualify as a Transaction Proposal under Section 5.06 or the Company enters into a definitive agreement with a Third Party setting forth the terms of a transaction the proposal of which would otherwise qualify as a Transaction Proposal under Section 5.06 hereof (whether or not such Person is the Person referred to in clause (x) above); or

      (ii) if this Agreement is terminated pursuant to Section 7.01(e) or Section 7.01(f);

then the Company shall, (1) in the case of clause (a)(ii) above, promptly, but in no event later than one (A) business day after the termination of this Agreement pursuant to Section 7.01(e) or (B) the date of termination in the case of a termination under Section 7.01(f) and (2) in the case of clause (a)(i) above, promptly, but in no event later than one business day after an event specified in subclause (y) thereof shall have occurred, pay Parent a fee in cash of $5,600,000 plus out-of-pocket fees and expenses incurred by Parent not exceeding $900,000, which amount shall be payable in same day funds. No termination of this Agreement shall be effective until such fee is paid. For purposes of clauses (a)(i)(y) above, the term "Takeover Proposal" shall have the same meaning assigned to such term in Section 5.06 except that all references therein to "15%" shall be deemed to be references to "35%."

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    (b) Except as provided otherwise in Section 7.02(a) above, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, except that the cost of filing, printing and distributing the Proxy Statement and the Form S-4 shall be borne seventy-five percent (75%) by Parent and twenty-five percent (25%) the Company.

    SECTION 8.03  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to
Applera Corporation 301 Merrit 7 Norwalk, CT 06851-1070 Attention: General Counsel
with a copy to:
Simpson Thacher & Bartlett 3330 Hillview Avenue Palo Alto, CA 94304 Attention: Richard Capelouto, Esq.
(b)	if to the Company, to
Axys Pharmaceuticals, Inc. 180 Kimball Way South San Francisco, CA 94080 Attention: General Counsel
with a copy to:
Latham & Watkins 135 Commonwealth Drive Menlo Park, CA 94025 Attention: Ora T. Fisher, Esq.

    SECTION 8.04  Interpretation.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

    SECTION 8.05  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.06  Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, other than Article I and Section 5.04, is not intended to confer upon any Person other than the parties any rights or remedies.

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    SECTION 8.07  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

    SECTION 8.08  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 8.09  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

APPLERA CORPORATION
By:	/s/ Peter Barrett
	Name:	Peter Barrett
	Title:	Vice President
ANGEL ACQUISITION SUB, INC.
By:	/s/ Peter Barrett
	Name:	Peter Barrett
	Title:	President
AXYS PHARMACEUTICALS, INC.
By:	/s/ Paul J. Hastings
	Name:	Paul J. Hastings
	Title:	President and Chief Executive Officer

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Annex B

[JP MORGAN H&Q LETTERHEAD]

June 12, 2001

STRICTLY CONFIDENTIAL

The Board of Directors
Axys Pharmaceuticals, Inc.
180 Kimball Way
South San Francisco, CA 94080

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the "Company Common Stock"), of Axys Pharmaceuticals, Inc. (the "Company") of the Exchange Ratio (as defined below) as of the date hereof, in the proposed merger (the "Merger") of Angel Acquisition Sub, Inc. (the "Merger Sub"), a wholly owned subsidiary of Applera Corporation (the "Merger Partner") with and into the Company. Pursuant to the Agreement and Plan of Merger (the "Agreement"), among the Merger Partner, the Merger Sub, and the Company, the Company will become a wholly owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner or the Merger Sub, will be converted into the right to receive shares of the Merger Partner—Celera Genomics Group common stock, par value $0.01 per share (the "Merger Partner Common Stock") equal to an exchange ratio (the "Exchange Ratio") determined based on the average of the closing sales prices ("Merger Partner Common Stock Price") of the Merger Partner Common Stock on the New York Stock Exchange Composite Transactions Tape on each of the 10 consecutive trading days immediately preceding the second trading day prior to the Effective Time (as such term is defined in the Agreement).

The Exchange Ratio shall be determined as follows: (a) if the Merger Partner Common Stock Price is equal to or greater than $45.77 and less than or equal to $48.23, then the Exchange Ratio shall mean 0.1016; (b) if the Merger Partner Common Stock Price is greater than $48.23, then the Exchange Ratio shall mean $4.90 divided by the Merger Partner Common Stock Price, but in no event less than 0.0813; and (c) if the Merger Partner Common Stock Price is less than $45.77, then the Exchange Ratio shall mean $4.65 divided by the Merger Partner Common Stock Price, but in no event greater than 0.1355.

In arriving at our opinion, we have (i) reviewed a draft of the Agreement dated June 11, 2001; (ii) reviewed certain publicly available business and financial information concerning the Company and the Celera Genomics Group, a business of Merger Partner that is the tracking business of the Merger Partner underlying the Merger Partner Common Stock, a trading stock issued by the Merger Partner, and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and the Celera Genomics Group with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

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In addition, we have held discussions with certain members of the management of the Company and the representatives of Celera Genomics Group with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Celera Genomics Group, the financial condition and future prospects and operations of the Company and the Celera Genomics Group, the effects of the Merger on the financial condition and future prospects of the Company and the Celera Genomics Group, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company, the Celera Genomics Group and the Merger Partner or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management and its representatives as to the expected future results of operations and financial condition of the Company and the Celera Genomics Group to which such analyses or forecasts relate. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have also assumed that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company, the Celera Genomics Group or the Merger Partner or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Merger as of the date hereof, and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. We will receive a fee from the Company for the delivery of this opinion. In the past, we have provided investment banking and other financial advisory services to the Company, including as a manager in a public offering of securities in 1996, and have received fees for rendering these services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the holders of the Company Common Stock.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be

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reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law permits Applera's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action (except settlements or judgments in derivative suits), suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Delaware General Corporation Law provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    Applera's certificate of incorporation and bylaws provide for indemnification of Applera directors and officers to the fullest extent permitted by law.

    As permitted by sections 102 and 145 of the Delaware General Corporation Law, Applera's certificate of incorporation eliminates a director's personal liability for monetary damages to Applera and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of the Delaware General Corporation Law, for liability for any breach of the director's duty of loyalty to Applera or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

    The directors and officers of Applera are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act that might be incurred by them in such capabilities and against which they cannot be indemnified by the company.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of June 12, 2001, among Applera Corporation, Angel Acquisition Sub, Inc. and Axys Pharmaceuticals, Inc. (included as Annex A to the Prospectus).
3.1
Certificate of Incorporation of Applera Corporation (incorporated by reference to Exhibit 3.1 to Applera Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000 (Commission file number 1-4389)).
3.2	Bylaws of Applera Corporation (incorporated by reference to Exhibit 3.2 to Applera Corporation's Registration Statement on Form S-4 (No. 333-67797)).
3.3**	Certificate of Incorporation of Axys Pharmaceuticals, Inc.
3.4*	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Axys Pharmaceuticals, Inc.
3.5*	Bylaws of Axys Pharmaceuticals, Inc.

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4
Shareholder Protection Rights Agreement, dated as of April 28, 1999, between Applera Corporation and BankBoston, N.A. (incorporated by reference to Exhibit 4.1 to Applera Corporation's Registration Statement on Form S-4 (No. 333-67797)).
5.1***	Opinion of Simpson Thacher & Bartlett as to the legality of the securities.
8.1***	Opinion of Simpson Thacher & Bartlett regarding tax matters.
8.2***	Opinion of Latham & Watkins regarding tax matters.
21	Subsidiaries of Applera Corporation (incorporated by reference to Exhibit 21 of Applera's Annual Report on Form 10-K for the fiscal year ended June 30, 2000).
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Ernst & Young LLP (regarding Axys Pharmaceuticals, Inc.).
23.3*	Consent of Ernst & Young LLP (regarding Discovery Partners International, Inc.).
23.4***	Consent of Simpson Thacher & Bartlett (included in Exhibits 5.1 and 8.1).
23.5***	Consent of Latham & Watkins (included in Exhibit 8.2).
24.1**	Powers of Attorney (included on the signature page hereto).
99.1	Opinion of JPMorgan H&Q (included as Annex B to the Prospectus).
99.2*	Consent of JPMorgan H&Q.
99.3**	Form of Proxy for Special Meeting of Stockholders of Axys Pharmaceuticals, Inc.

*
Filed herewith.

**
Previously filed.

***
To be filed by amendment.

Item 22. Undertakings.

    (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registrant statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on September 21, 2001.

Applera Corporation
By:	/s/ WILLIAM B. SAWCH
Name: William B. Sawch
Title: Senior Vice President and General Counsel

    Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TONY L. WHITE Tony L. White	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)	September 21, 2001
* Dennis L. Winger	Senior Vice President and Chief Financial Officer (principal financial officer)	September 21, 2001
* Vikram Jog	Corporate Controller (principal accounting officer)	September 21, 2001
* Richard H. Ayers	Director	September 21, 2001
* Jean-Luc Bélingard	Director	September 21, 2001
* Robert H. Hayes	Director	September 21, 2001
* Arnold J. Levine	Director	September 21, 2001
* Theodore E. Martin	Director	September 21, 2001
* Georges C. St. Laurent, Jr.	Director	September 21, 2001

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* Carolyn W. Slayman	Director	September 21, 2001
* Orin R. Smith	Director	September 21, 2001
* James R. Tobin	Director	September 21, 2001
*By:	/s/ WILLIAM B. SAWCH
William B. Sawch Attorney-In-Fact

II–5

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of June 12, 2001, among Applera Corporation, Angel Acquisition Sub, Inc. and Axys Pharmaceuticals, Inc. (included as Annex A to the Prospectus).
3.1
Certificate of Incorporation of Applera Corporation (incorporated by reference to Exhibit 3.1 to Applera Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000 (Commission file number 1-4389)).
3.2	Bylaws of Applera Corporation (incorporated by reference to Exhibit 3.2 to Applera Corporation's Registration Statement on Form S-4 (No. 333-67797)).
3.3**	Certificate of Incorporation of Axys Pharmaceuticals, Inc.
3.4*	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Axys Pharmaceuticals, Inc.
3.5*	Bylaws of Axys Pharmaceuticals, Inc.
4
Shareholder Protection Rights Agreement, dated as of April 28, 1999, between Applera Corporation and BankBoston, N.A. (incorporated by reference to Exhibit 4.1 to Applera Corporation's Registration Statement on Form S-4 (No. 333-67797)).
5.1***	Opinion of Simpson Thacher & Bartlett as to the legality of the securities.
8.1***	Opinion of Simpson Thacher & Bartlett regarding tax matters.
8.2***	Opinion of Latham & Watkins regarding tax matters.
21	Subsidiaries of Applera Corporation (incorporated by reference to Exhibit 21 of Applera's Annual Report on Form 10-K for the fiscal year ended June 30, 2000).
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Ernst & Young LLP (regarding Axys Pharmaceuticals, Inc.).
23.3*	Consent of Ernst & Young LLP (regarding Discovery Partners International, Inc.).
23.4***	Consent of Simpson Thacher & Bartlett (included in Exhibits 5.1 and 8.1).
23.5***	Consent of Latham & Watkins (included in Exhibit 8.2).
24.1**	Powers of Attorney.
99.1	Opinion of JPMorgan H&Q (included as Annex B to the Prospectus).
99.2*	Consent of JPMorgan H&Q.
99.3**	Form of Proxy for Special Meeting of Stockholders of Axys Pharmaceuticals, Inc.

*
Filed herewith.

**
Previously filed.

***
To be filed by amendment.

QuickLinks

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [OCTOBER 31], 2001
REFERENCE TO ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL INFORMATION AND SELECTED UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL INFORMATION
Applera Corporation Selected Unaudited Pro Forma Consolidated Financial Information
Celera Genomics Group Selected Unaudited Pro Forma Combined Financial Information
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF AXYS
COMPARATIVE PER SHARE INFORMATION (UNAUDITED)
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
RISK FACTORS
THE SPECIAL MEETING
THE MERGER
INFORMATION ABOUT AXYS
Partnered Pipeline—Preclinical
Proprietary Pipeline—Oncology & Specialty Therapeutic Areas
MANAGEMENT OF AXYS
SUMMARY COMPENSATION TABLE
Option Grants In Last Fiscal Year
Aggregated Option Exercises In Last Fiscal Year And Year-End Option Value
INFORMATION ABOUT APPLERA AND ANGEL ACQUISITION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
APPLERA CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET March 31, 2001 (amounts in thousands)
CELERA GENOMICS GROUP UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET March 31, 2001 (amounts in thousands)
APPLERA CORPORATION UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Nine Months Ended March 31, 2001 (Dollar amounts in thousands except per share amounts)
APPLERA CORPORATION UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Twelve Months Ended June 30, 2000 (Dollar amounts in thousands except per share amounts)
CELERA GENOMICS GROUP UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS Nine Months Ended March 31, 2001 (Dollar amounts in thousands)
CELERA GENOMICS GROUP UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS Twelve Months Ended June 30, 2000 (Dollar amounts in thousands)
DESCRIPTION OF APPLERA CAPITAL STOCK
COMPARISON OF STOCKHOLDER RIGHTS
EXPERTS
LEGAL OPINIONS
SUBMISSION OF STOCKHOLDER PROPOSALS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
AXYS PHARMACEUTICALS, INC. BALANCE SHEETS (In thousands, except share and per share amounts)
AXYS PHARMACEUTICALS, INC. STATEMENTS OF OPERATIONS (In thousands, except per share amounts)
AXYS PHARMACEUTICALS, INC. STATEMENTS OF STOCKHOLDERS' EQUITY (In thousands, except share and per share amounts)
AXYS PHARMACEUTICALS, INC. STATEMENTS OF CASH FLOW (In thousands)
AXYS PHARMACEUTICALS, INC. NOTES TO FINANCIAL STATEMENTS
AXYS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
AXYS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share amounts)
AXYS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (In thousands)
REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
DISCOVERY PARTNERS INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS
DISCOVERY PARTNERS INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
DISCOVERY PARTNERS INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
DISCOVERY PARTNERS INTERNATIONAL, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DISCOVERY PARTNERS INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS
DISCOVERY PARTNERS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
Discovery Partners International, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)
Discovery Partners International, Inc. Notes to Condensed Consolidated Financial Statements (Unaudited)
Consolidated Statements of Comprehensive Loss (Unaudited)
  Annex A
TABLE OF CONTENTS
Index of Defined Terms
W I T N E S S E T H
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER.
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI CONDITIONS PRECEDENT
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL PROVISIONS
  Annex B
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings.
SIGNATURES
EXHIBIT INDEX